As filed with the Securities and Exchange Commission on July 2, 2015

Registration No. 333-203705

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alion Science and Technology Corporation

(Exact name of registrant as specified in its charter)

Delaware	8711	54-2061691
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

1750 Tysons Boulevard

Suite 1300

McLean, Virginia 22102

(703) 918-4480

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bahman Atefi

President, Chairman and Chief Executive Officer

Alion Science and Technology Corporation

1750 Tysons Boulevard

Suite 1300

McLean, Virginia 22102

(703) 918-4480

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin T. Boyle, Esq. Alion Science and Technology Corporation 1750 Tysons Boulevard Suite 1300 McLean, Virginia 22102 (703) 918-4480	Stuart H. Gelfond, Esq. Joshua Wechsler, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000	Marc D. Jaffe, Esq. Senet S. Bischoff, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.0001 par value per share	$100,000,000	$11,620

(1)	Includes offering price of shares of common stock which the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated July 2, 2015.

                Shares

Alion Science and Technology Corporation

Common Stock

This is our initial public offering. We are offering                 shares of common stock.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $             and $            . We have applied to list the common stock on the New York Stock Exchange under the symbol “ALON”.

We are an “emerging growth company” and we are eligible for, but have not elected to adopt in this prospectus, reduced reporting requirements other than with respect to the reduced disclosure in the section entitled “Selected Consolidated Financial Data”. See “Prospectus Summary—Implications of Being an Emerging Growth Company”.

See “Risk Factors” on page 17 to read about the factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” beginning on page 158 for additional information regarding underwriting compensation.

To the extent that the underwriters sell more than             shares of common stock, the underwriters have the option to purchase up to an additional             shares from us at the initial price to the public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2015.

Credit Suisse	Jefferies

Wells Fargo Securities

BofA Merrill Lynch	UBS Investment Bank	Cowen and Company	Stifel

Prospectus dated                     , 2015.

Through and including                     , 2015 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any free writing prospectus that we, or someone on our behalf, have prepared. Neither we nor any underwriter take responsibility for, or can provide assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares that we are offering in this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

TRADEMARKS

This prospectus contains registered and unregistered trademarks and service marks of Alion Science and Technology Corporation and its affiliates, as well as trademarks and service marks of third parties. All brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders. The following terms which may be used in this prospectus are our trademarks and/or trade names: Alion and the Alion logo.

CERTAIN DEFINED TERMS

The following are definitions of certain key terms used throughout this prospectus:

•	“2010 Warrants” means the warrants issued by the Company on March 22, 2010 to holders of Secured Notes;

•	“2014 Refinancing” means the series of transactions that occurred on August 18, 2014, as described in the section entitled “Business—2014 Refinancing”;

•	“2014 Warrants” means the warrants issued by the Company on August 18, 2014 to ASOF, Phoenix, and other holders of the Existing Third Lien Notes and the lenders under the Existing Second Lien Term Loan which, prior to consummation of this offering and assuming consummation of the Transactions, will be exercised in full;

•	“ASOF” means ASOF II Investments, LLC;

•	“Company” means, unless the context requires otherwise, Alion Science and Technology Corporation, a Delaware corporation, and its subsidiaries on a consolidated basis, and is also referred to herein as “Alion”;

•	“ESOP” means the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, as amended, which is sometimes referred to as the “Plan”, the “KSOP” or “Alion KSOP” and which, following this offering, is referred to as the “Company Stock Fund”;

•	“ESOP Trust” means the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust;

•	“Existing Credit Agreements” means the credit agreements entered into as part of the 2014 Refinancing governing the Existing First Lien Term Loan and the Existing Second Lien Term Loan, and the Existing Revolving Credit Facility, collectively;

•	“Existing Debt Instruments” means the Existing Credit Agreements and the indenture governing the Existing Third Lien Notes, collectively, entered into as part of the 2014 Refinancing;

•	“Existing First Lien Term Loan” means our first lien term loan in an initial aggregate principal amount of $285 million entered into as part of the 2014 Refinancing, which includes two tranches: Tranche A (in an initial aggregate principal amount of $110 million) and Tranche B (in an initial aggregate principal amount of $175 million);

i

•	“Existing Revolving Credit Facility” means our $65 million (subject to borrowing base limitations) revolving credit facility entered into as part of the 2014 Refinancing, with Wells Fargo Bank, National Association, as administrative agent and the lenders party thereto;

•	“Existing Second Lien Term Loan” means our second lien term loan under the credit agreement entered into as part of the 2014 Refinancing, in an initial aggregate principal amount of $70 million, with ASOF and JLP Credit Opportunity Master Fund Ltd., an affiliate of Phoenix, as lenders;

•	“Existing Third Lien Notes” means third lien notes (i) in initial aggregate principal amount of $208.1 million issued by the Company as part of the 2014 Refinancing, in exchange for approximately 90% of the Company’s Unsecured Notes, plus (ii) $2.9 million in aggregate principal amount issued for cash at a discount;

•	“Existing Warrants” means the 2010 Warrants and the 2014 Warrants;

•	“New Credit Agreements” means the new credit agreements the Company expects to enter into pursuant to the IPO Refinancing;

•	“New First Lien Term Loan” means our first lien term loan in an initial aggregate principal amount of $280 million to be entered into as part of the IPO Refinancing;

•	“New Revolving Credit Facility” means our $40 million revolving credit facility to be entered into as part of the IPO Refinancing, with as administrative agent and the lenders party thereto;

•	“New Second Lien Term Loan” means our second lien term loan in an initial aggregate principal amount of $120 million to be entered into as part of the IPO Refinancing;

•	“Phoenix” means Phoenix Investment Adviser, LLC;

•	“Reverse Stock Split” means the reverse stock split of of our common shares for of our common shares.

•	“Secured Notes” means the 12% Senior Secured Notes due 2014, which were refinanced in their entirety in 2014;

•	“Series A Preferred Stock” means shares of our outstanding Series A Preferred Stock, par value $0.01 per share, issued in August 2014, all of the outstanding shares of which, assuming the consummation of the Transactions, we expect will be eliminated in their entirety;

•	“Transactions” means (a) our initial public offering and (b) the refinancing, or the IPO Refinancing, in full of our currently outstanding debt, a portion of which we expect to refinance through committed financing and the remainder of which will be repaid in full with the proceeds of this offering;

•	“U.S. GAAP” means accounting principles generally accepted in the United States; and

•	“Unsecured Notes” means the 10.25% Senior Notes due 2015, which are no longer outstanding.

ii

NON-GAAP FINANCIAL MEASURES AND OTHER FINANCIAL INFORMATION

We have included certain financial measures in this prospectus that are not recognized under U.S. GAAP, including earnings before interest, income taxes, depreciation and amortization, which we refer to as EBITDA, and Consolidated EBITDA, which is defined in the Existing Credit Agreements. We believe that the presentation of EBITDA and Consolidated EBITDA enhances an investor’s understanding of our financial performance. We believe EBITDA is useful in assessing operating performance and in comparing our performance to other companies in the same industry. EBITDA is a common financial metric in the government contracting industry, in part because it excludes from performance the effects of a company’s capital structure, in particular taxes and interest. In addition, we believe Consolidated EBITDA can be useful in evaluating our ability to meet our debt covenants. Consolidated EBITDA information for the trailing four-quarters is used by management and is important to our security holders as our Existing Credit Agreements require that we achieve minimum trailing four-quarter Consolidated EBITDA levels and maintain a minimum one-to-one fixed charge coverage ratio, which is also measured on a trailing four-quarter basis at the end of each quarter. EBITDA and Consolidated EBITDA are not measures under U.S. GAAP and our use of the terms EBITDA and Consolidated EBITDA varies from others in our industry. EBITDA and Consolidated EBITDA should not be considered as alternatives to net income (loss), operating income or any other performance measures derived in accordance with U.S. GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

Numbers and percentages presented in the tables in this prospectus may not sum to the totals presented due to rounding.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus, but is not complete and may not contain all of the information that is important to you or that you should consider before making an investment decision. To understand all of the terms of this offering and to attain a more complete understanding of our business and financial situation, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes contained elsewhere in this prospectus.

Our Company

We are a leading provider of engineering solutions and services to the Federal Government for national defense, security and other critical government areas. Founded in 1936 as the Illinois Institute of Technology Research Institute, or IITRI, Alion and its highly skilled and educated employees have been among the leaders in the origination, development and application of innovative scientific, engineering, technology and research and development solutions to our customers’ most complex challenges. We operate in three core business areas:

•	Naval Architecture and Marine Engineering. We provide technical expertise for ship and systems design as well as acquisition and production supervision, testing, delivery and engineering support to naval and commercial markets, both domestically and internationally.

•	Systems Analysis, Design and Engineering. We provide services and technologies designed to enhance the performance and safety of complex systems and reduce costs.

•	Modeling, Simulation, Training and Analysis. We leverage our proprietary software, services and technologies to improve mission effectiveness and readiness through the cost effective application of virtual training.

A significant focus of our solutions and services is our agile engineering work, most of which is conducted currently in our systems analysis, design and engineering area. Agile engineering, a substantial and growing part of our business, is the design, rapid prototyping, testing and limited production of systems and components. Within our agile engineering service we provide a broad range of solutions that respond directly to product line managers’ needs. Our ability to progressively design, prototype, test and field solutions to emergent problems in close collaboration with (and often embedded in) customer teams results in effective, affordable and timely solutions. We distinguish ourselves by our ability to combine traditional services with technological and engineering expertise that is time-critical and cost-efficient.

Our solutions and services span the entire lifecycle of key programs and facilitate long-standing, entrenched relationships with our customers. The long-term nature of our service offering also allows us to expand our footprint on existing programs and to use our capabilities and relationships to capture new growth opportunities. For fiscal year 2014, which ended on September 30, 2014, we generated revenue of $804.8 million, $68.0 million in Consolidated EBITDA and reported a net loss of $44.0 million. For the six months ended March 31, 2015 and 2014, we generated revenue of $469.6 million and $378.3 million, respectively, $38.6 million and $30.9 million in Consolidated EBITDA, respectively, and reported a net loss of $22.7 million and $35.2 million, respectively. This represents an increase in revenue and Consolidated EBITDA of 24.1% and 24.9%, respectively, and although Alion has not been profitable since it became a C Corporation in March 2010, it represents a decrease in net loss of 35.5%. For a discussion of our use of Consolidated EBITDA and a reconciliation to net loss, please refer to “—Summary Historical Consolidated Financial Data”. As of September 30, 2014 and March 31, 2015, we had approximately $632.5 million and $618.2 million, respectively, in aggregate principal amount of outstanding debt. In connection with this offering, we intend to repay or refinance all of our currently outstanding debt. On a pro forma basis following consummation of the Transactions, including this offering of          shares at the midpoint of the range on the front cover of this prospectus, the Company would have approximately

$         million of long-term debt outstanding. For a discussion of our indebtedness, please refer to “—Description of Certain Indebtedness”, “—Capitalization” and our audited annual and unaudited interim financial statements and notes.

Our research and development capabilities, technical expertise and operational support is provided to a diverse group of U.S. government customers and, to a lesser degree, commercial and international customers. Our customers are in all branches of the U.S. military, a number of Cabinet-level U.S. government agencies, state and foreign governments and commercial customers. As of March 31, 2015, we had more than 185 distinct customers and over 500 active contracts. For the six months ended March 31, 2015, U.S. Department of Defense, or DoD, customers represented 94.6% of our revenue and other civilian agencies and commercial customers accounted for 5.4% of our revenue.

As illustrated in the diagram below, our value proposition is based on the strength of our customer relationships, combined with the quality, depth and skills of our people. This blend of capability and experience enables us to provide innovative and cost-efficient solutions to our customers’ most pressing problems. Our relentless focus on client-centric innovation is rooted in our heritage as a spin-out of IITRI and the passion and commitment of our highly educated workforce. Our business model is built upon a foundation of high-visibility, long-term programs with our long-standing customers, enabling us to continuously expand our presence into high-growth areas, both by responding to our customers’ identified needs as well as current or future challenges that we identify and work to solve for our customers.

We attribute our growth to being well-aligned with priorities in the Navy, the Army, the Air Force and other DoD customers, which accounted for 54.7%, 16.0%, 15.2% and 8.0%, respectively, of our calendar year 2014 revenues. The DoD base budget funds the majority of our revenues. Of our calendar year 2014 revenue, 93.7% was generated from cost reimbursable and time and material contracts, which carry lower risk, are more predictable and provide greater revenue visibility than fixed price contracts. With over 88% of our calendar year 2014 revenue generated as a prime contractor, we have direct relationships that provide deep insight into our customers’ priorities.

The following charts show our revenue by core business area and contract type for the 2014 calendar year:

Our skilled employee base, including engineers, scientists, analysts and former military personnel, supports our innovative technology solutions in all of our core business areas. As of March 31, 2015, approximately 80% of our employees had security clearances, with approximately 30% of our employees holding clearances at the Top Secret level or above, allowing us access to highly classified DoD information systems and networks. Our workforce is highly educated. Approximately 30% of our degreed employees have PhDs or Masters degrees and approximately 75% have degrees in Engineering, Science or Computer Science. To enhance our technology solutions, we have over 100,000 square feet of laboratory facilities, which we use to conduct customer-funded research and development activities, and to a lesser degree, internally-funded research and development activities.

We have a long operating history of providing a broad range of engineering-based solutions, from requirements development to the actual implementation, maintenance and upgrading of systems. We have supported the Information Analysis Centers for the Defense Technical Information Center for over 45 years and have been providing the U.S. Navy with naval architecture and marine engineering support for over 55 years. Illustrative examples of our engineering and technology solutions include:

•	Alion provides agile engineering support for the modernization and upkeep of 146 Maritime Patrol and Reconnaissance Aircraft.

•	Alion is the prime contractor for the in-service support services that lead maintenance and upgrade management for the Navy’s 158 surface combatant and amphibious ships.

•	Alion provides agile engineering and in-service support to the U.S. Army to upgrade and maintain over 200 ground-based mobile surveillance systems.

•	Alion is the prime contractor providing design, production, and in-service support across all of the Navy’s submarine classes for the Program Executive Officer Submarines.

•	Alion is the prime contractor responsible for the design, development, integration, test and operation of the Navy Continuous Training Environment, or NCTE.

•	Alion is the developer of the Mobile Technology and Repair Complex for the Special Operations Forces, or SOF.

See also “Business—Overview”.

The Market Opportunity

For U.S. government fiscal year 2015, the approved DoD appropriations totaled $560 billion. Of that amount, $496 billion was for the base budget and the remainder was for what are termed overseas contingency operations. While the Budget Control Act of 2011 is still in effect, lawmakers have made efforts over the past several years to protect U.S. defense appropriations, including the Ryan-Murray Agreement and the Bipartisan Budget Act of 2013. We believe that these efforts will continue to stabilize actual budget allocations.

Note: FY’08 through FY’15 represents actuals. FY’16 through FY’20 represents the President’s FY20l6 Budget request and forecast as submitted to Congress in February 2015.

Source: Department of Defense FY2016 Budget.

The overwhelming majority of Alion’s work and services are performed within the DoD’s base budget and in many cases focus on upgrading or optimizing existing programs and platforms efficiently and cost-effectively.

Alion growth opportunities are well-aligned with U.S. defense priorities. Alion maintains a strong alignment with U.S. defense priorities. The DoD’s emphasis on an increased presence in the Asia-Pacific region aligns with our engineering and technical work on critical programs, which include F-35 Lightning II and the Ohio Replacement Ballistic Missile Submarine Program. Most importantly, our competency in agile engineering and rapid prototyping align with the DoD’s investments in existing platforms to address obsolescence, integrate new systems, upgrade legacy systems, extend in-service lives, and improve operational performance. See also “Business—The Market Opportunity”.

Attractive addressable market. We believe that the total addressable market for our three core business areas is approximately $68 billion per annum, comprised of three primary end customers: (1) the DoD, representing approximately $55 billion, (2) the commercial/international market, representing approximately $7 billion and (3) the federal civilian market, representing approximately $6 billion. Based on our size, our market share within each of these three core business areas is less than 3%, with an overall market share of approximately 1%. We believe that our ability to win and retain business and increase our footprint should help to continue to support Alion’s growth profile.

Innovative science, engineering and technology solutions. We offer innovative science, engineering and technology solutions in all of our core business areas. For example, our work in agile engineering distinguishes us from our peers within the DoD market. Agile engineering creates opportunities in an approximately $5 billion per annum market for reset, repair and modernization of mature systems. In addition, there is an addressable market of approximately $3 billion per annum where our competency in agile engineering can be applied to address obsolescence in fielded mature systems.

Government focus on efficient, cost-effective solutions and procurement practices. Criticism of government inefficiencies has led to a focus on identifying opportunities to achieve “more with less”. We believe government demand for solutions that enhance, upgrade, sustain and improve existing platforms and programs will continue to increase. Offering holistic packages that combine strong technical and economic solutions with effective, customer-tailored contract structures represents a significant competitive advantage.

Our Value Proposition

Relative revenue outperformance versus competitors in a challenging defense environment. Alion generated cumulative revenue growth of 9.1% from calendar year 2011 through 2014, and 2.1% from calendar year 2013 through 2014, which favorably compares with the average of our public company industry peers of cumulative revenue declines of (24.2)% and (8.2)%, respectively, as shown below. Alion significantly outperformed that peer group due to our alignment with defense priorities, and our ability to provide high-end, cost-effective services and solutions. However, we face significant competition from many companies that have greater resources than we do, and we cannot provide assurance that we will continue to outperform our competitors.

Combining science, engineering and technology. We offer innovative science, engineering and technology solutions in all of our core business areas. Such solutions are supported by our skilled employee base, which includes engineers, scientists and former military personnel. This skilled and experienced employee base allows us to combine engineering capabilities, scientific skills and domain expertise to provide solutions that incorporate current technologies with real-world understanding of and experience with DoD programs, systems and networks. We employ approximately 2,700 people, at least 52% of whom have been with us for more than five fiscal years.

Large contract backlog and significant revenue visibility. As of March 31, 2015, our backlog was approximately $1.5 billion and approximately $442 million of this backlog was funded. The strength of our backlog provides us with significant visibility of future revenue. As a result of our strong backlog, as of March 31, 2015, our fiscal year 2015 revenue forecast was 98% under contract.

Strong free cash flow generation. Our business model generates strong free cash flow as a result of low capital expenditure requirements and modest working capital needs. Our capital expenditures have been less than 1% of revenue on average over the past five fiscal years. In fiscal year 2014, we had negative operating cash flows due to increased debt service obligations and other costs resulting from the 2014 Refinancing, as described below. However, we had positive operating cash flows in the four previous fiscal years. In connection with this offering, we intend to repay or refinance all of our currently outstanding debt, which we expect will reduce our interest expense and help to drive our return to positive operating cash flows after this offering. We intend to utilize our strong free cash flow to continue to deleverage the business going forward. In addition, as of March 31, 2015, we had net operating loss carryforwards, or NOLs, and other deferred tax assets, of $250.3 million and $131.4 million, respectively.

Long-standing customer relationships. As a result of our innovative technology solutions and long operating legacy of superior performance, we have developed a strong reputation within our industry and with our customers for providing expertise in our core business areas. Our relationships across the DoD span decades. We depend on the Federal Government for substantially all of our revenue, and the U.S. Navy is our single largest customer, generating 54.7% of our calendar year 2014 revenue.

Diverse government customer base with multiple contract vehicles. As of March 31, 2015, we perform services for a broad base of more than 185 distinct customers, including Cabinet-level government departments and agencies, and state and foreign governments through over 500 contracts. We earn revenue through an array of task orders that are issued under contract vehicles awarded by U.S. government agencies and through other customers. Our multiple contract vehicles create greater flexibility to obtain tasking and associated funding from the U.S. government. However, Indefinite Delivery, Indefinite Quantity, or IDIQ, type contracts with multiple awardees increase competition and pricing pressure, and there can be no assurance that we will be able to maintain or increase revenue under these contract vehicles. For calendar year 2014, U.S. government contracts accounted for 97.3% of our revenue, with 93.8% of our revenue derived from DoD contracts. We were the prime contractor for 88% of the revenue generated in calendar year 2014 from our contracts.

Experienced, consistent management team. The six senior members of our management team average more than 30 years of experience in the defense and related industry sectors, and have significant experience in government contracting. Members of senior management hold equity in our company through our ESOP.

Our Strategy for Continued Growth

Our engineering capabilities are aligned with DoD budget and mission priorities. A critical part of the DoD’s success in the future will depend on cost-effective, rapid engineering solutions for critical platform and operational programs. Alion’s agile engineering solutions provide a differentiated, high quality capability to support the DoD’s missions through enhancements to such platforms and systems. Our design engineering and systems analysis services continue to address the DoD requirements for development of new programs and solutions to maintain the country’s technology edge and to meet the requirements of the 2014 Quadrennial Defense Review, or 2014 QDR. Alion’s deep domain knowledge, turn-key solutions approach, and design, production and in-service support offering directly support our current and continued growth. Our strategy to maintain our growth leverages our experience and reputation to expand our work for existing and new customers. We will continue to leverage our high-end engineering and agile engineering services to support the modernization and upgrade of existing systems. We expect to broaden our core business areas through internal investment and organic growth that complements our customer-funded research and development in new capabilities, technologies, and solutions. Alion’s technical services span the product life cycle, which allows us to service both new systems and programs as well as deliver agile engineering and in-service support services in the operations and sustainment of existing platforms and equipment. Despite these efforts, as the DoD’s priorities change, we cannot assure you that our current services will continue to be aligned with their priorities.

Continue to prioritize organic revenue and cash flow growth. We completed our most recent corporate acquisition in calendar year 2007. Subsequently, our revenue has grown at a compounded annual growth rate of 2.2% despite a difficult defense budget environment, from $745.1 million for calendar year 2008 to $847.3 million for calendar year 2014. Notwithstanding over-arching defense sector market issues, revenue for the three months ended March 31, 2015 marked the company’s fifth consecutive quarter of increasing revenues. For the six months ended March 31, 2015, revenue increased 24.1% as compared to the six months ended March 31, 2014. Going forward, we plan to prioritize organic revenue and cash flow growth and to further deleverage our balance sheet. For more than five consecutive years to date, Washington Technology and Defense News has ranked us among the top professional services government contractors. Washington Business Journal frequently ranks us among its top 20 technology government contractors and government contract awardees.

Multiple engines of growth. Alion will continue to invest in multiple engines of growth, including:

Agile engineering. Our agile engineering business, which requires a high level of skill, but is cost-efficient, more than doubled over the last three fiscal years, and accounted for approximately 20% of our calendar year 2014 revenue. Our competency in agile engineering and rapid prototyping align with the DoD’s ongoing investments in existing systems to address obsolescence, integrate upgrades, and improve operational performance.

Continued growth in engineering services. We are expanding our design engineering, production oversight, test and evaluation and in-service support to the Navy warfare center community and international customers including Canada.

Expansion of our modeling & simulation, information technology and cybersecurity solutions. We will carry our prime role on NCTE across the fleet and shore-side infrastructure. We continue to grow our cyber capabilities to support training of cyber warriors by emulating the effects and remediation of cyber attacks. We are expanding our work across the cyber domain including electronic warfare, cyberspace operations, and military information support operations.

Focus on operational efficiency and profitability. We remain focused on growing our business and continuously achieving operating efficiencies that will benefit our performance directly through increased profitability and indirectly through our increased competitiveness vis-à-vis our customers. In the past two fiscal years, we reduced annual operating costs by approximately $8.0 million. These operational improvements and cost reductions have enabled us to improve our competitive position by delivering cost effective solutions to the Federal Government. In addition, in the first quarter of fiscal year 2015, we began to implement additional cost reductions that we expect to reduce our annual operating costs by approximately $13.0 million, although we can provide no assurance that we will achieve these expected reductions.

Attract and retain highly experienced employees. We plan to expand our expertise, in particular in the areas of technological developments, where we believe we have a significant advantage over our competition. We hire skilled employees, engage in business development initiatives and invest in projects to expand our employees’ skill sets within our strong culture of innovation. We increase our employees’ technological and program management skills through training, internally funded projects and mentoring. We offer our employees non-degree programs in information technology, business, and desktop applications through “Alion University” to maintain and enhance our employees’ skills and advance our reputation in the commercial technology solutions markets. Additionally for the past four years, Military Times EDGE has voted us a “Best for Vets Employer”.

Contracting tools promote growth. Our Information Analysis Centers, or IAC, contracts provide an agile contracting mechanism across the Federal Government for best value for highly technical services. IAC vehicles are growing in popularity as our customers across the Federal Government use the IAC vehicles to rapidly access the most effective and advanced technologies and services. Our award values under the IAC programs grew 52% from fiscal year 2013 to fiscal year 2014 and our current pipeline of identified new business is over $2 billion.

Refinancing and Operational Initiatives

In August 2014, we completed a series of refinancing transactions in order to extend our debt maturities, reduce our cash interest expense and provide institutional sponsorship as described more fully in “Business—2014 Refinancing”. Following the 2014 Refinancing, we reorganized by shifting to a matrix structure with four P&L centers reporting directly to the CEO, which eliminated management layers and associated indirect costs. We also engaged external consultants to conduct industry benchmarking, which has resulted in identifying meaningful cost-savings opportunities that enhance our competitive position on new bids. We continue to focus on gross margin expansion through improved program execution, diversification of our customer and contract mix and increasing of our labor content, as well as increased investment in and efficiency of our business development efforts.

IPO Refinancing

In connection with this offering, we intend to refinance all of our currently outstanding debt, a portion of which we expect to refinance through committed financing and the remainder of which will be repaid in full with the proceeds of this offering. See “Use of Proceeds”, “Capitalization” and “Description of Certain Indebtedness—New Credit Facilities”.

Recent Developments

We have not yet closed our books for, and our independent registered public accounting firm has not completed its review of, our results for the three months ended, and as of, June 30, 2015. Set forth below are certain preliminary estimates of the results of operations that we expect to report for the three months ended June 30, 2015. Our actual results may differ materially from these estimates due to the completion of our accounting closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the three months ended June 30, 2015 are finalized.

The following are preliminary estimates for the three months ended, and as of, June 30, 2015:

•	Revenue is expected to be between $ million and $ million, an of % at the midpoint of the range, as compared to $207.4 million for the three months ended June 30, 2014. The estimated in revenue is primarily due to .

•	Net loss is expected to be between $ million and $ million, an of % at the midpoint of the range, as compared to $13.3 million for the three months ended June 30, 2014. The estimated in net loss is primarily due to .

•	Consolidated EBITDA is expected to be between $ million and $ million, an of % at the midpoint of the range, as compared to $15.5 million for the three months ended June 30, 2014. The estimated in Consolidated EBITDA is primarily due to .

•	Total indebtedness is expected to be between $ million and $ million, an of % at the midpoint of the range, as compared to $561.0 million as of March 31, 2015. The estimated in total indebtedness is primarily the result of .

Consolidated EBITDA is a non-GAAP measure and has certain limitations as are described in “Non-GAAP Financial Measures and Other Financial Information”. We include Consolidated EBITDA in this prospectus for the reasons described in “Non-GAAP Financial Measures and Other Financial Information”. We encourage you to review our financial information in its entirety and not rely on a single financial measure.

The following table provides a reconciliation of our net loss to EBITDA and Consolidated EBITDA for the three months ended June 30, 2015 (estimated) and 2014 (actual).

Three Months Ended June 30,
	2015 (Estimated Low End of Range)		2015 (Estimated High End of Range)		2014 (Actual)
(Dollars in thousands)
Net loss	$		$		$
Interest expense
Taxes
Depreciation and amortization

EBITDA

Gain on asset sales
Debt extinguishment gain
Change in fair value of warrants
Non-cash stock-based compensation expense (credit)
Non-cash LTIP expense (credit)
Employee salary deferrals used to purchase Alion common stock
Cash paid for ESOP obligations
Cash paid for stock-based compensation
Cash paid for LTIP grants
Non-recurring expenses

Consolidated EBITDA	$		$		$

Consolidated EBITDA margin		%		%		%

We have provided a range for the preliminary results described above primarily because our financial closing procedures for the three months ended June 30, 2015 are not yet complete. As a result, there is a possibility that our final results will vary from these preliminary estimates. We currently expect that our final results will be within the ranges described above. It is possible, however, that our final results will not be within the ranges we currently estimate. Among the components of our operating results that are subject to change as a result of our accounting closing procedures are:                     .

Risks Relating to Our Business and This Offering

Participating in this offering involves substantial risk. Our ability to execute our strategies is also subject to certain risks. The risks described under the heading “Risk Factors” immediately following this summary may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategies. Some of the more significant challenges and risks include the following:

•	we depend on U.S. government contracts for substantially all of our revenue. Changes in the contracting or fiscal policies of the U.S. government could adversely affect our business, financial condition, results of operations and ability to satisfy our financial obligations, and grow our business;

•	delays in the federal budget process, including actions related to the need to raise the debt ceiling and any future Federal Government shutdown, could delay procurement of, and payment for, the products, services and solutions we provide and materially and adversely affect our revenue, gross margin, operating results and cash flow;

•	the Budget Control Act of 2011 caused significant delays or reductions in Federal Government appropriations for our current and future programs and may negatively affect our revenue and materially and adversely affect our financial condition, operating results, cash flows and ability to satisfy our financial obligation, and grow our business;

•	we face intense competition from many companies that have greater resources than we do. This could cause price reductions, reduced contract profitability, and loss of market share;

•	historically, a few contracts have provided most of our revenue. If we do not retain or replace these contracts our operations and financial condition will suffer;

•	if we are unable to achieve or manage growth, our business could be materially adversely affected;

•	we may lose one or more members of our senior management team or fail to develop new leaders, which could cause the disruption of the management of our business;

•	our business could suffer if we fail to attract, train and retain skilled employees;

•	our subcontractors’ failure to perform contractual obligations could damage our reputation as a prime contractor and our ability to obtain future business;

•	further adverse changes in market conditions, the stock market, the merger and acquisition environment in our industry or Federal Government budget constraints could adversely affect the value of our operating businesses which could cause us to recognize a goodwill impairment charge in the future;

•	our employees may engage in misconduct or other improper activities, which could harm our business;

•	many of our U.S. government customers produce goods and services through IDIQ type contracts with multiple awardees under which we must compete for post-award orders;

•	U.S. government contracts contain termination provisions that are unfavorable to us;

•	as a U.S. government contractor, we must comply with complex procurement laws and regulations and our failure to do so could result in suspension or debarment from doing business with the U.S. government or otherwise have a negative impact upon our business;

•	we derive significant revenue from U.S. government contracts awarded through competitive bidding, which is an inherently unpredictable process;

•	our business could be materially negatively impacted by security threats and breaches, including cybersecurity threats, and other disruptions;

•	our failure to maintain necessary security clearances may limit our ability to carry our confidential work for U.S. government customers, which could cause our revenue to decline; and

•	the other factors set forth under the “Risk Factors” in this prospectus.

Before you participate in this offering, you should carefully consider all of the information in this prospectus, including those matters set forth under the heading “Risk Factors”.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	we are required to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•	we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay”, “say-on-frequency” and “say-on-golden parachutes”; and

•	we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have not elected to adopt the reduced disclosure in this prospectus other than with respect to the reduced disclosure in the section entitled “Selected Consolidated Financial Data”.

The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period is irrevocable.

Corporate Information

We are a Delaware corporation. Our executive offices are located at 1750 Tysons Boulevard, Suite 1300, McLean, VA 22102, and our telephone number is (703) 918-4480. Our corporate website address is http://www.alionscience.com. Our website and the information contained on our website are not part of the prospectus, and information contained therein should not be relied upon when making an investment decision.

The Offering

Issuer	Alion Science and Technology Corporation.

Common stock offered by us	shares.

Option to purchase additional shares of common stock from us	shares.

Common stock outstanding immediately after the offering	shares, assuming no exercise of the underwriters’ option to purchase up to an additional shares of common stock from us.

Use of proceeds	We estimate that the net proceeds we will receive from the sale of shares of our common stock in this offering, after deducting underwriter discounts and commissions and estimated offering expenses payable by us (assuming the shares are sold at the midpoint of the range on the cover of the prospectus), will be approximately $ million, or $ million if the underwriters’ exercise their option to purchase additional shares in full. We expect to use the net proceeds from this offering and the IPO Refinancing to repay existing debt. In the event the underwriters exercise their option to purchase additional shares, we intend to use the net proceeds received therefrom to repay indebtedness and/or for general corporate purposes. See “Use of Proceeds”.

Dividend policy	Alion has never declared any cash dividends. Following the completion of this offering, we do not expect to pay any dividends in the future and the terms of our debt instruments will limit our ability to do so. See “Dividend Policy”.

Risk factors	See “Risk Factors” beginning on page 17 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

Listing	We have applied to have our common shares listed on the New York Stock Exchange, or NYSE, under the symbol “ALON”.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

•	the IPO Refinancing;

•	the Reverse Stock Split;

•	the elimination of all of our outstanding Series A Preferred Stock as described in “Description of Capital Stock—Preferred Stock”;

•	full cashless exercise of the 2014 Warrants as described in “Description of Capital Stock—2014 Warrants”;

•	no exercise by the underwriters of their option to purchase additional shares of our common stock; and

•	an assumed initial public offering price of $ per share, the midpoint of the estimated offering price range set forth on the cover of this prospectus.

Summary Historical Consolidated Financial Data

The following tables present summary historical condensed consolidated financial data for each of our last three fiscal years ended September 30, 2014, 2013 and 2012, for the six months ended March 31, 2015 and 2014, for the twelve months ended March 31, 2015, and as of September 30, 2014 and 2013 and March 31, 2015. The summary historical condensed consolidated financial data for the fiscal years ended September 30, 2014, 2013 and 2012 and as of September 30, 2014 and 2013 have been derived from our audited financial statements which are included elsewhere in this prospectus. The summary historical condensed consolidated financial data for the six months ended March 31, 2015 and 2014 and as of March 31, 2015 has been derived from our unaudited condensed consolidated interim financial statements which are included elsewhere in this prospectus. The summary historical condensed consolidated financial data for the twelve months ended March 31, 2015 was calculated by adding amounts from our financial statements for the fiscal year ended September 30, 2014 to amounts from our unaudited financial statements for the six months ended March 31, 2015 and subtracting amounts from our unaudited financial statements for the six months ended March 31, 2014. In management’s opinion, the unaudited condensed consolidated financial statements reflect all adjustments and reclassifications that are necessary for a fair presentation of the periods presented.

The results presented below are not necessarily indicative of results that may be expected for any future period. The following information should be read in conjunction with “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and our audited annual and unaudited interim financial statements and notes included elsewhere in this prospectus.

	Twelve Months Ended March 31, 2015	Six Months Ended March 31,			Fiscal Years Ended September 30,
		2015		2014	2014		2013	2012
	(Dollars in thousands except per share data)
Consolidated Statement of Operations and Comprehensive Loss:
Contract revenue	$896,111		$469,648	$378,346		$804,809	$848,972	$817,204
Direct contract expense	711,436		376,419	294,294		629,311	669,504	632,831

Gross profit	184,675		93,229	84,052		175,498	179,468	184,373
Operating expenses	76,938		38,462	39,585		78,061	84,128	91,494
General and administrative expenses	38,730		25,117	37,546		51,159	53,139	52,441

Operating income	69,007		29,650	6,921		46,278	42,201	40,438
Other income (expense)
Interest income	57		30	28		55	55	78
Interest expense	(86,640)		(43,637)	(38,658)		(81,661)	(75,700)	(74,934)
Other	(101)		(25)	(47)		(123)	(84)	(55)
Change in warrant value	4,619		(5,275)	—		9,894	—	—
Gain (loss) on debt extinguishment	(11,458)		—	—		(11,458)	3,913	—

Total other expense	(93,524)		(48,907)	(38,677)		(83,294)	(71,816)	(74,911)
Loss before income taxes	(24,517)		(19,257)	(31,756)		(37,016)	(29,615)	(34,473)
Income tax expense	(6,978)		(3,492)	(3,494)		(6,980)	(6,977)	(6,974)

Net loss	$(31,495)		$(22,749)	$(35,250)		$(43,996)	$(36,592)	$(41,447)
Post-retirement actuarial gains (loss)	(149)		—	—		(149)	279	26

Comprehensive loss	$(31,644)		$(22,749)	$(35,250)		$(44,145)	$(36,313)	$(41,421)

Loss Per Share Data:
Net loss per share of common stock
Basic			$(1.74)	$(4.61)		$(5.53)	$(5.39)	$(6.74)
Diluted(a)			$(1.74)	$(4.61)		$(5.53)	$(5.39)	$(6.74)
Weighted average shares of common stock outstanding
Basic			13,102,752	7,641,983		7,952,248	6,787,660	6,148,438
Diluted(a)			13,102,752	7,641,983		7,952,248	6,787,660	6,148,438

Pro Forma Earnings (Loss) Per Share Data(b):
Net income (loss) per share of common stock (unaudited)
Basic		$			$
Diluted(c)		$			$
Weighted average shares of common stock outstanding used in computing pro forma net income (loss) per share of common stock (unaudited)
Basic
Diluted(c)

	Twelve Months Ended March 31, 2015	Six Months Ended March 31,		Fiscal Years Ended September 30,
		2015	2014	2014	2013	2012
	(Dollars in thousands)
Other Financial Data:
Capital expenditures	$(1,272)	$(578)	$(488)	$(1,182)	$(1,869)	$(2,731)
EBITDA(d)	66,481	26,461	9,414	49,435	53,433	52,178
Consolidated EBITDA(d)	75,681	38,577	30,875	67,978	71,000	71,754

	As of March 31, 2015	As of September 30,
		2014	2013
	(Dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$16,391	$10,732	$25,613
Working capital	(517)	1,412	42,569
Total assets	596,301	604,269	624,626
Total debt(e)	560,991	569,028	556,118

(a)	Does not reflect the impact of the exercise of any warrants for any period.

(b)	Pro Forma net income (loss) per share data reflects the Transactions, including the issuance of shares of common stock in this offering and the IPO Refinancing, and the use of proceeds therefrom, full exercise of the 2014 Warrants, the Reverse Stock Split and the elimination of the Series A Preferred Stock, as if they had occurred on October 1, 2013, with respect to the fiscal year ended September 30, 2014 and the six months ended March 31, 2014, and October 1, 2014, with respect to the six months ended March 31, 2014. This calculation assumes that the new indebtedness being incurred in the IPO Refinancing bears interest at a weighted average rate of % per annum. A 1% per annum increase (decrease) in such rate would result in a decrease (increase) in our pro forma net income per share of common stock of $ (basic) and $ (diluted) for fiscal 2014 and $ (basic) and $ (diluted) for the six months ended March 31, 2015.

(c)	Does not reflect the impact of the exercise of the 2010 Warrants for any period.

(d)	We have included certain financial measures in this prospectus that are not recognized under U.S. GAAP, including earnings before interest, income taxes, depreciation and amortization, which we refer to as EBITDA and Consolidated EBITDA, which is defined in our Existing Credit Agreements. We believe that the presentation of EBITDA and Consolidated EBITDA enhances an investor’s understanding of our financial performance. We believe EBITDA is useful in assessing operating performance and in comparing our performance to other companies in the same industry. EBITDA is a common financial metric in the government contracting industry, in part because it excludes from performance the effects of a company’s capital structure, in particular taxes and interest. In addition, we believe Consolidated EBITDA can be useful in evaluating our ability to meet our debt covenants. Consolidated EBITDA information for the trailing four-quarters is used by management and is important to our security holders as our Existing Credit Agreements require that we achieve minimum trailing four-quarter Consolidated EBITDA levels and maintain a minimum one-to-one fixed charge coverage ratio, which is also measured on a trailing four-quarter basis at the end of each quarter. EBITDA and Consolidated EBITDA are not measures under U.S. GAAP and our use of the terms EBITDA and Consolidated EBITDA varies from others in our industry. EBITDA and Consolidated EBITDA should not be considered as alternatives to net income (loss), operating income or any other performance measures derived in accordance with U.S. GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

The following table provides a reconciliation of our net loss to EBITDA and Consolidated EBITDA for the periods presented:

	Twelve Months Ended March 31, 2015	Six Months Ended March 31,		Fiscal Years Ended September 30,
		2015	2014	2014	2013	2012
	(Dollars in thousands)
Net loss	$(31,495)	$(22,749)	$(35,250)	$(43,996)	$(36,592)	$(41,447)
Interest expense	86,641	43,637	38,658	81,662	75,700	74,934
Income tax expense	6,978	3,492	3,494	6,980	6,977	6,974
Depreciation and amortization	4,358	2,081	2,512	4,789	7,348	11,717

EBITDA	$66,482	$26,461	$9,414	$49,435	$53,433	$52,178

Gain on asset sales	(1,500)	—	—	(1,500)	(157)	(104)
Debt extinguishment gain	11,458	—	—	11,458	(3,913)	—
Change in fair value of warrants(1)	(4,619)	5,275	—	(9,894)	—	—
Non-cash stock-based compensation expense (credit)	(108)	1	88	(21)	(219)	(90)
Non-cash LTIP expense (credit)	1,086	772	1,608	1,922	2,281	1,400
Non-cash ESOP and 401(k) contributions	13,292	6,083	6,986	14,195	13,844	13,735
Employee salary deferrals used to purchase Alion common stock	—	—	—	—	1,968	2,427
Cash paid for ESOP obligations	(151)	(13)	(544)	(682)	(1,636)	(857)
Cash paid for stock-based compensation	—	—	—	—	—	—
Cash paid for LTIP grants	(1,810)	—	(48)	(1,858)	(1,843)	(1,869)
Non-recurring expenses(2)	(8,448)	—	13,371	4,923	7,242	4,934

Consolidated EBITDA	$75,681	$38,577	$30,875	$67,978	$71,000	$71,754

Consolidated EBITDA margin	8.4%	8.2%	8.2%	8.4%	8.4%	8.8%

(1)	The 2014 Warrants are derivative instruments measured at fair value. Their initial fair value was $16.4 million. From August 2014 to September 2014, the fair value of the 2014 Warrants declined to $6.5 million. From September 2014 to March 2015 the fair value of the 2014 Warrants increased to $11.8 million.

Our Existing Credit Agreements define Consolidated EBITDA. Each quarter the Company must achieve $50 million in minimum Consolidated EBITDA (on a trailing twelve-month basis) in order to maintain access to the Existing Revolving Credit Facility and avoid potential cross default under Alion’s other debt instruments. Alion exceeded the requirement by approximately $25.7 million for the twelve months ended March 31, 2015. Neither EBITDA nor Consolidated EBITDA is a measure of financial performance in accordance with generally accepted accounting principles. The Existing Credit Agreements permit Alion to exclude certain expenses and requires it to exclude certain one-time gains when computing Consolidated EBITDA.

(2)	Non-recurring expenses primarily include costs associated with previous refinancing transactions and severance related expenses that are specific to the event, which in some cases may cross over multiple accounting periods.

(e)	Total debt as of March 31, 2015 consisted of obligations under the Existing Debt Instruments. Total debt as of September 30, 2014 consisted of obligations under the Existing Debt Instruments, as well as that portion of our Unsecured Notes that remained outstanding after the 2014 Refinancing, which were repaid in January 2015, and is net of unamortized debt issue costs and original issue discount. Total debt as of September 30, 2013 consisted of obligations under our prior revolving credit facility, our Secured Notes and our Unsecured Notes, as well as accrued PIK interest, and is net of unamortized debt issue costs and original issue discount.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks as well as the other information included in this prospectus, including under “Selected Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated and combined financial statements, as applicable, and related notes included elsewhere in this prospectus, before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of our common stock could decline, and you may lose all or part of your investment in us.

Risks Related to Our Business and Operations

We depend on U.S. government contracts for substantially all of our revenue. Changes in the contracting or fiscal policies of the U.S. government could adversely affect our business, financial condition, results of operations and ability to satisfy our financial obligations, and grow our business.

For the calendar year 2014, U.S. government contracts accounted for 97.3% of our revenue, with 93.8% of our revenue derived from DoD contracts. The U.S. Navy is our largest single customer, generating 54.7% of our calendar year 2014 revenue. Changes in U.S. government contracting policies could directly affect our financial performance. Factors that could materially adversely affect our U.S. government contracting business include:

•	budgetary constraints affecting U.S. government spending generally, or specific departments or agencies in particular;

•	changes in U.S. government fiscal policies or available funding;

•	U.S. government shutdowns, threatened shutdowns or budget delays;

•	changes in U.S. government defense and homeland security priorities;

•	changes in U.S. government programs or requirements;

•	U.S. government curtailment of its use of technology services firms;

•	adoption of new laws, regulations, or enforcement policies;

•	technological developments;

•	competition and consolidation in our industry; and

•	general economic conditions.

These or other factors could cause U.S. government departments or agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or fail to exercise options to renew contracts, any of which could have a material adverse effect on our business, financial condition, operating results and ability to meet our financial obligations.

Many of our U.S. government customers are subject to tightened constraints. We have substantial contracts in place with many U.S. government departments and agencies. Our continuing performance under these contracts, or the possibility of new contracts from these agencies, could be materially adversely affected by agency spending reductions or budget cutbacks. Such reductions or cutbacks could materially adversely affect our business, financial condition, operating results and ability to meet our financial obligations.

Delays in the federal budget process, including actions related to the need to raise the debt ceiling and any future Federal Government shutdown, could delay procurement of, and payment for, the products, services and solutions we provide and materially and adversely affect our revenue, gross margin, operating results and cash flow.

We derive a significant portion of our revenue from the Federal Government and from prime contractors to the Federal Government. We expect to continue to do so. Funding under those contracts is conditioned upon the continuing availability of Congressional appropriations and agency budgets. Congress usually appropriates funds on a fiscal year basis even though contract performance may extend over many years. The programs in which we participate must compete with other Federal Government programs and policies for funding during the budget and appropriation process. Concerns about increased deficit spending, along with continued economic challenges, continue to place pressure on federal customer budgets. While we believe that our programs are well aligned with national defense and other priorities, legislative shifts in domestic spending and tax policy, changes in security, defense, and intelligence priorities, the affordability of our products and services, general economic conditions and developments, and other factors may affect a decision to fund or the level of funding for existing programs under which we perform contracts or proposed programs under which we might bid for future work. In addition, a continuing resolution allows U.S. government agencies to operate only at spending levels equal to or less than levels approved in the prior budget cycle, which can delay or even cancel new initiatives which could adversely affect our business, financial condition, operating results, cash flows and our ability to meet our financial obligations. Even if our contracts are fully funded, full or partial furloughs of government employees may also result in delays in our customers approving or paying our invoices.

Congress’ failure to agree on deficit reduction goals and disputes on whether to increase the debt ceiling create constraints on and uncertainties about the level of future federal spending. While specific budgetary decisions for the Federal Government’s next fiscal year are not yet known, such constraints could delay or cancel key programs in which we are involved and could materially and adversely affect our cash flows, liquidity and operating results. If the federal budget process were to result in a prolonged Federal Government shutdown, we could incur substantial unreimbursed labor or other costs, or it could delay or cancel key programs, which could materially and adversely affect our operating results, cash flow and liquidity.

In addition, when the U.S. government requires supplemental appropriations to operate or fund specific programs, and legislation to approve any supplemental appropriation bill is delayed, credit markets can react adversely to the uncertainty. Budgetary uncertainties and our lower credit rating could materially and adversely affect our access to credit and our overall liquidity. If we were to use our revolving credit facility to a greater extent and for greater amounts than we have in the recent past, this could also increase the cost of credit to us if our floating interest rates were to rise.

The Budget Control Act of 2011 caused significant delays or reductions in Federal Government appropriations for our current and future programs and may continue to negatively affect our revenue and materially and adversely affect our financial condition, operating results, cash flows and ability to satisfy our financial obligations, and grow our business.

In August 2011, Congress enacted the Budget Control Act intended to significantly reduce the federal deficit over ten years. The Budget Control Act established discretionary spending caps through 2021 and a Joint Committee of Congress to identify additional deficit reductions.

Although we believe we are well-positioned in areas the DoD has indicated are the focus for future defense spending, the Budget Control Act may continue to have a negative impact on our business and industry.

Management cannot forecast whether government shutdowns will disrupt our business or adversely affect timing of collection of our receivables in the future, but we did experience significant payment delays as a result of the government shutdown that occurred immediately after the end of fiscal year 2013. Earlier in fiscal year 2013, the Federal Government altered some of its accelerated payment practices which affected the overall payment cycle of our invoices. It took us until the fourth quarter of fiscal year 2013 to recover from most of the effects of these changes.

We face intense competition from many companies that have greater resources than we do. This could cause price reductions, reduced contract profitability, and loss of market share.

We operate in highly competitive markets and often encounter intense competition to win contracts. If we are unable to successfully compete for new business, our revenue may not grow and operating margins may decline. Many of our competitors have greater financial, technical, marketing, and public relations resources, have larger client bases and have greater brand or name recognition than we do. Main competitors include, but are not limited to, U.S. federal systems integrators and service providers such as Booz Allen Hamilton, CACI International, Leidos Holdings, Science Applications International Corporation, ManTech International, NCI, Engility and the NAPS segment of Computer Sciences Corporation.

Our main competitors may be able to vie more effectively for very large-scale government contracts. Our main competitors also may be able to provide clients with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past performance on large-scale contracts, geographic presence, price, and availability of key professional personnel. Our competitors have established relationships among themselves or with third parties, including through mergers and acquisitions, to increase their ability to address client needs. They may establish new relationships, and new competitors or competitive alliances may emerge.

Our ability to compete for desirable contracts will depend in large part on the effectiveness of our internal and customer-funded research and development programs, our ability to offer better performance than our competitors at lower or comparable cost, the readiness of our facilities, equipment and personnel to perform the programs for which we compete, our ability to attract and retain key personnel, our financial viability as assessed by government contracting officers and our ability to write superior proposals. If we do not continue to compete effectively and win contracts, our future business, financial condition, results of operations and our ability to meet our financial obligations will be materially compromised.

Historically, a few contracts have provided most of our revenue. If we do not retain or replace these contracts, our operations and financial condition will suffer.

The following five Federal Government contracts (contract vehicles and stand-alone contracts) accounted for more than half of our revenue in fiscal years 2014, 2013 and 2012.

1.	Weapons System Technology Information Analysis Center for the Defense Technical and Information Center (26%, 28%, 17%) (Defense Technical Information Center IDIQ contract vehicle);

2.	Seaport-E Multiple Award Contract for the Naval Sea Systems Command (21%, 21%, 20%) (IDIQ contract vehicle);

3.	Technical and Analytical Support for the U.S. Air Force (9%, 8%, 10%) (stand-alone contract);

4.	Naval Sea Systems Command Surface Ships Life Cycle Program Management and Engineering Support (7%, 7%, 6%) (stand-alone contract); and

5.	Software, Networks, Information, Modeling and Simulation for the Defense Technical and Information Center (6%, 2%, 0.2%) (IDIQ contract vehicle).

Complete or partial termination of any of these contracts or any related follow-on contracts, stoppage of new tasking under these contracts or our inability to renew or replace them when they expire could cause our revenue to decrease and could have a material adverse effect on our business, financial condition, operating results or ability to meet our financial obligations.

If we are unable to achieve or manage growth, our business could be materially adversely affected.

Attempting to achieve long-term growth has placed significant demands on our management, and on our administrative, operational and financial resources. To achieve and manage growth, we must improve operational, financial and management information systems, and expand, motivate and manage our workforce. If we are unable to achieve and manage growth without compromising our quality of service and our profit margins, or if systems we implement to aid in managing our growth do not produce expected benefits, our business, prospects, financial condition, and operating results could be materially adversely affected.

We may lose one or more members of our senior management team or fail to develop new leaders, which could cause the disruption of the management of our business.

We believe that the future success of our business and our ability to operate profitably depends on the continued contributions of the members of our senior management and the continued development of new members of senior management. We rely on our senior management to generate business and execute programs successfully. In addition, the relationships and reputation that many members of our senior management team have established and maintain with our clients are important to our business and our ability to identify new business opportunities. The loss of any member of our senior management or our failure to continue to develop new members could impair our ability to identify and secure new contracts, to maintain good client relations, and to otherwise manage our business. We do not maintain key man life insurance policies on any members of management.

Our business could suffer if we fail to attract, train and retain skilled employees.

Availability of highly trained and skilled professional, administrative and technical personnel is critical to our future growth and profitability. Competition in our industry for scientists, engineers, technicians, management and professional personnel is intense and competitors aggressively recruit key employees. Competition for experienced personnel, particularly in highly specialized areas, has made it more difficult for us to timely meet all our staffing needs. We cannot be certain we will be able to attract and retain required staff on acceptable terms. Any failure to do so could have a material adverse effect on our business, financial condition, operating results and our ability to meet our financial obligations. Failure to recruit and retain a sufficient number of these employees could adversely affect our ability to maintain or grow our business. In some cases, our customers require us to staff a program with personnel that the customer considers to be key to successful performance of their contract. If we cannot provide these key personnel or acceptable substitutes, the customer may terminate the contract, and we may not be able to recover our costs on the contract or lose potential business in the future.

Our subcontractors’ failure to perform contractual obligations could damage our reputation as a prime contractor and our ability to obtain future business.

As a prime contractor, we often rely significantly upon other companies as subcontractors to perform work we are obligated to deliver to our customers. A failure by one or more of our subcontractors to timely perform services satisfactorily could cause us to be unable to perform our duties as a prime contractor. We have limited involvement in the work our subcontractors perform, but we may have exposure to problems our subcontractors cause. Subcontractor performance deficiencies could result in a government customer terminating our contract for default. A default termination could make us liable for customer re-procurement costs, and other breach of contract damages, damage our reputation, and hurt our ability to compete for future contracts. Subcontractor work has accounted, and we expect it will continue to account, for a material portion of our work. In fiscal year 2014, subcontractor expense, as a percentage of our revenue, was 39%.

Further adverse changes in market conditions, the stock market, the merger and acquisition environment in our industry or Federal Government budget constraints could adversely affect the value of our operating businesses which could cause us to recognize a goodwill impairment charge in the future.

If market conditions were to become unfavorable, if merger and acquisition activity in our industry were to occur at significantly lower valuations, or we are unable to increase revenue and operating profit, the value of our operating businesses could be adversely affected and we might have to recognize an impairment charge to the significant goodwill we have from acquisitions. An impairment charge could have a material adverse effect on our operating results.

Our employees may engage in misconduct or other improper activities, which could harm our business.

We are exposed to the risk of employee fraud or other misconduct. Employee misconduct could include intentional failures to comply with U.S. government procurement laws or regulations, failure to comply with regulations regarding the use and safeguarding of classified or other protected information, failure to comply with laws and regulations relating to environmental, health or safety matters, attempts to obtain reimbursement for improper expenses, submission of falsified time records or other unauthorized activities. Employee misconduct could also involve improper release or use of our customers’ sensitive or classified information, which could result in regulatory sanctions against us and serious harm to our reputation. The precautions we take to prevent employee misconduct may not prevent all misconduct, and as a result, we could face unknown risks or losses. Misconduct by any of our employees could damage our reputation and subject us to civil, criminal and/or administrative penalties including fines and penalties, restitution or other damages, loss of security clearance, loss of current and future customer contracts and suspension or debarment from contracting with federal, state or local government agencies, any of which would adversely affect our business, reputation and our future results. Employees, even employees engaged in improper activities, could take “whistleblower” actions that could result in or exacerbate such adverse results.

Our operations involve several risks and hazards, including potential dangers to our employees and to third parties that are inherent in aspects of our business. If we do not adequately insure against these risks, unanticipated losses could materially and adversely affect our financial condition and operating results.

Our business includes the maintenance of global networks and the provision of services that require us to dispatch employees to various countries around the world. These countries may be experiencing political upheaval or unrest, and in some cases war or terrorism. It is possible that certain of our employees or executives will suffer injury or bodily harm, or be killed or kidnapped in the course of these deployments. We could also encounter unexpected costs for reasons beyond our control in connection with the repatriation of our employees or executives. Any of these types of accidents or other incidents could involve significant potential claims of employees, executives and/or third parties who are injured or killed or who may have wrongful death or similar claims against us.

We maintain insurance against risk and potential liabilities related to our operations. We believe we maintain reasonable levels of insurance that limit our likely exposure to unanticipated losses. Our insurance coverage may not be adequate to cover claims or liabilities, and we could be forced to bear significant costs from an accident or incident. Substantial claims in excess of our related insurance coverage could cause our actual results to differ materially and adversely from those anticipated. Due to future claims or liabilities, or to market conditions, our insurance premiums could increase.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenue, profitability and operating results.

Our information technology systems are subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks. Any such failures could cause loss of data and interruptions or delays in our business, negatively affect our ability to service our clients and perform our contracts, cause us to incur remediation costs, subject us to claims and damage our reputation. Failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Any system or service disruptions, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our results of operations could be materially and adversely affected.

Security breaches in sensitive U.S. government systems could result in the loss of clients and negative publicity.

Many of the systems we develop, install and maintain involve managing and protecting information involved in intelligence, national security and other sensitive or classified U.S. government functions. A security breach in one of these systems could cause serious harm to our business, damage our reputation, result in the termination of our contracts, and prevent us from being eligible for further work on sensitive or classified systems for U.S. government clients. We could incur losses from such a security breach that could exceed the policy limits under our errors and omissions and product liability insurance. Damage to our reputation or limitations on our eligibility for additional work resulting from a security breach in one of the systems we develop, install or maintain could cause us to incur remediation costs and could materially reduce our revenue. Costs we incur to address security breaches could be material and materially reduce our operating margin.

Our business could be materially negatively impacted by security threats and breaches, including cybersecurity threats, and other disruptions.

As a defense contractor, we face various security threats and breaches, including cybersecurity threats to gain unauthorized access to sensitive information, threats to the safety of our employees, threats to the security of our facilities and infrastructure and threats from terrorist acts. Cybersecurity experts believe that attacks are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in mission critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. As a Federal Government contractor, we are a potential target to those who want to gain unauthorized access to sensitive and classified information of the United States, including officially and non-officially sponsored acts of other countries and non-state actors.

We utilize various procedures and controls to monitor these threats and mitigate our exposure to such threats. We are subject to frequent and increasingly sophisticated attempts by unauthorized individuals and/or entities to obtain access to sensitive, protected, and even classified data. We regularly review our systems and cybersecurity protocols. We do not outsource our cybersecurity functions.

Several years ago, an unauthorized party was able to gain access to our computer network. Management retained an independent third-party expert data security firm to assess the nature and extent of unauthorized access, and to recommend remedial actions. We also asked the outside data security expert to recommend additional steps we could take to further enhance our ability to detect, monitor and defend against cybersecurity incidents. We notified government authorities and outside parties based on information obtained from the data security expert’s investigation.

We undertook remedial actions based on the data security expert’s recommendations. Our insurance carrier covered our investigation costs subject to our $250 thousand policy deductible. We continue to consider additional enhancements to our network security.

There can be no assurance that our remedial actions will be effective against future attacks or that future security breaches will be prevented. Any future security breach could impact our relationship with the customers whose information or matters were the subject of the breach or our other customers and could have a material adverse effect on our business, financial condition and results of operations.

We may not realize the full amount of our backlog, which could lower future revenue.

The maximum contract value identified in a U.S. government contract does not necessarily determine the revenue we will realize from that contract. Congress normally appropriates funds for a given program each fiscal year, even when actual contract performance may take many years. As a result, U.S. government contracts ordinarily are only partially funded at the time of award. Normally a procuring agency commits additional money to a contract only as Congress makes subsequent year appropriations. Estimates of future revenue attributed to backlog are not necessarily precise. The actual recognition of revenue on contracts included in our backlog may never occur or may change because program funding could be decreased, program schedule could change, the program could be canceled, a contract could be reduced, modified, or terminated early, whether for the convenience of the government or otherwise; or an option that we had assumed would be exercised could not be exercised. Many contingencies are beyond our control. The backlog on a given contract may not ultimately be funded or may only be partially funded, which may cause our revenue to be lower than anticipated, and adversely affect our business, financial condition, operating results, cash flows and our ability to meet our financial obligations.

Many of our U.S. government customers procure goods and services through IDIQ type contracts with multiple awardees under which we must compete for post-award orders.

Budgetary pressures and reforms in the procurement process have caused many U.S. government customers to purchase goods and services through Government-wide Acquisition Contracts, or GWACs, IDIQ, General Services Administration, or GSA, schedule contracts and other multiple award contract vehicles. These contract vehicles increase competition and pricing pressure requiring us to make sustained post-award efforts to obtain awards and realize revenue. There can be no assurance that we will maintain or increase revenue or otherwise sell successfully under these contract vehicles. Our failure to compete effectively after an award under any of these types of contracts could harm our business, financial condition, operating results, cash flows and our ability to meet our financial obligations.

U.S. government contracts contain termination provisions that are unfavorable to us.

U.S. government agencies can generally terminate contracts with suppliers at any time without cause under a termination for convenience clause. If a government agency terminates one of our contracts without cause, we are likely to be compensated for services we have provided and costs we have incurred through the termination date, and we may receive payment for termination-related costs and a negotiated contract fee. However, if the U.S. government terminates a contract because we defaulted under the terms of the contract, we may be liable for any extra costs the U.S. government incurs to procure undelivered services from another company and other potential damages. Termination of any of our large U.S. government contracts could negatively impact our revenue and our ability to win future contracts and adversely affect our business, financial condition, operating results, cash flows and our ability to meet our financial obligations.

To the extent that we do not accurately estimate the expenses, time and resources necessary to meet our contractual obligations, our contract profits will be lower than expected.

The total price on a cost-reimbursement contract is primarily based on allowable costs incurred subject to a contract funding limit. U.S. government regulations do not permit us to recover unallowable costs, and require us to notify our customers of any cost overruns or underruns on a cost-reimbursement contract. We may not be able to recover cost overruns in excess of a contract’s funding limit and may not earn the profit we anticipated from the contract.

In a fixed-price contract, we estimate project costs and agree to perform services for a predetermined price regardless of our actual costs. We pay for any cost overruns. If we fail to anticipate technical problems, or accurately estimate or control costs, we may face a lower fixed-price contract profit margin or even a loss. Further, we may enter into a higher number of fixed-price contracts in the future, which could impact our operations. Provisions in our financial statements for estimated contract losses may not be adequate to cover all our actual losses.

If our fixed-price contract revenue were to decline in total or as a proportion of our total business, or if profit rates on these contracts deteriorate, our operating margins and operating results may suffer.

We have historically earned higher profit margins on fixed-price contracts than on cost-reimbursement contracts, because government regulations and business practices limit cost-reimbursement contract fee levels.

Our U.S. government customers typically choose the type of contract they issue. If in the future, our proportion of fixed-price contract revenue were to significantly decrease, or customers shift to other types of contracts such as cost-reimbursement contracts, our operating margins and operating results may suffer. We cannot ensure we will be able to maintain our historic profitability levels on fixed-price contracts overall nor can we ensure that our percentage of total revenue generated from fixed-price contracts will remain the same or improve.

If we fail to recover at-risk contract revenue, we may have reduced fees or losses.

We are at risk for any revenue we incur before a contract is executed, modified or renewed. A customer may choose not to pay us for these costs. As of March 31, 2015, we had approximately $9.5 million in at-risk revenue. While such revenue is associated with specific anticipated contracts and funding modifications, we cannot be certain that our customers will execute these anticipated contracts or contract renewals or that they will pay us for all our related at-risk costs.

Actual or perceived conflicts of interest may prevent us from being able to bid on or perform contracts.

U.S. government agencies have conflict of interest policies including policies pertaining to organizational conflicts of interest, that may prevent us from bidding on or performing certain contracts. When dealing with U.S. government agencies, we must decide, at times with insufficient information, whether to participate in the design process and lose the chance of performing the contract or to turn down the design opportunity for the chance of performing the future contract. U.S. government agencies have the ability to exclude contractors from specific competitions due to actual or perceived conflicts of interest. We have, on occasion, declined to bid on particular projects because of actual or perceived conflicts of interest. We are likely to continue encountering such conflicts of interest in the future. Future conflicts of interest could cause us to be unable to secure key contracts with U.S. government customers.

As a U.S. government contractor, we must comply with complex procurement laws and regulations and our failure to do so could result in suspension or debarment from doing business with the U.S. government or otherwise have a negative impact upon our business.

We must comply with and are affected by laws and regulations relating to the formation, administration and performance of U.S. government contracts, which may impose added risks and costs on our business. If a government review or investigation, or a private “whistleblower” or qui tam action under the Federal Civil False Claims Act, uncovers improper or illegal activities, we may be subject to civil and/or criminal penalties and administrative sanctions, including contract termination, damages, fines, forfeiture of fees, suspension of payment, suspension or debarment from doing business with U.S. government agencies and the curtailment or restructuring of our operations, any of which could materially and adversely affect our ability to conduct our business.

We derive significant revenue from U.S. government contracts awarded through competitive bidding, which is an inherently unpredictable process.

We obtain most of our U.S. government contracts through competitive bidding, including (in many cases) contracts and renewals. We face risks associated with:

•	the frequent need to bid on programs in advance of the completion of their design, which can result in unforeseen technological difficulties and/or cost overruns;

•	the substantial time and effort, including design, development and promotional activities, required to prepare bids and proposals for contracts we may not win; and

•	the rapid rate of technological advancement and design complexity of most of our research offerings.

We may not succeed in winning new contract awards or renewals in the future. Our failure to renew or replace existing contracts when they expire or win new contracts, would negatively affect our business, financial condition, operating results, cash flows and our ability to meet our financial obligations.

Our business could be adversely affected by delays caused by our competitors protesting major contract awards received by us, resulting in the delay of the initiation of work or loss of contracts.

A contract award or a solicitation’s terms and conditions are subject to protest for a variety of reasons, including that a solicitation or competitive bidding process violates law or regulations, or that the government agency has failed to comply with the terms of a solicitation or acted unreasonably in conducting a procurement. Moreover, changes to an existing contract are subject to protest on the basis that they involve a cardinal change which exceeds the scope of the contract. A bid protest may result in a decision by a court, the Government Accountability Office, or by the cognizant government agency to cancel a contract award or to take other action that may result in the loss of a contract or in delay in a contract’s start date. Even a bid protest that does not result in such a decision or action will involve legal expenses and will result in delay of the start date of the contract until resolution of the protest. U.S. government contracts are subject to bid protests by other interested parties that compete with us for new contracts and in re-competitions. It can take many months to resolve protests by one or more of our competitors of contract awards we receive. The resulting delay in the startup and funding of the work under these contracts may cause our actual results to differ materially and adversely from those anticipated. Accordingly, bid protests may negatively affect our business, financial condition, operating results, cash flows and our ability to meet our financial obligations.

Our failure to obtain and maintain necessary security clearances may limit our ability to carry out confidential work for U.S. government customers, which could cause our revenue to decline.

As of March 31, 2015, we had facility security clearances at 20 of our sites. As of March 31, 2015 , approximately 80% of our employees held security clearances. Each cleared facility has a Facility Security Officer and Key Management Personnel whom the U.S. Department of Defense-Defense Security Service requires to be cleared to the level of the facility security clearance. Individual employees are selected to be cleared, based on specific classified contract task requirements and each employee’s technical, administrative or management expertise. Once an employee is cleared, he or she may be granted access classified contract information, based on clearance level and a “need-to-know”.

Protecting classified information is paramount. Loss of a facility clearance, or an employee’s failure to obtain or maintain a security clearance, could result in a U.S. government customer terminating an existing contract or choosing not to renew a contract. If we cannot maintain or obtain the required security clearances for our facilities and our employees, or cannot obtain these clearances in a timely manner, we may be unable to perform certain U.S. government contracts. Lack of required clearances could also impede our ability to bid on or win new government contracts, which might result in terminating current research activities. This could damage our reputation and our revenue would likely decline, which could materially and adversely affect our business, financial condition, operating results and ability to meet our financial obligations.

If we fail to establish and maintain important relationships with government entities and agencies, our ability to successfully bid for new business and retain existing business may be adversely affected.

To bid on new business, we rely in part on establishing and maintaining relationships with various government officials. These government relationships help us to better understand government agencies’ needs before we develop a formal proposal. Due to change in personnel at the customer agencies or within our company, we may be unable to maintain our relationships with government entities and agencies; any failure to do so could adversely affect our ability to bid successfully for new business or to retain existing business. This could adversely affect our operating results, cash flow and financial condition and our ability to meet our financial obligations.

Failure to maintain strong relationships with other contractors could result in a decline in our revenue.

Approximately 13% of our fiscal year 2014 revenue resulted from our work as a subcontractor to and from teaming arrangements with other contractors. As a subcontractor or teammate, we cannot control performance by our prime contractor or other teammates. Poor performance on a given contract could impact our customer relationship, even when we perform as required. We expect to continue to depend on relationships with other contractors for a portion of our revenue for the foreseeable future. Our revenue, operating results, financial position and cash flows could differ materially and adversely from what we anticipate if one or more of our prime contractors or teammates were to rely on one of our competitors, instead of us, or were to directly provide our customers the kind of services we provide.

The Federal Government’s payment process and other factors may delay the collection of our receivables, and our business may be adversely affected if we cannot collect our receivables in a timely manner.

We must collect our receivables to generate cash flow, provide working capital, pay interest and principal on our debt and continue our business operations. If the Federal Government, or any of our prime contractors fails to pay or delays paying our invoices for any reason, our business and financial condition may be materially and adversely affected. The government may fail to pay outstanding invoices and the Defense Contract Audit Agency, or DCAA, could revoke our direct billing privileges, which would adversely affect our ability to timely collect our receivables. Contracting officers can also withhold payment of some portion or all of an outstanding invoice, which could also adversely affect our ability to collect our receivables timely.

Government rules could limit our ability to get paid for the work we perform.

Government rules require DoD contracting officers to impose contractual withholdings at no less than certain minimum levels if a contracting officer determines that one or more of a contractor’s business systems have one or more significant deficiencies. If a contracting officer were to impose such a withholding on us or even one of our prime contractors or subcontractors, it would increase the risk we would not be paid in full or paid timely. If we experience difficulties collecting receivables, it could materially and adversely affect our operating results, cash flow and financial condition and our ability to meet our obligations.

The U.S. government may adopt new contract laws and regulations or revise its procurement practices in a manner adverse to us at any time.

The U.S. government may face restrictions or pressure regarding the type and amount of services it may obtain from private contractors. Legislation, regulations and initiatives dealing with procurement reform, environmental responsibility or sustainability, and mitigation of potential conflicts of interest, as well as any resulting shifts in the buying practices of U.S. government agencies could adversely affect us. Such changes could impair our ability to obtain new contracts or win a recompete of an existing contract. Any new contracting requirements or procurement methods could be costly or administratively difficult for us to implement and could materially and adversely affect our operating results, cash flow and financial condition and our ability to meet our obligations.

The U.S. government may prefer minority-owned, small and small disadvantaged businesses; therefore, we may not win certain contracts on which we bid.

As part of the Small Business Administration set-aside program, the U.S. government may decide to restrict certain procurements only to bidders that qualify as minority-owned, small, small disadvantaged, or veteran-owned, businesses. As a result, we would not be eligible to perform as a prime contractor on those programs and would be restricted to a maximum of 49% of the work as a subcontractor on those programs. An increase in the amount of procurements under the Small Business Administration set-aside program may impact our ability to bid on new procurements as a prime contractor or restrict our ability to recompete on incumbent work that is placed in the set-aside program.

Some of our contracts with the U.S. government are classified or subject to other security restrictions, which may limit investor insight into portions of our business.

For fiscal year 2014, we derived a portion of our revenue from contracts with the U.S. government that are classified or subject to security restrictions that preclude the dissemination of certain information. In addition, a significant number of our employees have security clearances which preclude them from providing information regarding certain of our clients and services provided to such clients to persons without security clearances and investors. Because we are limited in our ability to provide information about these contracts and services, the various risks associated with these contracts or services or any dispute or claims relating to such contracts or services, you may not have important information concerning our business, which will limit your insight into a portion of our business and therefore may be less able to fully evaluate the risks related to that portion of our business.

Our business is subject to fluctuations that may cause our operating results to decline.

The U.S. government’s fiscal year ends on September 30th of each year. It is not uncommon for U.S. government agencies to award extra tasks or complete other contract actions in the weeks before the end of its fiscal year in order to avoid the loss of unexpended fiscal year funds. In addition, we also have generally experienced higher bid and proposal costs in the months leading up to the U.S. government’s fiscal year end as we pursue new contract opportunities being awarded shortly after the U.S. government fiscal year end as new opportunities are expected to have funding appropriated in the U.S. government’s subsequent fiscal year. We may continue to experience this seasonality in future periods, and our future periods may be affected by it. Changes in the government’s funding and spending patterns have altered historical seasonality trends, supporting our approach to managing the business on an annual basis. Seasonality is just one of a number of factors, many of which are outside of our control, which may affect our results in any period.

Our business is subject to routine audits and cost adjustments by the U.S. government, which, if resolved unfavorably to us, could adversely affect our revenues.

U.S. government agencies routinely audit and review their contractors’ performance on contracts, cost structure, pricing practices and compliance with applicable laws, regulations, cost allowability principles, and cost accounting standards. They also review a contractor’s financial capability and the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Such audits may result in adjustments to our contract costs to the extent that our costs are not allowable, properly allocated and/or exceed obligated contract funding, and any costs found to be unallowable or improperly allocated will not be reimbursed. In addition, if costs have already been reimbursed to us by our government customers through our contracts, but those costs are subsequently disallowed by audits, we would be required to repay those amounts, and may be required to pay interest and possible penalties. We have recorded revenue on Federal Government contracts in amounts we expect to realize. If the estimated reserves in our financial statements are not adequate, future government contract revenue may be lower than expected.

The DCAA is currently auditing our 2009 claimed indirect costs. We have settled our indirect rates through 2008 but all subsequent years are open. The U.S. government has made a claim for penalties and interest in respect of our 2005 claimed indirect costs of approximately $300 thousand. It is our position that the statute of limitations has expired on any such government contractual claims, but there can be no assurance that such position will be determined in our favor, or that we will not need to adjust our 2005 revenue.

We are subject to risks associated with operating internationally.

Our U.S. and foreign operations are subject to the Foreign Corrupt Practices Act and similar worldwide anti-corruption laws, including the U.K. Bribery Act of 2010, which generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business. Our internal policies mandate compliance with these anti-corruption laws and inclusion of appropriate clauses in agreements with foreign counterparties. Despite our training and compliance programs, we cannot assure that our internal control policies and procedures always will protect us from reckless or criminal acts committed by our employees or agents. Any expansion of our international business operations, including in developing countries, could increase the risk of such violations in the future. Violations of these laws, or allegations of such violations, could result in our suspension or debarment from doing business with the U.S. government, or otherwise disrupt our business and result in a material adverse effect on our results of operations or financial condition.

Failure to adequately protect, maintain, or enforce our rights in our intellectual property may adversely limit our competitive position.

We rely upon a combination of nondisclosure agreements and other contractual arrangements, as well as copyright, trademark, patent, and trade secret laws to protect our proprietary information. U.S. government contracts typically contain provisions that allow it to claim rights, including intellectual property rights, in products and data developed under such agreements. We may not have the right to prohibit the U.S. government from using certain technologies developed by us, and we may not be able to prohibit third party companies, including our competitors, from using those technologies in providing products and services to the U.S. government. The U.S. government generally takes the position that it has the right to royalty-free use of technologies that are developed under U.S. government contracts.

We also enter into proprietary information and intellectual property agreements with employees, which require them to disclose any inventions created during employment, to convey such rights to inventions to us, and to restrict any disclosure of proprietary information. Trade secrets are generally difficult to protect. Although our employees are subject to confidentiality obligations, this protection may be inadequate to deter or prevent misappropriation of our confidential information and/or the infringement of our patents and copyrights. Further, we may be unable to detect unauthorized use of our intellectual property or otherwise take appropriate steps to enforce our rights. Additionally, we may only assert restrictions on the government’s rights to use, modify, reproduce, release, perform, display, or disclose technical data to be delivered under our government contracts by properly identifying and marking the deliverable data subject to restriction. Failure to adequately protect, maintain, or enforce our intellectual property rights may adversely limit our competitive position.

We use estimates in recognizing revenue and if we make changes to estimates used in recognizing revenue, our profitability may be adversely affected.

Revenue from our fixed-price contracts is primarily recognized using the percentage-of-completion method with progress toward completion of a particular contract based on actual costs incurred relative to total estimated costs to be incurred over the life of the contract. Revenue from our cost-reimbursement contracts with award fees are based on our estimation of costs and award fees over the life of the contract. Estimating costs at completion and award fees on our long-term contracts is complex and involves significant judgment. Adjustments to original estimates are often required as work progresses, experience is gained, and additional information becomes known, even though the scope of the work required under the contract may not change. Any adjustment as a result of a change in estimate is recognized as events become known.

In the event updated estimates indicate that we will experience a loss on the contract, we recognize the estimated loss at the time it is determined. Additional information may subsequently indicate that the loss is more or less than initially recognized, which requires further adjustments in our consolidated financial statements. Changes in the underlying assumptions, circumstances, or estimates could result in adjustments that could have a material adverse effect on our future results of operations.

In order to succeed, we will have to keep up with a variety of rapidly changing technologies. Various factors could affect our ability to keep pace with these changes.

Our success will depend on our ability to keep pace with changing technologies in our core business areas. These technologies can change rapidly. Even if we keep up with the latest developments and available technology, newer services or technologies could negatively affect our business. Our success will depend significantly on our ability to develop, integrate and deliver technologically advanced services and solutions at the same or faster pace as our competitors, many of which have greater resources than we do. The Existing Debt Instruments limit, and our future debt instruments may limit, how much we may spend annually on capital expenditures. Those limitations could restrict our ability to invest in new and developing technologies in one or more of our core business areas. Failure to make the appropriate investment could materially affect our business, financial condition and operating results and ability to meet our financial obligations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. We are continuing to evaluate and, where appropriate, enhance our policies, procedures and internal controls. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, our financial statements may not accurately reflect our financial condition.

We identified a material weakness in our internal control over financial reporting as of September 30, 2014, related to the accounting for the 2014 Refinancing. We have a remediation plan which includes appropriate review of such transactions going forward.

As a public company, we will be required to conduct an annual evaluation of our internal control over financial reporting and include a report of management on our internal control over financial reporting. In addition, we expect to be required to have our independent registered public accounting firm report on the effectiveness of our internal control over financial reporting. If we are unable to conclude that we have effective internal control over financial reporting, or if our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock. In addition, even if we were to conclude, and our auditors were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. This, in turn, could have a material adverse effect on our business, financial condition and results of operations.

An economic downturn could harm our business.

Our business, financial condition, operating results and ability to meet our financial obligations may be affected by various economic factors. Unfavorable economic conditions may make it more difficult for us to achieve or maintain revenue growth. In an economic recession, or under other adverse economic conditions which may arise from natural or man-made events, customers and vendors may be less likely to meet contractual terms and payment or delivery obligations. Weakness or deterioration of economic conditions may have a material adverse effect on our business, financial condition, operating results and ability to meet our financial obligations.

Environmental laws and regulations and our use of hazardous materials may subject us to significant liabilities.

Our operations are subject to U.S. federal, state and local and foreign environmental, health and safety laws and regulations, including laws and regulations relating to the discharge, storage, treatment, handling, disposal, transportation and remediation of regulated substances and waste products, such as radioactive, biochemical or other hazardous materials and explosives. We may incur substantial costs in the future because of modifications to current laws and regulations, new laws and regulations, new guidance or new interpretation of existing laws or regulations, violations of environmental laws or required operating permits or discovery of previously unknown contamination.

As a highly-leveraged company, our ability to meet our financial and other future obligations depends on our future operating results and our ability to service our debt. Currently, the Existing Debt Instruments restrict, and the New Credit Agreements will restrict, our operations and any other new debt agreements may restrict our operations in the future.

We are a highly-leveraged company. In connection with this offering, we intend to refinance all of our existing debt, although there is no assurance we will be able to do so. Our Existing Debt Instruments require, and the New Credit Agreements will require, us to make regularly scheduled payments of principal and interest, prepay our debt under certain circumstances, and comply with certain financial covenants. Our ability to pay our debt, to comply with financial covenants, and to fund working capital and planned capital expenditures depends on our ability to generate cash flow currently and in the future. We cannot be certain our business strategy will succeed or that we will achieve our anticipated financial results. Our financial and operational performance depends upon a number of factors, many of which are beyond our control.

Further, the Existing Debt Instruments contain, and the New Credit Agreements will contain, and our other future debt agreements may contain, covenants that restrict our ability to engage in activities that may be in our long-term best interest, including financing future operations or capital needs or engaging in other business activities. The Existing Debt Instruments restrict, and the New Credit Agreements will restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur additional debt;

•	pay dividends or distributions on our capital stock;

•	purchase, redeem or retire capital stock or warrants to purchase capital stock other than to satisfy ESOP repurchase obligations that exist prior to this offering;

•	prepay or repurchase certain debt;

•	pay certain amounts required under our equity-based and incentive compensation plans;

•	purchase capital assets;

•	make acquisitions and investments;

•	issue or sell preferred stock of subsidiaries;

•	create liens on our assets;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another company; or

•	transfer or sell assets outside the ordinary course of business.

From time to time we may require consents or waivers from our lenders or note holders to permit actions prohibited by one or more of the Existing Debt Instruments, the New Credit Agreements or our other future debt agreements. If, in the future, lenders or note holders refuse to waive restrictive covenants and/or financial level requirements, we could be in default. We could be prohibited from undertaking actions necessary or desirable to maintain or expand our business. There is no guarantee we will be able to obtain consents or waivers from our lenders or note holders.

We may also need to seek additional capital in the future to meet current or future business plans, meet working capital needs or for other reasons. There can be no assurance that we will be able to obtain future financings on acceptable terms, if at all. If we are unable to obtain alternative or additional financing arrangements in the future, or if we cannot obtain such financing on acceptable terms, we may not be able to execute our business strategies. Moreover, the terms of any such additional financings may restrict our financial flexibility, including the debt we incur in the future, or may restrict our ability to manage our business as we intended.

Risks Related to an Investment in our Common Stock and this Offering

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity. If our stock price fluctuates after this offering, you could lose a significant part of your investment.

Prior to this offering, there has not been a public market for our common stock. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. Negotiations among the Company and the underwriters will determine the initial public offering price for the shares, which may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price you paid in this offering. The market price of our common stock may be influenced by many factors including:

•	the failure of securities analysts to cover our common stock after this offering or changes in analysts’ financial estimates;

•	our or our competitors’ announcements of significant contracts or acquisitions or other business developments;

•	variations in quarterly results of operations;

•	loss of a large customer or supplier;

•	U.S. and international general economic conditions;

•	increased competition;

•	terrorist acts;

•	future sales of our common stock or the perception that such sales may occur;

•	investor perceptions of us and the industries in which our products are used; and

•	the other factors listed in “Risk Factors”.

As a result of these factors, investors in our common stock may not be able to resell their shares at or above the initial offering price. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may significantly reduce the market price of our common stock, regardless of our operating performance.

If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution.

Dilution is the difference between the offering price per share and the pro forma net tangible book value per share of our common stock immediately after the offering. The price you pay for shares of our common stock sold in this offering is substantially higher than our pro forma net tangible book value per share immediately after this offering. If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the amount of $         per share. As a result of this dilution, investors purchasing shares of common stock in this offering may receive significantly less than the full purchase price that they paid for the stock purchased in this offering in the event of liquidation. See “Dilution”.

If our operating and financial performance in any given period does not meet the guidance that we provide to the public, our stock price may decline.

We may provide public guidance on our expected operating and financial results for future periods. In the event we do provide public guidance, any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts or if we reduce our guidance for future periods, the market price of our common stock may decline as well.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our common stock, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our common stock could decline. If one or more of these analysts cease to cover our common stock, we could lose visibility in the market for our stock, which in turn could cause our common stock price to decline.

We do not currently expect to pay any cash dividends.

Alion has never declared any cash dividends. We do not expect to pay any dividends in the future, and the terms of our Existing Debt Instruments limit, and our future debt instruments will limit, our ability to do so. We currently intend to retain future earnings, if any, to use in operating our business. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend on our operating results, our financial condition, contractual restrictions, applicable law and other factors our Board of Directors determines to be relevant.

Shares eligible for future sale by existing stockholders, including the ESOP Trust may cause the price of our common stock to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. ASOF and Phoenix hold warrants to purchase up to 9,419,371 shares of our common stock, which, following consummation of this offering, including full exercise of the 2014 Warrants, will represent     % of our shares of outstanding common stock. The holders of the 2010 Warrants hold warrants to purchase up to 602,741 shares of our common stock which following consummation of this offering, including full exercise of the 2014 Warrants, will represent the right to acquire     % of our shares of outstanding common stock. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our amended and restated certificate of incorporation, we are authorized to issue up to              million shares of common stock, of which              shares of common stock will be outstanding upon consummation of this offering. Of these shares, the              shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates”, as that term is defined in Rule 144 under the Securities Act. Our directors and executive officers and ASOF and Phoenix, who collectively beneficially own              shares, will enter into lock-up agreements, pursuant to which they will agree not to sell or transfer, directly or indirectly, any shares of our common stock for a period of 180 days from the date of this prospectus, subject to extension in certain circumstances. Upon the expiration of these lock-up agreements, all of these shares of common stock will be tradable subject to limitations imposed by Rule 144 under the Securities Act unless otherwise registered. See “Shares Eligible for Future Sale”.

We expect that following this offering, we will maintain an omnibus equity incentive plan under which we may grant options or other equity awards to our employees or directors in the future, an employee stock purchase plan under which employees may purchase shares of our common stock at a discount, and may provide matching contributions under our KSOP in shares of our common stock. To the extent that we do so, the shares of our common stock that we issue through these plans and to holders of these options or other equity awards upon exercise or vesting, will cause further dilution to new investors.

As of March 31, 2015, there were 13,095,515 shares of common stock held by our ESOP Trust which will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144 unless otherwise registered. After the completion of this offering, the common stock held by our ESOP Trust will account for approximately     % of our outstanding common stock (after taking into account full exercise of the 2014 Warrants). In addition, following this offering, investments by Plan participants in the Company Stock Fund may have a dilutive effect on your ownership interest.

Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our common stock less attractive to investors.

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	we are required to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•	we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay”, “say-on-frequency” and “say-on-golden parachutes”; and

•	we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have not elected to adopt the reduced disclosure in this prospectus, except for reduced disclosure with respect to the Selected Consolidated Financial Data.

The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period is irrevocable.

We cannot predict if investors will find our common stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Information included in this prospectus may contain forward-looking statements that involve risks and uncertainties, including statements herein regarding the Transactions, our ability to meet our debt service obligations, our future capital expenditures, our plans, objectives, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position and our business outlook and business trends. These statements relate to future plans, objectives, expectations and intentions and are for illustrative purposes only. These statements may be identified by the use of words such as “believe”, “expect”, “intend”, “plan”, “anticipate”, “likely”, “will”, “pro forma”, “forecast”, “projections”, “could”, “estimate”, “may”, “potential”, “should”, “would”, and similar expressions.

Factors that could cause actual results to differ materially from anticipated results include, but are not limited to:

•	U.S. government decisions to reduce funding for projects we support;

•	U.S. government debt ceiling limitations, sequestration, continuing resolutions, or other similar Federal Government budgetary or funding issues;

•	delays in the federal budget process including U.S. government shutdowns and threatened shutdowns;

•	delays in payments from U.S. government customers;

•	competitive factors such as pricing pressures and competition to hire and retain employees;

•	termination of our material contracts or our inability to replace or renew our material contracts;

•	failure to retain our existing government contracts;

•	suspension or debarment from doing business with the U.S. government;

•	our ability to achieve or manage the growth of our business;

•	our ability to retain and development members of our senior management team;

•	failure of our subcontractors to perform contractual obligations;

•	changes in market conditions including material changes in laws or regulations affecting our business;

•	employee misconduct, security breaches or the occurrence of other operational risks;

•	security threats and breaches, including cybersecurity threats and other disruptions;

•	an inability to recover contract revenue;

•	failure to comply with procurement laws and regulations or obtain security clearances;

•	economic downturns; and

•	our ability to meet our financial and other future obligations and to service our debt.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this prospectus. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of shares of our common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us (assuming the shares are sold at the midpoint of the range on the cover of the prospectus), will be approximately $         million, or $         million if the underwriters exercise their option to purchase additional shares in full.

A $1.00 increase (decrease) in the assumed public offering price of $         per share would increase (decrease) the net proceeds that we will receive from this offering by approximately $         million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with the proceeds of debt incurred pursuant to the IPO Refinancing, to repay:

•	all outstanding amounts under the Existing Revolving Credit Facility, which matures on April 30, 2018 and bears interest at a rate of daily one-month London Inter-bank Offered Rate, or LIBOR, plus 475 basis points;

•	$ million, representing all outstanding amounts (including accrued and unpaid interest and any applicable premiums) under Tranche A of the Existing First Lien Term Loan, which matures on August 18, 2018 and bears interest at a rate of one-month LIBOR with a floor of 1.00% plus 700 basis points;

•	$ million, representing all outstanding amounts (including accrued and unpaid interest and any applicable premiums) under Tranche B of the Existing First Lien Term Loan, which matures on August 18, 2019 and bears interest at a rate of one-month LIBOR with a floor of 1.00% plus 1,000 basis points;

•	$ million, representing all outstanding amounts (including accrued and unpaid interest and any applicable premiums) under the Existing Second Lien Term Loan, which matures on February 18, 2020 and bears interest at a rate of 14.25% per annum; and

•	$ million, representing all outstanding amounts (including accrued and unpaid interest and any applicable premiums) under the Existing Third Lien Notes, which mature on February 18, 2020 and bear interest at a rate of at 15.25% per annum.

If the option to purchase additional shares is exercised, we intend to use any net proceeds received by us therefrom to repay indebtedness and/or for general corporate purposes.

See “Capitalization” and “Description of Certain Indebtedness”.

The net proceeds from the Existing First Lien Term Loan, the Existing Second Lien Term Loan and the Existing Third Lien Notes, and a portion of the net proceeds from the Existing Revolving Credit Facility, were used to refinance a substantial majority of our then-existing debt in August 2014 in the 2014 Refinancing. See “Description of Certain Indebtedness”.

A portion of the net proceeds from this offering and debt incurred in the IPO Refinancing will be used to repay or redeem debt held by certain of our affiliates. See “Certain Relationships and Related Party Transactions”.

DIVIDEND POLICY

Alion has never declared any cash dividends. Following the completion of this offering, we do not expect to pay any dividends in the future, and the terms of our debt instruments will limit our ability to do so. We currently intend to retain future earnings, if any, to use in operating our business. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend on our operating results, financial condition, contractual restrictions, applicable law and other factors our Board of Directors determines to be relevant. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources”.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2015:

(1)	on a historical basis;

(2)	on an as adjusted basis to give effect to the IPO Refinancing as if it had occurred on March 31, 2015;

(3)	on a pro forma basis to give effect to the Transactions, including the consummation of this offering and the IPO Refinancing, the elimination of all of our outstanding Series A Preferred Stock, the Reverse Stock Split, and the full exercise of the 2014 Warrants, as if each had occurred on March 31, 2015.

Debt is presented at carrying value, net of original issuance discount and unamortized transaction costs.

You should read this table in conjunction with our audited and unaudited interim financial statements and related notes included elsewhere in this prospectus, as well as the information set forth under the captions “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness”.

	As of March 31, 2015
	Actual	As Adjusted		Pro Forma
	(In thousands)
Cash and cash equivalents(a)(b)	$16,391	$		$

Indebtedness:
New Revolving Credit Facility(a)(b)	—
New First Lien Term Loan(a)
New Second Lien Term Loan(a)
Existing Revolving Credit Facility	42,606		—		—
Existing First Lien Term Loan
Tranche A	92,690		—		—
Tranche B	160,643		—		—
Existing Second Lien Term Loan(c)	62,567		—		—
Existing Third Lien Notes(d)	202,485		—		—

Total indebtedness	560,991

Total equity:
Redeemable common stock(e)(f)	32,084				—
Common stock(e)(f)	—		—
Series A preferred stock(g)	2,339				—
2014 Warrants	11,793				—
2010 Warrants(h)	20,785
Accumulated other comprehensive loss	(19)
Accumulated deficit	(276,224)

Total shareholders’ deficit	(209,242)

Total capitalization	$351,749	$		$

(a)	A $1.00 increase (decrease) in the assumed public offering price of $ per share would increase (decrease) the net proceeds that we will receive from this offering by approximately $ million, or $ million if the underwriters exercise their option to purchase additional shares in full, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use any increased proceeds to repay indebtedness and/or increase our pro forma cash and cash equivalents, and any decrease in net proceeds would increase our indebtedness and/or reduce our pro forma cash and cash equivalents.

(b)	We expect to enter into the New Revolving Credit Facility pursuant to the IPO Refinancing, which we expect will provide for availability of up to $ million.

(c)	Includes $6.4 million of issued and accrued PIK Interest.

(d)	Includes $12.8 million of issued and accrued PIK Interest.

(e)	The common stock currently held by the ESOP Trust is redeemable because, under certain circumstances, ESOP beneficiaries can require Alion to purchase shares distributed by the ESOP Trust at the then redemption value. We expect that, following this offering, we will no longer be required to redeem ESOP shares because there will be an established securities market for the public sale of our stock.

(f)	Actual: $0.0001 par value, 24,000,000 shares authorized, 13,095,515 shares issued and outstanding as of March 31, 2015; pro forma: $0.0001 par value, shares authorized, shares issued and outstanding, each as adjusted to take into account the Reverse Stock Split.

(g)	Actual: $0.01 par value, 5,000,000 shares authorized, 70 shares issued and outstanding as of March 31, 2015; pro forma: $0.01 par value, shares authorized, and no shares issued or outstanding.

(h)	After consummation of this offering and the full exercise of the 2014 Warrants, the 2010 Warrants would be exercisable for shares of our common stock.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. Dilution results from the exercise of the 2014 Warrants and the fact that the initial public offering price per share of common stock is substantially in excess of the net tangible book value per share of our common stock attributable to the existing shareholders for our presently outstanding shares of common stock. We calculate net tangible book value per share of our common stock by dividing the net tangible book value (total consolidated tangible assets less total consolidated liabilities) by the number of outstanding shares of our common stock.

Our net tangible book value as of March 31, 2015 was $                , or $         per share of our common stock, based on              shares of our common stock outstanding on April         , 2015, after giving effect to the Reverse Stock Split.

After giving effect to the full exercise of the 2014 Warrants, and the issuance and sale of shares of our common stock in this offering assuming an initial public offering price of $             per share, less the underwriting discounts and commissions and the estimated offering expenses payable by us, and without taking into account any other changes in the net tangible book value after March 31, 2015, our pro forma net tangible book value as of March 31, 2015 would have been a deficit of $             million, or $             per share. This represents an immediate increase in net tangible book value of $             per share of our common stock to the existing shareholders and an immediate dilution in net tangible book value of $             per share of our common stock, or     % of the estimated offering price of $             per share, to investors purchasing shares of our common stock in this offering. The following table illustrates such per share of our common stock dilution:

Assumed initial public offering price per share	$
Net tangible book value (deficit) per share before the change attributable to new investors	$
Increase in net tangible book value per share attributable to new investors	$
Pro forma net tangible book value (deficit) per share after this offering and full exercise of the 2014 Warrants	$

Dilution per share to new investors	$

The following table summarizes as of March 31, 2015, after taking into account the Reverse Stock Split, the total number of shares of our common stock purchased from us, the total cash consideration paid to us and the average price per share paid by purchasers of our common stock and new investors purchasing shares of our common stock in this offering:

	Shares of our Common Stock Purchased			Total Consideration (Amount) (in millions)	Total Consideration (Percentage)		Average Price Per Share
	Number (in millions)	Percent
Existing holders			%	$		%	$
New investors(1)			%	$		%	$

Total			%	$	100%		$

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors and total consideration paid by all stockholders by $ million, assuming the number of shares offered by us, as set forth on the cover page of the prospectus, remains the same.

If the underwriters were to fully exercise the underwriters’ option to purchase additional shares of our common stock, the percentage of shares of our common stock held by existing shareholders would be     % (    % on a diluted basis), and the percentage of shares of our common stock held by new investors would be     % (    % on a diluted basis).

As of March 31, 2015, there were 306,889 2014 Warrants outstanding to purchase 9,419,371 shares of our common stock (with an additional 307,668 shares reserved for issuance pursuant to anti-dilution protections upon exercise of the 2014 Warrants as of March 31, 2015), at an exercise price of $0.0001 per share and 310,000 2010 Warrants outstanding to purchase 602,741 shares of our common stock (with an additional 444,035 shares reserved for issuance pursuant to anti-dilution protections upon exercise of the 2014 Warrants as of March 31, 2015), at an exercise price of $0.01 per share. The tables and calculations above assume full exercise of the 2014 Warrants. If the 2010 Warrants were also fully exercised, resulting in the purchase of              shares of our common stock, the additional dilution per share to new investors would be $            , assuming such investors purchase their shares at the midpoint of the price range set forth on the cover page of this prospectus.

We expect that following this offering, we will maintain an omnibus equity incentive plan under which we may grant options or other equity awards to our employees or directors in the future, an employee stock purchase plan under which employees may purchase shares of our common stock at a discount, and may provide matching contributions under our KSOP in shares of our common stock. To the extent that we do so, the shares of our common stock that we issue through these plans and to holders of those options or other equity awards upon exercise or vesting, will cause further dilution to new investors. In addition, following this offering investments by Plan participants in the Company Stock Fund may have a dilutive effect on your ownership interest.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present summary historical condensed consolidated financial data for each of our last three fiscal years ended September 30, 2014, 2013 and 2012 and for the six months ended March 31, 2015 and 2014, and as of September 30, 2014 and 2013 and March 31, 2015. The summary historical condensed consolidated financial data for the fiscal years ended September 30, 2014, 2013 and 2012 and as of September 30, 2014 and 2013 have been derived from our audited financial statements which are included elsewhere in this prospectus. The summary historical condensed consolidated financial data for the six months ended March 31, 2015 and 2014 and as of March 31, 2015 has been derived from our unaudited condensed consolidated interim financial statements which are included elsewhere in this prospectus. In management’s opinion, the unaudited condensed consolidated financial statements reflect all adjustments and reclassifications that are necessary for a fair presentation of the periods presented.

The results presented below are not necessarily indicative of results that may be expected for any future period. The following information should be read in conjunction with “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and our audited annual and unaudited interim financial statements and notes included elsewhere in this prospectus.

	Six Months Ended March 31,		Fiscal Year Ended September 30,
	2015	2014	2014	2013	2012
	(Dollars in thousands except per share data)
Consolidated Statement of Operations and Comprehensive Loss:
Contract revenue	$469,648	$378,346	$804,809	$848,972	$817,204
Direct contract expense	376,419	294,294	629,311	669,504	632,831

Gross profit	93,229	84,052	175,498	179,468	184,373
Operating expenses	38,462	39,585	78,061	84,128	91,494
General and administrative expenses	25,117	37,546	51,159	53,139	52,441

Operating income	29,650	6,921	46,278	42,201	40,438
Other income (expense)
Interest income	30	28	55	55	78
Interest expense	(43,637)	(38,658)	(81,661)	(75,700)	(74,934)
Other	(25)	(47)	(123)	(84)	(55)
Change in warrant value	(5,275)	—	9,894	—	—
Gain (loss) on debt extinguishment	—	—	(11,458)	3,913	—

Total other expense	(48,907)	(38,677)	(83,294)	(71,816)	(74,911)
Loss before income taxes	(19,257)	(31,756)	(37,016)	(29,615)	(34,473)
Income tax expense	(3,492)	(3,494)	(6,980)	(6,977)	(6,974)

Net loss	$(22,749)	$(35,250)	$(43,996)	$(36,592)	$(41,447)

Comprehensive loss	$(22,749)	$(35,250)	$(44,145)	$(36,313)	$(41,421)

Loss Per Share Data:
Net loss per share of common stock
Basic	$(1.74)	$(4.61)	$(5.53)	$(5.39)	$(6.74)
Diluted(a)	$(1.74)	$(4.61)	$(5.53)	$(5.39)	$(6.74)
Weighted average shares of common stock outstanding
Basic	$13,102,752	7,641,983	7,952,248	6,787,660	6,148,438
Diluted(a)	$13,102,752	7,641,983	7,952,248	6,787,660	6,148,438

	March 31, 2015	As of September 30,
		2014	2013
		(Dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$16,391	$10,732	$25,613
Working capital	(517)	1,412	42,569
Total assets	596,301	604,269	624,626
Total debt(b)	560,991	569,028	556,118

(a)	Does not reflect the impact of the exercise of any warrants for any period.

(b)	Total debt as of March 31, 2015 consisted of obligations under the Existing Debt Instruments. Total debt as of September 30, 2014 consisted of obligations under the Existing Debt Instruments as well as that portion of our Unsecured Notes that remained outstanding after the 2014 Refinancing, which were repaid in January 2015. Total debt as of September 30, 2013 consisted of obligations under our prior revolving credit facility, our Secured Notes and our Unsecured Notes, as well as accrued PIK Interest, and is net of unamortized debt issue costs and original issue discount.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to assist the reader’s understanding of Alion’s financial condition, results of operations, liquidity and capital resources. You should read the following discussion in conjunction with the “Capitalization”, “Selected Consolidated Financial Data”, “Business” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations that involve risks and uncertainties. Future results may differ materially from those we currently anticipate because of the “Risk Factors” described elsewhere in this prospectus.

Overview

We are a leading provider of engineering solutions and services to the Federal Government for national defense, security and other critical government areas. Founded in 1936 as IITRI, Alion and its highly skilled and educated employees have consistently been at the forefront of originating, developing and applying innovative scientific, engineering, technology and research and development solutions to our customers’ most complex challenges. Based in McLean, Virginia, we operate in three core business areas:

•	Naval Architecture and Marine Engineering core business area, in which we provide technical expertise for ship and systems design as well as acquisition and production supervision, testing, delivery and engineering support to naval and commercial markets, both domestically and internationally.

•	Systems Analysis, Design and Engineering core business area, in which we provide services and technologies designed to enhance the performance and safety of complex systems and reduce costs.

•	Modeling, Simulation, Training and Analysis core business area, in which we leverage our proprietary software, services and technologies to improve mission effectiveness and readiness through the cost effective application of virtual training.

A significant focus of our solutions and services is our agile engineering work, almost all of which is currently conducted in our systems analysis, design and engineering core business area. Agile engineering is the design, rapid prototyping, testing and limited production of systems and components. This is a substantial and growing part of our business. Within our agile engineering service we provide a broad range of solutions that respond directly to product line managers’ needs, usually on a time-critical basis. Our ability to progressively design, prototype, test and field solutions to emergent problems in close collaboration with (and often embedded in) customer teams results in effective, affordable and timely solutions. We believe our ability to combine traditional services with technological and engineering expertise in a time-critical, cost-efficient manner sets us apart in our industry.

Our solutions and services span the full lifecycle of key programs and provide us with long-standing, entrenched relationships with our customers. The long-term nature of our service offering also allows us to expand our footprint on existing programs and to use our capabilities and relationships to capture new growth opportunities. For fiscal year 2014, we generated revenue of $804.8 million, $68.0 million in Consolidated EBITDA and reported a net loss of $44.0 million. For the six months ended March 31, 2015 and 2014, we generated revenue of $469.6 million and $378.3 million, respectively, $38.6 million and $30.9 million in Consolidated EBITDA, respectively, and reported a net loss of $22.7 million and $35.2 million, respectively. This represents an increase in revenue and Consolidated EBITDA of 24.1% and 24.9%, respectively, and although Alion has not been profitable since it became a C Corporation in March 2010, it represents a decrease in net loss of 35.5%. For a discussion of our use of Consolidated EBITDA and a reconciliation to net loss, please refer to “Prospectus Summary—Summary Historical Consolidated Financial Data”. As of September 30, 2014 and March 31, 2015, we had approximately $632.5 million and $616.7 million, respectively, in aggregate principal amount of outstanding debt. In connection with this offering, we intend to repay or refinance all of our currently outstanding debt. On a pro forma basis following consummation of the Transactions, including this offering at the midpoint of the range on the front cover of this prospectus, the Company would have approximately $         million of long-term debt outstanding. For a discussion of our indebtedness, please refer to “—Description of Certain Indebtedness”, “—Capitalization” and our audited annual and unaudited interim financial statements and notes.

We provide high-end research and development capabilities, technical expertise and operational support to a diverse group of U.S. government customers and, to a lesser degree, commercial and international customers. We serve customers in all branches of the U.S. military, a number of Cabinet-level U.S. government agencies, state and foreign governments and commercial customers. As of March 31, 2015, we had more than 185 distinct customers and over 500 active contracts. For the six months ended March 31, 2015, DoD customers represented 94.6% of our revenue and other civilian agencies and commercial customers accounted for 5.4% of our revenue.

Factors Affecting Our Results of Operations and Financial Condition

Our results of operations and financial condition have been, and we expect them to continue to be, affected by the following factors, which may cause our future results of operations to differ from our historical results of operations discussed under “— Results of Operations” and may negatively impact our financial condition.

Sources of Revenue

We depend on U.S. government contracts for substantially all of our revenue. For calendar year 2014, 93.8% of our revenue derived from DoD contracts, with the U.S. Navy as our single largest customer, generating 54.7% of our calendar year 2014 revenue. Our revenue under U.S. government contracts could be negatively affected by a number of factors, such as budgetary constraints, government shutdowns, sequestration, the federal debt ceiling, budget delays, collection of payment process delays, contractual withholdings, set-asides, performance audits, reprioritizations or changes to procurement practices. We obtain most of our U.S. government contracts through competitive bidding, which is an inherently unpredictable process. Even if we win a bid, one of our competitors could protest the award, which can at the least cause delay, or result in a loss of the contract. Many of our U.S. government contracts are IDIQ type contracts with multiple awardees under which we must compete for orders under continuing pricing pressures. Our contracts with the U.S. government allow the U.S. government to terminate the contract without cause. If we fail to comply with complex procurement laws and regulations, we could be suspended or debarred from doing business with the U.S. government.

Competition

We face intense competition from many companies that have greater resources than we do. Our main competitors are U.S. federal systems integrators and service providers such as Booz Allen Hamilton, CACI International, Leidos Holdings, Science Applications International Corporation, ManTech International, NCI, Engility and the NAPS segment of Computer Sciences Corporation. Many of these competitors have greater resources, larger client bases and better brand recognition than we do.

Backlog

As of March 31, 2015, management estimates the backlog amount of future revenues to be recognized under our existing contracts to be approximately $1.5 billion, of which approximately $442 million is funded. There can be no assurance that the Company’s existing contracts will result in actual revenue in any particular period, or at all, or that any contract included in backlog will be profitable. There is a higher degree of risk in this regard with respect to unfunded backlog. The actual receipt and timing of any revenue is subject to various contingencies, many of which are beyond our control. The actual recognition of revenue on contracts included in the Company’s backlog may never occur or may change because a program schedule could change, the program could be canceled, a contract could be reduced, modified, or terminated early, whether for the convenience of the government or otherwise; or an option that we had assumed would be exercised could not be exercised. The primary risks that could affect timing and recognition of backlog-related contract revenue include: schedule changes, contract modifications, and the Company’s ability to assimilate and deploy new staff against funded backlog; U.S. government cost cutting initiatives and other efforts to reduce spending, which could reduce or delay funding for orders for services; and delayed funding of the Company’s contracts due to delays in the completion of the U.S. government’s budgeting process and the use of continuing resolutions by the U.S. government to fund its operations.

Employees

Competition in our industry for scientists, engineers, technicians, management and professional personnel is intense and competitors aggressively recruit key employees. In some cases, our customers require us to staff a program with personnel that the customer considers to be key to successful performance of their contract. Our business could suffer if we fail to attract, train and retain skilled employees.

Seasonality

Although our business is not seasonal, it does fluctuate with the number of working days in each quarter. The first and fourth quarters each calendar year generally have fewer working days for our employees to generate revenue. In the weeks before the Federal Government’s September 30 fiscal year end, it is not uncommon for U.S. government agencies to award extra tasks or complete contract actions to avoid the loss of unexpended fiscal year funds. In addition, we also have generally experienced higher bid and proposal costs in the months leading up to the U.S. government’s fiscal year end. After fiscal year end, we pursue new contract opportunities being awarded as new opportunities are expected to have funding appropriated in the U.S. government’s subsequent fiscal year. We may continue to experience this pattern in future periods, and our future periods may be affected by it.

The Transactions

Assuming the consummation of the Transactions, including the issuance of                  million shares of our common stock, we intend to use the net proceeds from this offering, together with the proceeds of debt incurred pursuant to the IPO Refinancing, to repay all outstanding amounts (including accrued and unpaid interest and any applicable premium) under our Existing Revolving Credit Facility, Existing First Lien Term Loan, Existing Second Lien Term Loan and Existing Third Lien Notes. We estimate that the repayment and refinancing of all of our outstanding debt will reduce our mandatory amortization payments by $                 million, our scheduled PIK interest expense by $                 million, and our scheduled cash interest expense by $                 million. See “Description of Certain Indebtedness—New Credit Facilities”.

Assuming the consummation of the Transactions, we expect the Series A Preferred Stock will be eliminated in its entirety. In addition, prior to the closing of this offering, and assuming the consummation of the Transactions, we expect the holders of at least a majority of the common stock to be received upon exercise of all outstanding 2014 Warrants to consent to an amendment to the 2014 Warrant Agreement to provide that any and all outstanding 2014 Warrants will be deemed automatically exercised on a cashless basis for                  million shares of our common stock prior to the closing of this offering.

In connection with the Transactions, we expect that we will recognize approximately $                 million of charges, including transaction expenses and redemption and prepayment premiums and the write-off of $                 million of unamortized debt issue costs and original issue discount associated with the 2014 Refinancing.

Results of Operations

Six Months Ended March 31, 2015, Compared to Six Months Ended March 31, 2014

Despite a challenging U.S. Federal Government defense market, the Company won new contracts and executed on its existing base of business. For the six months ended March 31, 2015, revenue increased 24.1% over the six months ended March 31, 2014 and operating income increased 328.4% compared to the six months ended March 31, 2014.

Notwithstanding over-arching defense sector market issues, revenue for the three months ended March 31, 2015 marked the Company’s fifth consecutive quarter of increasing revenues. The Company ended the six months ended March 31, 2015 with approximately $442 million in funded backlog, which was one of the highest fiscal quarter end levels of funded backlog in Company history.

For the six months ended March 31, 2015, the Company’s revenue growth was driven by a number of factors that included winning new awards and obtaining increased funding on Alion’s existing business base, as well as expanding into new markets. Alion’s revenue growth fueled operating income which increased by 328.4% as compared to the six months ended March 31, 2014. In addition to our revenue growth, the Company incurred significant transaction expenses for the six months ended March 31, 2014 in connection with the 2014 Refinancing and there were no comparable costs for the six months ended March 31, 2015. Management’s focus on improved contract performance and execution also improved profitability. Company initiatives reduced overhead and general and administrative expense by $14.9 million for the six months ended March 31, 2015 as compared to the six months ended March 31, 2014.

The Company’s net loss for the six months ended March 31, 2015 decreased by 35.5% as compared to the six months ended March 31, 2014. Higher operating income from lower overhead and general and administrative expenses outpaced increased interest expense from our debt structure resulting from the 2014 Refinancing.

Revenue

For the six months ended March 31, 2015, revenue was $469.6 million, up $91.3 million (24.1%) as compared to the six months ended March 31, 2014. This increase was driven primarily by a $90.9 million overall increase in DoD revenue compared to the six months ended March 31, 2014. The growth was primarily a result of higher funding and new awards in our Systems Analysis, Design and Engineering core business area related to increases in our agile engineering and rapid prototyping work which, in part, provided a $122.1 million (101.8%) increase in revenue compared to the six months ended March 31, 2014. Offsetting this growth were declines in our Naval Architecture and Marine Engineering core business of $8.8 million (5.6%) and Modeling, Simulation, Training, and Analysis core business of $22.0 million (22.0%). These declines were driven by contract losses experienced for the six months ended March 31, 2014 and three months ended March 31, 2015.

Sources of Revenue

We provide professional engineering, program management and information technology services and scientific expertise in a range of specialized core business areas aligned with our customers’ demands. The U.S. government continues to be our principal customer. As in the past, we expect to derive the overwhelming majority of our revenue from the DoD and other federal agency contracts. Although we are investing to expand our international and commercial business, we believe commercial and international revenue will continue to be a low percentage of our total revenue. We expect changes in our internal resource allocations and planned cost reductions will improve our ability to provide cost-effective customer solutions.

The table below summarizes our revenue by customer for the six months ended March 31, 2015 and 2014.

	Six Months Ended March 31,
Revenue by Customer	2015		2014
	(Dollars in millions)
U.S. Air Force	$69.1	14.7%	$58.8	15.5%
U.S. Army	86.5	18.4%	50.2	13.3%
U.S. Navy	240.7	51.2%	213.3	56.4%
Other Department of Defense customers	48.3	10.3%	31.4	8.3%

Sub-total Department of Defense customers	444.6	94.6%	353.7	93.5%
Other Federal Agencies	13.9	3.0%	13.6	3.6%

Sub-total U.S. government customers	458.5	97.6%	367.3	97.1%
Commercial and International customers	11.1	2.4%	11.0	2.9%

Total Revenue	$469.6	100.0%	$378.3	100.0%

We expect our internal resource allocations and cost reductions will improve our efficiency and enhance our ability to provide cost-effective customer solutions, although we can provide no assurances that we will achieve these expected reductions. Factors impacting our Naval Architecture and Marine Engineering, Modeling, Simulation, Training and Analysis and Systems Analysis, Design and Engineering core business area revenue are noted in the Revenue section above.

The table below summarizes revenue by core business area for the six months ended March 31, 2015 and 2014.

	Six Months Ended March 31,
Core Business Area Revenue	2015		2014
	(Dollars in millions)
Naval Architecture and Marine Engineering	$149.4	31.8%	$158.2	41.8%
Systems Analysis, Design and Engineering	242.1	51.6%	120.0	31.7%
Modeling, Simulation, Training and Analysis	78.1	16.6%	100.1	26.5%

Total Revenue	$469.6	100.0%	$378.3	100.0%

Cost-reimbursement contract revenue for the six months ended March 31, 2015 increased $104.1 million (32.8%) compared to the six months ended March 31, 2014 and represented 89.7% of fiscal 2015 revenue. The growth in cost-reimbursement contract revenue was driven, in part, by customers utilizing the Defense Technical Information Center IDIQ type contract vehicles to access our services in the Systems Analysis, Design and Engineering core business area. Fixed price contract revenue for the six months ended March 31, 2015 was down $11.6 million to 4.2% of revenue as compared to the six months ended March 31, 2014 due, in part, to contract completions and customer directed budget reductions. Time and material contract revenue for the six months ended March 31, 2015 decreased to 6.1% of annual revenue as compared to the six months ended March 31, 2014.

The table below summarizes our revenue by contract billing type for the six months ended March 31, 2015 and 2014.

	Six Months Ended March 31,
Revenue by Contract Billing Type	2015		2014
	(Dollars in millions)
Cost reimbursable contracts	$421.1	89.7%	$317.0	83.8%
Fixed price contracts	19.8	4.2%	31.4	8.3%
Time and material contracts	28.7	6.1%	29.9	7.9%

Total Revenue	$469.6	100.0%	$378.3	100.0%

Prime contract revenue increased by $93.4 million, a 28.4% increase compared to the six months ended March 31, 2014. To a large degree, this increase was attributed to new awards and funding on existing programs, in our Systems Analysis, Design and Engineering core business area. Revenue from our work as a subcontractor to other prime contractors was down $2.1 million or 4.2% for the six months ended March 31, 2015 compared to the six months ended March 31, 2014. Alion continues to look to increase its presence as a prime contractor on larger, more complex programs where we deliver services to customers by deploying our own staff and by managing the efforts of other contractors.

	Six Months Ended March 31,
Prime and Subcontract Revenue	2015		2014
	(Dollars in millions)
Prime contracts	$421.9	89.8%	$328.5	86.8%
Subcontracts from other companies	47.7	10.2%	49.8	13.2%

Total Revenue	$469.6	100.0%	$378.3	100.0%

The trend by our customers to access our services through IDIQ contract vehicles continued for the six months ended March 31, 2015 as IDIQ contract revenue increased by 45.6% compared to the six months ended March 31, 2014. This increase was attributed, in part, to new task orders awards and funding on existing task orders. Our customers used our Weapons System Information Analysis Center IDIQ contract to obtain Alion’s services in the Systems Analysis, Design and Engineering core business area and the Seaport-E IDIQ contract to access our services in the Naval Architecture and Marine Engineering core business area.

	Six Months Ended March 31,
Contract Vehicles	2015		2014
	(Dollars in millions)
IDIQ Contracts	$349.5	74.4%	$240.0	63.4%
Individual contracts and delivery orders	120.1	25.6%	138.3	36.6%

Total Revenue	$469.6	100.0%	$378.3	100.0%

Selected Financial Information

The table below summarizes our six months ended March 31, 2015 and 2014 revenues and income from operations. For the six months ended March 31, 2015, revenue increased by $91.3 million (24.1%) year over year and our gross profit increased $9.2 million. Total operating expenses for the six months ended March 31, 2015 decreased $13.6 million as compared to the six months ended March 31, 2014 as general and administrative costs decreased by $12.4 million and depreciation and amortization expenses were down $431 thousand. Occupancy costs rose $1.8 million as we expanded our presence in several locations in conjunction with our growing revenue base. Operating income for the six months ended March 31, 2015 was $22.7 million more than it was for the six months ended March 31, 2014 as revenues increased and operating expenses decreased.

	Six Months Ended March 31,
	2015		2014
	(Dollars in thousands)
Selected Financial Information		% of revenue		% of revenue
Total contract revenue	$469,648		$378,346
Total direct contract expense	376,419	80.1%	294,294	77.8%
Direct labor costs	118,204	25.2%	120,122	31.7%
Materials and subcontracts	247,092	52.6%	163,099	43.1%
Other direct costs	11,123	2.4%	11,073	2.9%

Gross profit	93,229	19.9%	84,052	22.2%
Total operating expense	63,579	13.5%	77,131	20.4%
Major components of operating expense:
Overhead and G&A expenses	43,757	9.3%	58,671	15.5%
Rental and occupancy expense	17,741	3.8%	15,948	4.2%
Depreciation and amortization	2,081	0.4%	2,512	0.7%

Operating income	$29,650	6.3%	$6,921	1.8%

Direct Contract Expense and Gross Profit

Direct contract costs for the six months ended March 31, 2015 increased $82.1 million (27.9%) compared to the six months ended March 31, 2014, which is in line with higher revenue. Direct labor costs for the six months ended March 31, 2015 decreased $1.9 million (1.6%) and third-party costs for materials and subcontracts increased by $84.0 million (51.5%) as compared to the six months ended March 31, 2014. Material and subcontract costs increased due to new funding and awards in the fourth quarter of fiscal 2014 and second quarter of fiscal 2015. Other direct costs for the six months ended March 31, 2015 increased by $0.05 million (0.05%) compared to the six months ended March 31, 2014 as the Company required more non-labor goods and travel related costs to service our customers.

Gross profit increased by $9.2 million for the six months ended March 31, 2015 as compared to the six months ended March 31, 2014 due to the increase in revenue and improved program execution. Gross profit margins for the six months ended March 31, 2015 declined to 19.9% of revenue as compared to 22.2% of revenue for the six months ended March 31, 2014. The decrease in gross margins was due, in part, to the significant growth in material and subcontract activity which on some of Alion’s contracts earn lower gross margins than the rest of the portfolio.

Operating and General and Administrative Expenses

Operating expenses for the six months ended March 31, 2015 decreased $13.6 million (17.6%) compared to the six months ended March 31, 2014. Overhead and general and administrative, or G&A, expenses for the six months ended March 31, 2015 were down by $14.9 million compared to the six months ended March 31, 2014. The reductions in overhead and general and administrative expenses were due, in part, to cost reductions initiatives the Company has undertaken, as well as, the elimination of refinancing expenses the Company incurred in the six months ended March 31, 2014. Occupancy costs increased $1.8 million year over year as we expanded our presence in several locations in conjunction with our growing revenue base, while depreciation and amortization charges declined by $431 thousand. We expect to incur transaction costs in connection with the Transactions, the elimination of all of our outstanding Series A Preferred Stock and the full exercise of the 2014 Warrants, and to have greater operating and general and administrative expenses as a result of becoming a public company.

Operating Income

Operating income for the six months ended March 31, 2015 was $29.7 million, as compared to $6.9 million for the six months ended March 31, 2014. The increase was due to higher revenue, and, in part, to improved contract execution and performance, which generated higher contract profitability. Operating income was also higher year over year because of reduced overhead and core general and administrative costs including elimination of transaction costs incurred in fiscal year 2014 associated with the Company’s refinancing transaction in August 2014. For the six months ended March 31, 2015 operating income margin was 6.3% up from 1.8% for the six months ended March 31, 2014.

Interest and Other Expense

The weighted average total principal amount of debt outstanding for the six months ended March 31, 2015 was $630.5 million, and our average effective interest rate on our outstanding debt for the six months ended March 31, 2015 was 13.84%.

The weighted average total principal amount of debt outstanding for the six months ended March 31, 2014 was $573.8 million, and our average effective interest rate on our outstanding debt for the six months ended March 31, 2014 was 13.47%.

For the six months ended March 31, 2015 aggregate interest income and interest expense and other expense was approximately $5.0 million higher than it was for the six months ended March 31, 2014. Cash settled interest expense declined by $8.1 million year over year because we only have to pay cash interest on certain of the Existing Debt Instruments. The Existing Second Lien Term Loan does not currently bear cash interest and the Existing Third Lien Notes cash interest rate is currently 5.5%. For the six months ended March 31, 2014 we had to pay cash interest on a higher total outstanding principal for the now-extinguished Secured Notes and Unsecured Notes and at a higher cash paid interest rate. Interest expense on our Existing Revolving Credit Facility increased because we carried a $43 million balance in the six months ended March 31, 2015. In contrast, during the six months ended March 31, 2014, we only borrowed $10 million for a brief period. As a result of the Transactions we expect our interest expense to decrease.

Interest expense increased overall because for the six months ended March 31, 2015 we have more debt outstanding subject to higher PIK interest rates than the Secured Notes earned. We accrued $15.6 million in PIK interest on the Existing Second Lien Term Loan and Existing Third Lien Notes compared to $3.3 million in PIK interest for the Secured Notes for the six months ended March 31, 2014. We are also amortizing a higher amount of debt issue costs compared to the six months ended March 31, 2014.

	Six Months Ended March 31,
	2015	2014
	(In thousands)
Cash Pay Interest
Existing Revolving Credit Facility	$1,234	$1,269
Existing First Lien Term Loan, Tranche A	4,222	—
Existing First Lien Term Loan, Tranche B	9,696	—
Existing Third Lien Notes	5,853	—
Secured Notes	—	16,627
Unsecured Notes	820	12,044
Other cash pay interest and fees	40	42

Sub-total cash pay interest	$21,865	$29,982
Deferred and Non-cash Interest
Secured Notes PIK interest	—	3,326
Existing Second Lien Term Loan PIK interest	5,221	—
Existing Third Lien Notes PIK interest	10,375	—
Debt issue costs and other non-cash items	6,176	5,349

Sub-total non-cash interest	$21,772	$8,675

Total interest expense	$43,637	$38,657

Income Tax Expense

Deferred income tax expense for the six months ended March 31, 2015 and 2014 was $3.5 million. Deferred tax expense relates to tax-deductible goodwill. The Company also had modest current foreign tax expense for its Indian subsidiary’s business development activities.

Alion has not been profitable since it became a C Corporation in March 2010. As of March 31, 2015, the Company had generated $252.9 million in net operating loss, or NOL, tax deductions. The earliest NOL deduction does not expire until fiscal year 2030. As a result of the offering, its NOLs will become subject to an annual use limitation. Management estimates that the Company will be able to use up to approximately $153 million of its NOLs over the five-year period following the offering. Management estimates that approximately an additional $30 million of the Company’s pre-offering NOLs will be available to be used over their remaining available term. Thus, it is likely that some portion of its pre-offering NOLs will expire unused. In addition to its existing NOLs, the Company has certain built-in deductions available to reduce its taxable income in future periods.

Alion’s ability to utilize NOL tax benefits will depend upon how much future taxable income it has. Management regularly reviews NOL-related provisions of the U.S. Internal Revenue Code of 1986, or the Code, that could potentially limit the Company’s ability to use its existing NOL deductions in the future. Because Alion’s history of losses makes it unlikely it will be able to realize the full benefit of its deferred tax assets, U.S. GAAP requires management to record a full valuation allowance for all deferred tax assets including NOLs. Therefore, the Company’s deferred tax assets have always had zero carrying value.

Alion’s $68.6 million deferred tax liability arose from prior goodwill deductions that increased its NOL deductions. Absent a material increase in its taxable income, the Company expects to face limited domestic income tax liability for the foreseeable future due to available NOLs. Management expects Alion will face only minimal foreign income tax expense for operations in India. Alion expects to continue to recognize deferred income tax expense for tax-deductible goodwill for the next several years. See Note 19 to the unaudited financial statements for information about the components of the Company’s deferred tax assets.

Net Loss

We had a net loss of $22.7 million for the six months ended March 31, 2015. This was a $12.6 million decrease compared to our $35.3 million net loss for the six months ended March 31, 2014, which was driven, in part, by the Company’s increase in revenue discussed above and an improvement in operating income. In addition, the Company’s net loss was unfavorably impacted by approximately $5.3 million due to the change to the 2014 Warrants values. Operating income for the six months ended March 31, 2015 was up $22.7 million compared to the six months ended March 31, 2014 but was partly offset by a $5.0 million increase in interest expense.

Backlog

As of March 31, 2015, management estimates the amount of future revenues to be recognized under our existing contracts to be approximately $1.5 billion, of which, approximately $442 million is funded. Of the approximately $1.5 billion of backlog, the amount not reasonably expected to be filled in fiscal year 2015 is approximately $987.1 million.

Our existing contracts may have funded backlog and unfunded backlog, each of which is described below. The contract values and management’s estimated revenues do not include any ceiling value under IDIQ contracts, including Government-wide Acquisition Contracts, or GWACs, and General Services Administration, or GSA, schedules, except to the extent that task orders have been awarded to us under those contracts.

•	Funded Backlog. Funded backlog represents the estimated revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized less revenue previously recognized on these contracts. We expect to recognize a substantial portion of our funded backlog as revenue within the next twelve months.

	As of March 31,
	2015	2014
	(In millions)
Backlog:
Funded	$441.7	$340.5

•	Unfunded Backlog. Unfunded backlog represents the estimated revenue value of orders for services under existing contracts for which funding has not been appropriated or otherwise authorized.

	As of March 31,
	2015	2014
	(In millions)
Backlog:
Unfunded	$1,027.3	$1,035.7

In fiscal year 2013, management refined the methodology used to determine funded backlog and unfunded backlog, including only estimates of future revenues to be recognized under awarded contracts. The change in backlog estimating methodology better aligned Alion’s backlog estimates with our industry peer group. Each fiscal year quarter Alion’s funded and unfunded backlog estimates are determined by analyzing a number of key factors and attributes for each of the Company’s executed contracts, task orders or delivery orders. Based upon the result of our analysis we establish the expected revenue value for each of those items contracts, task orders or delivery orders and report those results on a consolidated basis. See “Risk Factors—Risks Related to Our Business and Operations—We may not realize the full amount of our backlog, which could lower future revenue”.

There can be no assurance that the Company’s existing contracts will result in actual revenue in any particular period, or at all, or that any contract included in backlog will be profitable. There is a higher degree of risk in this regard with respect to unfunded backlog. The actual receipt and timing of any revenue is subject to various contingencies, many of which are beyond our control. The actual recognition of revenue on contracts included in the Company’s backlog may never occur or may change because a program schedule could change, the program could be canceled, a contract could be reduced, modified, or terminated early, whether for the convenience of the government or otherwise; or an option that we had assumed would be exercised could not be exercised. The primary risks that could affect timing and recognition of backlog-related contract revenue include: schedule changes, contract modifications, and the Company’s ability to assimilate and deploy new staff against funded backlog; U.S. government cost cutting initiatives and other efforts to reduce spending, which could reduce or delay funding for orders for services; and delayed funding of the Company’s contracts due to delays in the completion of the U.S. government’s budgeting process and the use of continuing resolutions by the U.S. government to fund its operations, operations, as described under “Risk Factors”. See “Risk Factors—Risks Related to Our Business and Operations—We depend on U.S. government contracts for substantially all of our revenue. Changes in the contracting or fiscal policies of the U.S. government could adversely affect our business, financial condition, results of operations and ability to satisfy our financial obligations and grow our business” and “—We may not realize the full amount of our backlog, which could lower future revenue”. The Company estimates remaining contract backlog based on Alion’s experience under its contracts. The Company believes its estimates are reasonable.

Year Ended September 30, 2014 Compared to Year Ended September 30, 2013

Despite a challenging U.S. Federal Government defense market, the Company won new contracts and executed on its existing base of business. Fiscal year 2014 revenues decreased 5.2% over fiscal year 2013 revenue however, fiscal year 2014 operating income increased by 9.7% as compared to fiscal year 2013.

The decline in revenue was driven by a number of factors including reductions in defense spending, sequestration, the U.S. Federal Government shutdown and delays in new awards and funding on our existing contracts. Notwithstanding these over-arching market issues, the Company ended fiscal year 2014 with one of the largest funded backlog in the Company’s history and fourth quarter fiscal year 2014 revenues that posted an 8.2% increase over fourth quarter fiscal year 2013.

The increase in our fiscal year 2014 operating income of 9.7% was primarily driven by the Company’s focus to improve contract execution and performance, which produced an increase in contract profitability. In addition, company initiatives to drive efficiencies throughout the business have reduced overhead expenses by approximately $5.1 million and general and administrative expenses by $1.8 million in fiscal year 2014 as compared to fiscal year 2013.

In fiscal year 2014 the Company’s net loss grew by 20.2% as compared to fiscal year 2013 as increases in interest expense and costs related to refinancing our debt out-paced our improvements in operating income.

Risks related to sequestration, budget reductions, the 2013 government shutdown and other market factors disclosed in this prospectus have affected the revenue growth we have experienced in fiscal year 2013. In the future these factors could have a material, adverse effect on our business, financial condition, results of operations and cash flows.

	Fiscal Years Ended September 30,
	2014	2013
	(Dollars in millions)
Revenue	$804.8	$849.0
Net Loss	$(44.0)	$(36.6)

Revenue

Fiscal year 2014 revenue was $804.8 million, down $44.2 million (5.2%) as compared to fiscal year 2013 results. This decline was driven primarily by a $37.2 million overall decrease in DoD fiscal year 2014 revenue due to funding and award delays. These funding and award delays drove declines of $21.9 million (6.4%) in our fiscal year 2014 Naval Architecture and Marine Engineering revenue which led to a $6.7 million (1.5%) decline in our fiscal year 2014 U.S. Navy revenue. In addition, our Modeling, Simulation, Training and Analysis decreased $20.6 million (9.4%) as we realized lower revenues with our U.S. Army and U.S. Air Force customers. The Systems Analysis, Design and Engineering core business area also decreased $1.7 million (0.6%) compared to fiscal year 2013 due to funding and new award delays.

The $5.4 million revenue decrease from our commercial and international customers in fiscal year 2014 over fiscal year 2013 is related to the completed naval architecture and marine engineering work in India. In addition, we also completed several high-end nuclear engineering projects at several international nuclear power plants which also contributed to the decrease in our Commercial and International revenue. Fiscal year 2014 other federal agencies revenue also declined $1.6 million compared to fiscal year 2013 as tasking in our high-end consulting revenue has decreased due to Federal Government budgetary pressures.

Sources of Revenue

The U.S. government continues to be our principal customer. For fiscal years 2014 and 2013, U.S. government contracts accounted for more than 96% of our revenue, with approximately 94% of our revenue derived from DoD contracts. The U.S. Navy is our largest single customer, generating more than 50% of our revenue each of the last two fiscal years.

The table below summarizes our revenue by principal customer for fiscal years 2014 and 2013.

Revenue by Customer	Fiscal Years Ended September 30,
	2014		2013
	(Dollars in millions)
U.S. Air Force	$123.8	15.4%	$136.4	16.1%
U.S. Army	122.1	15.2%	152.7	18.0%
U.S. Navy	444.9	55.3%	451.6	53.2%
Other Department of Defense Customers	62.9	7.8%	50.2	5.9%

Sub-total Department of Defense Customers	753.7	93.7%	$790.9	93.2%
Other Federal Agencies	29.8	3.7%	31.4	3.7%

Sub-total U.S. government customers	783.5	97.4%	$822.3	96.9%
Commercial and International customers	21.3	2.6%	26.7	3.1%

Total Revenue	$804.8	100.0%	$849.0	100.0%

We provide professional engineering, program management and information technology services and scientific expertise in a range of specialized core business areas. Our core business areas closely align our services with the demands of the marketplace. We expect our internal resource allocations and cost reductions will improve our efficiency and enhance our ability to provide cost-effective customer solutions, although we can provide no assurances that we will achieve these expected reductions. Factors reducing our Naval Architecture and Marine Engineering, Modeling, Simulation, Training and Analysis and Systems Analysis, Design and Engineering core business area revenue are noted in the Revenue section above.

The table below summarizes our revenue by core business area for fiscal years 2014 and 2013.

Core Business Area Revenue	Fiscal Years Ended September 30,
	2014		2013
	(Dollars in millions)
Naval Architecture and Marine Engineering	$321.9	40.0%	$343.8	40.5%
Systems Analysis, Design and Engineering	284.2	35.3%	285.9	33.7%
Modeling, Simulation, Training and Analysis	198.7	24.7%	219.3	25.8%

Total Revenue	$804.8	100.0%	$849.0	100.0%

Cost-reimbursement contract revenue decreased $39.1 million (5.4%) in fiscal year 2014 versus fiscal year 2013 and represented 85.0% of fiscal year 2014 revenue. Customers, including the Naval Sea Systems Command and the Defense Technical Information Center continued to issue this type of tasking on our IDIQ contract vehicles. Fiscal year 2014 fixed price contract revenue was down $15.4 million to 7.3% of annual revenue as compared to fiscal year 2013 due, in part, to a decline in our Naval Architecture and Marine Engineering international work and our high-end nuclear engineering and consulting services contracts. Fiscal year 2014 time and material contract revenue was up $10.3 million to 7.7% of annual revenue as compared to fiscal year 2013. The increase in time and material contract revenue is due, in part, to growth in several core business areas in our U.S. defense and civilian agencies customer base.

The table below summarizes our revenue by contract billing type for fiscal year 2014 and 2013.

Revenue by Contract Billing Type	Fiscal Years Ended September 30,
	2014		2013
	(Dollars in millions)
Cost Reimbursable contracts	$684.0	85.0%	$723.1	85.2%
Fixed Price contracts	59.2	7.3%	74.6	8.8%
Time and Material contracts	61.6	7.7%	51.3	6.0%

Total Revenue	$804.8	100.0%	$849.0	100.0%

In fiscal year 2014, our prime contract revenue decreased by $55.2 million, a 7.3% decrease compared to fiscal year 2013. This decline was attributed to delays in new awards and funding on existing programs. Revenue from our work as a subcontractor to other prime contractors was up $11.0 million or 12.0% in fiscal year 2014 compared to fiscal year 2013. Alion continues to look to increase its presence as a prime contractor on larger, more complex programs where we deliver services to customers by deploying our own staff and by managing the efforts of other contractors.

The table below summarizes our prime and subcontract revenue for fiscal year 2014 and 2013.

Prime and Subcontract Revenue	Fiscal Years Ended September 30,
	2014		2013
	(Dollars in millions)
Prime contracts	$702.4	87.3%	$757.6	89.2%
Subcontracts from other companies	102.4	12.7%	91.4	10.8%

Total Revenue	$804.8	100.0%	$849.0	100.0%

The trend by our customers to access our services through IDIQ contract vehicles continued in fiscal year 2014. Our customers used our Weapons System Information Analysis Center and Seaport-E contracts as well as other IDIQ contract vehicles to obtain Alion’s services. Fiscal year 2014 IDIQ contract revenue decreased by 5.3% compared to fiscal year 2013. This decline was attributed, in part, to delays in new task orders awards and funding on existing task orders.

The table below summarizes our revenue by contract vehicle type for fiscal years 2014 and 2013.

Contract Vehicles	Fiscal Years Ended September 30,
	2014		2013
	(Dollars in millions)
IDIQ Contracts	$526.7	65.4%	$555.9	65.5%
Individual contracts	278.1	34.6%	293.1	34.5%

Total Revenue	$804.8	100.0%	$849.0	100.0%

Selected Financial Information

The table below summarizes our fiscal year 2014 and fiscal year 2013 revenue and income from operations. Fiscal year 2014 full year revenue decreased by $44.2 million and total operating expenses declined by $8.0 million compared to fiscal year 2013. The Company benefited from continuing efforts to reduce our cost structure by trimming overhead expenses, general and administrative costs. Our declining contract amortization charges also contributed to the lower fiscal year 2014 operating expense. Costs associated with the Company’s refinancing efforts eroded the cost reductions in our general and administrative expenses. The table below presents selected comparative financial information for fiscal years ended September 30, 2014 and 2013. Our discussion and analysis refers to financial information in this table and to Alion’s consolidated financial statements in this prospectus.

	Fiscal Years Ended September 30,
	2014		2013
	(Dollars in thousands and percentage of revenue)
Total contract revenue	$804,809		$848,972
Total direct contract costs	629,311	78.2%	669,504	78.9%
Direct labor costs	245,068	30.5%	248,934	29.3%
Material and subcontract costs	362,408	45.0%	402,171	47.4%
Other direct costs	21,835	2.7%	18,399	2.2%

Gross profit	175,498	21.8%	179,468	21.1%

Total operating expense	129,220	16.1%	137,267	16.2%
Major components of operating expense:
Overhead and G&A expenses	92,256	11.5%	99,381	11.7%
Rental and occupancy expense	32,176	4.0%	30,538	3.6%
Depreciation and amortization	4,788	0.6%	7,348	0.9%

Operating income	$46,278	5.8%	$42,201	5.0%

Direct Contract Expense and Gross Profit

Fiscal year 2014 direct contract costs were down $40.2 million (6.0%) compared to fiscal year 2013, which is in line with lower revenue. As compared to fiscal year 2013, fiscal year 2014 direct labor costs decreased $3.9 million (1.6%) and third-party costs for materials and subcontracts decreased by $39.8 million (9.9%). Direct labor and material and subcontract costs decreased, in part, as a result of sequestration, the Congressional continuing resolution and the U.S. Federal Government shutdown at the beginning of fiscal year 2014. Fiscal year 2014 other direct costs increased by $3.4 million (18.7%) over fiscal year 2013 as the Company required more non-labor goods and travel related costs to service our customers.

Gross profit was down by $4.0 million in fiscal year 2014 as compared to fiscal year 2013 due to the decline in revenue. Our fiscal year 2014 gross profit margins increased to 21.8% of revenue as compared to 21.1% of revenue in fiscal year 2013. The increase in gross margins, was due, in part, to the Company’s focus to improve contract execution and performance, which produced an increase in contract profitability.

Operating and General and Administrative Expenses

Operating expenses were $8.0 million lower in fiscal year 2014 than they were in fiscal year 2013. Fiscal year 2014, overhead and G&A expenses decreased approximately $7.2 million compared to fiscal year 2013 due to ongoing cost reductions and cost avoidance measures. Fiscal year 2014 occupancy costs were up $1.6 million over fiscal year 2013 due, in part, to opening new office facilities to better serve our new and existing customers. Fiscal year 2014 depreciation and amortization expense declined $2.6 million compared to fiscal year 2013. Amortization charges for contracts from our acquisition in 2005 of the JJMA Corporation, or the JJMA Acquisition, continue to decrease over time. Operating expenses continue to trend downward as they have since fiscal year 2013.

Operating Income

Fiscal year 2014 operating income rose to $46.3 million for the year, which was a $4.1 million (9.7%) increase over $42.2 million in fiscal year 2013. Fiscal year 2014 higher operating income was due, in part, to the Company’s focus to improve contract execution and performance, which produced an increase in contract profitability, as well as reductions in overhead and core general and administrative costs. Fiscal year 2014 operating income margin was 5.8% up from 5.0% in fiscal year 2013.

Interest and Other Expense

The weighted average total principal amount of debt outstanding for fiscal year 2014 was $610.9 million, and our average effective interest rate on our debt for fiscal year 2014 was 13.42%.

The weighted average total principal amount of debt outstanding for fiscal year 2013 was $573.1 million, and our average effective interest rate on our debt for fiscal year 2013 was 13.21%.

Fiscal year 2014 total interest expense was approximately $6.0 million higher than fiscal year 2013. This increase was a result of the 2014 Refinancing and increased interest expense on borrowings under our revolver, partially offset by a modest decrease in interest on our Secured Notes and Unsecured Notes. We retired most of the interest-bearing principal amount thereof in August 2014, prior to the end of fiscal year 2014. Interest expense for our new debt instruments issued in August 2014 also contributed to the increase in total interest expense in fiscal year 2014 as compared to fiscal year 2013.

	Fiscal Years Ended September 30,
	2014	2013
	(Dollars in thousands)
Cash Pay Interest
Revolver	$1,866	$887
First lien term loan, Tranche A	1,051	—
First lien term loan, Tranche B	2,299	—
Third lien notes	1,386	—
Secured Notes	32,111	32,761
Unsecured Notes	21,504	24,861
Other cash pay interest and fees	102	69

Sub-total cash pay interest	60,319	58,578

Deferred and Non-cash Interest
Secured Notes PIK interest	6,423	6,551
Second lien term loan	1,191	—
Third lien notes	2,457	—
Debt issue costs and other non-cash items	11,272	10,571

Sub-total non-cash interest	21,343	17,122

Total interest expense	$81,662	$75,700

Debt Extinguishment and Fair Value Adjustment

In August 2014, we refinanced our then-existing debt and recognized a loss of $11.5 million. We extinguished our Secured Notes and exchanged the Existing Third Lien Notes for approximately 90% of our Unsecured Notes. We paid $3.2 million to Unsecured Note holders who participated in the exchange or sold their notes at a discount. We paid ASOF and Phoenix $7.1 million to facilitate the 2014 Refinancing. We recognized a $1.1 million gain for the Unsecured Notes we repurchased. We recognized a loss of $2.1 million in unamortized debt issue costs. In fiscal year 2014, we recognized a $9.9 million benefit from the decline in value of the 2014 Warrants we issued in the 2014 Refinancing.

Income Tax Expense

Deferred income tax expense was $7.0 million in each of fiscal years 2014 and 2013. Deferred tax expense relates to tax-deductible goodwill. The Company also had modest current foreign tax expense for its Indian subsidiary’s business development activities.

As of September 30, 2014, the Company had generated $225.0 million in NOL tax deductions and Alion carried a $65.1 million deferred tax liability that arose from prior goodwill deductions that increased its NOL deductions.

Net Loss

The Company posted a net loss of $44.0 million in fiscal year 2014, which was a $7.4 million increase over fiscal year 2013. Revenue, gross profit and operating expense were all lower while operating income was higher in fiscal year 2014 as compared to fiscal year 2013. In addition, increased levels of interest expense in fiscal year 2014 versus fiscal year 2013 led to an increase to our fiscal year 2014 net loss. In addition, the Company’s net loss was favorably impacted by approximately $9.9 million due to the change to the 2014 Warrants values.

Results of Operations

Year ended September 30, 2013 Compared to Year ended September 30, 2012

Despite a challenging U.S. Federal Government defense market, the Company continued to win new contracts and execute on its existing base of business. Fiscal year 2013 revenues increased 3.9% over fiscal year 2012 revenues, and our fiscal year 2013 operating income increased by 4.4% compared to fiscal year 2012.

Fiscal year 2013 revenue increases of 3.9% over fiscal year 2012 were attributed to growth of our existing base of business with the U.S. Army and other DoD customers related to our Systems Analysis, Design and Engineering core business area.

Increases in fiscal year 2013 operating income of 4.4% as compared to fiscal year 2012 were impacted by Company initiatives that drove efficiencies throughout the business and reduced overhead expenses by approximately $2.5 million and occupancy costs by $548 thousand as compared to fiscal year 2012. Contract amortization charges also declined in fiscal year 2013 versus fiscal year 2012. Refinancing related expenses off-set other cost reductions in our general and administrative costs and drove an overall increase of $698 thousand in fiscal year 2013 compared to fiscal year 2012.

The reduction of our fiscal year 2013 net loss as compared to fiscal year 2012 was due, in part, to the increase in our fiscal year 2013 operating income and a fiscal year 2013 gain related to the extinguishment of debt.

	Fiscal Years Ended September 30,
	2013	2012
	(Dollars in millions)
Revenue	$849.0	$817.2
Net Loss	$(36.6)	$(41.4)

Revenue

Fiscal year 2013 revenue was $849.0 million, up $31.8 million (3.9%) over fiscal year 2012 results. The Systems Analysis, Design and Engineering core business area provided support for new and existing customers and drove a $35.3 million (4.7%) overall increase in DoD fiscal year 2013 revenue. Fiscal year 2013 growth was driven primarily by our work in the Systems Analysis, Design and Engineering core business area, which increased $71.9 million (33.6%) compared to fiscal year 2012. Reductions in the Modeling, Simulation, Training and Analysis from fiscal year 2012 to fiscal year 2013 totaling $29.3 million (11.8%) were due, in part, to award and funding delays, as well as sequestration related reductions in our customers’ training and travel budgets. Funding delays and reductions related to sequestration and budget reductions led to a $10.8 million (3.0%) decline in our fiscal year 2013 Naval Architecture and Marine Engineering revenue. Fiscal year 2013 other federal agencies revenue also declined $11.8 million compared to fiscal year 2012 as tasking in our high-end consulting revenue has decreased due to Federal Government budgetary pressures.

The $8.3 million revenue increase from our commercial and international customers in fiscal year 2013 over fiscal year 2012 is related to the Naval Architecture and Marine Engineering work we are performing in India as well as our nuclear engineering work at several international nuclear power plants also contributed to the increase from our Commercial and International revenue.

Sources of Revenue

The U.S. government continued to be our principal customer. For fiscal year 2013 and 2012, U.S. government contracts accounted for more than 96% of our revenue, with approximately 92% of our revenue derived from DoD contracts. The U.S. Navy is our largest single customer, generating more than 53% of our revenue in each of fiscal year 2013 and fiscal year 2012.

The table below summarizes our revenue by principal customer for each of the past two fiscal years.

Revenue by Customer	Fiscal Years Ended September 30,
	2013		2012
	(Dollars in millions)
U.S. Air Force	$136.4	16.1%	$138.4	16.9%
U.S. Army	152.7	18.0%	119.9	14.7%
U.S. Navy	451.6	53.2%	450.9	55.1%
Other Department of Defense Customers	50.2	5.9%	46.4	5.7%

Sub-total Department of Defense Customers	790.9	93.2%	755.6	92.4%
Other Federal Agencies	31.4	3.7%	43.2	5.3%

Sub-total U.S. government customers	$822.3	96.9%	$798.8	97.7%
Commercial and International customers	26.7	3.1%	18.4	2.3%

Total Revenue	$849.0	100.0%	$817.2	100.0%

We provided professional engineering, program management and information technology services and scientific expertise in a range of specialized core business areas. Our core business areas closely align our services with the demands of the marketplace. Factors that impacted our core business revenue are noted in the Revenue section above.

The table below summarizes our revenue by core business area for fiscal year 2013 and fiscal year 2012.

Core Business Area Revenue	Fiscal Years Ended September 30,
	2013		2012
	(Dollars in millions)
Naval Architecture and Marine Engineering	$343.8	40.5%	$354.6	43.4%
Systems Analysis, Design and Engineering	285.9	33.7%	214.0	26.2%
Modeling, Simulation, Training and Analysis	219.3	25.8%	248.6	30.4%

Total Revenue	$849.0	100.0%	$817.2	100.0%

Cost-reimbursement contract revenue increased $47.8 million (7.1%) in fiscal year 2013 versus fiscal year 2012 and represented 85.2% of fiscal year 2013 revenue. Customers, including the Naval Sea Systems Command and the Defense Technical Information Center continued to issue this type of tasking on our IDIQ contract vehicles. Fiscal year 2013 fixed price contract revenue was up $10.4 million to 8.8% of annual revenue as compared to fiscal year 2012 from expanded international work in Naval Architecture and Marine Engineering work and high-end nuclear engineering services contracts. Fiscal year 2013 time and material contract revenue fell $26.4 million to 6.0% of annual revenue as compared to fiscal year 2012, as this reduction in Time and Material contract revenue occurred due to the reduction of our Commercial work within the Washington Consulting group.

The table below summarizes our revenue by contract billing type for the past two fiscal years.

Revenue by Contract Billing Type	Fiscal Years Ended September 30,
	2013		2012
	(Dollars in millions)
Cost Reimbursable contracts	$723.1	85.2%	$675.3	82.6%
Fixed Price contracts	74.6	8.8%	64.2	7.9%
Time and Material contracts	51.3	6.0%	77.7	9.5%

Total Revenue	$849.0	100.0%	$817.2	100.0%

In fiscal year 2013, our prime contract revenue grew by $58.5 million, an 8.4% increase compared to fiscal year 2012. Revenue from our work as a subcontractor to other prime contractors was down $26.7 million, or 22.6%, in fiscal year 2013 compared to fiscal year 2012. Alion continued to increase its presence as a prime contractor on larger, more complex programs where we deliver services to customers by deploying our own staff and by managing the efforts of other contractors. Fiscal year 2013 prime contract revenue also grew as of a result of increased material procurement activity to support a number of DoD customers that utilized our agile engineering and rapid prototyping support services within our Systems Analysis, Design and Engineering Core Business Area.

Costs for companies that work for us on our prime contracts and costs for materials often generate lower contract fee percentages, which in turn, place downward pressure on our gross margins.

The table below summarizes our prime and subcontract revenue for fiscal years 2013 and 2012.

	Fiscal Years Ended September 30,
Prime and Subcontract Revenue	2013		2012
	(Dollars in millions)
Prime contracts	$757.6	89.2%	$699.1	85.5%
Subcontracts from other companies	91.4	10.8%	118.1	14.5%

Total Revenue	$849.0	100.0%	$817.2	100.0%

The trend by our customers to use our services through IDIQ contract vehicles continued in fiscal year 2013. IDIQ contract revenue increased by 11.2% compared to fiscal year 2012. Our customers used our Weapons System Information Analysis Center and Seaport-E contracts as well as other IDIQ contract vehicles to obtain Alion’s services.

The table below summarizes our revenue by contract vehicle type for the past two fiscal years.

	Fiscal Years Ended September 30,
Contract Vehicles	2013		2012
	(Dollars in millions)
IDIQ Contracts	$555.9	65.5%	$499.7	61.1%
Individual contracts	293.1	34.5%	317.5	38.9%

Total Revenue	$849.0	100.0%	$817.2	100.0%

Selected Financial Information

The table below presents selected comparative financial information for fiscal years ended September 30, 2013 and 2012. Our discussion and analysis refers to financial information in this table and to Alion’s consolidated financial statements contained in this prospectus.

	Fiscal Years Ended September 30,
	2013		2012
	(Dollars in millions and percentage of revenue)
Total contract revenue	$849.0		$817.2
Total direct contract costs	669.5	78.9%	632.8	77.4%
Direct labor costs	248.9	29.3%	254.9	31.2%
Material and subcontract costs	402.2	47.4%	361.4	44.2%
Other direct costs	18.4	2.2%	16.5	2.0%

Gross profit	179.5	21.1%	184.4	22.6%

Total operating expense	137.3	16.2%	143.9	17.6%
Major components of operating expense:
Overhead and G&A expenses	99.4	11.7%	101.1	12.4%
Rental and occupancy expense	30.5	3.6%	31.1	3.8%
Depreciation and amortization	7.3	0.9%	11.7	1.4%

Operating income	$42.2	5.0%	$40.4	4.9%

Direct Contract Expense and Gross Profit

Direct contract costs increased by $36.7 million (5.8%) in fiscal year 2013 compared to fiscal year 2012, in line with higher fiscal year 2013 revenue. Fiscal year 2013 direct labor costs decreased $6.0 million (2.4%) year over year while third-party costs for materials and subcontracts grew by $40.8 million (11.3%) compared to fiscal year 2012. The decrease in direct labor was driven by a reduced level of effort on a number of our contracts. Fiscal year 2013 increase in material and subcontractor costs were the result of Alion winning larger, more complex contracts as a prime contractor that required us to hire and manage other contractors. Fiscal year 2013 other direct costs increased by $1.9 million from fiscal year 2012. Gross profit was down by $4.9 million in fiscal year 2013. The decline in gross profit was due, in part, to the increase in material and subcontractor costs which typically garnered lower contract fees, coupled with the year over year decrease in Alion direct labor.

Operating and General and Administrative Expenses

In fiscal year 2013, operating expenses were $6.7 million lower than they were in fiscal year 2012, declining by 1.4% to 16.2% of revenue. In fiscal year 2013, the Company realized $2.5 million in overhead savings as a result of staffing reductions and other non-labor cost reductions and cost avoidance measures. Depreciation expense in fiscal year 2013 was down $1.1 million compared to fiscal year 2012 as Alion continued to utilize its fully-expensed assets without a charge to operations.

In fiscal year 2013, amortization expense for intangibles was down $3.3 million compared to fiscal year 2012. Charges for purchased contracts continued to decline over time as the contract portfolio acquired in connection with the JJMA acquisition reached the end of its useful life for accounting purposes. The useful life was initially established in 2005. As of September 30, 2013, the contract portfolio acquired in connection with the JJMA acquisition had an unamortized carrying value of $1.8 million.

Offsetting some of the benefits from lower fiscal year 2013 operating expenses, our general and administrative expenses were up year over year by approximately $0.7 million. This was primarily because of costs associated with fiscal year 2013 refinancing efforts. There were no comparable costs in fiscal year 2012.

Operating Income

Operating income rose to $42.2 million for fiscal year 2013, which was a 4.4% increase over $40.4 million for fiscal year 2012. The increase in operating income was due, in part, to the increase in revenue as noted in the “Sources of Revenue” section above. Lower fiscal year 2013 operating expenses as compared to fiscal year 2012 were due to reductions in overhead and core general and administrative costs that propelled the increase and offset lower gross profit margins. This operating income was 5.0% of revenue in fiscal year 2013, up from 4.9% in fiscal year 2012.

Interest and Other Expense

The weighted average total principal amount of debt outstanding for fiscal year 2013 was $573.1 million, and our average effective interest rate on our debt for fiscal year 2013 was 13.21%.

The weighted average total principal amount of debt outstanding for fiscal year 2012 was $566.8 million, and our average effective interest rate on our debt for fiscal year 2012 was 13.22%.

Fiscal year 2013 interest expense was stable compared to fiscal year 2012. Secured Note interest was higher in fiscal year 2013 because more interest-bearing PIK notes were outstanding. Fiscal year 2013 Unsecured Note interest was lower because our outstanding principal was lower. Our fiscal year 2013 revolver interest costs were higher as we accessed the revolver more frequently in fiscal year 2013 and also had a higher balance of outstanding letters of credit. PIK interest and debt issue cost amortization was also higher in fiscal year 2013 than fiscal year 2012 because the principal balance increased.

	Fiscal Years Ended September 30,
	2013	2012
	(Dollars in millions)
Cash Pay Interest
Revolver	$0.9	$0.8
Secured Notes	32.8	32.1
Unsecured Notes	24.9	25.1
Other cash pay interest and fees	0.07	0.07

Sub-total cash pay interest	58.6	58.1
Deferred and Non-cash Interest
Secured Notes PIK interest	6.6	6.4
Debt issue costs and other non-cash items	10.6	10.4

Sub-total non-cash interest	17.1	16.8

Total interest expense	$75.7	$74.9

Debt Extinguishment

In fiscal year 2013, we repurchased $10 million in aggregate principal amount of Unsecured Notes at a discount to face value in a series of open market transactions. We recognized a $3.9 million debt extinguishment gain on these debt repurchase transactions.

Income Tax Expense

Deferred income tax expense was $7.0 million in fiscal 2013 and 2012. Deferred tax expense relates to tax-deductible goodwill. In fiscal 2013, the Company also had modest current foreign tax expense for its Indian subsidiary’s business development activities. It had no foreign income tax expense in fiscal 2012.

As of September 30, 2013, the Company had generated $156.0 million in NOLs and Alion carried a $58.1 million deferred tax liability that arose from prior goodwill deductions that increased its NOL deductions.

Net Loss

The Company posted a net loss of $36.6 million in fiscal year 2013, which was a $4.9 million improvement from fiscal year 2012. Fiscal year 2013 revenue, gross margin and operating income were all higher and operating expenses were lower in fiscal year 2013. We benefited from a debt extinguishment gain in fiscal year 2013, although continued high levels of interest expense partially offset these improvements.

Liquidity and Capital Resources

The Company was highly leveraged, before and after the 2014 Refinancing. As of March 31, 2015, the Company had approximately $616.4 million of long-term debt outstanding. For the fiscal year ended September 30, 2015, the interest and principal payments paid or that will be due under our various debt agreements is, without taking into account the IPO Refinancing, approximately $86.8 million, comprised of $43.3 million of principal payments and $43.5 million of interest payments. As of March 31, 2015, the Company had $19.4 million available under its Existing Revolving Credit Facility.

On a pro forma basis following consummation of the Transactions, including this offering at the midpoint of the range on the front cover of this prospectus, the Company would have approximately $         million of long-term debt outstanding as of March 31, 2015, with approximately $         million due in interest and principal payments, comprised of $         million of principal payments and $         million of interest payments, paid or that will be due during the fiscal year ended September 30, 2015 and $         million available under our New Revolving Credit Facility. See “Description of Certain Indebtedness—New Credit Facilities”.

The Company’s high level of debt could have adverse effects on its business and financial condition. See “Risk Factors—Risks Related to our Business and Operations—As a highly-leveraged company, our ability to meet our financial and other future obligations depends on our future operating results and our ability to service our debt. Currently, our Existing Debt Instruments restrict our operations and any new debt agreements may restrict our operations in the future”.

The Company’s ability to continue as a going concern and make our scheduled payments depends on and is subject to its financial and operating performance, which in turn is affected by general economic, financial, competitive, business and other factors beyond the Company’s control.

The Company has several initiatives designed to increase revenue and profitability: improvement in program execution, cost reductions and avoidance initiatives, improvements that will reduce the Company’s days’ sales outstanding, or DSO, reductions in our unbilled receivables, and moving into more profitable business sectors. There can be no assurance, however, that these actions will be successful. If we are unable to generate sufficient funds from operations or raise additional capital, there could be material adverse effects on our liquidity.

Management believes that cash balances, investment securities, operating cash flows, and funds that we expect will be available under the Company’s New Revolving Credit Facility as part of the IPO Refinancing will, when taken together, provide adequate resources to fund ongoing operating and regulatory requirements, future expansion opportunities, capital expenditure, debt service and other cash needs for the next twelve months.

We use cash primarily to fund operations and service our debt. As of March 31, 2015, the Company had approximately $16.4 million in cash and cash equivalents and $599.0 million in long-term debt outstanding which includes $45.6 million outstanding under the $65 million Existing Revolving Credit Facility. The Company was also contingently liable for $3.9 million in letters of credit outstanding under the Existing Revolving Credit Facility. Wells Fargo, as Administrative Agent, at its discretion can establish reserves against the borrowing base that could reduce the Company’s borrowing capacity. After taking into account borrowing base limitations, the Company’s borrowing base was $75.1 million and the available borrowing capacity was $15.3 million at March 31, 2015. The borrowing base declined this quarter because collection efforts reduced outstanding receivables and because interest and fees increased the balance drawn on the Existing Revolving Credit Facility. Our Existing Revolving Credit Facility includes a provision that stipulates a cash dominion condition would occur if our borrowing availability falls below $13.0 million, including any letters of credit outstanding. A cash dominion condition would not limit the Company’s ability to access the full capacity of the Existing Revolving Credit Facility, but could require mandatory repayments if the drawn amount on the credit facility exceeds $52.0 million. In fiscal year 2014 the Company did not meet the conditions requiring cash dominion.

On January 30, 2015, the Company paid $25.2 million in interest and principal to retire the remaining Unsecured Notes at maturity. The Company’s Existing Debt Instruments include terms that materially affect Alion’s short- and long-term cash obligations and the Company’s cash and non-cash interest expense. Interest expense includes interest payable in cash, PIK interest, amortization of debt issue costs, amortization of original issue discount and amortization of the initial fair value of warrants issued to lenders. Over the balance of fiscal year 2015, and until such time as the Transactions are consummated, we expect to make an additional $10.9 million in loan amortization payments and to pay $20.9 million in interest including $1.1 million in Existing Revolving Credit Facility interest which, unless paid off, increases outstanding principal under the Existing Revolving Credit Facility. In fiscal year 2015, we are required to make principal payments on Tranche A and Tranche B of our Existing First Lien Term Loan until the consummation of the IPO Refinancing. We are also obligated to pay cash interest on outstanding amounts of our Existing First Lien Term Loan and Existing Third Lien Notes until the consummation of this offering and the IPO Refinancing. Please see Note 11 to our audited consolidated financial statements contained in this prospectus for detail about our debt instruments.

The terms of the Existing Debt Instruments the Company negotiated in the 2014 Refinancing materially affected Alion’s short and long-term cash obligations and the Company’s interest expense. Current and future interest expense for Alion’s Existing Debt Instruments include interest payable in cash, PIK interest, amortization of debt issue costs, amortization of original issue discount and amortization of the fair value of warrants issued to lenders. Fluctuations in our cash flows and liquidity demands required by operations may make it necessary for Alion to periodically access the Existing Revolving Credit Facility to meet cash demands.

We expect to have an obligation to make matching contributions in cash to the Plan of approximately $6 million in fiscal year 2016, which annual obligation we expect will grow as our employee base grows.

Cash flows used in operating activities

Alion’s operating cash flows are primarily affected by its ability to invoice and collect from clients in a timely manner, the ability to manage vendor payments, overall contract profitability and cash interest expense. The Company bills most of its customers monthly after services are rendered. Some contracts permit Alion to bill customers twice monthly.

Six Months Ended March 31, 2015 Compared to Six Months Ended March 31, 2014

	Six Months Ended March 31,
	2015	2014
	(Dollars in millions)
Net cash provided by (used in) operating activities	$ 36.3	$ (3.1)

Period over period operating cash flows improved by approximately $40 million. For the six months ended March 31, 2015, Alion generated $36.3 million in operating cash flows. During the first six months ended March 31, 2014, Alion’s operations used $3.1 million in cash.

For the six months ended March 31 2015, Alion had higher operating income; paid out less cash for interest; and vendor-related outflows were lower than they were for the six months ended March 31, 2014. Each of these contributed to increased operating cash flows for the six months ended March 31, 2015. Alion paid $21.8 million for cash interest expense for the six months ended March 31, 2015 as compared to $29.1 million paid for cash interest expense for the six months ended March 31, 2014. For the six months ended March 31, 2014, the Company also incurred significant expenses for its refinancing efforts which did not recur during the six months ended March 31, 2015.

Billings and collections more than kept pace with revenue during the six months ended March 31, 2015 even as revenue grew year over year and quarter over quarter.

Alion computes accounts receivable DSO based on trailing twelve-month revenue. At March 31, 2015, trailing twelve month revenue was $896.1 million. At December 31, 2014, it was $847.3 million. Collections efforts more than offset increased revenue. From December 2014 through March 2015, net accounts receivable declined by $13.2 million and DSO declined by 9.4 days to 64.5 days. At December 31, 2014, DSO stood at 73.9 days.

In the three months ended March 31, 2015, customers cleared backlogged requests to fund work they had requested and which the Company had performed in advance of receiving executed contract documents. As of March 31, 2015, unfunded contract receivables for customer-requested work had declined to $9.5 million.

Year ended September 30, 2014 Compared to Year ended September 30, 2013

	Fiscal Years Ended September 30,
	2014	2013
	(Dollars in millions)
Net cash provided by (used in) operating activities	$ (23.3)	$10.8

We used $23.3 million to fund our operations in fiscal year 2014 compared to the $10.8 million we generated in fiscal year 2013. The $34.1 million year over year change largely explains the revolving credit agreement draw when we closed our refinancing. Current year operating cash flows were affected by:

•	increased interest payments;

•	timing of collecting receivables;

•	timing of vendor payments; and

•	a higher net loss with lower non-cash expenses.

We collected approximately $804 million in receivables during fiscal year 2014. In fiscal year 2013, we collected $857 million. Although we were able to keep collections on pace with revenue, lower current year collections were consistent with reduced fiscal year 2014 overall revenue. Revenue and collections were both adversely affected by the government shut down and contract delays earlier in the year.

Accounts receivable DSO stood at 77.8 days as of September 30, 2014 and 74.2 days as of September 2013. From July to September 2014, our increasing revenue run rate reduced DSO by almost two days. However, growing receivable balances increased DSO by more than five days, for a net 3.3 day increase in DSO. Fiscal year 2014 over fiscal year 2013, our DSO increased by 3.6 days.

Even though Alion was affected by sequestration-related funding delays in fiscal year 2014, contract funding outpaced revenue and unfunded contract receivables were stable year over year.

Year ended September 30, 2013 Compared to Year ended September 30, 2012

	Fiscal Years Ended September 30,
	2013	2012
	(Dollars in millions)
Net cash provided by (used in) operating activities	$ 10.8	$ 12.7

We had $10.8 million in operating cash flows for fiscal year 2013, approximately $1.9 million less than the $12.7 million we generated in fiscal year 2012. Current year operating cash flows were affected by:

•	increased billings to customers;

•	timing of collecting receivables;

•	timing of vendor payments;

•	lower net losses; and

•	lower non-cash expenses for depreciation and amortization, and incentive compensation.

We collected approximately $857 million in receivables during fiscal year 2013. In fiscal year 2012, we collected $829 million. Earlier in fiscal year 2013, the Federal Government altered some of its accelerated payment practices, which affected the overall payment cycle of our invoices. It took us until the fourth quarter of fiscal year 2013 to recover from most of the effects of these changes. Management cannot forecast whether sequestration will adversely affect timing of Alion’s collection of its receivables in the future, but the Company did experience significant payment delays and funding reductions compared to the same period in prior fiscal years as a result of the government shutdown that occurred immediately after our fiscal year ended.

Accounts receivable DSO stood at 74.2 days as of September 30, 2013 and 78.5 days as of September 2012. From July to September 2013, improved collections reduced DSO by more than five days. Year over year our DSO improved by more than four days.

During fiscal year 2013, even though Alion was affected by sequestration-related funding delays, we made progress in obtaining contract funding. During fiscal year 2013, unfunded customer requested work declined even as revenue increased by almost $31.8 million compared to fiscal year 2012. By September 30, 2013, we were able to reduce unfunded contract receivables by $4.4 million to $14.6 million for customer-requested work. This compares to $19.0 million as of September 30, 2012.

Cash used in investing activities

Six Months Ended March 31, 2015 Compared to Six Months Ended March 31, 2014

	Six Months Ended March 31,
	2015	2014
	(Dollars in millions)
Net cash used in investing activities	$ (0.6)	$ (0.5)

The Company uses some of its cash to invest in equipment and software, leasehold improvements and internally-developed software. During the six months ended March 31, 2015 and 2014, Alion spent $578 thousand and $488 thousand, respectively, for these types of expenditures. Management expects investing activities and capital expenditures to continue at comparable levels for the balance of fiscal year 2015. The Existing Debt Instruments limit the amount Alion may spend on capital expenditures and investments.

Year ended September 30, 2014 Compared to Year ended September 30, 2013

	Fiscal Years Ended September 30,
	2014	2013
	(Dollars in millions)
Net cash provided by (used in) investing activities	$ 0.4	$ (1.9)

Fiscal year 2014 expense was net of $1.5 million we received from selling a contract. In fiscal year 2013, we invested $1.9 million in capital projects.

Year ended September 30, 2013 Compared to Year ended September 30, 2012

	Fiscal Years Ended September 30,
	2013	2012
	(Dollars in millions)
Net cash used in investing activities	$ (1.9)	$ (2.7)

During fiscal year 2013 and 2012, we spent $1.9 million and $2.7 million, respectively, for these types of capital expenditures.

Cash used in financing activities

Six Months Ended March 31, 2015 Compared to Six Months Ended March 31, 2014

	Six Months Ended March 31,
	2015	2014
	(Dollars in millions)
Net cash used in financing activities	$ (30.1)	$ (2.4)

Alion used the majority of its six months ended March 31, 2015 operating cash flows to service its debt. During the three months ended March 31, 2015, the Company retired $24.0 million of Unsecured Notes. Alion is required to make quarterly principal amortization payments on the Existing First Lien Term Loan. On March 31, 2015, the Company made a $3.75 million Tranche A payment and a $438 thousand Tranche B payment in addition to required quarterly interest payments on the Existing First Lien Term Loan. Alion also paid the $6.2 million semi-annual cash interest due on the Existing Third Lien Notes.

In the three months ended March 31, 2015, the Existing Revolving Credit Facility balance increased by more than $1.6 million for amounts borrowed in excess of repayments, and for interest charges added to the outstanding Existing Revolving Credit Facility balance. For the six months ended March 31, 2015 the Company redeemed $36 thousand worth of ESOP common stock at $2.45 per share. Alion also lent the ESOP Trust an additional $234 thousand for it to meet statutory diversification requirements.

For the six months ended March 31, 2014, Alion sold $934 thousand worth of Alion common stock to the ESOP Trust for employee purchases from April 1, 2013 through September 30, 2013. The Company loaned the

ESOP Trust $855 thousand to meet statutory diversification requirements which the ESOP Trust repaid shortly thereafter. For the six months ended March 31, 2014, we also redeemed $1.8 million worth of common stock from former ESOP participants. For the six months ended March 31, 2014, the Company borrowed and repaid a total $25.0 million under our former revolving credit facility; $15 million of which we borrowed and repaid in the three months ended March 31, 2014.

The Existing Revolving Credit Facility balance (excluding letters of credit) increased to $45.6 million in the three months ended March 31, 2015. The weighted average loan balance outstanding for the six months ended March 31, 2015 was $44.9 million.

Year ended September 30, 2014 Compared to Year ended September 30, 2013

	Fiscal Years Ended September 30,
	2014	2013
	(Dollars in millions)
Net cash flow provided by (used in) financing activities	$8.0	$ (10.5)

The Company’s major cash flow events in fiscal year 2014 centered on its financing and refinancing activities. Alion received $348.0 million from issuing new debt instruments and another $25.0 million from its revolving credit facility. The Company also exchanged $208.1 million of Unsecured Notes for the Existing Third Lien Notes. As part of the 2014 Refinancing, we paid $3.2 million to induce Unsecured Note holders to tender their notes for Existing Third Lien Notes or accept less than face value in cash. We also paid $7.1 million in transaction fees to ASOF and Phoenix to facilitate the 2014 Refinancing.

The Company used the majority of its refinancing proceeds to retire its Secured Notes and used $30.5 million to fund debt issue and refinancing transaction costs. This was in addition to the $10.3 million we paid to ASOF, Phoenix and tendering Unsecured Note holders. In fourth quarter fiscal year 2014, Alion made $4.2 million in Existing First Lien Term Loan amortization payments as required.

In fiscal year 2014, the Company sold shares of Alion common stock valued at $934 thousand to the ESOP Trust. Alion also repurchased $2.3 million of its common stock from the ESOP Trust to satisfy liquidity demands from former employees. We loaned the ESOP Trust $855 thousand for it to fund statutorily required diversification of ESOP participant investments. The ESOP Trust repaid the loan in full. We expect that following the offering we will no longer make loans to the ESOP Trust.

In fiscal year 2013, we used $10.5 million for financing activities. ESOP transactions accounted for $4.5 million of our financing activities and debt repurchases accounted for the remaining $6.0 million of net cash used. In the fourth quarter of fiscal year 2013, we also borrowed and repaid an additional $10.0 million on our revolving credit facility to fund operations before our collections recovered from government payment delays. The $10.0 million we borrowed and repaid in the fourth quarter of fiscal year 2013 was the highest outstanding revolver balance at any point in fiscal year 2013.

In fiscal year 2013, we paid out $6.7 million to redeem ESOP shares from former employees. We received $2.2 million for ESOP Trust purchases of Alion common stock from employee salary deferrals for the second half of fiscal year 2012 and the first half of fiscal year 2013. In fiscal year 2013, we loaned the ESOP Trust $1.9 million for it to fund statutorily required diversification of ESOP participant investments. The ESOP Trust repaid the loan in full prior to March 31, 2013.

In fiscal year 2013, as permitted by our existing debt agreements, we used our swingline facility to borrow and repay the $6.0 million we used to repurchase, at a discount, the $10.0 million of Unsecured Notes we retired. We repurchased the retired Unsecured Notes in a series of open market transactions and prepaid the interest on the notes we repurchased through the date of repurchase. We repaid all borrowed funds we borrowed to purchase Unsecured Notes by July 16, 2013, and the largest repurchase related loan balance outstanding was $3.3 million.

In fiscal year 2014, our weighted average revolving credit loan balance increased because of refinancing expenses as well as operating demands. As of September 30, 2014 our drawn balance was $43 million, the maximum for the year. Our weighted average loan balance was $11.5 million for the periods over which we borrowed funds. Our fiscal year 2013 weighted average loan balance for the period over which we borrowed funds was $323 thousand. Neither balance includes letters of credit.

Year ended September 30, 2013 Compared to Year ended September 30, 2012

	Fiscal Years Ended September 30,
	2013	2012
	(Dollars in millions)
Net cash flow provided by (used in) financing activities	$ (10.5)	$ (3.5)

In fiscal year 2013, we used $10.5 million for financing activities. ESOP transactions accounted for $4.5 million of our financing activities and debt repurchases accounted for the remaining $6.0 million of net cash used. In the fourth quarter of fiscal year 2013, we also borrowed and repaid an additional $10.0 million on our revolving credit facility to fund operations before our collections recovered from government payment delays. In fiscal year 2013 and 2012 the Company was able to service our debt without use of the revolving credit facility. The $10.0 million we borrowed and repaid in the fourth quarter of fiscal year 2013 was the highest outstanding revolver balance at any point in fiscal year 2013.

In fiscal year 2013, we paid out $6.7 million to redeem ESOP shares from former employees. We received $2.2 million for ESOP Trust purchases of Alion common stock from employee salary deferrals for the second half fiscal year 2012 and the first half of fiscal year 2013. In fiscal year 2013, we loaned the ESOP Trust $1.9 million for it to fund statutorily required diversification of ESOP participant investments. The ESOP Trust repaid the loan in full prior to March 31, 2013.

As permitted by our then existing debt agreements, we used our swingline facility to borrow and repay the $6.0 million we used to repurchase, at a discount, the $10.0 million of Unsecured Notes we retired. We repurchased the retired Unsecured Notes in a series of open market transactions and prepaid the interest on the notes we repurchased through the date of repurchase. We repaid all borrowed funds we borrowed to purchase Unsecured Notes by July 16, 2013, and the largest repurchase related loan balance outstanding was $3.3 million.

Our weighted average loan balance on our revolving credit facility for the period over which we borrowed funds was $323 thousand, not including letters of credit. The weighted average outstanding loan balance for fiscal year 2013 was only $45 thousand.

In fiscal year 2012, we used $3.5 million for ESOP-related financing activities and did not repurchase any of our outstanding debt. We paid $4.8 million to redeem ESOP shares from former employees. We received $1.3 million from the ESOP Trust for purchases of Alion common stock.

In fiscal year 2012, we used the revolving credit facility to offset the effects of delays in customer payments. From October 2011 through May 2012, we borrowed and repaid a total of $26.0 million.

Discussion of Debt Structure and Covenant Compliance

See “Description of Certain Indebtedness” and Note 11 to the unaudited condensed consolidated financial statements contained in this prospectus for a detailed discussion of Alion’s current debt structure and a list of relevant terms and limitations in the Existing Debt Instruments. The Company expects to refinance all of its debt in connection with the Transactions. See “Description of Certain Indebtedness—New Credit Facilities”.

Alion’s Existing Credit Agreements define Consolidated EBITDA. Each quarter the Company must achieve $50 million in minimum Consolidated EBITDA (on a trailing twelve-month basis) in order to maintain access to the Existing Revolving Credit Facility and avoid potential cross default under Alion’s other debt instruments. Neither EBITDA nor Consolidated EBITDA is a measure of financial performance in accordance with generally accepted accounting principles. The Existing Credit Agreements permit Alion to exclude certain expenses and requires it to exclude certain one-time gains when computing Consolidated EBITDA. Alion had approximately $75.7 million in Consolidated EBITDA for the twelve months ended March 31, 2015, and exceeded the requirement by approximately $25.7 million.

The Existing Credit Agreements also require Alion to achieve a one-to-one Fixed Charge Coverage Ratio of Adjusted Net Cash Flow (based on Consolidated EBITDA) to Fixed Charges as defined in the Existing Credit Agreements. Fixed Charges are defined as cash interest and principal payments plus all fees paid to ASOF and Phoenix (the Existing Second Lien Term Loan lenders). The numerator for the Fixed Charge Coverage Ratio is Consolidated EBITDA minus: capital expenditures; cash paid for income taxes; and non-recurring charges included in Consolidated EBITDA (Adjusted Net Cash Flow). The Existing Revolving Credit Facility agreement excludes certain transaction costs associated with the 2014 Refinancing in computing the Fixed Charge Coverage Ratio as well as the final $24.0 million Unsecured Note principal payment. For the twelve months ended March 31, 2015, Alion’s Fixed Charge Coverage Ratio was $74.0 million in Adjusted Net Cash Flow to $65.8 million in Adjusted Total Fixed Charges. The Company was in compliance with all debt covenants as of March 31, 2015.

Capital Resources

Available Liquidity	March 31, 2015	September 30, 2014
	(In thousands)

Cash and cash equivalents	$16,391	$10,732
Existing Revolving Credit Facility	65,000	65,000
Less: Outstanding borrowings	(45,575)	(43,000)
Less: Letters of Credit	(3,935)	(3,935)

Net available liquidity	$31,881	$28,797

Management believes cash balances, investment securities, operating cash flows, and funds that we expect will be available under the Company’s New Revolving Credit Facility as part of the IPO Refinancing will, when taken together, provide adequate resources to fund ongoing operating and regulatory requirements, future expansion opportunities, capital expenditure, debt service and other cash needs for the next twelve months.

Short-term Borrowings

From time-to-time, Alion borrows funds against our Existing Revolving Credit Facility for working capital requirements, to fund operations and for other permitted corporate purposes. The Existing Revolving Credit Facility borrowings bear interest at the one-month Eurodollar rate plus 475 basis points (currently 4.93%). The current rate for an alternate base rate loan would be 500 basis points over the 3.5% base rate (8.50%).

Over the Existing Credit Agreements’ lives Alion may use the Existing Revolving Credit Facility or additional sources of borrowings, as needed, to fund anticipated cash requirements. Management currently expects the Company will maintain a balance on the Existing Revolving Credit Facility for extended periods and may need to increase that balance for short periods of time based on collections cycles subject to government payment delays. In connection with this offering, we expect that we will repay our borrowings under our Existing Revolving Credit Facility, and enter into a New Revolving Credit Facility. See “Description of Certain Indebtedness—New Credit Facilities”.

If the Federal Government were to implement further changes to its current payment practices, as a result of appropriations delays, sequestration, budget cuts, policy changes, government shut downs, or otherwise, Alion might have to use the Existing Revolving Credit Facility or New Revolving Credit Facility, as applicable, to a more significant extent than management currently expects. Delays in the government payment cycle could adversely affect short-term cash flows and increase interest expense if Alion were to need to use the Existing Revolving Credit Facility or New Revolving Credit Facility, as applicable, to borrow larger amounts more frequently than we have in the past or currently plan to do in the future.

The following table summarizes the activity under the Existing Revolving Credit Facility for the six months ended March 31, 2015 and fiscal 2014, not including issued and outstanding letters of credit.

	Six Months Ended March 31,
	2015	2014
	(In thousands)
Balance – beginning of period	$43,000	$—
Aggregate Existing Revolving Credit Facility borrowings	7,575	25,000
Aggregate Existing Revolving Credit Facility repayments	(5,000)	(25,000)

Balance – end of period	$45,575	$—

Cash Management

To the extent possible, the Company invests available cash in short-term, investment grade securities with the priorities of maintaining the safety of principal, maintaining the liquidity of investments, maximizing the yield on investments and investing cash to the fullest extent possible. Cash and cash equivalents include cash on hand, amounts due from banks and short term investments with maturity dates of three months or less at the date of purchase.

Cash Flow Effects and Risks Associated with Equity-Related Obligations

Prior to this offering, there was no public market for our common stock and, therefore, we have been subject to certain potential repurchase obligations related to the right of ESOP beneficiaries to redeem shares allocated to them and held by the ESOP Trust as part of the distribution of their benefits under the ESOP, referred to as the ESOP Put Right, and ESOP beneficiaries’s rights to diversify their ESOP accounts under terms of the ESOP and applicable law. We expect that following this offering, we will no longer redeem ESOP shares in connection with the ESOP Put Right or diversification requirements because there will be an established securities market for the public sale of our stock.

Historically, we have monitored future potential repurchase liability cash flow demands by relying in part on internal and external financial models that incorporate ESOP census data and financial inputs intended to simulate changes in Alion’s share price. These models were developed based on the ESOP plan provisions in effect prior to this offering including the ESOP Put Right and diversification provisions. As more employees meet statutory and plan-specific age and length of service requirements, potential diversification demands are likely to increase. These demands can increase further with any increase in the price of a share of Alion common stock. Declines in our share price, like those we have experienced over the past several years reduce the value of each individual Plan participant’s beneficial interest. Our most recent share price declines have reduced expected ESOP cash flow demands. Notwithstanding this offering, we had anticipated that fiscal year 2015 demands would not differ materially from amounts Alion paid out in fiscal year 2014. We expect that following this offering, these ESOP cash flow demands will be eliminated.

Changes in the price of a share of Alion common stock affect the fair value accounting for the 2014 Warrants which are derivative instruments. The 2010 Warrants are permanent equity and are not affected by changes in the price of a share of Alion common stock. The 2010 Warrants have a $0.01 exercise price, the 2014 Warrants have a $0.0001 exercise price, and both are in the money. Prior to the closing of this offering, and assuming the consummation of the Transactions, we expect the holders of at least a majority of the common stock to be received upon exercise of all outstanding 2014 Warrants to consent to an amendment to the 2014 Warrant Agreement to provide that any and all outstanding 2014 Warrants will be deemed automatically exercised prior to the closing of this offering. The holders of the 2010 Warrants hold warrants to purchase up to 602,741 shares of our common stock which, following consummation of this offering, including full exercise of the 2014 Warrants, will represent the right to acquire         % of our shares of outstanding common stock. They do not have a cash liquidation option and therefore Alion only recognizes interest expense for the debt issue cost associated with the initial fair value of these warrants.

Alion faces no significant stock-based compensation liabilities. Outstanding Stock Appreciation Rights, or SARs, have no intrinsic value. Prior to this offering, management has been unable to forecast the share price determined by State Street Bank and Trust Company, or the ESOP Trustee. We expect that following this offering, the ESOP Trustee will no longer value the share price. The share price will be the public market price. However, interest rates, market-based factors and volatility, as well as Alion’s financial results will affect the future value of a share of our common stock. Therefore both before and following this offering, management is not able to predict future cash flow demands in respect of the existing SARs.

Contingent Obligations

Management currently expects that existing and anticipated net operating losses and tax attributes for income tax purposes will permit Alion to avoid significant cash outflows for income taxes. Other contingent obligations which have impacted, and may in the future impact, cash flow include:

•	ESOP share repurchase and diversification obligations, until such time as repurchases are no longer required because there is an established securities market for the public sale of our stock, as is expected following this offering; and

•	Long-term incentive compensation plan obligations.

From the initial sale of stock to the ESOP in December 2002 through March 2015, Alion had spent a cumulative total of $100.5 million to repurchase shares of its common stock to satisfy ESOP distribution and diversification requests from former employees and Plan beneficiaries. The Company pays ESOP beneficiaries over the five-year distribution period permitted by ERISA and the terms of the Plan. Alion intends to continue this practice partly to offset the cash flow effects of annual employee diversification requests which we expect to continue for the foreseeable future. We expect that following the offering the Company will no longer repurchase shares from ESOP participants or beneficiaries to satisfy ESOP distributions and diversification requests because we will be a public company with our stock readily tradeable on an established securities market. The Existing Debt Instruments limit the Company’s ability to fund certain discretionary ESOP diversification demands on our cash flow. The table below lists current and prior year share repurchases.

Date	Number of Shares Repurchased	ESOP Redemption Value Per Share	Total Value Purchased
			(In thousands)
December 2013	238	$8.10	$2
December 2013	107,717	$8.10	$873
December 2013	7,298	$8.10	$59
March 2014	106,757	$8.10	$865
September 2014	197,737	$2.45	$484
September 2014	256	$10.00	$3
November 2014	6,131	$2.45	$15
January 2015	4,681	$2.45	$11
February 2015	3,716	$2.45	$9

Total	434,531		$2,321

It is expected that in connection with this offering, the Company’s obligations to repurchase common shares from ESOP participants pursuant to the ESOP Put Right and diversification demands will be eliminated because there will be an established securities market for the public sale of our stock.

The following table summarizes Alion’s contractual and other long-term debt obligations as of March 31, 2015.

	Total	2015	2016	2017	2018	2019	Thereafter
	(In thousands)
Contractual Obligations:
Long-term debt including principal and PIK Notes	$830,060	$10,875	$26,750	$26,750	$86,075	$167,563	$512,047
Interest on long-term debt	182,857	20,868	41,075	40,091	38,181	33,906	8,736
Lease Obligations	91,383	13,034	22,309	19,278	16,550	7,120	13,092

Total contractual obligations	$1,104,300	$44,777	$90,134	$86,119	$140,806	$208,589	$533,875

The following table summarizes Alion’s contractual and other long-term debt obligations as of September 30, 2014, after giving effect to the Transactions, including this offering and the IPO Refinancing, as if they had occurred on September 30, 2014. See “Description of Certain Indebtedness—New Credit Facilities”.

		Fiscal Years Ended September 30,
	Total	2015	2016	2017	2018	2019	Thereafter
	(Dollars in thousands)
Contractual Obligations:
Principal payments on long-term debt	$	$	$	$	$	$	$
Interest payments on long-term debt
Lease Obligations

Total contractual obligations	$	$	$	$	$	$	$

Summary of Critical Accounting Policies

Revenue Recognition

Alion derives its revenue from delivering technology services under three types of contracts. Some contracts provide for reimbursement of costs plus fees; others are fixed-price or time-and-material type contracts. We recognize revenue when a contract has been executed, the contract price is fixed or determinable, delivery of services or products has occurred, and our ability to collect the contract price is considered reasonably assured. Alion applies the percentage-of-completion method in Accounting Standards Codification (ASC) 605 – Revenue Recognition to recognize revenue.

Alion recognizes revenue on cost-reimbursement contracts as it incurs costs and includes estimated fees earned. The Company recognizes time-and-material contract revenue at negotiated, fixed, contractually billable rates as it delivers labor hours and incurs other direct expenses. We use various performance measures under the percentage-of-completion method to recognize revenue for fixed-price contracts. Estimating contract costs at completion and recognizing revenue appropriately involve significant management estimates. Actual costs may differ from estimated costs and affect estimated profitability and revenue recognition timing. From time to time, facts develop that require us to revise estimated total costs or expected revenue. We record the cumulative effect of revised estimates in the period when the facts requiring revised estimates become known. We recognize the full amount of anticipated losses on any contract in the period a loss becomes known. For each of the periods presented, the cumulative effects of revised estimates were immaterial to the Company’s financial performance.

U.S. Federal Government contracts are subject to periodic funding by our contracting agency customers. A customer may fund a contract at inception or incrementally throughout the period of performance as services are provided. If we determine contract funding is not probable, we defer revenue recognition until realization is probable. The Federal Government can audit Alion’s contract costs and adjust amounts through negotiation. The Federal Government considers Alion a major contractor and maintains an office on site. The DCAA is currently auditing our 2009 claimed indirect costs. We have settled our rates through 2008. We timely submitted our indirect cost proposals for all open fiscal years. We have recorded revenue on Federal Government contracts in amounts we expect to realize.

We recognize revenue on unpriced change orders as we incur expenses and only to the extent it is probable we will recover such costs. The Company recognizes revenue in excess of costs on unpriced change orders only when management can also estimate beyond a reasonable doubt the amount of excess and experience provides a sufficient basis for recognition. Alion recognizes revenue on claims as expenses are incurred and only to the extent it is probable we will recover such costs and can reliably estimate the amount we will recover.

Income Taxes

Alion accounts for income taxes by applying the provisions in currently enacted tax laws. We determine deferred income taxes based on the estimated future tax effects of differences between the financial statement and tax bases of our assets and liabilities. Deferred income tax provisions and benefits change as assets or liabilities change from year to year. In providing for deferred taxes, Alion considers the tax regulations of the jurisdictions where we operate; estimated future taxable income; and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies change, the carrying value of deferred tax assets and liabilities may require adjustment.

Alion has a history of operating losses for both tax and financial statement purposes. The Company has recorded valuation allowances equal to deferred tax assets based on the likelihood that we may not be able to realize the value of these assets. Alion recognizes the benefit of a tax position only after determining that the relevant tax authority would “more likely than not” sustain our position following an audit. For tax positions meeting the “more likely than not” threshold, we recognize the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Cash and Cash Equivalents

The Company considers cash in banks, and deposits with financial institutions with maturities of three months or less at time of purchase which it can liquidate without prior notice or penalty, to be cash and cash equivalents.

Accounts Receivable and Billings in Excess of Revenue Earned

Accounts receivable include billed accounts receivable and unbilled receivables. Unbilled receivables consist of costs and fees which are billable upon the occurrence of a specific event, amounts billable after the balance sheet date and revenue in excess of billings on uncompleted contracts (accumulated project expenses and fees which were not billed or were not currently billable as of the date of the consolidated balance sheet). Unbilled accounts receivable include revenue recognized for customer-requested work Alion performed on new and existing contracts for which the Company had not received contracts or contract modifications. Accounts receivable are stated as estimated realized value. The allowance for doubtful accounts is Alion’s best estimate of the amount of probable losses in the Company’s existing billed and unbilled accounts receivable. The Company determines the allowance using specific identification and historical write-off experience based on receivable age. Billings in excess of revenue and advance collections from customers represent amounts received from or billed to customers in excess of project revenue recognized to date.

Property, Plant and Equipment

Leasehold improvements, software and equipment are recorded at cost. Maintenance and repairs that do not add significant value or significantly lengthen an asset’s useful life are charged to current operations. Software and equipment are depreciated on the straight-line method over their estimated useful lives (typically 3 years for software and 5 years for equipment). Leasehold improvements are amortized on the straight-line method over the shorter of the asset’s estimated useful life or the life of the lease. Upon sale or retirement of an asset, costs and related accumulated depreciation are deducted from the accounts, and any gain or loss is recognized in the audited consolidated statements of operations.

Goodwill

Alion assigns the purchase price paid to acquire the stock or assets of a business to the net assets acquired based on the estimated fair value of assets acquired and liabilities assumed. Goodwill is the purchase price in excess of the estimated fair value of the tangible net assets and separately identified intangible assets acquired. There have been no changes to goodwill carrying value for the six months ended March 31, 2015.

The Company accounts for goodwill and other intangible assets in accordance with the provisions of ASC 350 – Intangibles-Goodwill and Other. Alion operates in one segment and tests goodwill at the reporting unit level. There are two reporting units. We do not allocate corporate debt to our reporting units. We treat our corporate debt as part of our capital structure.

We review goodwill for impairment in the fourth quarter each year, and whenever events or circumstances indicate goodwill might be impaired. We are required to recognize an impairment loss to the extent our goodwill carrying value at the reporting unit level exceeds fair value. Evaluating goodwill involves significant management estimates. In the third quarter of fiscal year 2014, we determined that our declining revenue and the difficulties Alion had experienced in accessing capital and concluding a refinancing transaction were indicators that goodwill might be impaired. We conducted a full Step One impairment test as of June 30, 2014 and determined goodwill was not impaired. In the fourth quarter of fiscal year 2014, we elected to perform a qualitative Step Zero analysis based on favorable changes in Alion’s circumstances including the Company’s post-refinancing capital structure and its improved financial performance. To date, none of our reviews have resulted in a goodwill impairment adjustment. See Note 9 to our audited financial statements for a detailed discussion of the Company’s goodwill impairment testing process.

Intangible Assets

Alion amortizes intangible assets as it consumes economic benefits over estimated useful lives. As of March 31, 2015, the Company had approximately $0.6 million in net intangible assets, including contracts purchased in the JJMA acquisition and purchased software licenses. As of March 31, 2015, the JJMA Corporation contract portfolio has a remaining useful life of approximately 1.1 years.

Redeemable Common Stock

Following consummation of this offering, Alion will have one class of common stock which will not have any redemption features, and which is expected to be considered “readily tradable on an established market” as applicable to Section 409 of the Code. As such, certain redemption features that applied to common stock held by the ESOP Trust are expected to no longer apply following the consummation of the contemplated initial public offering.

However, prior to consummation of this offering and Alion common stock being considered “readily tradable on an established market” for purposes of Section 409 of the Code, shares of Alion common stock were considered redeemable for certain accounting purposes. There was, prior to the contemplated initial public offering, no public market for Alion’s redeemable common stock and therefore there was no observable price for its equity, individually or in the aggregate. The ESOP Trust holds all the Company’s outstanding redeemable common stock and, under certain circumstances, the ESOP beneficiaries could require the ESOP Trust to distribute the value of their beneficial interests. The ESOP, in accordance with the Code and ERISA required the Company to offer ESOP participants who received Alion common stock a liquidity put right. This put right required the Company to purchase distributed shares at their then-current fair market value, as determined by the

ESOP Trustee, at any time during two put option periods. Redeemable common stock distributed by the ESOP Trust was also subject to a right of first refusal. Prior to any subsequent transfer, shares had to be first be offered to the Company and then to the ESOP Trust. Eventual redemption of shares of Alion redeemable common stock as a result of distributions was outside the Company’s control. Therefore, Alion had determined the outstanding shares of common stock held by the ESOP Trust were redeemable and classifies them as other than permanent equity. In connection with this offering, it is currently anticipated that this put right will be eliminated from the ESOP and the accounting practices regarding the Alion common stock will reflect this change as applicable.

During such period as the Alion common stock held by the ESOP Trust was considered redeemable, as discussed above, at each reporting date, Alion was required to increase or decrease the reported value of its outstanding redeemable common stock to reflect its estimated redemption value. Management estimated the value of Alion’s obligation to repurchase its outstanding shares of redeemable common stock by considering, in part, the most recent price at which the Company was able to sell shares to the ESOP Trust. The reported value of outstanding redeemable common stock equaled the current redemption price multiplied by shares issued and outstanding.

In its fiduciary capacity, the ESOP Trustee is independent of the Company and its management. As part of the stock valuation process that existed prior to the initial public offering, consistent with its fiduciary responsibilities, the ESOP Trustee retained an independent third party valuation firm to assist it in determining the fair market value (share price) at which the ESOP Trustee could have acquired or disposed of investments in Alion common stock. The Audit and Finance Committee of Alion’s Board of Directors reviewed the reasonableness of the amount management had determined Alion should recognize for the Company’s obligation to repurchase shares of its outstanding redeemable common stock. The Audit and Finance Committee considered various factors in its review, including, in part, the most recent valuation report prepared for, and the share price selected by the ESOP Trustee.

In accordance with the valuation process described above, Alion recorded changes in the reported value of its outstanding common stock through an offsetting charge or credit to accumulated deficit. The accumulated deficit as of March 31, 2015 included a $110.1 million cumulative benefit for changes in redemption value which reduced the Company’s aggregate share redemption obligation. Outstanding redeemable common stock had an aggregate redemption value of approximately $32.1 million as of March 31, 2015.

Following the consummation of this offering, it is expected that there will be a public market for the Alion common stock, and, therefore, it is expected that the value of a share of Alion common stock will be determined based on the market price as reported by the applicable national securities exchange and that Alion will no longer be obligated to redeem shares distributed by the ESOP Trust. It is anticipated that the accounting practices regarding the valuation and recognition of Alion common stock will reflect this change as applicable.

Concentration of Credit Risk

Alion is subject to credit risk for its cash equivalents and accounts receivable. The Company believes the high credit quality of its cash equivalent investments limits its credit risk with respect to such investments. Alion believes its concentration of credit risk with respect to accounts receivable is limited as the receivables are principally due from the Federal Government. As of March 31, 2015, approximately 18% of the Company’s receivables were due from commercial customers including other prime contractors.

Fair Value of Financial Instruments

Alion is required to disclose the fair value of its financial instruments, but is not required to record its senior long term debt at fair value. See Note 11 to our unaudited financial statements for a discussion of Alion’s long term debt and Note 12 to our unaudited financial statements for the related fair value disclosures. The fair value of cash, cash equivalents, accounts payable and accounts receivable is not materially different from carrying value because of the short maturity of those instruments.

Net Operating Losses

Even though we have recorded a full valuation allowance for all deferred tax assets and are carrying a $68.6 million deferred tax liability, we expect our domestic tax liability to be limited for the foreseeable future due to available NOLs, and expect only minimal foreign income taxes for operations in India. As a result of the offering, the Company’s NOLs will become subject to an annual use limitation. Management estimates that the Company will be able to use up to approximately $153 million of its NOLs over the five-year period following the offering. Management estimates that approximately an additional $30 million of the Company’s NOLs will be available to be used over the remaining available term of the NOLs. Thus, it is likely that some portion of its pre-offering NOLs will expire unused. In addition to the Company’s existing NOLs, the Company has certain built-in deductions available to reduce its taxable income in future periods. Our ability to utilize NOL tax benefits will depend upon how much future taxable income we have and may be limited under certain circumstances. We do not have any NOL tax benefits we can carry back to prior years.

Off-Balance Sheet Financing Arrangements

Alion accounts for operating leases entered into in the routine course of business in accordance with ASC 840 Leases. We have no off-balance sheet financing arrangements other than operating leases and letters of credit under our Existing Revolving Credit Facility. Alion has no relationship with any unconsolidated or special purpose entity and has not issued any guarantees.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update 2014-09 (ASU 2014-09), “Revenue from Contracts with Customers” which requires an entity to recognize revenue when a customer obtains control rather than when an entity has transferred substantially all risks and rewards of a good or service. This update is effective for annual reporting periods beginning on or after December 15, 2016 and interim periods therein and requires expanded disclosures. ASU 2014-09 is effective for the Company beginning in the first quarter of fiscal 2018, using one of two retrospective methods of adoption. Early adoption is not permitted. The Company has not selected a method for adoption nor has it determined the potential effects on Alion’s financial position, cash flows or results of operations.

In August 2014, the FASB issued ASU 2014-15 “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. ASU 2014-15 defines management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. GAAP-basis financial statements are prepared under the presumption a reporting organization will continue to operate as a going concern. The presumption, commonly called the going concern basis of accounting, establishes the basis for measuring and classifying assets and liabilities.

ASU 2014-15 provides the guidance GAAP currently lacks regarding management’s responsibilities related to going concern analysis and disclosures. It establishes principles and definitions intended to reduce diversity in both timing and content for financial statement disclosures. ASU 2014 -15 is effective for annual periods ending after December 15, 2016, including interim periods within that reporting period. Early application is permitted for annual or interim reporting periods for which financial statements have not been issued. The Company does not believe that adopting ASU 2014-15 will materially affect its operating results, financial position or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Interest rate risk

We face interest rate risk for periodic borrowings on our $65.0 million Existing Revolving Credit Facility as well as the Existing First Lien Term Loan. Variable rates increase the risk that interest charges could increase materially if either market interest rates or outstanding balances were to increase.

The Existing Revolving Credit Facility balances bear interest at a variable rate based on LIBOR plus 475 basis points. The current interest rate is 4.9%. Tranche A of the Existing First Lien Term Loan bears interest at a minimum 100 basis point LIBOR rate plus 700 basis points. The current interest rate is 8.0%. The Tranche B First Lien Term Loan bears interest based on the Tranche A rate plus 300 basis points. Tranche B of the Existing First Lien Term Loan interest rate is currently 11.0%.

Based on the assumption that Alion would maintain an average drawn balance of $40 million, we estimate that a 100 basis point change in interest rates would cost the Company $400 thousand per year under the Existing Revolving Credit Facility. The same 100 basis point change would cost the Company approximately $2.8 million in additional Existing First Lien Term Loan interest next fiscal year and approximately $11.1 million in total over the life of the Existing First Lien Term Loan.

The Existing Second Lien Term Loan and the Existing Third Lien Notes are fixed-rate obligations. We do not use derivatives for trading purposes. We invest excess cash, if any, in short-term, investment grade, and interest-bearing securities. See “Prospectus Summary—2014 Refinancing”.

In the IPO Refinancing, we expect to replace our Existing Debt Instruments with New Credit Agreements. In connection with the IPO Refinancing, we expect that our interest rate risk will likely decrease. See “Description of Certain Indebtedness—New Credit Facilities”.

Foreign currency risk

Alion does not have a material number of foreign currency based contracts. Most international contract expenses and revenues are U.S. dollar-denominated. Contracts denominated in foreign currency typically are priced to allow for potential adverse foreign exchange impacts and foreign withholdings. Management does not believe Alion’s operations are subject to material risks from currency fluctuations.

Risk associated with value of Alion redeemable common stock

Changes in the fair market value of a share of Alion redeemable common stock affect estimated ESOP share repurchase obligations and, potentially, SAR obligations. The number of employees who seek to redeem shares of Alion stock held by the ESOP Trust following termination of employment and the number of shares they seek to redeem affect the timing and amount of the Company’s repurchase obligations. Declining share prices favorably affect ESOP-related demands on the Company’s cash flow. We expect that following this offering, we will no longer redeem ESOP shares because there will be an established securities market for the public sale of our stock.

Only the stock appreciation rights granted in fiscal year 2014 are outstanding. They were issued at a $8.10 per share strike price and are underwater. If the public market price exceeds the per share strike price, taking into account any appropriate adjustments, the Company may have cash-flow risk related to these outstanding SAR grants.

BUSINESS

Overview

We are a leading provider of engineering solutions and services to the Federal Government for national defense, security and other critical government areas. Founded in 1936 as the Illinois Institute of Technology Research Institute, or IITRI, Alion and its highly skilled and educated employees have consistently been at the forefront of originating, developing and applying innovative scientific, engineering, technology and research and development solutions to our customers’ most complex challenges.

Alion was organized in October 2001 as a for-profit Delaware corporation to acquire substantially all the assets and liabilities of IITRI, a not-for-profit Illinois corporation which was founded in 1936. In December 2002, some eligible IITRI employees directed funds from qualifying retirement account balances into an employee stock ownership plan which is now known as the ESOP. In December 2002, the ESOP Trustee used those proceeds to purchase Alion common stock on behalf of the ESOP Trust. In December 2002, Alion used those stock sale proceeds plus certain other indebtedness to purchase substantially all of IITRI’s assets. The ESOP Trust currently owns all of Alion’s issued and outstanding common stock.

Since December 2002, Alion has grown both organically and through acquisitions. From 2004 through 2007, Alion completed a number of levered and unlevered acquisitions. When Alion issued its secured notes in March 2010, the Company also issued common stock warrants constituting a second class of stock under the Code. As a result, Alion no longer qualified to be treated as an S Corporation for U.S. federal income tax purposes and became a C Corporation.

Based in McLean, Virginia, we operate in three core business areas:

•	Naval Architecture and Marine Engineering core business area, in which we provide technical expertise for ship and systems design as well as acquisition and production supervision, testing, delivery and engineering support to naval and commercial markets, both domestically and internationally.

•	Systems Analysis, Design and Engineering core business area, in which we provide services and technologies designed to enhance the performance and safety of complex systems and reduce costs.

•	Modeling, Simulation, Training and Analysis core business area, in which we leverage our proprietary software, services and technologies to improve mission effectiveness and readiness through the cost effective application of virtual training.

A significant focus of our solutions and services is our agile engineering work, almost all of which is currently conducted in our systems analysis, design and engineering core business area. Agile engineering is the design, rapid prototyping, testing and limited production of systems and components. This is a substantial and growing part of our business. Within our agile engineering service we provide a broad range of solutions that respond directly to product line managers’ needs, usually on a time-critical basis. Our ability to progressively design, prototype, test and field solutions to emergent problems in close collaboration with (and often embedded in) customer teams results in effective, affordable and timely solutions. We believe our ability to combine traditional services with technological and engineering expertise in a time-critical, cost-efficient manner sets us apart in our industry.

Our solutions and services span the full lifecycle of key programs and provide us with long-standing, entrenched relationships with our customers. The long-term nature of our service offering also allows us to expand our footprint on existing programs and to use our capabilities and relationships to capture new growth opportunities. For fiscal year 2014, we generated revenue of $804.8 million, $68.0 million in Consolidated EBITDA and reported a net loss of $44.0 million. For the six months ended March 31, 2015 and 2014, we generated revenue of $469.6 million and $378.3 million, respectively, $38.6 million and $30.9 million in Consolidated EBITDA, respectively, and reported a net loss of $22.7 million and $35.2 million, respectively.

This represents an increase in revenue and Consolidated EBITDA of 24.1% and 24.9%, respectively, and although Alion has not been profitable since it became a C Corporation in March 2010, it represents a decrease in net loss of 35.5%. For a discussion of our use of Consolidated EBITDA and a reconciliation to net loss, please refer to “Prospectus Summary—Summary Historical Consolidated Financial Data”. As of September 30, 2014 and March 31, 2015, we had approximately $632.5 million and $618.2 million, respectively, in aggregate principal amount of outstanding debt. In connection with this offering, we intend to repay or refinance all of our currently outstanding debt. On a pro forma basis following consummation of the Transactions, including this offering at the midpoint of the range on the front cover of this prospectus, the Company would have approximately $         million of long-term debt outstanding. For a discussion of our indebtedness, please refer to “—Description of Certain Indebtedness” and our audited annual and unaudited interim financial statements and notes.

We provide high-end research and development capabilities, technical expertise and operational support to a diverse group of U.S. government customers and, to a lesser degree, commercial and international customers. We serve customers in all branches of the U.S. military, a number of Cabinet-level U.S. government agencies, state and foreign governments and commercial customers. As of March 31, 2015, we had more than 185 distinct customers and over 500 active contracts. For the six months ended March 31, 2015, DoD customers represented 94.6% of our revenue and other civilian agencies and commercial customers accounted for 5.4% of our revenue.

As illustrated in the diagram below, our value proposition is based on the strength of our customer relationships, combined with the quality, depth and skills of our people. This blend of capability and experience enables us to provide innovative and cost-efficient solutions to our customers’ most pressing problems. Our relentless focus on client-centric innovation is rooted in our heritage as a spin-out of IITRI and the passion and commitment of our highly educated workforce. Our business model is built upon a foundation of high-visibility, long-term programs with our long-standing customers, enabling us to continuously expand our presence into high-growth areas, both by responding to our customers’ identified needs as well as current or future challenges that we identify and work to solve for our customers.

We further attribute our growth to being well-aligned with priorities in the Navy, the Army, the Air Force and other DoD customers, which accounted for 54.7%, 16.0%, 15.2% and 8.0%, respectively, of our calendar year 2014 revenues. The overwhelming majority of our revenues are funded by the DoD base budget. Of our calendar year 2014 revenue, 93.7% was generated from cost reimbursable and time and material contracts, which carry lower risk, are more predictable and provide greater revenue visibility than fixed price contracts. With over 88% of our calendar year 2014 revenue generated as a prime contractor, we have direct relationships that provide deep insight into our customers’ priorities.

The following charts show our revenue by core business area and contract type for the 2014 calendar year:

Our innovative technology solutions in all of our core business areas are supported by our skilled employee base, which includes engineers, scientists, analysts and former military personnel. As of March 31, 2015, approximately 80% of our employees had security clearances, with approximately 30% of our employees holding clearances at the Top Secret level or above, allowing us access to highly classified DoD information systems and networks. Our workforce is highly educated with approximately 30% of degreed employees having PhDs or Masters degrees, approximately 75% of which are degrees in Engineering, Science or Computer Science. To enhance our technology solutions, we have over 100,000 square feet of laboratory facilities, which we use to conduct customer-funded research and development activities, and to a lesser degree, internally-funded research and development activities.

We have a long operating history of providing a broad range of engineering-based solutions, from requirements development to the actual implementation, maintenance and upgrading of systems. We have supported the Information Analysis Centers for the Defense Technical Information Center for over 45 years and have been providing the U.S. Navy with naval architecture and marine engineering support for over 55 years. Illustrative examples of our engineering and technology solutions include:

•

Alion provides agile engineering support for the modernization and upkeep of 146 Maritime Patrol and Reconnaissance Aircraft, including multiple variants of the P-3 and P-8 manned aircraft as well as the M1-4C Triton unmanned aircraft system. We developed modifications to existing crew compartment and mission electronics cooling systems to support maintenance and upkeep requirements, and we developed critical technical depot procedures to support depot facility certification for system maintenance and repair. Our specialists prepared repair analysis on threat warning receivers to define maintenance and repair requirements, we developed a radar test system, and we developed the repair bench and test equipment for radar signal analysis, which we can perform at our site.

•	Alion is the prime contractor for the in-service support services that lead maintenance and upgrade management for the Navy’s 158 surface combatant and amphibious ships. We coordinate the maintenance periods with fleet and central commanders to ensure these combatants are available to support operational needs. We coordinate an average of one ship per week moving into and out of a maintenance and upgrade activity. Alion and our team provide worldwide maintenance planning, engineering scope and work package development, and overhaul and upgrade management including in-port oversight of the shipyards. We provide readiness assessment teams to ensure the ship is operationally ready at the completion of the maintenance periods.

•	Alion provides agile engineering and in-service support to the U.S. Army to upgrade and maintain tower mounted terrestrial sensors. Ongoing efforts include repair and upgrade actions to restore full operational capability for the 160 Army Persistent Surveillance System – Ground and the 66 Cerberus Systems. Our work integrated the technologies and upgrades to extend their life and enhance system effectiveness. This work includes incorporation of hybrid solar power, weather hardening, and pro-active maintenance systems. We are applying our agile engineering services to integrate full motion video, commercial radars, and other sensor systems into the towers to enhance system effectiveness.

•	Alion is the prime contractor providing design engineering, systems integration, logistics, production support, training, and in-service support to the Navy’s Program Executive Officer Submarines. Under this 5 year contract we provide design services to the Ohio Replacement Ballistic Missile Submarine Program. We provide systems integration, logistics and production oversight for the six Virginia class attack submarines currently under construction. We provide in-service and logistics support across the 70 in-service attack, ballistic missile, and guided missile submarines. Our team also supports the decommissioning and nuclear de-fueling of retiring Los Angeles Class submarines. This decommissioning work includes engineering services related to converting two submarines to moored training systems that will be used to train and certify future submariners.

•	Alion is the prime contractor responsible for the design, development, integration, test and operation of the premier Navy simulation training environment, the Navy Continuous Training Environment, or NCTE. The NCTE is a virtual range complex that integrates simulation and stimulation systems into a single environment. This environment enables Navy personnel to train and experiment in virtual worldwide locations with realistic weapons, communications, command and control systems operations, and interactions. Alion provides enterprise services, network design, integration and deployment and we are the sole developer of the Navy Training Baseline. This Training Baseline integrates 205 simulation models, 2.1 million software lines of code, and 97 training systems into a single standard simulation environment for training. Under the Fleet Synthetic Training Program, the NCTE enables naval surface and air forces to train and certify for major combat operations from tactical to strike group levels.

•	Alion is the developer of the Mobile Technology and Repair Complex for the Special Operations Forces, or SOF. These systems allow SOF to repair, modernize and fabricate equipment and material to execute a broad range of responsive engineering operations that address SOF-specific requirements and improve the effectiveness of deployed SOF mission capabilities in austere environments.

The Market Opportunity

For government fiscal year 2015, the approved DoD appropriations totaled $560 billion. Of that amount, $496 billion was for the base budget and the remainder was for what are termed overseas contingency operations. While the Budget Control Act of 2011 is still in effect, lawmakers have made efforts over the past several years to protect U.S. defense appropriations, including the Ryan-Murray Agreement and the Bipartisan Budget Act of 2013. We believe that these efforts will continue to stabilize actual budget allocations.

Note: FY’08 through FY’15 represents actuals. FY’16 through FY’20 represents the President’s FY20l6 Budget request and forecast as submitted to Congress in February 2015.

Source: Department of Defense FY2016 Budget.

The overwhelming majority of Alion’s work and services are performed within the DoD’s base budget and in many cases focus on upgrading or optimizing existing programs and platforms efficiently and cost-effectively.

Alion growth opportunities are well-aligned with U.S. defense priorities. As illustrated in the chart below, Alion maintains a strong alignment with U.S. defense priorities. The DoD’s emphasis on an increased presence in the Asia-Pacific region is aligned with our work supporting the DDG-51 AEGIS Destroyer and the Flight III design and integration of Ballistic Missile Defense and the replacement fleet oiler required to support the Pacific region. DoD’s continuous investments to maintain technical superiority are aligned with our current engineering and technical work on critical programs, including F-35 Lightning II and the Ohio Replacement Ballistic Missile Submarine Program. Most importantly, our competency in agile engineering and rapid prototyping align with the DoD’s ongoing investments in existing platforms to address obsolescence, integrate new systems, upgrade legacy systems, extend in-service lives, and improve operational performance.

Attractive addressable market. We believe that the total addressable market for our three core business areas is approximately $68 billion per annum, comprising three main end customers: (1) the DoD, representing approximately $55 billion, (2) the commercial/international market, representing approximately $7 billion and (3) the federal civilian market, representing approximately $6 billion. Based on our size, our market share within each of these three core areas is less than 3%, with an overall market share of approximately 1%. We believe that based on our ability to win and retain business as well as expand our footprint with constantly evolving products and solutions, gains in market share should continue to support Alion’s growth profile.

Innovative science, engineering and technology solutions. We offer innovative science, engineering and technology solutions in all of our core business areas, which have been developed over our 79 year history. For example, our work in agile engineering sets us apart from our peers within the DoD market. Agile engineering is based in an approximately $5 billion per annum market for reset, repair and modernization of mature systems. For example, we are currently involved in upgrading the electronic warfare pod for the F-15 fighter aircraft to allow the radar warning receiver to better identify new threats. We are also involved in upgrading the Apache helicopter blade folding systems to develop an easier, less labor-intensive folding mechanism for helicopter transport. There is an additional approximately $3 billion per annum addressable market where our competency in agile engineering can be applied to address obsolescence in fielded mature systems. For example, we are currently involved in reverse engineering component designs to upgrade the P-3 radar systems in support of the Naval Air Command because existing spare part inventories were exhausted. We are also supporting the Army’s program manager for electro-optic infrared sensors to reset perimeter monitoring towers that were brought back from Iraq and Afghanistan. This reset includes integrating new full-spectrum sensors and full motion video.

Government focus on efficient, cost-effective solutions and procurement practices. Criticism of government inefficiencies has led to a focus on identifying opportunities to achieve “more with less”. We believe government demand for solutions that enhance, upgrade, sustain and improve existing platforms and programs will continue to increase. Offering holistic packages that combine strong technical and economic solutions with effective, customer-tailored contract structures represents a significant competitive advantage.

Industry Overview

The DoD’s strategy has been defined in its 2012 Strategic Defense Guidance and detailed in the 2014 QDR. Underpinning the three pillars of the 2014 QDR is a renewed emphasis on innovation, systems in-service maintenance and modernization, rebalancing the force, and improved business practices. The DoD has implemented the Defense Innovation Initiative, or DII, in 2014, its 3rd Offset Strategy, and the Long Range Research and Development Program Plan, or LRRDPP. These efforts were developed to ensure that the United States maintains its military technical edge through investments in emerging technology and in acquisition programs to field available solutions. We believe that Alion’s expertise as an engineering solutions provider aligns well with all of these objectives.

Improved DoD Business Practices. Underlying these innovations, systems in-service management and modernization and rebalancing initiatives are the DoD’s plans to continue to improve its business practices. As implemented in Better Buying Power 2.0, or BBP 2.0, these practices returned significant efficiency improvements and cost savings. Examples include the use of competitive allocation strategies on the DDG-51 construction contracts that has returned savings of $298 million. The Secretary of Defense has now implemented BBP 3.0, continuing its increased emphasis on cost performance and efficiency. Aligned with the 2014 QDR and related initiatives, BBP 3.0 includes specific alignment with the DII and LRRDPP. The DoD’s emphasis on removing barriers to the use of commercial and non-developmental technologies directly addresses current efforts to modernize systems. Increased use of small unit prototyping and experimentation reduces development cycle times, identified failures and other issues quickly and provides for early and rapid resolution of these issues prior to impacting operational performance. These initiatives align closely with our core business areas in system acquisition and program management. Through targeted cost-cutting measures, Alion has also been able to further solidify and increase our competitiveness in new program and recompete situations without sacrificing fees and profitability levels.

Innovation. Our core business areas in systems design, acquisition management and production support are well-aligned with the DoD’s emphasis on innovation. Our emerging technology investments include unmanned systems development and human/systems integration, spectrum management and spectrum sharing and alternatives to GPS and space-based long-haul communications, advancement in energy storage to support sustained forward- deployed operations and enhancements in subsurface operations including the integration of the payload module on the VIRGINIA Class submarines. Investments include ongoing platform acquisition program, including multiple systems critical to the defense strategy such as the DDG-51 Flight III AMDR capable Destroyer, the Ohio Replacement Ballistic Missile Submarine, and the F-35 Lightning II Joint Strike Fighter programs.

Systems In-Service Maintenance and Modernization. The government fiscal year 2015 and 2016 defense budgets continue to show significant and expanded investment in certain specific systems in-service support and modernization to ensure systems provide for and meet today’s operational requirements. Our efforts and investments include systems maintenance actions, obsolete components and systems, and new systems integration. Examples include filling capability gaps with near-term solutions, such as up-armor kits for ground vehicles, and resolution of small issues, such as streamlining the repair processes for C-130 decking. A central theme spanning the in-service, maintenance and modernization activities is the need for rapid, cost effective solutions. To successfully meet this theme, our industry is expected to develop creative and effective solutions and to be efficient in both schedule and budget performance. These investments in modernization and upgrades align with our core business areas in agile engineering, in-service support and test and evaluation.

Re-balancing the Force. The DoD continues to make specific focused investments in capabilities structured to rebalance the force as outlined in the 2014 QDR and the DoD’s Five Year Defense Program. These investments include complex integration of new systems such as the sustainment work to extend the in-service life of AEGIS Cruisers. Rebalancing programs can also include restructuring existing procurements to shift the focus to evolving capabilities, such as upgrades to the Littoral Combat Ship program. The Littoral Combat Ship program is comprised of 52 ships – 32 Flight 0 ships, followed by 20 vessels in the Fast Frigate program. These rebalancing efforts can include new programs, including ongoing investment in surveillance and combat unmanned aircraft, such as the Reaper, Predator, and the evolving Unmanned Combat Air Vehicle programs.

Our Value Proposition

Relative revenue outperformance versus competitors in a challenging defense environment. Alion generated cumulative revenue growth of 9.1% from calendar year 2011 through 2014, and 2.1% from calendar year 2013 through 2014, which favorably compares with the average of our public company industry peers of cumulative revenue declines of (24.2)% and (8.2)%, respectively, as shown below. We believe Alion significantly outperformed that peer group due to our alignment with enduring defense priorities, and our ability to provide high-end, cost-effective services and solutions.

Combining science, engineering and technology. We offer innovative science, engineering and technology solutions in all of our core business areas, which we have developed over our 79-year history. Our innovative solutions are supported by our skilled employee base, which includes engineers, scientists and former military personnel. This allows us to combine engineering capabilities, scientific skills and domain expertise to provide solutions that incorporate current technologies with real-world understanding of and experience with DoD programs, systems and networks. We employ approximately 2,700 people, at least 52% of whom have been with us for more than five fiscal years. Our workforce is highly educated, with approximately 30% of degreed employees having PhDs or Masters degrees, with approximately 75% of those degrees in Engineering, Science or Computer Science. Approximately 34% of our employees are veterans. As of March 31, 2015, approximately 80% of our employees had security clearances, with approximately 30% of our employees holding clearances at the Top Secret level or above, allowing us access to highly classified DoD systems and networks. To further enhance our technology solutions, we have over 100,000 square feet of laboratory facilities, which we use to conduct customer- and internally- funded technology and research and development activities, often times embedded within our customers facilities.

Large contract backlog and significant revenue visibility. As of March 31, 2015, our backlog was approximately $1.5 billion and approximately $442 million of this backlog was funded. The strength of our backlog provides us with longer-term visibility of our future revenue and the long-term nature of our contracts provides an ongoing revenue stream. As a result of our strong backlog, as of March 31, 2015, our fiscal year 2015 revenue forecast was 98% under contract.

Strong free cash flow generation. Our business model generates strong free cash flow as a result of low capital expenditure requirements and modest working capital needs. Our capital expenditures have been less than 1% of revenue on average over the past five fiscal years. In fiscal year 2014, we had negative operating cash flows due to increased debt service obligations and other costs resulting from the 2014 Refinancing. However, we had positive operating cash flows in the four previous fiscal years. In connection with this offering, we intend to repay or refinance all of our currently outstanding debt, which we expect will reduce our interest expense and drive our return to positive operating cash flows after this offering. We intend to utilize our strong free cash flow to continue to deleverage the business going forward. In addition, as of March 31, 2015, we had net operating loss carryforwards, or NOLs, and other deferred tax assets, of $250.3 million and $131.4 million, respectively.

Long-standing customer relationships. As a result of our innovative technology solutions and long operating legacy of superior performance, we have developed a strong reputation within our industry and with our customers for providing quality expertise in our core business areas. Our relationships across the DoD span decades.

Diverse government customer base with multiple contract vehicles. As of March 31, 2015, we perform services for a broad base of more than 185 distinct customers, including Cabinet-level government departments and agencies, and state and foreign governments. We earn revenue from our diverse customer base through a broad array of task orders that are issued under multiple contract vehicles awarded by U.S. government agencies and through other customers. Our multiple contract vehicles provide us with more flexibility to obtain tasking and associated funding from the U.S. government. For calendar year 2014, U.S. government contracts accounted for 97.3% of our revenue, with 93.8% of our revenue derived from DoD contracts. As of March 31, 2015, we had more than 185 distinct customers and over 500 active contracts. We are the prime contractor for 88% of the revenue generated in calendar year 2014 from our contracts. Our largest individual contract (stand-alone contract) accounted for approximately 8.0% of our revenues for calendar year 2014.

Experienced, consistent management team. The six senior members of our management team average more than 30 years of experience in the defense and related industry sectors, and have significant experience in government contracting. Members of senior management hold equity stakes through investment in our common stock through our ESOP.

Our Strategy for Continued Growth

Our engineering capabilities are aligned with DoD budget and mission priorities. A critical part of the DoD’s success in the future will depend on cost-effective, rapid engineering solutions for critical platform and operational programs. Alion’s high-end agile engineering solutions provide a differentiated capability to support the DoD’s missions through modernization and upgrade of platforms and systems. Our design engineering and systems analysis services continue to address the DoD requirements for development of new programs and solutions to maintain the country’s technology edge and to meet the decisive superiority requirements of the 2014 QDR. Alion’s deep domain knowledge, turn-key solutions approach, and design, production and in-service support offering directly support our current and continued growth. Our strategy to maintain our growth will leverage our experience and reputation to expand our work for existing and new customers. We will continue to leverage our high-end engineering and agile engineering services to support the modernization and upgrade of existing systems. We will further continue to broaden our core business areas through internal investment and organic growth that complements our customer-funded research and development in new capabilities, technologies, and solutions.

Alion’s technical services span the product life cycle, which allows us to service both new systems and programs as well as deliver agile engineering and in-service support services in the operations and sustainment of existing platforms and equipment, as shown in the following diagram.

Continue to prioritize organic revenue and cash flow growth. We completed our most recent corporate acquisition in calendar year 2007. Subsequently, our revenue has grown at a compounded annual growth rate of 2.2% despite a difficult defense budget environment, from $745.1 million for calendar year 2008 to $847.3 million for calendar year 2014. More recently, our revenue has grown on a sequential basis for each quarter of calendar year 2014. For the six months ended March 31, 2015, revenue increased by 24.1% as compared to the six months ended March 31, 2014. Going forward, we plan to continue to prioritize organic revenue and cash flow growth and to further deleverage our balance sheet. For more than five years, Washington Technology and Defense News has continued to rank us among the top professional services government contractors. Washington Business Journal continues to rank us in its top 20 technology government contractors and government contract awardees.

Multiple engines of growth. Alion will continue to invest in multiple engines of growth, including:

•	Agile engineering. Our agile engineering business more than doubled over the last three fiscal years, and accounted for approximately 20% of our calendar year 2014 revenue. Our competency in agile engineering and rapid prototyping align with DoD’s ongoing investments in existing systems to address obsolescence, integrate upgrades, and improve operational performance. Our competency in agile engineering requires a high level of skill, but is cost-efficient, and provides a fast fix for our customers.

•	Continued growth in engineering services. We are expanding our design engineering, production oversight, test and evaluation and in-service support to the Navy warfare center community and international customers including Canada. We are expanding our systems engineering, logistics and foreign military sales support for the F-35 Lightning II Joint Project Office, multiple Naval Aviation programs, and the Littoral Combat Ship programs.

•	Expansion of our modeling & simulation, information technology and cyber security solutions. We will carry our prime role on NCTE across the fleet and shore-side infrastructure. We continue to grow our cyber capabilities to support training of cyber warriors by emulating the effects and remediation of cyber attacks. We are expanding our work across the cyber domain including electronic warfare, cyberspace operations, and military information support operations.

Continue to focus on operational efficiency and profitability. We remain focused on growing our business and continuously achieving operating efficiencies that will benefit our performance directly through increased profitability and indirectly through our increased competitiveness vis-à-vis our customers. In the past two fiscal years, we reduced annual operating costs by approximately $8.0 million. These operational improvements and cost reductions have enabled us to improve our competitive position by delivering cost effective solutions to the Federal Government. In addition, in the first quarter of fiscal year 2015, we began implementing additional cost reductions that we expect to reduce our annual operating costs by approximately $13.0 million.

Continue to attract and retain highly experienced employees. We plan to continue to expand our expertise, in particular in the areas of technological developments, where we believe we have a significant advantage over our competition. We hire skilled employees, engage in business development initiatives and invest in projects to expand our employees’ skill sets within our strong culture of innovation. We increase our employees’ technological and program management skills through training, internally funded projects and mentoring. We offer our employees non-degree programs in information technology, business, and desktop applications through “Alion University” to maintain and enhance our employees’ skills and advance our reputation in the commercial technology solutions markets. Additionally for the past four years, Military Times EDGE has voted us a “Best for Vets Employer”.

Contracting tools promote growth. Our Information Analysis Centers, or IAC, contracts provide an agile contracting mechanism across the Federal Government for best value for highly technical services. IAC vehicles are growing in popularity as our customers across the Federal Government use the IAC vehicles to rapidly access the most effective and advanced technologies and services. Our award values under the IAC programs grew 52% from fiscal year 2013 to fiscal year 2014 and our current pipeline of identified new business is over $2 billion.

Recent Operating Results

Annual revenue by core business area for the past three fiscal years was:

Core Business Area Revenue	Fiscal Years Ended September 30,
	2014		2013		2012
	(Dollars in millions)
Naval Architecture and Marine Engineering	$321.9	40.0%	$343.8	40.5%	$354.6	43.4%
Systems Analysis, Design and Engineering	284.2	35.3%	285.9	33.7%	214.0	26.2%
Modeling, Simulation, Training and Analysis	198.7	24.7%	219.3	25.8%	248.6	30.4%

Total Revenue	$804.8	100.0%	$849.0	100.0%	$817.2	100.0%

The table below summarizes our revenue by core business area for the six months ended March 31, 2015 and 2014.

Core Business Area Revenue	Six Months Ended March 31,
	2015		2014
	(Dollars in millions)
Naval Architecture and Marine Engineering	$149.4	31.8%	$158.2	41.8%
Systems Analysis, Design and Engineering	242.1	51.6%	120.0	31.7%
Modeling, Simulation, Training and Analysis	78.1	16.6%	100.1	26.5%

Total Revenue	$469.6	100.0%	$378.3	100.0%

Our Core Business Areas

Naval Architecture and Marine Engineering. We provide technical expertise for ship and systems design as well as acquisition and production supervision, testing, delivery and engineering support to commercial and naval markets, both domestically and internationally.

•	We provide systems engineering and design integration services for naval and commercial vessels, surface and subsurface, manned and unmanned. These services span the entire design process from concept through detail design. In addition to our capabilities as a full-service design agent, our specialty skills include mission needs analysis, analysis of alternatives, combat systems engineering, simulation-based design, threat and damage recovery analysis, and systems engineering.

•	We provide operational sustainment and life cycle support, encompassing in-service support as well as lifecycle logistics. This includes technical data development, contractor advisory services, performance-based logistics and interim supply support. We also conduct availability planning, execution and control and provide schedule management and on-site logistics representatives at home ports.

•	We provide acquisition and production management for ships, systems and marine equipment. We also provide waterfront and field engineering support along with post-shakedown availability planning and execution, damage control audits and shipboard completion inspections.

Systems Analysis, Design and Engineering. We provide services and technologies designed to enhance the performance and safety of complex systems and reduce costs.

•	We apply our agile engineering and prototyping skills to reverse engineer obsolete components, to engineer integrated solutions for modernized and upgraded components, and to integrate these solutions into existing platforms. Our teams identify cost-effective concepts, develop technical data and production packages, build initial prototypes, oversee qualification testing, and implement fielding of the final solutions.

•	We support enterprise networking, databases, and healthcare-related information technologies. We provide requirements engineering, integration of commercial and government off the shelf products and architecture design and development. We also provide full software development lifecycle and help desk support as well as cybersecurity and information assurance services.

•	We support testing and evaluation, including reliability, availability, maintainability, supportability and usability testing. This includes developing detailed plans and requirements and performing data collection and analysis.

•	We provide engineering and analysis services to optimize man-machine interfaces and manpower requirements. Alion develops, designs, prototypes and implements crew stations, floor plans, and virtual interfaces as well as workflow and ergonomic enhancements.

•	We support the planning, procurement, maintenance, distribution and replacement of people or equipment. This includes support to logistical reset, depot level support, tracking systems, Radio-frequency identification, barcoding and other technologies as well as predictive analysis.

•	We provide nuclear safety support to both domestic and international utilities in response to regulatory requirements for appropriate resolution of safety issues.

•	We provide support for environmental protection through risk assessments, organic and inorganic analysis and air quality monitoring and laboratory management.

Modeling, Simulation, Training and Analysis. We leverage our proprietary software, services and technologies to improve mission effectiveness and readiness through the cost effective application of virtual training.

•	We develop and integrate live, virtual, constructive and gaming technologies to support individual and group training. We produce interactive, immersive training tools and virtual environments using open-source and commercial video game engines. In addition, we develop geospatial databases and products for training and analysis.

•	We provide modeling capabilities for decision support, acquisition, strategy development, transportation systems, program management and production and provide human, social, cultural and behavioral modeling and analysis.

•	We produce training environments and manage the necessary infrastructure. This includes developing architectures and equipment and integrating training systems with command, control and communications systems. We also engage in instructional design and curriculum development, and develop and implement learning management systems.

•	We develop and deliver vulnerability and risk modeling tools and services for the security and protection of structures and vessels.

•	We perform modeling, analysis and management of wireless spectrum and satellite communications and technologies, and provide expertise to support wireless policy development.

•	We provide support to and analysis of strategic, tactical and weapons systems usage of the wireless spectrum, satellite communications and related technologies.

We are Primarily a Government Contractor

For calendar year 2014, U.S. government contracts accounted for 97.3% of our revenue, with 93.8% of our revenue derived from DoD contracts. The U.S. Navy is our largest single customer, generating 54.7% of our revenue in calendar year 2014.

Our Federal Government contracts are normally multi-year contracts funded on an annual basis based on Congressional budget authorizations and appropriations. Each year Congress appropriates funds for authorized programs for the coming government fiscal year. Budget delays and uncertainties have continued to push the approval process later into the fiscal year. The annual Congressional appropriations process means a contract is usually only partially funded at the outset of a major program. Normally a procuring agency commits additional money to a contract only as Congress makes appropriations in future fiscal years. The U.S. government can terminate or modify any contract at its discretion or due to contractor default. The U.S. government may terminate or modify a contract for any of a variety of reasons, including funding constraints, changing government priorities or changes in program requirements. If the government terminates one of our contracts at its discretion, it typically pays us for all the services we performed and costs we incurred prior to termination, our termination-related costs, and a negotiated contract fee.

Contract Types. We have a diverse contract base including many task orders and multiple-award contract vehicles (IDIQ). Many customers utilize our IDIQ contracts to hire us. Three of our five largest contracts are IDIQ delivery order contracts; they accounted for 53% of fiscal year 2014 revenue. Our largest individual contract accounted for 8.5% of our fiscal year 2014 revenue. We had a portfolio of over 500 active contracts as of March 31, 2015.

We have three contract pricing structure types: cost-reimbursement, fixed-price and time-and-material. Cost-reimbursement contracts allow us to recover expenses for direct labor and materials, a share of indirect expenses, and a fixed or variable fee depending on contract terms. Government contract rules permit us to recover certain, though not all, of our operating expenses (indirect costs). Fixed-price contract customers pay a stated amount intended to cover all direct and indirect costs, and profit. We assume the risk of any cost overruns and receive the benefit of any cost savings on fixed price contracts. Time-and-material contracts have fixed hourly billing rates designed to cover our labor costs, indirect expenses and profit, with cost reimbursable provisions for materials and other direct costs. We have traditional closed-end contracts and multiple award contracts which require sustained post-award effort to realize revenue. The following table summarizes our revenue by contract type for the years ended September 30, 2014, 2013, and 2012.

	Revenue by Fiscal Year
Contract Type	2014		2013		2012
	(Dollars in millions)
Cost-reimbursement	$684.0	85.0%	$723.1	85.2%	$675.3	82.6%
Fixed-price	59.2	7.3%	74.6	8.8%	64.2	7.9%
Time and material	61.6	7.7%	51.3	6.0%	77.7	9.5%

Total	$804.8	100.0%	$849.0	100.0%	$817.2	100.0%

We sometimes begin providing services before a U.S. government agency has actually signed or funded a contract or task order. We are at risk for costs we incur before a new contract is executed or an existing contract is modified. The practice is customary in our industry, particularly where a company has oral notification of a contract award, but has not received required contract documents. We designed our internal procedures to provide services “at risk” only when we believe funding is highly probable and delays are administrative or technical in nature. In most cases, we get paid for all our costs when a contract is ultimately executed or modified. However, we cannot be certain, when we work at risk, that we will receive an executed contract or that we will be paid for all our costs. As of March 31, 2015, we had approximately $9.5 million in contract revenue at risk; nearly 46% of that amount represents award fees we believe we have earned where we had yet to receive authorization to bill our customers.

We compete for key contracts from various U.S. government agencies. Our business development and technical personnel target contract opportunities and analyze each customer’s priorities and overall market dynamics. Depending upon whether a targeted contract is a renewal or a new opportunity, it can take as little as three months and up to three years to develop and execute our strategy before a customer ultimately issues a contract. When we decide to pursue a potential contract, we mobilize a core group of employees with the requisite expertise to lead our bidding and proposal preparation efforts. We supplement our internal capabilities with a network of consultants and other industry experts as necessary. To enhance our prospects of winning a contract, we team with other contractors, frequently our competitors, who have complementary technical strengths.

When we win a contract or task order, we assign a program manager, project manager and a task leader to ensure we timely deliver high-quality services. Program managers regularly interface with customers to evaluate our performance and customer satisfaction levels. Managers use our financial management and information systems to compare costs to funding ceilings and measure performance and profitability.

Government Oversight. Federal Government auditors and technical specialists regularly review our administrative procedures and our cost accounting policies and practices. Costs on flexibly-priced Federal Government contracts are subject to DCAA and other audits and adjustments. An audit may reveal that some costs charged to a government contract are not allowable, either in whole or in part. In these circumstances, we must repay the Federal Government any money it paid us for unallowable costs, plus possible interest and possible penalties. The government considers Alion a major contractor and maintains an onsite audit office. The Company has settled indirect rates through 2008 based on completed DCAA audits. All subsequent years are open. We are disputing the government’s claim for penalties and interest for 2005 of approximately $300 thousand. We believe the statute of limitations has expired on any government contractual claims, including any claims for penalties and interest, on our 2005 indirect rate proposal.

We timely submitted our indirect cost proposals for all open fiscal years. We have recorded revenue on Federal Government contracts in amounts we expect to realize.

Backlog

As of March 31, 2015, management estimates the amount of future revenues to be recognized under our existing contracts to be approximately $1.5 billion, of which approximately $442 million is funded. Of the $1.5 billion of backlog, the amount not reasonably expected to be filled in fiscal year 2015 is approximately $0.8 billion.

All of our existing contracts may have funded backlog and unfunded backlog, each of which is described below. The contract values and management’s estimated revenues do not include any task orders or ceiling value under IDIQ contracts, including GWACs and GSA schedules, except to the extent that task orders have been awarded to us under those contracts.

•	Funded Backlog. Funded backlog represents the estimated revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized less revenue previously recognized on these contracts. We expect to recognize a substantial portion of our funded backlog as revenue in fiscal year 2015.

	As of September 30,
	2014	2013
	(Dollars in millions)
Funded	$634.3	$436.9

•	Unfunded Backlog. Unfunded backlog represents the estimated revenue value of orders for services under existing contracts for which funding has not been appropriated or otherwise authorized.

	As of September 30,
	2014	2013
	(Dollars in millions)
Unfunded	$1,123.3	$1,286.6

In fiscal year 2013, management refined the methodology used to determine funded backlog and unfunded backlog, including only estimates of future revenues to be recognized under awarded contracts. The change in backlog estimating methodology better aligned our backlog estimates with our industry peer group. Each fiscal year quarter, our funded and unfunded backlog estimates are determined by analyzing a number of key factors and attributes for each of our executed contracts, task orders or delivery orders. Based upon the result of our analysis we establish the expected revenue value for each of those items contracts, task orders or delivery orders and report those results on a consolidated basis.

There can be no assurance that our existing contracts will result in actual revenue in any particular period, or at all, or that any contract included in backlog will be profitable. There is a higher degree of risk in this regard with respect to unfunded backlog. The actual receipt and timing of any revenue is subject to various contingencies, many of which are beyond our control. The actual recognition of revenue on contracts included in our backlog may never occur or may change because a program schedule could change; the program could be canceled; a contract could be reduced, modified, or terminated early, whether for the convenience of the government or otherwise; or an option that we had assumed would be exercised could not be exercised. The primary risks that could affect our ability to recognize such revenue on a timely basis or at all include: schedule changes, contract modifications, and our ability to assimilate and deploy new staff against funded backlog; cost cutting initiatives and other efforts to reduce U.S. government spending, which could reduce or delay funding for orders for services; and delayed funding of our contracts due to delays in the completion of the U.S. government’s budgeting process and the use of continuing resolutions by the U.S. government to fund its operations, as described under “Risk Factors”. See “Risk Factors—Risks Related to Our Business and Operations—We depend on U.S. government contracts for substantially all of our revenue. Changes in the contracting or fiscal policies of the U.S. government could adversely affect our business, financial condition, results of operations and ability to satisfy our financial obligations and grow our business” and “—We may not realize the full amount of our backlog, which could lower future revenue”.

2014 Refinancing

On August 18, 2014, Alion completed a comprehensive refinancing of its outstanding indebtedness, or the 2014 Refinancing. The 2014 Refinancing was made pursuant to an Amended and Restated Refinancing Support Agreement dated as of May 2, 2014, as amended, between the Company, ASOF and Phoenix, and included the following transactions:

•	We exchanged $210,986,000 in aggregate principal amount of our Unsecured Notes, representing 89.78% of the aggregate principal amount of the Unsecured Notes then-outstanding, for, in the aggregate, (i) $208,135,000 in aggregate principal amount of the Existing Third Lien Notes, (ii) 208,135 2014 Warrants, and (iii) $1,710,600 in cash.

•	The proposed amendments contained in the Second Supplemental Indenture relating to the Unsecured Notes, which was executed on May 29, 2014, became operative. The amendments eliminated substantially all of the negative covenants, certain events of default and the covenant restricting mergers and consolidations, modified certain provisions relating to defeasance, and made other technical and conforming changes to the indenture governing the Unsecured Notes.

•	We sold 10 units at a price of $600 per unit, for aggregate proceeds of $6,000. The units in the aggregate consisted of $10,000 principal amount of Existing Third Lien Notes and ten 2014 Warrants.

•	We entered into the Existing First Lien Term Loan, which consisted of a Term A Loan in aggregate principal amount of $110.0 million, having a term of four years, and a Term B Loan in aggregate principal amount of $175.0 million having a term of five years.

•	We entered into the Existing Second Lien Term Loan, a new $70.0 million second lien term facility having a term of five and one-half years.

•	With the proceeds of the Existing First Lien Term Loan and the Existing Second Lien Term Loan, on September 17, 2014, we redeemed our outstanding Secured Notes at a redemption price of 100% of principal amount, plus accrued and unpaid interest to, but not including, the date of redemption, for an aggregate payment of $351,667,904.

•	We replaced our $45.0 million revolving credit facility with the Existing Revolving Credit Facility, a new $65.0 million revolving credit facility.

•	ASOF purchased from Alion in a private placement units consisting of $2,841,000 principal amount of Existing Third Lien Notes and 2,841 2014 Warrants for an aggregate purchase price of $1,704,600.

In addition, as consideration for their funding the Existing Second Lien Term Loan, we issued in a private placement (i) all 70 shares of our new Series A Preferred Stock and (ii) 2014 Warrants to purchase 12.5% of our then-outstanding common stock to ASOF and affiliates of Phoenix. The holders of the Series A Preferred Stock have consent rights over certain actions to be taken by Alion and its subsidiaries. With respect to any and all matters on which there is a stockholder vote, the affirmative vote of the majority of the shares of Series A Preferred Stock outstanding is both necessary and sufficient to approve all such matters for all or any classes or series of stockholders of Alion. For so long as the Series A Preferred stock is outstanding and ASOF owns a majority of the Series A Preferred Stock, ASOF has the right to appoint a majority of the members of our Board of Directors, possesses voting control over all matters that require stockholder approval and controls decisions regarding consenting to certain specified actions.

The Alion ESOP

We have a tax-qualified retirement plan that includes an ESOP invested in Alion common stock and a non-ESOP component invested in mutual funds. The ESOP Trust owns all issued and outstanding shares of our common stock.

Formerly, eligible employees could use qualified retirement funds to purchase beneficial interests in Alion common stock. The ESOP Trust used the money employees invested in the ESOP to purchase Alion common stock and allocate ESOP interests to employee accounts according to the ESOP’s terms. We continue to make retirement plan contributions to the ESOP component for all eligible employee participants. We also make matching contributions to the ESOP for eligible employees based on their pre-tax salary deferrals.

Prior to this offering, except in certain limited circumstances, the ESOP Trustee must vote its shares as directed by the ESOP committee. The ESOP committee consists of four members of Alion’s management team and three other Alion employees; it is responsible for management and administration of the ESOP.

Prior to the consummation of this offering, by law, Alion is required to value the common stock held in the ESOP component at least once a year. Alion formerly had the ESOP Trustee value the common stock in the ESOP twice a year – as of March 31 and September 30. Beginning in fiscal year 2015, the ESOP Trustee will only value the common stock annually as of September 30th, but following consummation of this offering, the ESOP Trustee will no longer value the common stock because the share price will be the public market price. The terms of the KSOP permit the ESOP Trust to use employee-directed funds to purchase shares of Alion common stock at the lesser of the then-current or the immediate prior value of a share of Alion common stock, but the ESOP plan administrator has suspended the option for employees to invest in Alion common stock. Currently, all ESOP transactions occur at the redemption value of a share of Alion common stock.

In connection with this offering, we expect to amend the Plan to reflect our status as a public company.

Among the changes we anticipate will be made to the Plan:

•	The name of the Plan will change to “Alion Science and Technology Corporation Savings and Retirement Plan”.

•	The ESOP will continue as one of several investment alternatives available to participants in the Plan. Participants will have the ability to invest a portion of their account balances in the ESOP. Generally, following the ninetieth day after our stock becomes readily tradable, participants will have the ability to diversify all or any portion of their account balances invested in the ESOP, and former employees can request distributions of their Account balances paid in a lump sum cash payment. In certain limited circumstances, distributions may begin prior to the ninetieth day after our stock becomes readily tradable, including among other instances, where an eligible participant is receiving or already elected to receive distributions in the current plan year. Eligible participants can request a distribution of their account balances in the form of our common stock.

•	The ESOP, which, following this offering, we refer to as the Company Stock Fund, will be invested almost exclusively in our common stock, except for cash or cash equivalents as are determined to be necessary or appropriate for liquidity purposes.

•	Because of the public nature of our common stock, the Company Stock Fund will be valued on a daily basis, and we will no longer be required to redeem company stock from the Plan to fund distributions or diversification. Our common stock held by the ESOP will no longer be subject to the ESOP Put Right nor will our common stock be considered to be redeemable stock.

•	Similar to the current terms of the Plan, eligible participants can request a distribution of their account balances in the form of our common stock.

•	We will maintain the ability to make matching and profit sharing contributions in the form of cash, our common stock or a combination of cash and common stock.

Corporate Culture, Employees and Recruiting

We strive to create a culture that promotes performance excellence; respects colleagues’ ideas and judgments; and recognizes the value of our professional staff’s skills and capabilities. We seek to attract highly qualified and ambitious employees. We strive to establish an environment in which all employees can make their best personal contribution and have the satisfaction of being part of a close-knit team. We believe we have a track record of successfully attracting and retaining highly skilled employees because of the quality of our work environment, the professional challenges of our assignments, and the financial and career advancement opportunities we offer.

As of March 31, 2015, we had 2,713 employees of whom 2,525 were full-time employees. Our workforce is highly educated with approximately 30% of degreed employees having Masters degrees, approximately 75% of which are in Engineering, Science or Computer Science. As of March 31, 2015, approximately 80% of our employees had security clearances, with approximately 30% of our employees holding clearances at the Top Secret level or above, allowing us access to highly classified DoD information systems and networks. We believe we have a good relationship with our employees. None of our employees are covered by a collective bargaining agreement.

We view our employees as our most valuable asset. Our success depends in large part on attracting and retaining talented, innovative, experienced professionals at all levels. We rely on the availability of skilled technical and administrative employees to perform our research, development and technological services for our customers. The market for certain technical skills in our core business areas is at times extremely competitive. This makes employee recruiting and retention in these and other specialized areas extremely important. We believe our benefits package, work environment, incentive compensation, and employee-ownership culture will continue to be important in recruiting and retaining highly skilled employees.

Our Customers

We provide scientific, research and development, technical expertise, and operational support to a diverse group of U.S. government customers. We also serve commercial, state, local and international government customers. As of March 31, 2015, we had more than 185 distinct customers, including Cabinet-level government departments and agencies, and state and foreign governments. We have over 500 active contracts, including over 350 contracts with the DoD. Commercial, state and local governments and international customers accounted for the remaining 2.7% of our calendar year 2014 revenue. The table below shows revenue by customer category for our past three fiscal years.

	Revenue by Fiscal Year
	2014		2013		2012
	(Dollars in millions)
U.S. Department of Defense	$753.7	93.7%	$790.9	93.2%	$755.6	92.4%
Other Federal Civilian Agencies	29.8	3.7%	31.4	3.7%	43.2	5.3%
Commercial and International	21.3	2.6%	26.7	3.1%	18.4	2.3%

Total	$804.8	100.0%	$849.0	100.0%	$817.2	100.0%

The following five Federal Government contracts (IDIQ contract vehicles and stand-alone contracts) accounted for more than half of our revenue in fiscal years 2014, 2013 and 2012.

1.	Weapons System Technology Information Analysis Center for the Defense Technical and Information Center (26%, 28%, 17%) (IDIQ contract vehicle);

2.	Seaport-E Multiple Award Contract for the Naval Sea Systems Command (21%, 21%, 20%) (IDIQ contract vehicle);

3.	Technical and Analytical Support for the U.S. Air Force (9%, 8%, 10%) (stand-alone contract);

4.	Naval Sea Systems Command Surface Ships Life Cycle Program Management and Engineering Support (7%, 7%, 6%) (stand-alone contract); and

5.	Software, Networks, Information, Modeling and Simulation – Defense Technical and Information Center (6%, 2%, 0.2%) (IDIQ contract vehicle).

Revenues from these IDIQ contract vehicles are comprised of numerous individual task orders. Each task order is separately funded, includes a unique statement of work, period of performance and in some cases, distinct contractual terms and conditions. Complete or partial termination of any of these contracts or any related follow-on contracts, stoppage of new tasking under these contracts or our inability to renew or replace them when they expire could cause our revenue to decrease and could have a material adverse effect on our business, financial condition, operating results or ability to meet our financial obligations.

Competition

The U.S. government engineering and technology services industries consist of a large number of enterprises ranging from small, niche-oriented companies to multi-billion dollar corporations that serve many U.S. government customers. Competitors frequently form teams to pursue contract opportunities because large contracting initiatives are highly competitive and government customers have diverse requirements. Prime contractors leading large proposal efforts typically select team members based on particular capabilities and experience relevant to each opportunity. Companies that compete on one opportunity may be team members on another opportunity.

We frequently compete against well-known firms in the industry as a prime contractor. Our main competitors include, but are not limited to, U.S. federal systems integrators and service providers such as Booz Allen Hamilton, CACI International, Leidos Holdings, Science Applications International Corporation, ManTech International, NCI, Engility and the North American public sector segment of Computer Sciences Corporation.

We also compete at the task order level, where knowledge of the customer, its procurement requirements and its environment is often the key to winning business. We have been successful in ensuring our presence on numerous contracts and GSA schedules, and in competing for tasks under those contracts. The variety of contract vehicles at our disposal, as a prime contractor or subcontractor, allows us to market our services to any U.S. government agency. We have experience providing services to a diverse array of U.S. government departments and agencies. We have first-hand knowledge of our customers and their goals, problems and challenges. Most government contracts we seek are competitive awards. We believe our customers typically consider the following key factors in awarding contracts: technical capabilities and approach; personnel quality and management capabilities; previous successful contract performance; and price.

In our experience, price and technical capabilities are a customer’s two most important considerations in contracts for complex technological programs. We believe our customer knowledge, our government contracting and technical capabilities, and our pricing policies enable us to compete effectively. See “Risk Factors—Risks Related to Our Business and Operations—We face intense competition from many companies that have greater resources than we do. This could cause price reductions, reduced contract profitability, and loss of market share”.

Business Development and Promotional Activities

We promote our contract research services by meeting face-to-face with current and potential customers, obtaining new work from satisfied customers, and responding to requests for proposals, or RFPs, and international tenders. We use our knowledge of and experience with U.S. government procurement procedures, and our relationships with government personnel, to try to maximize our ability to respond timely to RFPs and customer requests. We bid on contracts in our core business areas and related areas where we believe we have a good chance of being awarded the contract. When we bid on a potential contract, we draw on our core business area expertise to display the technical skills we can bring to a particular contract.

Our business developers work face-to-face with customers, are experienced in marketing to government customers, know the services and products they represent, and understand each particular customer’s organization, mission and culture. These professionals possess a working knowledge of rules governing the marketing limitations that are unique to the government arena. They understand government funding systems, conflict of interest restrictions, procurement integrity directives, and the procedural requirements designed to establish a level competitive playing field to ensure appropriate use of public funds.

Our technical staff is an integral part of our promotional efforts. The customer relationships they develop through their work often lead to additional business and new research opportunities. We hold weekly company-wide business development meetings to review proposal opportunities and determine strategy in pursuing these opportunities. We also use independent consultants for promoting business, developing proposal strategies and preparing proposals as necessary.

We focus most of our research and development activities on customer-funded projects and internally-developed capital assets. We believe actively fostering an environment of innovation is critical to our ability to grow our business, allowing us to proactively address issues of national concern in public health, safety and national defense.

Resources

Most of our work relies on computer and laboratory equipment and other supplies readily available from multiple vendors. Disruption in availability from any particular vendor is not likely to materially affect our ability to perform our contracts. Some of our specialized laboratory work depends on special materials and equipment whose unavailability could adversely affect experimental laboratory tasks. However, we believe these kinds of delays or disruptions are not likely to materially affect our overall operations or financial condition.

Patents and Proprietary Information

As a normal course of business, we perform research and development and engineering activities in support of our customers. Typically these services do not depend on patent protection. In accordance with applicable law, our U.S. government contracts often provide government agencies certain license rights to our inventions, copyrights, and other intellectual property. Government agencies may in turn sublicense to other contractors (including our competitors) the right to utilize our intellectual property. Similarly, our U.S. government contracts often license to us patents, copyrights, and other intellectual property owned by third parties. We maintain an active program to track and protect our intellectual property. We routinely enter into intellectual property assignment agreements with our employees to protect our rights to any patents or technologies they develop while employed by us. Costs for internal research and development, patent prosecution and maintenance and other intellectual property activities are not material to our financial statements.

We maintain a number of trade secrets that contribute to our success and competitive distinction and endeavor to accord such trade secrets protection adequate to ensure their continuing availability to us. While retaining protection of our trade secrets and vital confidential information is important, we are not materially dependent on maintenance of a specific trade secret.

Seasonality

Although our business is not seasonal, it does fluctuate with the number of working days in each quarter. The first and fourth quarters each calendar year generally have fewer working days for our employees to generate revenue. In the weeks before the Federal Government’s September 30 fiscal year end, it is not uncommon for U.S. government agencies to award extra tasks or complete contract actions to avoid the loss of unexpended fiscal year funds. In addition, we also have generally experienced higher bid and proposal costs in the months leading up to the U.S. government’s fiscal year end. After fiscal year end, we pursue new contract opportunities being awarded as new opportunities are expected to have funding appropriated in the U.S. government’s subsequent fiscal year. We may continue to experience this pattern in future periods, and our future periods may be affected by it.

Foreign Operations

In each of the past three fiscal years, nearly all our revenue came from contracts with U.S.-based customers. We treat sales to U.S. government customers as domestic sales regardless of where we perform our services. We have seen a modest increase in work for foreign customers which we perform in the U.S.

Regulatory Matters

Federal Acquisition Regulation

We are heavily regulated in most of the fields in which we operate. We provide services and products to numerous U.S. government agencies and entities, including the DoD, U.S. Navy, U.S. Army, U.S. Air Force and the Department of Homeland Security. When working with these and other U.S. government agencies and entities, we must comply with various laws and regulations relating to the formation, administration and performance of contracts. U.S. government contracts generally are subject to the Federal Acquisition Regulation, or FAR, which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. government, agency-specific regulations that implement or supplement FAR, such as the DoD’s Defense Federal Acquisition Regulation Supplement and other applicable laws and regulations. These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, employment, security, contract pricing and cost, contract termination and adjustment, audit and reporting requirements. Among other things, these laws and regulations:

•	require certification and disclosure of all cost and pricing data in connection with certain contract negotiations;

•	define allowable and unallowable costs and otherwise govern our right to reimbursement under various cost-based U.S. government contracts;

•	require reviews by the DCAA, the Defense Contract Management Agency and other U.S. government agencies of compliance with government standards for a contractor’s financial capability and business systems;

•	restrict the use and dissemination of information classified for national security purposes and the export of certain products and technical data;

•	require us not to compete for work if an organizational conflict of interest, as defined by these laws and regulations, related to such work exists and/or cannot be appropriately mitigated; and

•	require mandatory disclosure of certain circumstances of non-compliance.

The U.S. government may revise its procurement practices or adopt new contract laws and regulations at any time. In order to help ensure compliance with these complex laws and regulations, all of our employees are required to complete ethics training and other compliance training relevant to their position.

Internationally, we are subject to special U.S. government laws and regulations, local government laws and regulations and procurement policies and practices (including laws and regulations relating to bribery of foreign government officials, import-export control, investments, exchange controls and repatriation of earnings) and varying currency, political and economic risks.

Environmental Matters

We are subject to federal, state, local and foreign laws and regulations relating to environmental, health and safety matters, including, among other things, emissions and discharges into the environment, handling, transportation and disposal of regulated substances, and contamination by regulated substances and wastes. Some of our operations require environmental permits and/or controls to prevent or reduce air and water pollution. Issuing authorities can renew, modify, or revoke these permits.

Operating and maintenance costs associated with environmental compliance and preventing contamination at our facilities are a normal, recurring part of our operations. These costs have not been material in the past and are not material to our total operating costs or cash flows. Such costs are usually allowable under government contracts. Based on information presently available to us and on current U.S. government environmental policies relating to allowable costs, all of which are subject to change, we do not expect environmental compliance to materially affect us. We also believe our facilities’ environmental compliance costs will continue to be allowable.

Under existing U.S. environmental laws, potentially responsible parties can be held jointly and severally liable for the entire cost of the cleanup of contaminated sites. We could be potentially liable to the government or third parties for the full cost of investigating or remediating contamination at our current or former sites or at third-party sites where we have disposed of, transported, or arranged for the transportation of, any hazardous waste in the event contamination is identified and remediation is required at any of these sites. In the unlikely event that we were required to fully fund remediation of a site, the statutory framework might allow us to pursue rights of contribution from other potentially responsible parties.

Properties

Our headquarters in McLean, Virginia consists of 23,823 square feet of leased office space. We also lease approximately 62 additional office facilities including subleases totaling 546,067 square feet. Our largest offices are located in Washington, DC; Fairfax, Alexandria, Vienna, Arlington, Norfolk, Portsmouth, and Newport News, Virginia; Pittsburgh and West Conshohocken, Pennsylvania; Huntsville, Alabama; New London, Connecticut; Annapolis, Annapolis Junction and Lanham, Maryland; Orlando, Florida; Rome, New York; Pascagoula, Mississippi; Fairborn, Ohio; Mt. Clemens, Michigan; Boulder, Colorado; Durham, North Carolina; Bath, Maine; San Diego, California; Albuquerque, New Mexico; and Burr Ridge, Illinois. We lease 18 facilities that contain laboratory space totaling over 100,000 square feet, for contract-related research. Our largest laboratories are located in Durham, North Carolina; Chicago and Geneva, Illinois; Annapolis Junction and Lanham, Maryland; West Conshohocken, Pennsylvania; Warren, Michigan and Louisville, Colorado. We also lease approximately 18 warehouse, conference, customer and other facilities totaling 187,905 square feet. Lease terms vary in length from one to twelve years, and are generally at market rates.

Aggregate average monthly base rental expense for fiscal year 2014, 2013 and 2012 was approximately $1.9 million, $1.8 million and $1.7 million, respectively. We periodically enter into other lease agreements that are, in most cases, directly chargeable to current contracts. Lease obligations are usually either covered by currently available contract funds or cancelable upon termination of the related contracts. We consider our leased space to be adequate for our current and our reasonable anticipated future operations. If sequestration further adversely affects the Company, we may find we have excess leased space. We cannot ensure that if we have excess capacity we will be able to sublease a portion of or assign our leases on terms and conditions favorable to us or at all.

Legal Proceedings

We are from time to time subject to various claims and lawsuits incidental to our business. In the opinion of management, these claims and suits, individually or in the aggregate, will not have a material adverse effect on our consolidated financial statements, results of operations or liquidity.

MANAGEMENT

The names, ages and positions of our current directors and executive officers are set forth below:

Name	Age	Position
Bahman Atefi	62	President, Chief Executive Officer and Chairman of the Board of Directors
Stacy Mendler	52	Chief Operating Officer and Executive Vice President
Barry Broadus	56	Chief Financial Officer, Senior Vice President and Treasurer
Kevin Boyle	46	Senior Vice President, General Counsel and Secretary
Leslie L. Armitage	46	Director
Daniel H. Clare	43	Director
Lewis Collens	77	Director
Lawrence A. First	53	Director
Admiral Harold W. Gehman, Jr., USN (Ret.)	72	Director
General Michael V. Hayden, USAF (Ret.)	70	Director
General George A. Joulwan, USA (Ret.)	75	Director
General Michael E. Ryan, USAF (Ret.)	73	Director

Bahman Atefi was appointed Chief Executive Officer of Alion in December 2001 and as president in 2002. He is also chairman of Alion’s Board of Directors. Dr. Atefi served as president of IITRI from August 1997, and as its chief executive officer from October 2000, until December 20, 2002, when Alion purchased substantially all of IITRI’s assets. From June 1994 to August 1997, Dr. Atefi served as manager of the energy and environmental group at Science Applications International Corporation. In this capacity, he was responsible for a business unit, which provided scientific and engineering support to the U.S. Department of Energy, Nuclear Regulatory Commission, Environmental Protection Agency, Department of Defense, and commercial and international customers. Dr. Atefi is a member of the Board of Directors of The Wolf Trap Foundation for the Performing Arts. Dr. Atefi received a BS in Electrical Engineering from Cornell University, an MS in Nuclear Engineering and a Doctor of Science in Nuclear Engineering from the Massachusetts Institute of Technology.

Dr. Atefi was selected and continues to serve as a director of the Company because of his institutional and operational knowledge of the Company’s business, his financial acumen, his service as the Company’s chief executive officer and his more than twenty-five years of experience in the government contracting professional services market.

Stacy Mendler has served as our Chief Operating Officer and Executive Vice President since September 2006. She served as our Executive Vice President and Chief Administrative Officer from September 2005 until September 2006, and as our Senior Vice President and Chief Administrative Officer from May 2002 until September 2005. Ms. Mendler served IITRI as Senior Vice President and Director of Administration from October 1997 until December 20, 2002, when we purchased substantially all of IITRI’s assets. As of May 2002, Ms. Mendler was IITRI’s Chief Administrative Officer, as well as Senior Vice President. She also served as IITRI’s Assistant Corporate Secretary from November 1998 through December 2002. From February 1995 to October 1997, Ms. Mendler was Vice President and Group Contracts Manager for the Energy and Environment Group at Science Applications International Corporation where she managed strategy, proposals, contracts, procurements, subcontracts and accounts receivable. She currently serves on the Board of Directors of NVTC, the VA Chamber of Commerce, or VCOC, and the Professional Services Council and is Chairman of the Board and executive committee of VCOC. Ms. Mendler received a BBA in Marketing from James Madison University and a MS in Contracts and Acquisition Management from Florida Institute of Technology.

Barry Broadus has served as our Chief Financial Officer, Senior Vice President and Treasurer since September 2012. He served as our (Acting) Chief Financial Officer from April 2012 until September 2012 and Director of Financial Planning from September 2008 until April 2012. Prior to joining us, from November 2004 to September 2008, Mr. Broadus served as Vice President and Business Unit Controller at Science Applications International Corporation, or SAIC, where he was responsible for the financial oversight of the Energy, Environment & Infrastructure Business Unit. Prior to SAIC, from September 2000 to July 2004, he was the Chief Financial Officer for Brainbench, Inc. Prior to Brainbench, Mr. Broadus served for 12 years at EDS, as the Military Systems Business Unit Controller. He also worked for Andersen Consulting. In his earlier career, he was an Officer in the U.S. Army from 1982 to 1985. Mr. Broadus received a Bachelor of Science in Business Administration with a major in Accounting from the University of Alabama.

Kevin Boyle became our Senior Vice President, General Counsel and Secretary in January 2014. Prior to joining us, he served from February 2012 until January 2014 as Senior Vice President, General Counsel and Secretary of MCR, LLC, a privately-held professional services firm specializing in integrated program management solutions for the Department of Defense. From June 2007 until February 2012, Mr. Boyle served as Senior Vice President, General Counsel & Secretary for Vangent, Inc., a leading provider of information management and business process outsourcing services to the US Federal Government. From 2002 to May 2007, he served as Assistant General Counsel for General Dynamics Information Technology, Inc., following its acquisition of Anteon International Corporation in June 2006. Mr. Boyle also served as Vice President and General Counsel for publicly-held Interworld Corporation from 2000 to 2002. Prior to 2000, he held similar positions with Visual Networks, Cambridge Technology Partners and BMG Entertainment. Mr. Boyle received his Juris Doctor degree from Tulane Law School and his Bachelor of Arts degree in history from Yale University.

Leslie L. Armitage has served as a director of Alion since May 2002. Ms. Armitage currently serves as a Senior Managing Director and Co-Founder of Relativity Capital, a position she has held since January 2006. Ms. Armitage served as a Managing Director and Partner of The Carlyle Group from January 1999 until May 2005 and held various positions at Carlyle from 1990 to 1999. Ms. Armitage has served on the Board of Directors of Physmodo, Inc. since June 2014 and TangoTab since February 2015. She previously served on the Board of Directors of Vought Aircraft Industries, Inc., Honsel International Technologies, United Components, Inc., Nivisys Industries, Tactical Micro, Inc., MHF Services, Inc. and Berkshire Manufactured Products.

Ms. Armitage was selected and continues to serve as a director of the Company because of her extensive financial and board experience and acumen developed over the course of more than twenty years in the private equity market, in addition to her familiarity with companies in the government contracting professional services industry.

Daniel H. Clare is a Managing Director of ASOF and joined the firm in 2010. From 2005 to 2010, Mr. Clare was with Diamond Castle Holdings, LLC, a private equity firm focused on leveraged buyout and growth capital investments in middle market companies, most recently as a Senior Managing Director. From 1999 to 2005, Mr. Clare was an investment professional at CSFB Private Equity/DLJ Merchant Banking Partners. From 1993 to 1997, he was a management consultant at Bain & Company, and in 1998, was a summer associate in the investment banking division at Goldman Sachs & Co. Mr. Clare received a BA from Haverford College in Political Science, and an MBA from Harvard Business School. He also attended the University of Cambridge.

Mr. Clare was selected and continues to serve as a director of the Company because of his extensive experience investing in other companies and serving on the boards of directors of other companies.

Lewis Collens has served as a director of Alion since May 2002. From 1990 to 2009, Mr. Collens served as president of Illinois Institute of Technology, or IIT. He is currently President Emeritus and Professor of Law Emeritus at IIT, Chicago-Kent College of Law, a position he has held since August 2009. He also currently serves as Senior Advisor for Charles Dobrusin Associates. Mr. Collens has served as a director of Twani

Foundation since 2006, Auditorium theater of Roosevelt University since 2010, Advance Illinois since 2008 and Cook County Health and Hospital Systems since 2013. Mr. Collens served as a director of Amsted Industries from 1991 to 2014 and as a director and Chairman of Colson Caster Corporation from 2002 to 2012.

Mr. Collens was selected and continues to serve as a director of the Company because of his familiarity with the Company’s business from his prior roles as the Chief Executive Officer and Board Chairman of the Company’s predecessor IITRI, as well as the financial and legal expertise he has developed over his career.

Lawrence A. First is the Chief Investment Officer and Managing Director of ASOF. Mr. First joined the firm in 2008. Prior to joining, Mr. First was a Managing Director and Co-Portfolio Manager in Merrill Lynch’s Principal Credit Group, a proprietary investing platform for the firm’s capital, where he was responsible for evaluating and managing assets in the team’s North American portfolio, including non-investment grade bank loans, stressed/distressed fixed income investments and public and private equity. Prior to joining Merrill Lynch in 2003, Mr. First was a senior partner in the Bankruptcy and Restructuring department of the law firm of Fried, Frank, Harris, Shriver & Jacobson, LLP, where he began his legal career in 1987. At Fried Frank, he represented both debtors and creditors in both in court and out of court restructurings as well as lenders to, investors in, and potential buyers and sellers of, financially troubled companies. Prior to his joining Fried Frank’s Bankruptcy and Restructuring department, he was a member of its Corporate Department, where he became partner in 1994. Mr. First received a BA from Haverford College in History and Sociology, and a JD from New York University School of Law. He also attended the London School of Economics.

Mr. First was selected and continues to serve as a director of the Company because of his extensive experience investing in other companies and serving on the boards of directors of other companies.

Admiral Harold W. Gehman, Jr., USN (Ret.) has served as a director of Alion since September 2002. Admiral Gehman retired from over 35 years of active duty in the U.S. Navy in October 2000. While in the U.S. Navy, Admiral Gehman served as NATO’s Supreme Allied Commander, Atlantic and as the Commander in Chief of the U.S. Joint Forces Command from September 1997 to September 2000. Since his retirement in November 2000, Admiral Gehman has served as an independent consultant to the U.S. government from October 2000 to present. Admiral Gehman has served on the Boards of Directors of Maersk Lines, Ltd. since April 2001, Transystems Corp since January 2002 and Nivisys Corp. from July 2008 to July 2011. He also served on the board of visitors of Old Dominion University. Admiral Gehman is a senior fellow at the National Defense University and was the chairman of the Governor of Virginia’s Advisory Commission for Veterans Affairs. Admiral Gehman served as co-chairman of the Defense Department’s investigation into the October 2000 attack on the U.S.S. Cole in Aden Harbor, Yemen, as chairman of the Space Shuttle Columbia Accident Investigation Board, and as the Commissioner of the 2005 National Base Realignment and Closure Act.

Admiral Gehman was selected and continues to serve as a director of the Company because of his extensive domain expertise developed over the course of his service as a naval officer, as well as his years of leadership in the most senior levels of the U.S. defense establishment.

General Michael V. Hayden, USAF (Ret.) has served as a director of Alion since July 2010. General Hayden retired from 39 years of service in the United States Air Force in July 2008. General Hayden served as Director of the Central Intelligence Agency from May 2006 until February 2009, and as Director of the National Security Agency from 1999 until 2005. He entered active duty in 1969 after earning a bachelor’s degree in history in 1967 and a master’s degree in modern American history in 1969, both from Duquesne University. He is a distinguished graduate of Duquesne’s ROTC program. General Hayden served as Commander of the Air Intelligence Agency and as Director of the Joint Command and Control Warfare Center. He has also served in senior staff positions at the Pentagon, Headquarters U.S. European Command, National Security Council and the U.S. Embassy to the People’s Republic of Bulgaria. General Hayden served as Deputy Chief of Staff, United Nations Command and U.S. Forces Korea, Yongsan Army Garrison, South Korea. He currently serves as a Distinguished Visiting Professor at George Mason University School of Public Policy and as a Principal at the

Chertoff Group. General Hayden has served on the Board of Directors of Motorola Corporation since January 2011, Accenture Federal Services, LLC since May 2012 and Orbis Operations since July 2012. He served on the Board of Directors of National Interest Security Company from April 2009 to March 2010. General Hayden also serves as a Consultant and Advisory Board Member for Cubic Defense Applications, Computer Sciences Corporation, Draper Labs, Next Century Corporation, Accenture, Orbis Operations, IBM, the Commonwealth Bank of Australia OTOY, the Cipher and Michael Baker Corporation. From 2009 to 2014, General Hayden served as an advisor to Kaseman LLC, Catapult Technology and CSC.

General Hayden was selected and continues to serve as a director of the Company because of his extensive domain expertise developed over the course of his service as an Air Force officer, as well as his years of leadership in the senior-most levels of the U.S. defense and intelligence establishments, having served as director both the Central Intelligence Agency and the National Security Agency.

General George A. Joulwan, USA (Ret.) has served as a director of Alion since May 2002. General Joulwan retired from 36 years of service in the military in September 1997. While in the military, General Joulwan served as Commander in Chief for U.S. Southern Command in Panama from 1990-1993 and served as Commander in Chief of the U.S. European Command and NATO Supreme Allied Command from 1993-1997. From 1998 to 2000, General Joulwan served as an Olin Professor at the U.S. Military Academy at West Point. General Joulwan has also served as an adjunct professor at the National Defense University from 2001 to 2002. Since 1998, General Joulwan has served as President of One Team, Inc., a strategic consulting company. General Joulwan currently serves on the Board of Directors of Accenture Federal Services LLC since 2002, Freedom Group, Inc. since 2007 and Emergent Biosolutions since 2013. He also serves on the boards of several charity and non-profit organizations. General Joulwan has previously served on the Board of Directors for General Dynamics Corporation from 1998-2012, TRS-LLC from 2001-2012, and nGrain (Canada) Corporation from 2004-2011.

General Joulwan was selected and continues to serve as a director of the Company because of his extensive domain expertise developed over the course of his service as an Army officer, as well as his years of leadership in the senior-most levels of the U.S. defense establishment.

General Michael E. Ryan, USAF (Ret.) has served as a director of Alion since May 2002. General Ryan retired from the military in 2001 after 36 years of service. He served his last four years as the 16th Air Force Chief of Staff, responsible for organizing, training and equipping over 700,000 active duty, reserve and civilian members. He is currently president of the consulting firm, Ryan Associates, focusing on national defense issues, a position he has held since January 2001. He is Chairman of the Board of Directors of SELEX Galileo Inc. He has served on the Board of Directors of United Services Automobile Association from November 2002 to August 2014, Circadence Corporation since December 2003, VT Services, Inc. from December 2004 to July 2012, CAE USA from August 2002 to August 2014, SELEX Galileo Inc. since June 2005 and Nivisys Industries LLC from July 2008 to July 2011. He is a senior trustee of the Air Force Academy Falcon Foundation and a director of Air Force Village Charitable Foundation.

General Ryan was selected and continues to serve as a director of the Company because of his extensive domain expertise developed over the course of his service as an Air Force officer, as well as his years of leadership in the senior-most levels of the U.S. defense establishment, including as a Chief of Staff of the Air Force.

There is no known family relationship between any director and executive officer.

Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Upon the consummation of this offering, our Board of Directors will be composed of nine directors. Our executive officers and key employees serve at the discretion of our Board of Directors.

Director Independence

Under the applicable rules of the NYSE, our Board of Directors must be comprised of a majority of independent directors within one year of the completion of this offering.

Our Board of Directors has affirmatively determined that six of our directors are independent as determined under the applicable rules of the NYSE: Leslie Armitage, Lewis Collens, Harold Gehman, Jr., Michael Hayden, George Joulwan and Michael Ryan.

Board Committees

Our Board of Directors has the authority to appoint committees to perform certain management and administration functions. Upon the consummation of this offering, our Board of Directors will have an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

The responsibilities of the Audit Committee are set forth in its charter and will include periodically reviewing and making recommendations to the Board of Directors and management of the Company concerning:

•	professional services provided by our independent registered public accounting firm;

•	the quality and integrity of the Company’s financial statements;

•	the integrity and adequacy of the Company’s auditing, accounting and financial reporting processes and systems of internal controls for financial reporting;

•	the Company’s compliance with legal and regulatory requirements, including internal controls and whistleblower procedures designed for that purpose;

•	the independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of the Company’s internal audit function; and

•	the Company’s enterprise risk management framework and its policies and procedures for risk management.

Upon the consummation of this offering, Leslie Armitage, Lewis Collens, Harold Gehman, Jr. and Michael Ryan will serve on the audit committee. Leslie Armitage will serve as chairwoman of the audit committee.

Leslie Armitage qualifies as an “audit committee financial expert” as such term has been defined by the U.S. Securities and Exchange Commission, or SEC, in Item 407(d)(5) of Regulation S-K.

Our Board of Directors has affirmatively determined that all members of the audit committee meet the definition of an independent director for the purposes of serving on the audit committee.

The audit committee will be governed by a charter that complies with the rules of the NYSE, which will be available on our website prior to the completion of this offering at http://www.alionscience.com. The inclusion of our website address here and elsewhere in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Compensation Committee

The responsibilities of the Compensation Committee set forth in its charter will include:

•	establishing the general compensation philosophy and policy for the Company consistent with our strategic goals and stockholder interests;

•	reviewing and approving, together with the Board of Directors, where applicable, the compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving, together with the Board of Directors, as applicable, any contracts or other transactions with current or former executive officers in accordance with Company policy;

•	in determining any short-term or long-term incentive components of Chief Executive Officer and other executive officers’ compensation, including determining award opportunities and award vehicles, setting performance goals and evaluating the level of performance achieved against the established goals;

•	preparing an annual report on executive compensation for inclusion in our annual proxy statement or report in accordance with the rules and regulations of the SEC;

•	reviewing and serving as administrator of the Company’s incentive compensation plans and equity-based plans or overseeing the activities of the individuals responsible for administering those plans;

•	discussing and considering the results of the shareholder advisory vote on “say-on-pay,” if any, with regard to the named executive officers; and

•	providing regular reports to the Board of Directors and take such other actions as are necessary and consistent with the governing law and the Company’s organizational documents.

Upon the consummation of this offering, Leslie Armitage, Lewis Collens, Harold Gehman, Jr. and George Joulwan will serve on the compensation committee, and Harold Gehman, Jr. will serve as the chairman.

Our Board of Directors has affirmatively determined that all members of the compensation committee meet the definition of an “independent director” and qualify as outside directors under Section 162(m) of the Code. See also “Executive Compensation—Contemplated Compensation Program Changes—Summary of Omnibus Equity Incentive Plan—Administration”.

The compensation committee will be governed by a charter that complies with the rules of the NYSE, which will be available on our website prior to the completion of this offering at http://www.alionscience.com. The inclusion of our website address here and elsewhere in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee will provide assistance to the Board of Directors by, among other things:

•	identifying individuals qualified to become directors, consistent with the criteria approved by the Board of Directors and selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders or to fill vacancies or newly created directorships that may occur between such meetings;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines applicable to the Company;

•	overseeing the evaluation of, among other things, the performance and composition of the Board of Directors and management;

•	recommending members of the Board of Directors to serve on committees and evaluating the operations and performance of such committees;

•	directing the Board of Directors in assessing the independence of the members of the Board and its committees;

•	directing and overseeing our Ethics Compliance Program; and

•	otherwise taking a leadership role in shaping the corporate governance of the Company.

Upon the consummation of this offering, Harold Gehman, Jr., Michael Hayden, George Joulwan and Michael Ryan will serve on the nominating and corporate governance, and Michael Ryan will serve as the chairman.

Our Board of Directors has affirmatively determined that all members of the nominating and corporate governance committee meet the definition of an “independent director” for the purposes of serving on the nominating and corporate governance committee under applicable NYSE rules.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE, which will be available on our website prior to the completion of this offering at http://www.alionscience.com. The inclusion of our website address here and elsewhere in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past year has served, as a member of the Board of Directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee. No interlocking relationship exists between any member of the compensation committee (or other committee performing equivalent functions) and any executive, member of the Board of Directors or member of the compensation committee (or other committee performing equivalent functions) and of any other company.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our directors, officers and employees and meets the requirements set forth in the rules and regulations of the Securities and Exchange Commission and the NYSE. We provide access to a telephone hotline so our employees can report suspected instances of improper business practices such as fraud, conflicts of interest, and violations of our Code of Business Conduct and Ethics.

A copy of our Code of Business Conduct and Ethics is posted for all of our employees on our internal website and can also be found on our Investor Relations website at http://www.alionscience.com/en/Investor-Relations/Corporate-Governance-Documents. The inclusion of our website address here and elsewhere in this prospectus does not include or incorporate by reference the information on our website into this prospectus. A printed copy without charge can be obtained from our Secretary upon request.

Corporate Governance Guidelines

Our Board of Directors will adopt corporate governance guidelines in accordance with the corporate governance rules of the NYSE, that serve as a flexible framework within which our Board of Directors and its committees operate. These guidelines will cover a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with stockholders, director compensation, director orientation and continuing education, evaluation of board performance and management succession planning. A copy of our corporate governance guidelines will be posted on our website at: http://www.alionscience.com. The inclusion of our website address here and elsewhere in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chief Executive Officer serves as the Chairman of the Board of Directors, or if the Chairman is not otherwise independent. Because Mr. Atefi serves as our Chairman and Chief Executive Officer, the Board of Directors will appoint a lead independent director to preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform such additional duties as the Board of Directors may otherwise determine and delegate.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In accordance with applicable SEC regulations, this Compensation Discussion and Analysis, and the related disclosures that follow, reflect compensation matters related to fiscal year 2014, our most recently completed fiscal year, which ended September 30, 2014.

Where relevant, the discussion below also reflects certain contemplated changes to our compensation structure that would be implemented in connection with, and contingent on, the completion of this offering.

Objectives of Executive Compensation Program

Our executive compensation program’s primary objective is to attract and retain qualified, engaged employees who are enthusiastic about Alion’s mission and to reward them for their contributions to Alion. Our executive compensation program is designed to create strong financial incentives for our officers to increase revenue, profit, cash flow, operating efficiency and returns, which we expect to lead to increased shareholder value. We strive to promote an ownership mentality in our key leaders and our Board of Directors. We endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

The Compensation Committee of the Board of Directors evaluates both performance and compensation to ensure Alion maintains its ability to attract and retain employees in key positions. We seek to compensate key employees at levels that are competitive with what our peer group companies pay similarly situated executives. The Compensation Committee believes Alion’s compensation packages for named executives and other officers should include current cash and long-term incentives to reward performance as measured against established goals.

What We Designed Our Compensation Program to Reward

We believe we designed our compensation program to reward each employee’s contribution to Alion. The Compensation Committee considers numerous factors including the Company’s growth and financial performance in measuring named executive officers’ contributions. We refer to the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during the current fiscal year, along with the other individuals included in the Summary Compensation Table as “named executive officers”.

Roles and Responsibilities for Our Compensation Program

Role of the Compensation Committee

The Compensation Committee is responsible for establishing, implementing and monitoring adherence to Alion’s compensation philosophy and for setting the individual cash and incentive compensation levels for executive officers. The Compensation Committee’s responsibilities are set forth in its charter and discussed in “Management” under the heading “Establishment of Committees”.

Role of the Chief Executive Officer

Our Chief Executive Officer makes recommendations to the Compensation Committee in evaluating Alion’s executive officers, including recommending cash and incentive compensation amounts for these individuals. Dr. Atefi relies on his personal experience as Alion’s Chief Executive Officer in evaluating other executive officers and on comparable compensation guidance provided by an outside compensation consultant. Dr. Atefi was not present during Compensation Committee deliberations and voting pertaining to the determination of his own compensation.

Role of the Compensation Consultant

The Compensation Committee annually retains a consultant to provide independent advice on executive compensation matters and to perform specific project-related work. In 2014, we engaged AON Hewitt to review our named executive officers’ compensation packages and to provide the Compensation Committee with competitive data and analysis. AON Hewitt performed no other services for Alion.

Elements of the Company’s Executive Compensation Program

Alion’s compensation program includes several major elements. We pay our named executive officers salaries that are competitive and non-discriminatory to attract, retain, and motivate them. We offer an incentive program designed to encourage exceptional employee performance. We offer our named executive officers fringe benefit, employee morale and wellness programs, and a 401(k) salary deferral program designed to attract and retain both executives and employees.

Our compensation program includes several major elements. We pay our named executive officers salaries that are competitive and non-discriminatory to attract, retain, and motivate them. We offer an incentive program designed to encourage exceptional employee performance. As an employee-owned company, we offer our named executive officers the ability to invest in our future through our ESOP. The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, includes an ESOP, which allows employees to own an interest in our stock, and a 401(k) salary deferral component that allows employees to have diversified retirement savings in other investments. ESOP investments are indirect investments in our common stock. 401(k) investments are investments in a variety of mutual funds. We offer fringe benefit and employee morale and wellness programs designed to attract and retain our named executive officers.

Following the consummation of this offering, the Company expects to continue each of the elements of our compensation programs, including maintaining competitive salaries and an incentive program designed to reward strong performance. We anticipate that part of the post-offering incentive compensation program, which historically has been in the form of cash bonus opportunities under our long-term incentive plan, will instead be provided in the form of equity-based compensation grants. Our named executive officers (as well as all our employees) will continue to have the opportunity to invest in our Company through our amended and restated 401(k) plan, which will include a company stock investment choice (to be known as the Company Stock Fund). In addition, following the consummation of this offering, we anticipate that the Company will implement an employee stock purchase plan to allow for further employee investment in our Company though the purchase of shares of our common stock under the terms of the plan and subject to applicable law.

Base Salary

Alion pays each named executive officer a base salary for services rendered during the fiscal year. This fixed annual amount for performing specific job responsibilities is the minimum income the named executive officer may receive in any given year. The Compensation Committee determines each Alion executive’s base salary based on job responsibilities and performance, and by comparison to peer level compensation. The Compensation Committee establishes the Chief Executive Officer’s base salary, including periodic changes. It considers the Chief Executive Officer’s recommendations when it determines base salaries and changes, for other named executive officers.

Base salaries for our named executive officers as of September 30, 2014 were:

Named Executive Officer	Fiscal Year 2014 Base Salary
Bahman Atefi	$750,348
Stacy Mendler	$440,134
Barry Broadus	$350,144
Robert Hirt	$360,168
Roland Riddick	$320,000

The base salaries set forth above reflect increases of approximately 2.0 - 12.5% for each of the named executive officers, as compared to the base salary levels for fiscal year 2013, in part to reflect the market analysis, as described below. Each year, the Compensation Committee utilizes salary survey information provided by its outside compensation consultant for appropriate salary data for Alion’s senior positions.

In reviewing named executive officer base salaries, the Compensation Committee considers:

•	market data from the Company’s outside compensation consultant;

•	each executive’s compensation, individually and relative to other officers;

•	each executive’s individual performance; and

•	Alion’s financial and operating results.

The Compensation Committee and its outside consultant use publicly available data from other professional services government contracting companies to benchmark compensation for Alion’s named executive officers. The benchmark companies include some of the publicly-traded companies Alion uses in its market analyses when testing goodwill for potential impairment. The Compensation Committee compares Alion data to median data for the benchmark group when it evaluates named executive officer total compensation and the individual compensation elements. The Compensation Committee evaluates various factors including base salaries, total cash compensation and various types of long term incentive compensation benchmark companies provide their executives when it decides on compensation levels and elements for Alion’s named executive officers. The Compensation Committee sets total compensation levels to be within the range of the peer companies.

For fiscal year 2014, the Compensation Committee reviewed a peer group of companies from the information technology, professional services, and defense and aerospace industries. In its analysis, the Compensation Committee compared current executive compensation levels with selected peer group data and with data from several broader, national compensation surveys current executive compensation levels. The Compensation Committee updated its list of peer group companies fiscal year 2014. The following companies made up the compensation peer group for fiscal year 2014.

CIBER Inc.	Heico Corp.	Maximus Inc.
Cubic Corp.	ICF International, Inc.	NCI, Inc.
Engility Holdings, Inc.	Kratos Defense & Security	SRA International Inc.

The Compensation Committee and its outside consultant used data from industry compensation surveys and proxy statements of peer companies to establish benchmark total compensation ranges (salary, bonus and long term incentive compensation) for each named executive officer. For the Chief Executive Officer and the Chief Financial Officer, the Compensation Committee and its outside consultant gave equal weight to industry compensation survey data and peer group data to establish benchmark compensation ranges. The Compensation Committee and its outside consultant determined benchmark compensation ranges for the Chief Operating Officer based exclusively on industry compensation survey data as the peer group did not include sufficient comparable data for that position. For each sector Senior Vice President, the Compensation Committee and its outside Consultant weighted industry compensation survey data at 75% and peer group data at 25% to establish benchmark compensation ranges. The Compensation Committee then selected the mid-point (50th percentile) of each benchmark compensation range to set the benchmark compensation level for each named executive officer.

Total compensation for the Chief Executive Officer and the Chief Operating Officer exceeded the Compensation Committee’s selected benchmark level by approximately 6%. This reflects the long tenure at our company of Dr. Atefi and Ms. Mendler and recognition of their operating and financial acumen. Total compensation levels for the Chief Financial Officer (Mr. Broadus) and a recently appointed sector Senior Vice President (Mr. Riddick) were 46% less than the Compensation Committee’s selected benchmark level. Total compensation for Mr. Hirt, our other sector Senior Vice President, was 11% less than the Compensation Committee’s selected benchmark level.

Based on its review for fiscal year 2014, the Compensation Committee decided to maintain existing base salaries for all named executive officers for the next fiscal year.

Annual Bonus

We use annual bonuses in our compensation program to motivate and reward our named executive officers for current, short term performance such as meeting annual financial performance goals, and achieving certain milestones and other non-financial performance goals within a given year. The Compensation Committee believes it is important to encourage and reward both short-term and long-term performance. It has the discretion to set goals and objectives it believes are consistent with creating shareholder value, including financial measures, operating objectives, growth goals and other measures. Objectives may be based upon Alion achieving revenue or operating income targets as well as other financial and business objectives. Revenue growth and operating profitability are weighted as the most significant factors. The Compensation Committee evaluates achievement of objectives following the end of each year and makes annual bonus awards based on this assessment. The Compensation Committee considers individual achievement and also relies on the Chief Executive Officer’s recommendations with respect to other executive officers.

With respect to fiscal year 2014, bonuses that originally related to fiscal year 2013 but were not earned until fiscal year 2014, as well as bonuses that related to fiscal year 2014 and earned in fiscal year 2014 are included as compensation amounts for fiscal year 2014 in the Summary Compensation Table. In respect of the bonuses originally related to fiscal year 2013, for the named executive officers, the Compensation Committee determined that performance was subject to a further performance condition that the 2014 Refinancing be completed. Since the 2014 Refinancing was not completed in fiscal year 2013, no annual bonuses were earned by the named executive officers during fiscal year 2013.

In the first quarter of fiscal year 2014, the Compensation Committee determined that the named executive officers had substantially satisfied the refinancing-related performance condition precedent to earning bonus amounts related to fiscal year 2013 performance. The Compensation Committee authorized us to pay the named executive officers these bonus amounts in fiscal year 2014, set forth in the Summary Compensation Table.

In respect of the annual bonuses related to fiscal year 2014, the Compensation Committee determines annual bonuses based on a retrospective evaluation of each executive’s performance for the fiscal year and compares its evaluation to the information in the compensation consultant’s report.

The Chief Executive Officer reviews the performance of each of his direct reports with the Compensation Committee and ranks their performance percentile (25th - 50th - 75th) to determine their annual bonuses. The Chief Executive Officer and the Compensation Committee evaluate each executive’s contribution to our year over year overall performance including: revenue growth; operating income performance; contract backlog; new market penetration; DSO; and staff turnover. The Compensation Committee performs a similar review of the Chief Executive Officer’s performance in executive session.

Long-term Incentives/Awards

We use our long-term incentives to motivate, retain and reward our named executive officers for both short-term and sustained performance. The Compensation Committee establishes performance-based award opportunities specific to Alion’s financial performance and the specific core business area and/or corporate department an individual leads.

Long-Term Incentive Plan

We established the Alion Science and Technology Corporation Long-Term Incentive Plan, or LTIP, in November 2008. LTIP grants provides for award opportunities based on achieving predefined individual performance goals set by the Compensation Committee. Our named executive officers and other key employees are eligible to receive LTIP awards. The Board of Directors has adopted separate forms of LTIP award agreements for named and other executive officers. LTIP awards are paid in cash.

We established the LTIP to:

•	facilitate recruiting and retaining key employees;

•	provide at-risk awards contingent on achieving predetermined performance criteria over an extended period;

•	provide a meaningful incentive to achieve long-term growth and improve profitability; and

•	provide incentives to selected employees an incentive for excellence in achieving certain Company and business area or departmental goals.

Under the LTIP, our Compensation Committee is responsible for:

•	selecting which key employees may participate;

•	determining the performance period over which a participant must achieve his or her goals;

•	setting each participant’s award opportunities for a given performance period; and

•	establishing award vesting conditions.

Following consultation with the Compensation Committee’s outside compensation consultant, we determined Alion needed a non-equity based long-term incentive compensation plan to motivate and appropriately reward named executive officers and other key employees. LTIP compensation costs, subject to various DoD limitations, are allowable indirect expenses which can be reimbursed through government contracts. However, we do not expect to recover all LTIP compensation costs.

Three-year LTIP awards have been granted to named executive officers every year between 2008 and 2013. For fiscal year 2014, a new LTIP was not granted, pending a review of the LTIP program and its connection to the Company’s business goals by the Compensation Committee following the 2014 Refinancing.

Named executive officer LTIP grants issued in 2011 with a $1.85 million aggregate target value vested in 2014. Minimum aggregate grant value was 50% of target value and maximum value was 150% of target value. Detail regarding these grants follows the Summary Compensation Table, below. In fiscal year 2015, the Company paid 2011 LTIP grants at their target value.

In contemplation of the effects of potentially accelerating LTIP grants issued in 2012, the Company and certain named executive officers agreed to modify their 2012 LTIP grant agreements. Certain named executives agreed to waive accelerated vesting in the event of a change in control in exchange for increasing and fixing the amount payable under the 2012 LTIP grants to 110% of the target value. The modified 2012 LTIPs vest in November 2015, if the named executive officer remains employed with the Company as of the vesting date.

Performance goals under LTIP award agreements include, among others, reaching certain company-planned revenue targets; achieving certain levels of Consolidated EBITDA (as determined for our debt covenants); achieving certain levels of reporting unit revenue and operating income; complying with debt covenants; and achieving targeted levels of days’ sales outstanding.

LTIP grants to our named executive officers involve a three-year performance cycle. The Compensation Committee evaluates performance for three-year grants only at the end of each three-year performance cycle. Vesting acceleration can affect the extent to which LTIP grants are subject to performance evaluation.

A recipient may receive anywhere from 50% to 150% of the grant target amount at the end of a performance cycle. The actual award amount depends on whether the individual and the Company achieve performance goals, or substantially under- or over-achieve performance goals. The 50% floor was established in order to foster executive retention, while the 150% ceiling is intended to reward outstanding performance. Subject to evaluation on this percentage-based scale, each earned award vests in full on its vesting date, provided that the named executive officer is still employed with us. The Compensation Committee issued no LTIP awards to named executive officers in fiscal year 2014.

In light of this offering, it is our intention to adopt prior to the consummation of this offering an omnibus equity incentive plan, under which the Company would have the ability to grant equity and equity-based incentive awards to officers, employees, consultants and non-employee directors in the form of, among others, stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards, as more fully described below. It is anticipated that the equity or equity-based compensation grants, including awards that vest based on the achievement of certain performance metrics as to be determined by the Compensation Committee, will replace the practice of granting cash-based LTIP awards of the kind described above. Consistent with past practice of granting long-term incentive awards on an annual basis and in order to provide officers as defined under Section 16 of the Exchange Act and certain other key managers (as to be determined by the Compensation Committee in consultation with the Chief Executive Officer), we expect that the Compensation Committee will consider and approve grants of equity awards to such individuals in the form of stock options and restricted stock units. It is currently contemplated that both time-based and performance-based awards would be utilized. In recognition of the inherent performance-based nature of stock options, the stock option grants being made at this time would be cliff-vested at the end of three years. In addition, to provide an additional method of tying our executive’s compensation with company performance, we anticipate that the restricted stock units granted at this time would be vested based on the achievement of performance goals to be set by the Compensation Committee with metrics focused on rewarding strong Company financial performance and meaningful growth in shareholder value. The value of the initial awards to be granted to our current executive officers and other key managers is currently expected to be approximately $                , in the aggregate, of which value, 65% is anticipated to be granted as stock options and 35% as performance-based restricted stock units. Additional terms and conditions of these anticipated awards will be determined by the Compensation Committee at the time of grant. The Company’s 2015 Omnibus Equity Incentive Plan, under which these contemplated awards would be granted is more fully described below under “—Compensation Plans”.

Stock Appreciation Rights Plan

In January 2005, the Board of Directors adopted the Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan, or SAR Plan. The Compensation Committee, or the administrative committee as delegated, administers the SAR Plan. The Company amended and restated the SAR Plan in January 2007; amended it in January 2010; and amended and restated the SAR Plan in June 2013. The SAR Plan expires in November 2016. The most recent SAR Plan amendment revises certain change in control provisions. The SAR Plan permits grants to Alion directors, officers, employees and consultants. The SAR Plan permits the Chief Executive Officer to award SARs as he deems appropriate. Awards to executive officers are subject to the approval of the administrative committee of the SAR Plan. There were no SAR awards to named executive officers in 2014 and no named executive officers hold outstanding SARs.

Severance/Change in Control and Provisions in Employment Agreements

We maintain employment agreements with certain named executive officers to help ensure they will perform their roles for an extended period of time. These agreements provide for severance payments if an executive’s employment is terminated under certain conditions, such as following a change of control or a termination “without cause” as defined in the agreements.

Change in Control

As part of our normal course of business, we engage in discussions with other companies about possible collaborations and/or other ways to work together to further our respective long-term objectives. Many larger, established companies consider companies at stages of development similar to ours as potential acquisition targets. In certain circumstances, a potential merger, acquisition or material investment could be in the best interests of our shareholders. We provide severance compensation if an executive’s employment is terminated following a change in control transaction.

Termination without Cause

If we terminate the employment of a named executive officer without cause as defined in his or her employment agreement, we are obligated to continue to pay certain amounts as described below under Other Potential Post-Termination Payments. This provides us with flexibility to make a change in senior management if such a change is in the best interests of Alion and its shareholders.

Health and Welfare Benefits and Other Fringe Benefits

Alion provides all its named executive officers a comprehensive, balanced, and flexible fringe benefit program. Our fringe benefit program’s design plays an important role in attracting new employees and retaining our named executive officers. We review industry-wide fringe benefit packages annually to ensure that Alion’s fringe benefit program continues to provide the best value to our named executive officers. Benefits include medical, prescription drug, vision and dental coverage; life insurance; accidental death and dismemberment insurance, short and long-term disability insurance; business travel accident, kidnap and ransom insurance; an employee assistance program and flexible spending accounts for medical expense reimbursement and child care. Alion provides worker’s compensation insurance and unemployment benefits required by law to all employees, including named executive officers. We purchase worker’s compensation and unemployment insurance. Our benefit plans do not discriminate in favor of our named executive officers. Alion provides the major portion of its fringe benefit program as a core package of standard benefits supplemented by a set of employee-selected optional benefits. All eligible employees, including named executive officers contribute to the cost of certain benefits at the same rates and in the same manner. The Company also provides named executive officers a monthly automobile allowance.

KSOP

Alion’s KSOP is a qualified retirement plan that includes an ESOP and a 401(k). Through June 2011, Alion made retirement plan contributions to both the ESOP and 401(k) components on behalf of all eligible employee KSOP participants. We currently make all retirement contributions to the ESOP along with matching contributions based on eligible employee pre-tax salary deferrals. Named executive officers do not receive preferential KSOP benefits.

We expect that following the consummation of this offering, the Plan will be amended and restated to reflect our status as a public company with its common stock readily tradeable on an established securities market. We also expect the Plan will administer the ESOP as one of several investment alternatives under the Plan with special characteristics to enable participants to acquire stock ownership interests in the Company.

Compensation Risk Assessment

The Compensation Committee believes that the design and mix of our compensation program appropriately encourages our employees to focus on the creation of long-term shareholder value while also serving to attract, retain and motivate needed talent. We believe our approach to setting company and individual goals with target payouts at multiple performance levels encourages a level of risk-taking behavior appropriate for our business. We also believe we have allocated our compensation among base salary, annual cash incentives and long-term incentive compensation in such a way as not to encourage excessive risk-taking. In its discussions, the Compensation Committee noted the following attributes of our compensation program.

•	There is a balance between short- and long-term financial and strategic objectives, intended to reward managers for continuous improvement in revenue and operating income and growth in shareholder value.

•	A significant portion of management compensation is “at risk” and depends on achieving specific company-wide strategic, operational and financial goals, as well as individual performance goals that can be objectively determined. These corporate goals have pre-established minimum, target and stretch performance levels, with individual metrics and overall maximums.

•	The Compensation Committee considers other qualitative matters in determining annual performance payments and achievement of long term incentive goals.

•	In fiscal year 2014, the Compensation Committee did not change named executive officer base salaries for the coming fiscal year, nor did it award any new LTIP grants to named executive officers.

•	Typically, the Compensation Committee issues long term compensation grants to named executive officers that vest over a three year period with performance goals measured only at the end of a three-year period. We believe this encourages our executives to focus on Alion’s long term performance.

Based on this review and currently known facts and circumstances, the Compensation Committee believes Alion’s compensation policies and practices, individually and in the aggregate, do not create known risks that are reasonably likely to materially adversely affect the Company.

Summary Compensation Table

The following table sets forth all compensation with respect to our Chief Executive Officer and our other named executive officers for the years ended September 30, 2014, 2013, and 2012.

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Bahman Atefi	2014	$776,378	$1,500,000	$1,200,000	$121,934	$3,598,312
Chief Executive Officer and President	2013	$771,002	—	$900,000	$94,445	$1,765,447
	2012	$763,929	$700,000	$900,000	$106,612	$2,470,541

Barry Broadus	2014	$356,024	$450,000	—	$63,187	$869,211
Senior Vice President and Chief Financial Officer	2013	$316,716	—	—	$56,641	$373,357
	2012	$272,610	$198,000	—	$49,841	$520,452

Stacy Mendler	2014	$454,200	$600,000	$400,000	$70,753	$1,524,953
Chief Operating Officer and Executive Vice President	2013	$445,081	—	$315,000	$68,794	$828,875
	2012	$441,606	$300,000	$315,000	$74,873	$1,131,479

Robert Hirt	2014	$370,305	$440,000	$200,000	$66,241	$1,076,546
Executive Vice President for Technology and Systems Engineering Programs	2013	$342,997	$35,000	$49,583	$63,328	$490,908
	2012	$318,495	$210,000	$28,875	$50,150	$607,520

Roland Riddick	2014	$328,889	$300,000	$50,000	$65,911	$744,800
Executive Vice President for Maritime Programs

Amounts set forth in the Bonus column for fiscal year 2014 include the following discretionary bonuses consisting of cash bonus amounts granted in 2013 but not earned until performance measures were met in fiscal year 2014 and cash bonus amounts granted in and earned in 2014: (1) for Bahman Atefi, an annual bonus of $750,000 earned and paid in fiscal 2014 and an annual bonus of $750,000 annual earned in fiscal year 2014 and paid in fiscal year 2015; (2) for Barry Broadus, an annual bonus of $225,000 earned and paid in fiscal 2014 and an annual bonus of $225,000 earned in fiscal year 2014 and paid in fiscal year 2015; (3) for Stacy Mendler, an annual bonus of $300,000 earned and paid in fiscal 2014 and an annual bonus of $300,000 earned in fiscal year 2014 and paid in fiscal year 2015; (4) for Robert Hirt, an annual bonus of $220,000 earned and paid in fiscal

2014 and an annual bonus of $220,000 earned in fiscal year 2014 and paid in fiscal year 2015; and (5) for Roland Riddick, an annual bonus of $125,000 earned and paid in fiscal 2014 and an annual bonus of $175,000 earned in fiscal year 2014 and paid in fiscal year 2015. The amounts set forth in the Bonus column for prior fiscal years include annual bonus amounts for each named executive officer, as applicable, as well as certain special discretionary performance bonuses including, for fiscal year 2013, $35,000 for Mr. Hirt, and, for fiscal year 2012, $33,000 for Mr. Broadus and $20,000 for Mr. Hirt.

Amounts reported under the Non-Equity Incentive Plan Compensation column represent Long Term Incentive Plan award amounts earned by or paid to the named executive officers for the three-year performance cycles ending 2014, 2013 and 2012. In 2013, Dr. Atefi, and Ms. Mendler met the conditions of their 2010 Long Term Incentive Plan grants and the Compensation Committee determined the final value of each named executive officer’s grant. Mr. Hirt received different category LTIP grants with annual evaluation periods that pre-date his status as a named executive officer. We are reporting LTIP grants earned by Mr. Hirt in the years all performance conditions were satisfied for such grants and amounts became payable. Mr. Hirt’s LTIP grants were not subject to evaluation by the Compensation Committee.

Other compensation includes: 401(k) matching and profit sharing contributions under Alion’s KSOP; Company contributions for long and short term disability; amounts paid for life insurance premiums; amounts paid or reimbursed with respect to health and welfare including payroll taxes and the supplemental Medicare tax; amounts paid or reimbursed with respect to social club membership; and amounts paid or reimbursed with respect to leased cars.

Detail of All Other Compensation for Fiscal Year 2014, 2013, 2012

Recorded in the Summary Compensation Table

Name	Year	Company Matching Contributions Under Alion’s KSOP	Health and Welfare Benefits	Long and Short Term Disability Paid by the Company	Club Membership Fees	Term Life Insurance Paid by the Company	Leased Cars	Total
Bahman Atefi	2014	$16,900	$66,280	$4,488	$6,130	$300	$27,836	$121,934
	2013	$16,575	$39,266	$4,416	$6,060	$300	$27,828	$94,445
	2012	$16,250	$51,209	$5,250	$5,780	$300	$27,823	$106,612
Barry Broadus	2014	$18,717	$30,183	$2,057	$—	$206	$12,024	$63,187
	2013	$14,758	$27,966	$1,830	$—	$183	$11,904	$56,641
	2012	$20,099	$26,163	$2,419	$—	$158	$1,002	$49,841
Stacy Mendler	2014	$16,900	$37,104	$2,625	$—	$263	$13,861	$70,753
	2013	$16,575	$36,576	$2,553	$—	$256	$12,834	$68,794
	2012	$16,250	$35,144	$3,387	$—	$256	$19,836	$74,873
Robert Hirt	2014	$17,427	$30,894	$2,140	$—	$214	$15,566	$66,241
	2013	$16,190	$29,350	$2,022	$—	$202	$15,564	$63,328
	2012	$7,459	$28,043	$2,709	$—	$188	$11,751	$50,150
Roland Riddick	2014	$19,121	$28,979	$1,831	$—	$184	$15,796	$65,911

Summary of Prior Year LTIP Award Agreements

In 2011, the Board of Directors issued two separate forms of LTIP award agreements – one for named executive officers and a second for other corporate officers. Granted to encompass the performance period beginning October 1, 2011 and ending September 31, 2014, for Dr. Atefi and Ms. Mendler, the 2011 LTIP awards contain a number of quantitative company financial metrics and qualitative individual performance factors, the achievement of which, in the normal course, determine the level of payment following the end of the performance period. At the end of the period the Compensation Committee determines whether the performance goals for each category have been met and determines in its sole discretion the award amount, subject to a floor of 50% of the participant’s target award amount and a maximum of 150% of the target award amount. The terms of the 2011 LTIP awards also provide a payment of the target bonus award amount in the event of a change in control, as defined in the Long Term Incentive Plan. The quantitative performance goals and targets applicable to the 2011 LTIP awards for Dr. Atefi and Ms. Mendler include: attaining a revenue target for fiscal year 2014 of $914.9 million and consistent growth of revenue over the three year performance period of 5%, achieving a Consolidated EBITDA for fiscal year 2014 calculated in accordance with the relevant debt instrument covenants of $78.1 million, reducing debt to no more than $545 million and reducing the number of days sales outstanding to no more than 74 days by the end of fiscal year 2014. In addition, these awards include certain qualitative factors focused on Company market readiness, compliance considerations, company culture and reputation. In respect of Mr. Hirt and Mr. Riddick, the 2011 LTIP award predated their current job positions and therefore reflect certain differences in structure. For Mr. Hirt, 25% of his target award was based on the same company revenue, growth of revenue and reduction of debt targets as described above and 75% of Mr. Hirt’s award was based on achievement of business sector goals including, sector revenue of $512.5 million, sector operating profit percentage of 6.8%, sector contract backlog of $1,130,000 and number of sector days sales outstanding of no more than 64. For Mr. Riddick, his award was comprised of three annual performance cycles all vesting at the end of the three year period, which as a whole provided for 25% of the award being based on company revenue goals and 75% based on sector goals including revenue, net income, contract backlog and reduction of days sales outstanding. Mr. Hirt’s and Mr. Riddick’s awards include the same minimum, maximum and acceleration provisions as those described above for Mr. Atefi and Ms. Mendler. Reflecting the relevant actual results of the quantitative goals set forth above include attaining, for the company as a whole, a revenue target for fiscal year 2014 of $804.8 million and a slightly negative compound annual revenue growth rate of (0.5)%, achieving a Consolidated EBITDA for fiscal year 2014 calculated in accordance with the relevant debt instrument covenants of $68 million, reducing debt to no more than $628.8 million and a reducing the number “days sales outstanding” to 78 days, and for the sector relevant to Mr. Hirt, sector revenue of $455.6 million, sector operating profit percentage of 6.6%, sector contract backlog of $1,242,115 and sector days’ sales outstanding of 79.

Grants of Plan-Based Awards

There were no grants of plan-based awards to named executive officers in fiscal year 2014.

Deferred Compensation Plans

We maintain two Deferred Compensation Plans. One plan, the Executive Deferred Compensation Plan, covers members of management and other highly compensated officers of the Company. The other plan, the Directors Deferred Compensation Plan, covers members of the Company’s Board of Directors. Neither plan is a qualified plan under the Code.

Each plan permits an individual to make a qualifying election to forgo current payment and defer a portion of his or her compensation. Officers may defer up to 50% of their annual base salary and up to 100% of bonus and/or stock-based compensation payments. Directors may defer up to 100% of their fees and their stock-based compensation payments.

Each Plan permits an individual to defer payment to a specified future date and to specify whether deferrals are to be paid in a lump sum or installments. Under certain limited circumstances, deferrals may be paid out early or further deferred. Typically, individuals may only make one qualifying deferral election per year.

No named executive officer participated in the Executive Deferred Compensation in fiscal year 2014.

Potential Payments Upon Termination or Change in Control

We have employment agreements with five named executive officers, which provide that if the named executive officer is involuntarily terminated without cause or if the named executive officer is involuntarily terminated or leaves with “good reason” either following or in anticipation of a change in control, he or she will be entitled to receive a lump sum cash payment as set forth in his or her individual agreement. The named executive officers’ employment agreements define “termination for cause”, “good reason” and “change in control” for purposes of determining payments upon termination of employment.

The named executive officer employment agreements provide for salary- and bonus-based severance payments as well as 18 months of company-subsidized health care benefits and a related 40% tax gross up upon an involuntary termination without cause or if the named executive officer is involuntarily terminated or leaves with “good reason” either following or in anticipation of a change in control. In the event of severance related to a change in control, the named executive officers are also eligible for up to $25 thousand in outplacement services from a firm selected and paid by Alion. The Company will provide outplacement services up through December 31 of the second calendar year following the calendar year in which the named executive’s employment terminated.

Generally, the LTIP award agreements provide for accelerated vesting upon death or disability. In addition, under the terms of the LTIP awards, a portion of the award vests if the named executive officer is terminated in the second half of the three-year performance period or if there is a change in the named executive officer’s responsibilities. The outstanding LTIP award agreements also provide, in certain cases, for accelerated vesting in the event of a change in control and, in other cases, for accelerated vesting in the event of an involuntary termination or termination by the named executive officer for “good reason” following a change in control.

In order to receive termination-related payments under their employment agreements, named executive officers must execute a release and agree to non-compete, non-interference and non-solicitation covenants that run the same length of time as their salary-based severance. Named executive officers must also agree to a two-year trade-secret non-disclosure covenant and a non-disparagement covenant that runs the life of their agreement.

The tables below set out the estimated payments and benefits that would be provided to each named executive officer as a result of (a) termination without cause; (b) termination on death or disability; (c) termination for cause, voluntary termination or retirement; (d) a change in control; and (e) termination or change in responsibility following a change in control. The calculations in these tables are based on the assumption that termination and/or change in control occurred on September 30, 2014, the last day of the Company’s most recently completed fiscal year. Amounts in the tables below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Potential Termination-Related Payments to Bahman Atefi, Chief Executive Officer

			Unrelated to a Change in Control			Change in Control
Incremental Compensation and Benefit Payment	Applicable Percentage	Base Dollars	Termination without Cause	Death/ Disability	Termination for Cause, Voluntary Termination, Retirement	Termination, Change in Responsibility or Other Good Reason
Salary-based severance	200%	$750,348	$1,500,696	—	—	$1,500,696
Bonus-based severance	200%	$750,000	$1,500,000	—	—	$1,500,000
Health care benefits		$10,504	$15,756	—	—	$15,756
Tax Gross Up	40%		$6,302	—	—	$6,302
Outplacement services		$25,000	—	—	—	$25,000
LTIP Acceleration			—	—	—	—

Total			$3,022,754	—	—	$3,047,754

Potential Termination-Related Payments to Stacy Mendler, Chief Operating Officer

			Unrelated to a Change in Control			Change in Control
Incremental Compensation and Benefit Payment	Applicable Percentage	Base Dollars	Termination without Cause	Death/ Disability	Termination for Cause, Voluntary Termination, Retirement	Termination, Change in Responsibility or Other Good Reason
Salary-based severance	200%	$440,134	$880,268	—	—	$880,268
Bonus-based severance	200%	$300,000	$600,000	—	—	$600,000
Health care benefits	—	$13,813	$20,720	—	—	$20,720
Tax Gross Up	40%	$—	$8,288	—	—	$8,288
Outplacement services	—	$25,000	—	—	—	$25,000
LTIP Acceleration			—	—	—	—

Total			$1,509,276	—	—	$1,534,276

Potential Termination-Related Payments to Barry Broadus, Chief Financial Officer

			Unrelated to a Change in Control			Change in Control
Incremental Compensation and Benefit Payment	Applicable Percentage	Base Dollars	Termination without Cause	Death/ Disability	Termination for Cause, Voluntary Termination, Retirement	Termination, Change in Responsibility or Other Good Reason
Salary-based severance	200%	$350,144	$700,288	—	—	$700,288
Bonus-based severance	200%	$225,000	$450,000	—	—	$450,000
Health care benefits	—	$13,813	$20,720	—	—	$20,720
Tax Gross Up	40%	—	$8,288	—	—	$8,288
Outplacement services	—	$25,000	—	—	—	$25,000
LTIP Acceleration			—	—	—	—

Total			$1,179,296	—	—	$1,204,296

Potential Termination-Related Payments to Robert Hirt, Executive Vice President

			Unrelated to a Change in Control			Change in Control
Incremental Compensation and Benefit Payment	Applicable Percentage	Base Dollars	Termination without Cause	Death/ Disability	Termination for Cause, Voluntary Termination, Retirement	Termination, Change in Responsibility or Other Good Reason
Salary-based severance	200%	$360,168	$720,336	—	—	$720,336
Bonus-based severance	200%	$225,000	$450,000	—	—	$450,000
Health care benefits	—	$14,212	$21,318	—	—	$21,318
Tax Gross Up	40%	—	$8,527	—	—	$8,527
Outplacement services	—	$25,000	—	—	—	$25,000
LTIP Acceleration			—	—	—	—

Total			$1,200,181	—	—	$1,225,181

Potential Termination-Related Payments to Roland Riddick, Executive Vice President

			Unrelated to a Change in Control			Change in Control
Incremental Compensation and Benefit Payment	Applicable Percentage	Base Dollars	Termination without Cause	Death/ Disability	Termination for Cause, Voluntary Termination, Retirement	Termination, Change in Responsibility or Other Good Reason
Salary-based severance	200%	$320,007	$640,014	—	—	$640,014
Bonus-based severance	200%	$175,000	$350,000	—	—	$350,000
Health care benefits	—	$14,212	$21,318	—	—	$21,318
Tax Gross Up	40%		$8,527	—	—	$8,527
Outplacement services	—	$25,000	$—	—	—	$25,000
LTIP Acceleration			$—	—	—	$—

Total			$1,019,859	$—	$—	$1,044,859

Director Compensation

The following table sets forth certain information regarding the compensation paid to the Company’s non-employee directors for their service during the fiscal year ended September 30, 2014.

Name	Fees earned or paid in cash (1)	All other compensation (2)	Total
Edward C. (Pete) Aldridge, Jr.	$92,454	$1,546	$94,000
Leslie Armitage	$102,500	—	$102,500
Lewis Collens	$92,192	$3,558	$95,750
Admiral (Ret.) Harold W. Gehman, Jr.	$102,000	—	$102,000
Michael Hayden	$87,000	—	$87,000
General (Ret.) George A. Joulwan	$93,000	—	$93,000
General (Ret.) Michael E. Ryan	$92,015	$2,985	$95,000
David Vitale	$79,293	$5,207	$84,500

(1)	This column represents the total fees including the annual retainer fee to non-employee directors. Alion employee directors do not receive any additional compensation for service as a member of the Board of Directors. For the year ended September 30, 2014, Alion’s non-employee directors received an annual retainer and compensation of $70,000, payable in quarterly installments. Each director also receives a fee of $2,500 for in-person attendance or $1,000 for telephone attendance at a Board of Directors meeting. The Audit and Finance Committee chairperson receives $7,500 per year for each year he or she serves in such capacity. Other board committee chairpersons receive $5,000 per year for each year he or she serves in such capacity. Board committee members receive $1,000 per committee meeting when a committee meeting occurs on other than the day of a Board of Directors meeting. Alion reimburses directors for reasonable travel expenses in connection with attendance at Board of Directors and board committee meetings.
(2)	This column represents amounts paid by Alion for travel expenses to attend Board of Directors and board committee meetings.
(3)	On August 18, 2014, David J. Vitale and Edward C. (Pete) Aldridge, Jr. resigned as members of the Board.

It is anticipated that in connection with this offering, the Compensation Committee and Board of Directors, as applicable, will review and may revise the compensation policy for directors. Changes may include, among other things, changes to the directors annual retainer, elimination of meeting fees, and providing equity awards to independent directors as part of their compensation for service on our Board of Directors.

Compensation Plans

It is anticipated that prior to the consummation of this offering, the Company will adopt an omnibus equity incentive plan, employee stock purchase plan and annual bonus plan. The terms of these plans are summarized below. In addition, it is anticipated that in light of this offering the employment agreements with our executive officers will be reviewed and restated to reflect our public company status.

Summary of Omnibus Equity Incentive Plan

The Board currently anticipates that it will adopt, prior to the consummation of this offering, the Alion Science and Technology 2015 Omnibus Equity Incentive Plan, or the Equity Plan, in respect of             shares. Under the Equity Plan, The Company would have the ability to grant equity and equity-based awards in the form of options, restricted stock, restricted stock units, stock appreciation rights, dividend equivalent rights and performance-based awards (including performance units, performance share units and performance-based restricted stock). The following is a summary of the material features of the Equity Plan and does not describe all of the Equity Plan’s provisions. Capitalized terms used in this summary that are not otherwise defined have the meanings given in the Equity Plan.

Administration. The Equity Plan will be administered by the Compensation Committee. The Compensation Committee shall consist of at least two directors of the board and may consist of the entire board of directors. The Compensation Committee will generally consist of at least two directors considered to be non-employee directors for purposes Section 16 of the Exchange Act, and to the extent that an award is intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, the Compensation Committee will consist of at least two directors of the board, each of whom shall be an “outside director” as defined within the meaning of Section 162(m) of the Code.

Plan Term. The Equity Plan will be adopted by the Board and subsequently approved by our stockholders prior to the consummation of this offering, and is expected to become effective as of the consummation of this offering. The Equity Plan will terminate on the tenth (10th) anniversary thereof, unless earlier terminated by the board.

Eligibility. Under the Equity Plan, the “Eligible Individuals” includes officers, employees, consultants and non-employee directors providing services to the Company and its subsidiaries and affiliates. The Compensation Committee will determine which Eligible Individuals will receive grants of stock options or other awards.

Incentives Available. Under the Equity Plan, the Compensation Committee may grant any of the following types of awards to an Eligible Employee: Incentive Stock Options, or ISOs, and Nonqualified Stock Options, or NQSOs, and together with ISOs, Options; Stock Appreciation Rights, or SARs; Restricted Stock Grants; Restricted Stock Units, or RSUs; Performance Awards; Dividend Equivalent Rights; and Share Awards with each type of grant, considered an Award.

Shares Available. Subject to any adjustment as provided in the Equity Plan, the maximum number of shares of common stock of the Company that may issued pursuant to Awards granted under the Plan shall not exceed             , no more than              of which may be issued upon the exercise of ISOs. With respect to Awards granted following the last day of the Transition Period (or, if later, the date the Equity Plan is approved by the Company’s stockholders for purposes of Section 162(m)), (a) the aggregate number of the shares that may be the subject of Options, Stock Appreciation Rights, Performance-Based Restricted Stock and Performance Share Units granted to an Eligible Individual in any calendar year may not exceed              and (b) the maximum dollar amount of cash or the fair market value of the shares that any individual may receive in any calendar year in respect of Performance Units may not exceed $            . In addition, except for any grants made within the 60 days following the consummation of this offering, the maximum fair market value of shares underlying an award that any eligible Company director can receive in respect of services as a director in any calendar year may not exceed $            .

Stock Options. The Compensation Committee may grant Options (which may be ISOs or NQSOs) to Eligible Individuals. An ISO is an Option intended to qualify for tax treatment applicable to ISOs under Section 422 of the Code. An ISO may only be granted to Eligible Individuals that are employees of the Company or any of its subsidiaries. A NQSO is an Option that is not subject to statutory requirements and limitations required for certain tax advantages allowed under Section 422 of the Code.

Vesting and Exercise Periods. Each Option granted under the Equity Plan may be subject to certain vesting requirements and will become exercisable in accordance with the specific terms and conditions of the Option, as determined by the Compensation Committee at the time of grant and set forth in an award agreement. The term of an Option generally may not exceed ten years from the date it is granted (five years in the case of an ISO granted to a ten-percent stockholder); provided, however, that upon the death of a participant prior to the expiration of the Option, the Option may be exercised for up to one year following the date of the participant’s death, even if such period extends beyond ten years. Each Option, to the extent it becomes exercisable, may be exercised at any time in whole or in part until its expiration or termination, unless otherwise provided in applicable award agreement.

Exercise Price. The purchase price per share with respect to any Option granted under the Equity Plan may be not less than 100 percent (100%) of the fair market value of a share of Common Stock on the date the Option is granted (110 percent (110%) in the case of an incentive stock option granted to a ten-percent stockholder).

Limits on Incentive Stock Options. In order to comply with the requirements for ISOs in the Code, no person may receive a grant of an ISO for stock that would have an aggregate fair market value in excess of $100,000, determined when the ISO is granted, that would be exercisable for the first time during any calendar year. If any grant of an ISO is made in excess of such limit, the portion that is over the $100,000 limit would be a NQSO.

Stock Appreciation Rights. The Compensation Committee may grant SARs to Eligible Individuals on terms and conditions determined by the Compensation Committee at the time of grant and set forth in an award agreement. An SAR may be granted (a) at any time if unrelated to an Option or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

Amount Payable. An SAR is a right granted to a participant to receive an amount equal to the excess of the fair market value of a share on the last business day preceding the date of exercise of such SAR over the fair market value of a share on the date the SAR was granted. In the discretion of the Compensation Committee, an SAR may be settled or paid in cash, shares, or a combination of each, in accordance with its terms.

Duration. Each SAR will be exercisable or be forfeited or expire on such terms as the Compensation Committee determines. Except in limited circumstances, an SAR shall have a term of no greater than ten years; provided, however, that upon the death of a participant prior to the expiration of the SAR, the SAR may be exercised for up to one year following the date of the participant’s death, even if such period extends beyond ten years.

Prohibition on Repricing. The Compensation Committee will have no authority to make any adjustment, amendment or cancellation (other than in connection with certain changes in capitalization or certain corporate transactions in accordance with the terms of the Equity Plan, as generally described below) that reduces, or would have the effect of reducing, the exercise price of an Option or SAR previously granted under the Equity Plan, unless the Company’s stockholders approve such adjustment, amendment or cancellation.

Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights, either in tandem with an Award or as a separate Award, to Eligible Individuals on terms and conditions determined by the Compensation Committee at the time of grant and set forth in an award agreement. A dividend equivalent right is a right to receive cash or shares based on the value of dividends that are paid with respect to the shares. Amounts payable in respect of dividend equivalent rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on such dividend equivalent rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the dividend equivalent rights relate, subject to compliance with Section 409A of the Code. Dividend equivalent rights may be settled in cash or shares of Common Stock or a combination thereof, in a single installment or multiple installments, as determined by the Compensation Committee.

Restricted Stock; Restricted Stock Units. The Compensation Committee may grant either shares (Restricted Stock) or phantom shares (RSUs), in each case subject to certain vesting requirements, on terms and conditions determined by the Compensation Committee at the time of grant and set forth in an award agreement.

Restricted Stock. Unless the Compensation Committee determines otherwise, upon the issuance of shares of Restricted Stock, the participant shall have all of the rights of a shareholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions made with respect to the shares. The Compensation Committee may determine that the payment to the participant of dividends, or a specified portion thereof, declared or paid on such shares shall be deferred until the lapsing of the restrictions imposed upon such shares and held by the Company for the account of the participant until such time. Payment of deferred dividends in respect of shares of Restricted Stock shall be made upon the lapsing of restrictions imposed on the shares of Restricted Stock in respect of which the deferred dividends were paid, and any dividends deferred in respect of any shares of Restricted Stock shall be forfeited upon the forfeiture of such shares of Restricted Stock.

Restricted Stock Units. Each RSU shall represent the right of the participant to receive a payment upon vesting of the RSU, or on any later date specified by the Compensation Committee, of an amount equal to the fair market value of a share as of the date the RSU becomes vested, or such later date as determined by the Compensation Committee at the time the RSU is granted (and which will be set forth in the applicable grant agreement). An RSU may be settled or paid in cash, shares, or a combination of each, as determined by the Compensation Committee.

Performance Awards. Performance Awards (including Performance Units, Performance Share Units, and Performance-Based Restricted Stock) may be granted to Eligible Individuals on terms and conditions determined by the Compensation Committee and set forth in an award agreement.

Performance Objectives. Performance Objectives will be designed to support our business strategy and align the interests of participants with the interests of our shareholders. With respect to any Performance Awards intended to constitute “performance-based compensation,” within the meaning of Section 162(m) of the Code, Performance Objectives may be expressed in terms of: (i) stock price, (ii) earnings per share, (iii) operating income, (iv) return on equity or assets, (v) cash flow, (vi) net cash flow, (vii) cash flow from operations; (viii) EBITDA, (ix) increased revenues, (x) revenue ratios; (xi) cost reductions; (xii) cost ratios; (xiii) overall revenue or sales growth, (xiv) expense reduction or management, (xv) market position, (xvi) total shareholder return, (xvii) return on investment, (xviii) earnings before interest and taxes (EBIT), (xix) net income, (xx) return on net assets, (xxi) economic value added, (xxii) shareholder value added, (xxiii) cash flow return on investment, (xxiv) net operating profit, (xxv) net operating profit after tax, (xxvi) return on capital, (xxvii) return on invested capital, (xxviii) days sales outstanding or (xxix) any combination of the foregoing. With respect to Performance Awards not intended to constitute “performance-based compensation,” under Section 162(m) of the Code, Performance Objectives may be based on any of the foregoing or any other performance criteria as may be established by the Compensation Committee. In either event, Performance Objectives may be based on performance of the Company, any subsidiaries or divisions or any combination thereof. In addition, Performance Objectives may be either absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. For Performance Awards intended to constitute “performance-based compensation,” within the meaning of Section 162(m) of the Code, the Performance Objectives with respect to a particular performance cycle will be established in writing by the Compensation Committee by the earlier of (i) the date on which a quarter of the performance cycle has elapsed and (ii) the date which is ninety (90) days after the commencement of the performance cycle and in any event while the performance relating to the Performance Objectives remain substantially uncertain.

Performance Units and Performance Share Units. Performance Units shall be denominated in a specified dollar amount and, contingent upon the attainment of specified performance objectives within a performance cycle and such other vesting conditions as may be determined by the Compensation Committee (including without limitation, a continued employment requirement following the end of the applicable performance period), represent the right to receive payment of the specified dollar amount or a percentage of the specified dollar amount depending on the level of performance objective attained; provided, however, that the Compensation Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Performance Share Units shall be denominated in shares and, contingent upon the attainment of specified performance objectives within a performance cycle and such other vesting conditions as may be determined by the Compensation Committee, (including without limitation, a continued employment requirement following the end of the applicable performance period), represent the right to receive payment of the fair market value of a share on the date the Performance Share Unit was granted, the date the Performance Share Unit became vested or any other date specified by the Compensation Committee or a percentage of such amount depending on the level of performance objective attained; provided, however, that the Compensation Committee may at the time a Performance Share Unit is granted specify a maximum amount payable in respect of a vested Performance Share Unit. The award agreement for each Performance Unit and Performance Share Unit shall specify the number of Performance Units or Performance Share Units to which it relates, the performance objectives and other conditions which must be satisfied in order for the Performance Unit or Performance Share Unit to vest and the performance cycle within which such performance objectives must be satisfied (which will not be less than one (1) year) and the circumstances under which the award will be forfeited.

Performance-Based Restricted Stock. Performance-Based Restricted Stock shall consist of an award of shares of Restricted Stock, issued in the participant’s name and subject to appropriate restrictions and transfer limitations. Unless the Compensation Committee determines otherwise and as set forth in the applicable award agreement, upon issuance of shares of Performance-Based Restricted Stock, the participant shall have all of the rights of a shareholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to shares. The award agreement for each award of Performance-Based Restricted Stock will specify the number of shares of Performance-Based Restricted Stock to which it relates, the performance objectives and other conditions that must be satisfied in order for the Performance-Based Restricted Stock to vest, the performance cycle within which the performance objectives must be satisfied (which will not be less than one (1) year) and the circumstances under which the award will be forfeited. At the time the Award of Performance-Based Restricted Stock is granted, the Compensation Committee may determine that the payment to the participant of dividends, or a specified portion thereof, declared or paid on shares represented by such Award which have been issued by the Company to the participant shall be deferred until the lapsing of the restrictions imposed upon such Performance-Based Restricted Stock and held by the Company for the account of the participant until such time. Payment of deferred dividends in respect of shares of Performance-Based Restricted Stock shall be made upon the lapsing of restrictions imposed on the Performance-Based Restricted Stock in respect of which the deferred dividends were paid, and any dividends deferred in respect of any Performance-Based Restricted Stock shall be forfeited upon the forfeiture of such Performance-Based Restricted Stock.

Share Awards. The Compensation Committee may grant an award of shares to Eligible Individuals on such terms and conditions as the Compensation Committee may determine at the time of grant. Awards of shares may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

Adjustments. In the event of an Adjustment Event (as defined in the Equity Plan) the Compensation Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of shares or other stock or securities with respect to which Awards may be granted under the Equity Plan, (ii) the maximum number and class of shares or other stock or securities that may be issued upon exercise of ISOs, (iii) the number and kind of shares or other securities covered by any or all outstanding Awards that have been granted under the Equity Plan, (iv) the option price of outstanding Options and the base price of outstanding SARs, and (v) the Performance Objectives applicable to outstanding Performance Awards.

Effect of Change in Control or Certain Other Transactions. Generally, the award agreement evidencing each Award will provide any specific terms applicable to that award in the event of a Change in Control of the Company (as defined below). Unless otherwise provided in an award agreement, in connection with a merger, consolidation, reorganization, recapitalization or other similar change in the capital stock of the Company, or a liquidation or dissolution of the Company or a change in control, each a Corporate Transaction, Awards shall either: (a) continue following such Corporate Transaction, which may include, in the discretion of the Compensation Committee or the parties to the Corporate Transaction, the assumption, continuation or substitution of the Awards, in each case with appropriate adjustments to the number, kind of shares, and exercise prices of the awards; or (b) terminate.

For purposes of the Equity Plan, “Change in Control” generally means the occurrence of any of the following events with respect to the Company: (a) any person (other than directly from the Company) acquires securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding voting securities; (b) a majority of the members of the board of directors is replaced by directors whose appointment or election is not endorsed by two-thirds of the members of the board of directors serving immediately prior to such appointment or election; (c) any merger, consolidation or reorganization, unless stockholders immediately before such merger, consolidation or reorganization continue to own at least a majority of the combined voting power of such surviving entity following the transaction; (d) a complete liquidation or dissolution or (e) sale or disposition of all or substantially all of the assets. A “non-control transaction” generally includes any transaction in which (a) stockholders immediately before such transaction continue to own at least a majority of the combined voting power of such resulting entity following the transaction; (b) a majority of the members of the board of directors immediately before such transaction continue to constitute at least a majority of the board of the surviving entity following such transaction or (c) with certain exceptions, no person other than any person who had beneficial ownership of more than fifty percent of the combined voting power of the Company’s then outstanding voting securities immediately prior to such transaction has beneficial ownership of more than fifty percent of the combined voting power of the surviving entity’s outstanding voting securities immediately after such transaction.

Options and SARs. If Options or SARs are to terminate in the event of a corporate transaction, the holders of vested Options or SARs must be provided either (a) fifteen days to exercise their Options or SARs or (b) payment (in cash or other consideration) in respect of each share covered by the Option of SAR being cancelled in an amount equal to the excess of the per share price to be paid to stockholders in the Corporate Transaction over the price of the Option or the SAR. If the per share price to be paid to stockholders in the Corporate Transaction is less than the exercise price of the Option or SAR, the Option or SAR may be terminated without payment of any kind. The holders of unvested Options or SARs may also receive payment, at the discretion of the Compensation Committee, in the same manner as described above for vested Options and SARs. The Compensation Committee may also accelerate the vesting on any unvested Option or SAR and provide holders of such Options or SARS a reasonable opportunity to exercise the award.

Other Awards. If Awards other than Options and SARs are to terminate in connection with a corporate transaction, the holders of vested Awards will be provided, and holders of unvested Awards may be provided, at the discretion of the Compensation Committee, payment (in cash or other consideration upon or immediately following the Corporate Transaction, or, to the extent permitted by Section 409A of the Code, on a deferred basis) in respect of each share covered by the Award being cancelled in an amount equal to the per share price to be paid to stockholders in the Corporate Transaction, where the value of any non-cash consideration will be determined by the Compensation Committee in good faith.

The Compensation Committee may, in its sole discretion, provide for different treatment for different Awards or Awards held by different parties, and where alternative treatment is available for a participant’s Awards, may allow the participant to choose which treatment will apply to his or her Awards.

Transferability. The Equity Plan generally restricts the transfer of any Awards, except (a) transfers by will or the laws of descent and distribution or (b) to a beneficiary designated by the participant, to whom any benefit under the Equity Plan is to be paid or who may exercise any rights of the participant in the event of the participant’s death before he or she receives any or all of such benefit or exercises an award.

Amendment or Termination of the Equity Plan. The Equity Plan may be amended or terminated by the board without shareholder approval unless shareholder approval of the amendment or termination is required under applicable law, regulation or exchange requirement. No amendment may impair or adversely impact any Awards that had been granted under the Equity Plan prior to the amendment without the impacted participant’s consent. The Equity Plan will terminate on the tenth anniversary of its effective date; however, when the Equity Plan terminates, any applicable terms will remain in effect for administration of any Awards outstanding at the time of the Equity Plan’s termination.

Federal Income Tax Consequences. The following is only a brief summary of the U.S. federal income tax consequences to a recipient and the Company of a stock incentive award, and does not discuss the effect of income tax law of any other jurisdiction (such as state income tax law) in which the recipient may reside.

Options. Options may be granted in the form of ISOs or NQSOs. ISOs granted to employees are eligible for favorable federal income tax treatment that is provided under Section 422 of the Internal Revenue Code if certain requirements are satisfied. An ISO must have an option price that is not less than the fair market value of the stock at the time the Option is granted, and must be exercisable within ten years from the date of grant. An employee granted an ISO or NQSO generally does not realize compensation income for federal income tax purposes upon the grant of the Option. At the time of exercise of an ISO, no compensation income is realized by the holder of the Option other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the Shares acquired on exercise of an ISO are held for at least two years after grant of the Option and one year after exercise, the excess of the amount realized on sale over the exercise price will be taxed as capital gain. If the Shares acquired on exercise of an ISO are disposed of within less than two years after grant or one year of exercise, the holder will realize taxable compensation income equal to the excess of the fair market value of the shares on the date of exercise or the date of sale, whichever is less, over the option exercise price. Any additional amount realized will be taxed as capital gain. At the time of exercise of a NQSO the holder of the Option will realize taxable compensation income in an amount of the spread between the exercise price of the Option and the fair market value of the shares acquired on the date of exercise. The Company will generally be entitled to a deduction for federal income tax purposes at the time any compensation income is realized by the holder of an Option, in an amount equal to the amount of compensation income realized by the holder.

Stock Appreciation Rights. Upon the exercise of an SAR an employee will generally realize taxable compensation income in an amount equal to the cash and/or the fair market value of the shares acquired pursuant to the exercise. The Company generally will be entitled to a federal income tax deduction at the time of and equal to the amount of compensation income the employee receives pursuant to the exercise of an SAR.

Restricted Stock and Units/Performance Awards. Employees granted Restricted Stock Awards, RSU Awards, and Performance Awards under the Equity Plan generally recognize as taxable compensation income the fair market value of the restricted stock, RSUs, and Performance Awards on the date the restrictions lapse or the performance period ends and the Awards are settled, unless, in the case of Restricted Stock or other eligible restricted Award, the employee has elected to include the restricted award in income at the time of grant under Section 83(b) of the Internal Revenue Code. The Company generally will be entitled to a corresponding federal income tax deduction at the same time. Any dividends or dividend equivalents paid to an employee during the restricted period are taxable compensation income to the employee and are deductible by Company unless the employee has elected to include a restricted award in income when granted under Section 83(b) of the Internal Revenue Code.

Share Awards. Share Awards generally would be taxable as ordinary income equal to the aggregate of their fair market value when the grant is not subject to a substantial risk of forfeiture. The Company generally will be entitled to a deduction for the amount included in the grantee’s income.

Internal Revenue Code Section 162(m). With respect to options, SARs, restricted stock and performance-based restricted stock (“Transition Awards”) granted during the Transition Period (as defined below), the Company intends to rely, to the maximum extent possible, on the transition relief provided in Treas. Reg. §1.162-27(f). Accordingly, to the extent such relief from the application of Section 162(m) is available, the requirements in Equity Plan applicable to Awards intended to constitute performance-based compensation shall not apply to Transition Awards. The “Transition Period” is the period beginning with an initial public offering of the Company and ending as of the earlier of: (a) the date of the first annual meeting of stockholders of the Company at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurs and (b) the expiration of the “reliance period” under Treasury Regulation Section 1.162-27(f)(2). With respect to Awards other than Transition Awards granted during the Transition Period and which are not settled or paid prior to the end of the Transition Period, and with respect to all Awards granted following the Transition Period, the stockholder approval and other requirements of Section 162(m) of the Code must be satisfied with respect to any Awards intended to qualify as performance-based compensation.

Excise Taxes. Under certain circumstances, the accelerated vesting or lapse of restrictions with respect to Options or other Awards in connection with a Corporate Transaction may be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, a participant may be subject to a 20% excise tax and the Company may be denied a tax deduction.

Section 409A. Section 409A of the Code generally imposes an additional 20% income tax, as well as interest and penalties, on recipients of deferred compensation that does not comply with Section 409A of the Code. Subject to certain exceptions, “deferred compensation” for this purpose generally consists of compensation to which an individual has a legally binding right in a taxable year and which is to be paid in a later taxable year. In addition to the taxes, interest and penalties, deferred compensation that does not comply with Section 409A of the Code may be required to be taken into income earlier than is intended. Awards under the Equity Plan are intended either not to be subject to Section 409A of the Code or to comply with Section 409A of the Code. If Awards under the Equity Plan are subject to Section 409A of the Code and do not comply with Section 409A of the Code, participants may be liable for the tax, interest and penalties imposed by the statute.

Summary of Employee Stock Purchase Plan

Prior to the consummation of this offering, the Board anticipates that it will adopt the Alion Science and Technology Corporation Employee Stock Purchase Plan, or the ESPP, which is intended to qualify as an “employee stock purchase plan” under Section 423 or any successor provision of the Code and the related Treasury Regulations thereunder. The ESPP is intended to provide a method whereby eligible employees of the Company and its designated subsidiaries will have an opportunity to purchase shares through accumulated payroll deductions (for purposes of the section below, such opportunity shall be defined as an “option”).

The following is a summary of the material features of the ESPP and does not describe all of the ESPP’s provisions. Capitalized terms used in this summary that are not otherwise defined have the meanings given in the ESPP.

Administration

The ESPP is administered by the Compensation Committee. The Compensation Committee may delegate any or all of its administrative authority under the ESPP to a committee comprised of officers or senior level employees of the Company, other than the authority to (i) increase the maximum number of shares available for issuance under the ESPP or the maximum number of shares that may be purchased by any Participant during any Offering Period (other than for adjustments in connection with an Adjustment Event), (ii) modify the eligibility requirements under the ESPP, (iii) designate a subsidiary as eligible to participate in the ESPP, (iv) change the maximum duration of Offering Periods, (v) establish or change the Offering Price for any Offering Period or (vi) take any action specifically reserved by the Compensation Committee.

In its capacity as the Plan Administrator, the Compensation Committee has full authority to adopt administrative rules and procedures and to interpret the provisions of the ESPP. All costs and expenses incurred in the administration of the ESPP are paid by the Company.

Shares Subject to the ESPP

The ESPP authorizes the issuance of a total of                  shares, which shares may be authorized but unissued shares or treasury shares (including, without limitation, shares acquired by the Company on the open market). Any shares issued under the ESPP will reduce, on a share-for-share basis, the number of shares available for issuance under the ESPP. In the event of any change to our outstanding shares as a result of a merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar event, appropriate and equitable adjustments will be made to the number of shares available under the ESPP and to each outstanding Purchase Right (as defined below).

Purchase Rights, Offering Periods and Purchase Dates

The ESPP operates by offering eligible employees the right to use accumulated payroll deductions to purchase shares, or a Purchase Right, through a series of successive or overlapping offering periods each, an Offering Period. The maximum duration of an Offering Period under the ESPP is 27 months. The Compensation Committee may determine that there will be a single Purchase Date on the last day of an Offering Period or multiple Purchase Dates during an Offering Period.

Eligibility and Participation

The ESPP allows employees of the Company and its designated subsidiaries to participate, except for an employee (i) whose customary employment is for not more than (x) 20 hours of service per week or (y) five months per calendar year or (ii) who, immediately after the Purchase Right is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or a subsidiary. The Compensation Committee, however, may waive the service requirements for eligibility to participate in the ESPP with respect to employees who customarily work for less than 20 hours per week or for less than five months per calendar year. As of March 31, 2015, we estimate that approximately 2,525 employees will be eligible to participate in the ESPP.

In order to participate in the ESPP, an employee who is eligible at the beginning of an Offering Period must elect a percentage of compensation or fixed dollar amount of payroll deductions. We refer to employees who have enrolled in the ESPP as “Participants”. A Participant’s accumulated payroll deductions will be used on each Purchase Date to buy whole shares at the applicable Offering Price (as defined below). For purposes of the ESPP, compensation generally includes regular base salary, overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments received during such period. Once an eligible Employee becomes a Participant, he or she will be deemed to continue participation in the ESPP until the earlier of (a) the termination of the ESPP, (b) the Participant’s withdrawal from the ESPP or (c) the Participant ceasing to be an eligible employee. A Participant may generally withdraw from the ESPP during an Offering Period, and his or her accumulated payroll deductions will be refunded and not used to purchase shares. If a Participant’s employment is terminated for any reason or he or she is no longer an eligible employee, the Participant’s participation in the ESPP will cease and any payroll deductions that the Participant made for the Offering Period in which his or her participation ends will be refunded and will not be used to purchase shares.

Offering Price

The “Offering Price” of the shares acquired on each applicable Purchase Date will be established by the Compensation Committee but may not be less than 85% of the lower of (i) the closing price per share on the first business day of the Offering Period and (ii) the closing price per share on the Purchase Date. The closing price on any relevant date under the ESPP will be the closing price per share on such date on the New York Stock Exchange.

Non-transferability

No Purchase Rights will be assignable or transferable by the Participant, except by will or the laws of inheritance following a Participant’s death.

Corporate Transaction

In the event of (a) a merger, consolidation, reorganization, recapitalization or other similar change in the Company’s capital stock or (b) a liquidation or dissolution of the Company, the Compensation Committee shall have the option, in its discretion, to (A) accelerate the next Purchase Date with respect to the Offering Period then in progress to any payroll date preceding the Corporate Transaction and promptly refund (without interest) any cash balance remaining in a Participant’s account to such Participant or (B) terminate the Offering Period then in progress immediately prior to the consummation of such Corporate Transaction and refund the entire cash balance of a Participant’s account to such Participant as soon as reasonably practicable.

Amendment and Termination

The Board shall have complete power and authority to terminate or amend the ESPP; provided, however, that the Board shall not, without the approval of the stockholders of the Company, (a) increase the aggregate number of shares which may be issued under the Plan (other than in connection with adjustments made in connection with an Adjustment Event) or (b) change the class of employees eligible to receive Purchase Rights under the ESPP; and provided, further, however, that no termination, modification or amendment of the ESPP may, without the consent of a Participant then having a Purchase Right under the Plan, adversely affect the rights of such Participant under such Purchase Right. Notwithstanding the foregoing, the Company shall not be prohibited from terminating the ESPP at any time (including during an Offering Period) and applying the amounts theretofore withheld from a Participant to the purchase of shares as if the termination date of the Plan were a Purchase Date and promptly refunding (without interest) any cash balance remaining in such Participant’s account to the Participant.

Term

The ESPP will terminate upon the termination of the ESPP by the Board or, if earlier, when no more shares are available for issuance under the ESPP.

U.S. Federal Income Tax Consequences

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under such an arrangement, no taxable income will be recognized by a Participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the Purchase Rights. However, a Participant may become liable for tax upon dispositions of shares acquired under the ESPP, and the tax consequences will depend on how long a Participant has held the shares prior to disposition.

Taxable income will not be recognized until: (i) there is a sale or other disposition of the shares acquired under the ESPP; or (ii) the Participant dies while still owning the purchased shares. If a Participant sells or otherwise disposes of the purchased shares within two years after the beginning of the Offering Period in which such shares were acquired or within one year after the Purchase Date, the Participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the Purchase Date exceeded the price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to such amount. The Participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate price paid for those shares and the ordinary income recognized in connection with the disposition.

If a Participant sells or otherwise disposes of the purchased shares more than two years after the beginning of the Offering Period in which such shares were acquired and more than one year after the Purchase Date (or the Participant dies while holding the purchased shares), the Participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the sale price of the shares exceeded the price paid for those shares and (ii) the amount by which the fair market value of the shares on the first day of the Offering Period exceeded the Offering Price (determined as if the first day of the Offering Period was the Purchase Date). Any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.

The foregoing provides only a general description of the application of federal income tax laws with respect to participation in the ESPP. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.

Annual Bonus Plan

The Board currently anticipates that it will adopt, prior to the consummation of this offering, the Alion Science and Technology Annual Bonus Plan, or the Bonus Plan, providing for the grant of annual bonus awards to our current executive officers and certain other key managers.

The Bonus Plan will be administered by the Compensation Committee. Subject to the limitations set forth in the Bonus Plan, the Compensation Committee has the authority to determine, for each plan year, the time or times at which awards may be granted, the recipients of awards, the performance criteria, the performance goals and all other terms of an award, interpret the Bonus Plan, make all determinations under the Bonus Plan as necessary or advisable for the administration of the Bonus Plan, and prescribe, amend and rescind rules and regulations relating to the Bonus Plan. The Compensation Committee may delegate responsibility for performing certain ministerial functions under the Bonus Plan to any officer or employee of the Company.

The performance criteria, as selected by the Compensation Committee at the time of the award, may be expressed in terms of: (i) stock price, (ii) earnings per share, (iii) operating income, (iv) return on equity or assets, (v) cash flow, (vi) net cash flow, (vii) cash flow from operations; (viii) EBITDA, (ix) increased revenues, (x) revenue ratios; (xi) cost reductions; (xii) cost ratios; (xiii) overall revenue or sales growth, (xiv) expense reduction or management, (xv) market position, (xvi) total shareholder return, (xvii) return on investment, (xviii) earnings before interest and taxes (EBIT), (xix) net income, (xx) return on net assets, (xxi) economic value added, (xxii) shareholder value added, (xxiii) cash flow return on investment, (xxiv) net operating profit, (xxv) net operating profit after tax, (xxvi) return on capital, (xxvii) return on invested capital (xxviii) days sales outstanding or (xxix) any combination of the foregoing or (during the transition period under Section 162(m) of the Code), any other performance criteria as may be established by the Compensation Committee.

The performance goals shall be the levels of achievement relating to the performance criteria as selected by the Compensation Committee for an award. The Compensation Committee may establish such performance goals relative to the applicable performance criteria in its sole discretion at the time of an award. The performance goals may be applied on an absolute basis or relative to an identified index or peer group, as specified by the Compensation Committee. The performance goals may be applied by the Compensation Committee after excluding charges for restructurings, discontinued operations, extraordinary items and other unusual or nonrecurring items and the cumulative effects of accounting changes, and without regard to realized capital gains.

The Bonus Plan, having been adopted prior to us becoming a publicly held company, is intended to satisfy the requirements for transition relief under Treas. Reg. §1.162-27(f). Accordingly, the annual deduction limit under Section 162(m) of the Code does not apply to any remuneration paid pursuant to this Bonus Plan until the end of the allowable Transition Period. As under the Equity Plan, the Transition Period is the period beginning with an initial public offering of the Company and ending as of the earlier of: (a) the date of the first annual meeting of stockholders of the Company at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurs and (b) the expiration of the “reliance period” under Treasury Regulation Section 1.162-27(f)(2).

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are currently Harold Gehman (Chairman), Leslie Armitage, Daniel Clare, Lewis Collens, Lawrence First and George Joulwan. None of the members during fiscal year 2014 was an Alion officer or employee, formerly an Alion officer, or involved in a related party transaction. Dr. Atefi is the President and Chief Executive Officer of Alion.

During the fiscal year 2014:

(A) No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company;

(B) No executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; and

(C) No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

2014 Warrants

ASOF and Phoenix own warrants to purchase 6,068,381 and 2,518,238 shares of Alion’s common stock, respectively. Together, the warrants give ASOF and Phoenix the right to purchase up to 8,586,619 shares of Alion’s outstanding common stock at an exercise price of $0.0001. See “Description of Capital Stock—2014 Warrants”. Assuming consummation of the Transactions, we expect all the 2014 Warrants to be exercised immediately prior to consummation of this offering.

Series A Preferred Stock

ASOF owns 55 shares of Alion’s Series A Preferred Stock. Phoenix owns 15 shares of Alion’s Series A Preferred Stock. Together, ASOF and Phoenix own 100% of the outstanding Series A Preferred Stock. See “Description of Capital Stock—Preferred Stock”. Assuming consummation of the Transactions, we expect the Series A Preferred Stock will be eliminated in its entirety prior to consummation of this offering.

Existing Debt Instruments

As of March 31, 2015, ASOF owns $60.0 million of the Existing Second Lien Term Loan and $122.1 million of the Existing Third Lien Notes, plus $1.6 million in accrued and unissued PIK notes. Phoenix and its affiliates own $16.4 million of the Existing Second Lien Term Loan and $62.0 million of the Existing Third Lien Notes, plus $787 thousand in accrued and unissued PIK notes. See “Description of Certain Indebtedness”.

Support Agreement

We entered into an Amended and Restated Refinancing Support Agreement, or Support Agreement, with ASOF and Phoenix have dated May 2, 2014, as amended on July 22, 2014. The Support Agreement sets out the framework for the 2014 Refinancing and provides, among other things, that ASOF and Phoenix the right to require Alion to file a shelf resale registration statement within 15 days of the IPO closing covering any shares of common stock underlying the 2014 Warrants issued upon exercise of any such 2014 Warrants, (ii) the Existing Third Lien Notes and (iii) 2010 Warrants. The Support Agreement included an indemnification provision in which we agreed to indemnify ASOF and Phoenix, within limits agreed by the parties, from any breach of any of our representations, warranties or covenants. ASOF and Phoenix agreed to indemnify us, within limits agreed to by the parties, against losses resulting from its breach of any of their representations, warranties or covenants.

Stockholders’ Agreement

Upon closing of the 2014 Refinancing, we entered into a stockholders’ agreement, or Stockholders’ Agreement with the ESOP Trust and, upon exercise, the holders of the 2014 Warrants. The Stockholders’ Agreement imposes certain transfer restrictions upon the transfer of common stock including, (i) transfers resulting in a certain number of record holders; (ii) transfers that would limit, impair or eliminate the Company’s net operating losses; (iii) the Board of the Company determines the transferee is a competitor, customer or supplier of the Company and determines that the transfer would be adverse to the Company; (iv) the transferee does not agree to be bound by the terms of the Stockholders’ Agreement; (v) the transfer would have adverse regulatory consequences on the Company. Such restrictions do not apply in the event that (i) the ESOP Trust transfers 100% of the common stock owned by the ESOP Trust to a person that is not an affiliate of the Company, the ESOP Trustee or the ESOP Trust or (ii) the ESOP Trust transfers any shares of common stock to an employee or former employee of the Company who has a beneficial interest in the ESOP. The Stockholders’ Agreement also provides stockholders with preemptive rights and a right of first offer. Further, the Stockholders’ Agreement provides that the Company generally renounces corporate opportunities to the fullest extent permitted by law. The Stockholders’ Agreement states that neither the Company nor the ESOP Trust will amend, supplement, restate or otherwise modify or alter the ESOP or the ESOP Plan Documents unless the amendment, supplement, restatement, modification or alteration (i) is not inconsistent with the terms of certain agreements including the terms of the Stockholders’ Agreement, the Warrant Agreement, the Third-Lien Notes, the First Lien Term Loan, the Revolving Credit Facility, the Second Lien Term Loan and the Certificate of Designation for the Series A Preferred Stock or (ii) is required by applicable law. The Stockholders’ Agreement will terminate upon the consummation of a qualified initial public offering of common stock by the Company that yields gross proceeds of at least $30 million.

ESOP Stock Purchase Agreement

On December 20, 2002, the Company and the ESOP Trustee entered into a stock purchase agreement, or ESOP Stock Purchase Agreement, with the ESOP Trust pursuant to which we issued 2,575,408 shares of our common stock at $10 per share, in exchange for the funds our employees directed to be invested in the ESOP component of the KSOP in the initial one-time ESOP investment election. The ESOP Stock Purchase Agreement was amended in December 2002 in connection with the Company’s elimination of its S-corporation status and in August 2014 in connection with the 2014 Refinancing. As amended, the ESOP Stock Purchase Agreement also imposes certain covenants on us regarding aspects of the maintenance, operation and actions of the KSOP. The ESOP Stock Purchase Agreement included indemnification provisions in which we agreed to indemnify the ESOP Trust, within limits agreed by the parties, against losses from our breach of any of our representations, warranties or covenants. The ESOP Trust agreed to indemnify us, within limits agreed by the parties, against losses resulting from its breach of any of its representations, warranties or covenants. Assuming the consummation of the Transactions, the ESOP Stock Purchase Agreement will be terminated.

Fees in connection with the 2014 Refinancing

ASOF and Phoenix were paid fees in connection with the 2014 Refinancing of $6.8 million and $0.3 million, respectively, plus reimbursement of their professional fees.

This Offering, the IPO Refinancing and Related Transactions

A portion of the net proceeds from this offering and debt incurred in the IPO Refinancing will be used to repay or redeem the Existing Second Lien Term Loan and Existing Third Lien Notes owned by ASOF and Phoenix and their affiliates, including accrued interest and prepayment and redemption premiums thereon. See “Use of Proceeds” and “Description of Certain Indebtedness”. In connection with the prepayment of the Existing Second Lien Term Loan, Alion, as borrower, the administrative agent, and ASOF and an affiliate of Phoenix, as lenders, will agree to amend the terms of the Existing Second Lien Term Loan to permit its prepayment prior to the date that is 1.5 years after August 18, 2014 at a prepayment premium equal to              (together with an amount of cash equal to all accrued and unpaid cash interest on the portion of the Existing Second Lien Term Loan being redeemed through the date of redemption). Prior to the consummation of this offering, and assuming the consummation of the Transactions, we expect ASOF and Phoenix, as the holders of at least a majority of the common stock to be received upon exercise of all outstanding 2014 Warrants, to consent to an amendment to the 2014 Warrant Agreement to provide that any and all outstanding 2014 Warrants will be deemed automatically exercised prior to the consummation of this offering. As a result, and assuming consummation of the Transactions, we expect all the 2014 Warrants, including those held by ASOF and Phoenix, will be exercised, and additionally, all of the Series A Preferred Stock, all of which is held by ASOF and Phoenix, will be eliminated. In connection with this offering, we also expect to amend the registration rights provisions of the 2014 Warrant Agreement to provide that the Company will, approximately six months after the consummation of this offering, file a shelf registration statement covering the resale of the shares issued to the 2014 Warrant holders upon conversion of the 2014 Warrants, and to use its commercially reasonable best efforts to cause the shelf registration statement to be declared effective, subject to certain exceptions, on or before 60 days after the filing thereof, and to remain effective, subject to certain exceptions, until all such shares are freely tradeable without any volume limitations under Rule 144. See “Description of Capital Stock—2014 Warrants”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our shares of common stock and Series A Preferred Stock as of May 31, 2015 for: (i) each person or group known by us that beneficially owns more than 5% of our common stock or Series A Preferred Stock, (ii) each director, (iii) each named executive officer, and (iv) all directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and, for each shareholder, includes the shares which such holder has the right to acquire beneficial ownership in respect of within 60 days of May 31, 2015.

Name of Beneficial Owner	Common stock beneficially owned prior to this offering				Common stock beneficially owned after this offering, as adjusted(1)(2)
	Actual		As adjusted(1)
	Number	%	Number	%	Number	%
ASOF II Investments, LLC(3)	5,874,687	31.0%

Phoenix Investment Adviser, LLC(4)	2,441,747	15.7%

Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust(5)	13,094,103	100.0%

Bahman Atefi(5)	306,725	2.3%

Stacy Mendler(5)	398,869	3.0%

Barry Broadus(5)	25,460	*

Roland Riddick(5)	35,376	*

Robert Hirt(5)	1,689	*

Leslie Armitage	—	*

Daniel Clare(6)	—	*

Lewis Collens	—	*

Lawrence First(6)	—	*

Admiral Harold Gehman, Jr., USN (Ret.)	—	*

General Michael Hayden, USAF (Ret.)	—	*

General George Joulwan, USA (Ret.)	—	*

General Michael Ryan, USAF (Ret.)	—	*

All directors and executive officers as a group (12 persons)	738,892	5.6%

*	Less than 1%

(1)	As adjusted data reflects the full cashless exercise of the 2014 Warrants, which is expected to occur prior to consummation of this offering.

(2)	Does not reflect exercise by the underwriters of their option to purchase additional shares.

(3)	The address of ASOF II Investments, LLC is 299 Park Avenue, 34th Floor, New York, New York 10171.

(4)	The address of Phoenix Investment Adviser, LLC is 420 Lexington Ave., Suite 2040 New York, New York 10170.

(5)	The address of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust and all directors, other than Messrs. Clare and First, and named executive officers is 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102.

(6)	The address of Messrs. Clare and First is 299 Park Avenue, 34th Floor New York, NY 10171. Each of Messrs. Clare and First may be deemed to have shared voting and investment power over the shares held by ASOF II Investments, LLC, by virtue of their responsibilities at the entity managing ASOF II Investments, LLC. Such individuals disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein.

Name of Beneficial Owner	Series A Preferred Stock beneficially owned prior to this offering				Series A Preferred Stock beneficially owned after this offering(2)
	Actual(1)		As adjusted(2)
	Number	%	Number	%	Number	%
ASOF II Investments, LLC(3)	55	78.6%	—	—	—	—

Phoenix Investment Adviser, LLC(4)	15	21.4%	—	—	—	—

Daniel Clare(5)	—	—	—	—	—	—

Lawrence First(5)	—	—	—	—	—	—

(1)	Prior to consummation of this offering, combined voting power is held by ASOF and Phoenix, as the sole holders of Series A Preferred Stock. The Series A Preferred Stock votes as a class and its vote controls any vote in which holders of our common stock can participate.

(2)	Assuming the consummation of the Transactions, we expect the Series A Preferred Stock will be eliminated in its entirety prior to consummation of this offering.

(3)	The address of ASOF II Investments, LLC is 299 Park Avenue, 34th Floor, New York, New York 10171.

(4)	The address of Phoenix Investment Adviser, LLC is 420 Lexington Ave., Suite 2040, New York, New York 10170.

(5)	The address of Messrs. Clare and First is 299 Park Avenue, 34th Floor, New York, NY 10171. Each of Messrs. Clare and First may be deemed to have shared voting and investment power over the shares held by ASOF II Investments, LLC, by virtue of their responsibilities at the entity managing ASOF II Investments, LLC. Such individuals disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Credit Facilities

In connection with this offering, we intend to establish senior secured credit facilities in an aggregate principal amount of $440 million, comprised of a first lien senior secured revolving credit facility in an aggregate principal amount of $40 million, or the New Revolving Credit Facility, a first lien senior secured term loan facility in an aggregate principal amount of $280 million, or the New First Lien Term Loan, and, together with the New Revolving Credit Facility, the New First Lien Credit Facilities, and a second lien senior secured term loan facility in an aggregate principal amount of $120 million, or the New Second Lien Term Loan and, together with the New First Lien Credit Facilities, the New Credit Facilities. The proceeds of the New Credit Facilities, together with the proceeds of this offering, will be used to repay in full all amounts outstanding under the Existing Revolving Credit Facility, the Existing First Lien Term Loan, the Existing Second Lien Term Loan and the Existing Third Lien Notes, and after consummation of this offering we expect to use borrowings under the New Revolving Credit Facility for working capital. The terms of the New Credit Facilities described below are subject to change in the process of syndicating the New Credit Facilities (which process may continue after consummation of this offering).

Pursuant to a commitment letter dated as of July 1, 2015, Jefferies Finance LLC, Credit Suisse AG and UBS AG, Stamford Branch have collectively committed to provide 100% of the aggregate principal amount of the New Credit Facilities, subject to consummation of this offering and certain other conditions set forth therein.

New First Lien Credit Facilities

The New Revolving Credit Facility is expected to mature on the fifth anniversary of the date on which the New Credit Facilities are established, or the New Credit Facilities Closing Date, and is expected to include a $10 million sublimit for the issuance of letters of credit and a $5 million sublimit for swingline loans. The New Revolving Credit Facility is expected to bear interest at a variable rate per annum equal to, at our option, either (a) LIBOR (which is not expected to be subject to a floor but shall be deemed to be not less than 0.00%) plus a spread (currently expected to be 4.50%) or (b) a base rate (equal to the greatest of (i) the federal funds effective rate plus 1/2 of 1.00%, (ii) the prime rate published from time to time in the Wall Street Journal and (iii) one-month LIBOR plus 1.00%) plus a spread (currently expected to be 3.50%). We expect to pay a commitment fee on the unused commitments under the New Revolving Credit Facility at a rate of 0.50% per annum (or 0.375% to the extent that our first lien leverage ratio is at or below a certain threshold).

The New First Lien Term Loan is expected to amortize in equal quarterly installments of 0.25% of the initial principal amount thereof, with the balance expected to be due on the sixth anniversary of the New Credit Facilities Closing Date. The New First Lien Term Loan is expected to bear interest at a variable rate per annum equal to, at our option, either (a) LIBOR (which is expected to be subject to a floor of 1.00%) plus a spread (currently expected to be 4.50%) or (b) a base rate (calculated as described above) plus a spread (currently expected to be 3.50%).

At any time when a bankruptcy or payment event of default exists, all overdue principal and interest under the New First Lien Credit Facilities will bear interest at 2.00% above the rate that is otherwise applicable to such borrowings (or in the case of interest, the borrowings to which such overdue amount relates) and all overdue fees and other amounts will bear interest at 2.00% above the rate applicable to base rate loans.

The loans and other obligations under the New First Lien Credit Facilities (including in respect of hedging agreements and cash management obligations) will be (a) fully and unconditionally guaranteed by each of our existing and future wholly-owned material domestic restricted subsidiaries and (b) secured by substantially all of our assets and the assets of each of our existing and future wholly-owned material domestic restricted subsidiaries, in each case subject to certain customary exceptions and limitations. The lien priority, relative rights and other creditors’ rights issues in respect of the New First Lien Credit Facilities and the New Second Lien Term Loan will be set forth in a customary intercreditor agreement.

The New First Lien Credit Facilities will contain customary provisions related to mandatory prepayment of the loans thereunder with (i) what is expected to be 50% of our excess cash flow, subject to step-downs to 25% and 0% of our excess cash flow to the extent that our total leverage ratio is at or below certain thresholds, (ii) the proceeds of asset sales and casualty events (subject to certain customary limitations, exceptions and reinvestment rights) and (iii) the proceeds from the incurrence of indebtedness (subject to certain customary exceptions). It is expected that voluntary prepayments of the New First Lien Term Loan with the proceeds of lower-yielding (relative to the New First Lien Term Loan) indebtedness or amendments to the New First Lien Term Loan that reduce the yield thereof in each case prior to the date that is expected to be six months after the New Credit Facilities Closing Date will be subject to a 1.00% premium, but excluding any such prepayment or amendment in connection with any “change of control” transaction.

The New First Lien Credit Facilities will also contain (a) covenants that, among other things, restrict additional indebtedness, liens and encumbrances, investments, acquisitions, loans and advances, mergers, consolidations and asset dispositions, dividends and other restricted payments and transactions with affiliates and (b) events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain material contracts and to other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, certain material government contracts events, certain events relating to the ESOP, judgments in excess of specified amounts, certain impairments to the guarantees or collateral documents (including the intercreditor agreement referenced above) and change of control defaults, in each case subject to certain customary limitations and exceptions.

In addition, it is expected that in the event that on the last day of any fiscal quarter (commencing with the first full fiscal quarter ending after the New Credit Facilities Closing Date) the aggregate amount of loans and letters of credit outstanding under the New Revolving Credit Facility (but excluding the lesser of (x) the aggregate face amount of undrawn letters of credit outstanding on the New Credit Facilities Closing Date and (y) $5 million) exceeds 25% of the commitments under the New Revolving Credit Facility, we will be required to comply with a maximum first lien leverage ratio set at levels (and with step-downs) to be set forth in the definitive documentation for the New First Lien Credit Facilities.

Subject to the satisfaction of certain conditions (including the receipt of additional lending commitments) and limitations, it is expected that in the future we will be permitted to increase the aggregate principal amount of the New First Lien Credit Facilities (and/or add one or more additional tranches of term loans).

New Second Lien Term Loan

The New Second Lien Term Loan is expected to mature on the seventh anniversary of the New Credit Facilities Closing Date and will not be subject to amortization. The New Second Lien Term Loan is expected to bear interest at a variable rate per annum equal to, at our option, either (a) LIBOR (which is expected to be subject to a floor of 1.00%) plus a spread (currently expected to be 8.50%) or (b) a base rate (calculated as described above) plus a spread (currently expected to be 7.50%).

At any time when a bankruptcy or payment event of default exists, all overdue principal and interest on the New Second Lien Term Loan will bear interest at 2.00% above the rate that is otherwise applicable to such borrowings (or in the case of interest, the borrowings to which such overdue amount relates) and all overdue fees and other amounts will bear interest at 2.00% above the rate applicable to base rate loans.

The New Second Lien Term Loan will be (a) fully and unconditionally guaranteed by each of the guarantors under the New First Lien Credit Facilities and (b) secured by a second priority lien (junior only to the lien granted to the lenders under the New First Lien Credit Facilities) on the same assets as the assets securing the New First Lien Credit Facilities. The lien priority, relative rights and other creditors’ rights issues in respect of the New First Lien Credit Facilities and the New Second Lien Term Loan will be set forth in the intercreditor agreement referenced above.

Subject to the terms of the New First Lien Credit Facilities and the intercreditor agreement referenced above, the New Second Lien Term Loan will contain mandatory prepayment provisions substantially similar to the New First Lien Credit Facilities, except that no mandatory prepayments of the New Second Lien Term Loan will be required until amounts outstanding under the New First Lien Credit Facilities are repaid in full and all commitments thereunder have been terminated (unless the proceeds of such prepayment events are declined by the applicable lenders under the New First Lien Credit Facilities). It is expected that voluntary prepayments of the New Second Lien Term Loan, repricing transactions with respect to the New Second Lien Term Loan, mandatory assignments of the New Second Lien Term Loan and mandatory prepayments of the New Second Lien Term Loan with the proceeds of asset sales or indebtedness will be subject to the following prepayment premiums:

If prepayment date occurs:	Applicable premium
On or prior to the first anniversary of the New Credit Facilities Closing Date	103.0%
After the first anniversary of the New Credit Facilities Closing Date but on or prior to the second anniversary of the New Credit Facilities Closing Date	102.0%
After the second anniversary of the New Credit Facilities Closing Date but on or prior to the third anniversary of the New Credit Facilities Closing Date	101.0%
After the third anniversary of the New Credit Facilities Closing Date	100.0%

The New Second Lien Term Loan will also contain covenants and events of default substantially similar to the New First Lien Credit Facilities, except for appropriate modifications to reflect the second lien status of the New Second Lien Term Loan and a cushion on the dollar-based “baskets” and thresholds under the New First Lien Credit Facilities.

Subject to the satisfaction of certain conditions (including the receipt of additional lending commitments) and limitations, it is expected that in the future we will be permitted to increase the aggregate principal amount of the New Second Lien Term Loan (and/or add one or more additional tranches of term loans).

Existing Revolving Credit Facility

On August 18, 2014, the Company entered into a credit agreement by and among the Company, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

The Existing Revolving Credit Facility limits the amount the Company may borrow under it at any given time. In addition to the overall maximum credit limit of $65 million, the Company may not borrow more than a borrowing base limited to (i) 85% of the Company’s eligible accounts receivable and (ii) the lesser of (a) 70% of the Company’s eligible unbilled accounts or (b) $30 million, subject to reduction for reserves the revolving lenders may take.

The Existing Revolving Credit Facility matures on April 30, 2018 and includes a $10.0 million letter of credit sub facility. The Existing Revolving Credit Facility bears cash interest at a variable rate based on one month LIBOR plus 4.75% per year. The Company will pay minimum interest of no less than $75 thousand per month (exclusive of fees) no matter the amount it has drawn under the Existing Revolving Credit Facility. If the Company were to default, the cash interest rate would increase by 2% per year. If the capacity to borrow under the Existing Revolving Credit Facility does not exceed the outstanding principal balance of outstanding revolving loans by $15.0 million, the administrative agent can block the Company’s ability to access funds in its designated account with the administrative agent’s financial institution and can seize those funds for the account of the lenders under the Existing Revolving Credit Facility.

The borrowings under the Existing Revolving Credit Facility are secured by a first priority lien on substantially all of the Company’s assets, which also secure the Existing First Lien Term Loan on a pari passu basis and the Existing Second Lien Term Loan and Existing Third Lien Notes on a junior basis, subject to the terms of the Existing Intercreditor Agreement. Pursuant to the Existing Intercreditor Agreement, the lenders under the Existing Revolving Credit Facility enjoy certain first-out rights. The subsidiaries guaranteeing the Company’s other indebtedness are guaranteeing the Company’s obligations under the Existing Revolving Credit Facility. Pursuant to the Existing Intercreditor Agreement, holders of the Company’s Existing First Lien Term Loan have certain rights to purchase from the Existing Revolving Credit Facility lenders the revolving credit loans made under the Existing Revolving Credit Facility.

The Existing Revolving Credit Facility contains customary events of default for non payment, breach of covenant, breach of representation and warranty, judgments for the payment of money involving an aggregate amount of $500 thousand or more, insolvency events, failure to pay other obligations exceeding $1.0 million, failure to maintain first priority liens, limitations or termination of guarantees by the Company’s subsidiary guarantors, change of control, certain ERISA events, breaches of the Company’s loan documentation including the Existing Intercreditor Agreement, and the Company’s suspension or debarment, or receipt of notice of suspension or debarment and termination for default under a material government contract.

Existing Term Loan Facilities

Existing First Lien Term Loan

On August 18, 2014, the Company and its guarantor subsidiaries entered into a $285.0 million First Lien Credit and Guaranty Agreement with various lenders and Goldman Sachs Lending Partners LLC as administrative agent which consists of a Tranche A of the Existing First Lien Term Loan and a Tranche B of the Existing First Lien Term Loan.

The principal amount of the Tranche A of the Existing First Lien Term Loan is $110.0 million and it matures on August 18, 2018. The amortization schedule of the Tranche A of the Existing First Lien Term Loan is $15.0 million in the first year, $25.0 million in the second and third year (payable in each case in equal quarterly installments) and the balance at maturity.

The principal amount of the Tranche B of the Existing First Lien Term Loan is $175.0 million and it matures on August 18, 2019. The amortization schedule of the Tranche B of the Existing First Lien Term Loan is $1.75 million in the first, second, third, fourth years, and until June 30, 2019 (payable in each case in equal quarterly installments) and the balance thereafter at maturity.

The Existing First Lien Term Loan bears interest, payable in cash, at floating rates based on LIBOR plus an applicable margin or, at our election, an alternative base rate plus an applicable margin, plus, if at any time we are in default thereunder, a premium of 2.0% per annum. Additionally, the Existing First Lien Term Loan was issued with upfront fees (which may be OID) to the lenders thereunder. The Existing First Lien Term Loan provides that all consolidated excess cash flow generated by us (minus any repayments of the Existing Second Lien Term Loan made with internally generated cash) will be used to prepay the loans under the Existing First Lien Term Loan. The Company paid a structuring fee to the lenders under the Existing First Lien Term Loan.

Tranche A of the Existing First Lien Term Loan is subject to a prepayment premium equal to the applicable premium listed below, multiplied by the principal amount thereof being prepaid in the event of a refinancing of Tranche A of the Existing First Lien Term Loan with a lower yielding indebtedness (or an amendment having effect of lowering the effective yield thereof), together, in each case, with the accrued and interest on the amount being prepaid to the date of repayment:

If redemption date occurs:	Applicable premium
On or prior to August 18, 2015	103.0%
After August 18, 2015 and on or prior to August 18, 2016	102.0%
After August 18, 2016 and on or prior to August 18, 2017	101.0%
After August 18, 2017	100.0%

Tranche B of the Existing First Lien Term Loan is subject to a prepayment premium equal to the applicable premium listed below, multiplied by the principal amount thereof being prepaid in the event of any voluntary prepayment thereof or mandatory prepayment thereof out of the proceeds of asset sales or incurrence of certain indebtedness, together, in each case, with the accrued and interest on the amount being prepaid to the date of repayment:

If redemption date occurs:	Applicable premium
On or prior to August 18, 2015	105.0%
After August 18, 2015 and on or prior to August 18, 2016	103.0%
After August 18, 2016 and on or prior to August 18, 2017	102.0%
After August 18, 2017 and on or prior to August 18, 2018	101.0%
After August 18, 2018	100.0%

Existing Second Lien Term Loan

On August 18, 2014, the Company and the subsidiaries as guarantors entered into a new $70.0 million Second Lien Credit and Guaranty Agreement with ASOF and JLP Credit Opportunity Master Fund Ltd., an affiliate of Phoenix, as lenders, and Wilmington Trust, National Association, as administrative agent. The Existing Second Lien Term Loan matures on February 18, 2020. The net proceeds of the Existing Second Lien Term Loan were used to fund, together with the proceeds from the Existing First Lien Term Loan, the redemption of all of the Company’s then-outstanding Secured Notes.

The Existing Second Lien Term Loan bears interest at a rate per annum of 14.25% per annum, all of which is payable in PIK. Additionally, upon the occurrence and during the continuance of a payment default or an event of default (as defined therein), the entire principal amount of the Existing Second Lien Term Loan bears interest at an annual rate equal to the then applicable interest rate plus 2.0%, with such default rate payable in cash on demand. The Existing Second Lien Term Loan was issued with upfront fees (which may be OID) to the lenders, payable pro rata to the lenders thereunder, of 5.5%.

The Existing Second Lien Term Loan may not be prepaid in whole or in part on or before the date that is 1.5 years after August 18, 2014. Thereafter, the Existing Second Lien Term Loan shall be subject to a prepayment premium equal to the applicable premium listed in the table below multiplied by the sum of (x) the then outstanding principal of the portion of the Existing Second Lien Term Loan being redeemed and (y) an amount of cash equal to 100% of the accrued and unpaid PIK Interest on the portion of the Existing Second Lien Term Loan being redeemed through the date of redemption (together with an amount of cash equal to all accrued and unpaid cash interest on the portion of the Existing Second Lien Term Loan being redeemed through the date of redemption):

If redemption date occurs:	Applicable premium
After the date that is 1.5 years after August 18, 2014, and on or before the date that is 2.5 years after August 18, 2014	110.0%
After the date that is 2.5 years after August 18, 2014, and on or before the date that is 3.5 years after August 18, 2014	105.0%
After the date that is 3.5 years after August 18, 2014, and on or before the date that is 4.5 years after August 18, 2014	102.5%
After the date that is 4.5 years after August 18, 2014, up to the maturity date	100.0%

In connection with the prepayment of the Existing Second Lien Term Loan, Alion, as borrower, the administrative agent, and ASOF and an affiliate of Phoenix, as lenders, will agree to amend the terms of the Existing Second Lien Term Loan to permit its prepayment prior to date that is 1.5 years after August 18, 2014 at a prepayment premium equal to                  (together with an amount of cash equal to all accrued and unpaid cash interest on the portion of the Existing Second Lien Term Loan being redeemed through the date of redemption).

General Terms of the Existing Term Loans

The Existing First Lien Term Loan and the Existing Second Lien Term Loan are guaranteed by each of the subsidiaries that guarantee the Existing Third Lien Notes and are secured by a first and second priority security interest, respectively, in the collateral securing the Existing Revolving Credit Facility and the Existing Third Lien Notes, which security interest ranks equal, in the case of the Existing First Lien Term Loan, and which security interest is junior, in the case of the Existing Second Lien Term Loan, in priority with those securing the Existing Revolving Credit Facility. The respective security interests in the collateral securing the Existing First Lien Term Loan and the Existing Second Lien Term Loan each rank senior in priority to the security interests securing the Existing Third Lien Notes.

The Existing First Lien Term Loan and the Existing Second Lien Term Loan contain various covenants which limit the Company’s ability to, among other things, incur additional indebtedness; prepay or repurchase junior debt; pay dividends or make other distributions or repurchase or redeem our stock; make investments and acquisitions; sell assets, including capital stock of restricted subsidiaries; enter into agreements restricting our subsidiaries’ ability to pay dividends; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; enter into transactions with our affiliates; and incur liens. Additionally, each of the Existing First Lien Term Loan and the Existing Second Lien Term Loan require compliance with a minimum EBITDA covenant. Subject to certain exceptions, the Existing First Lien Term Loan and the Existing Second Lien Term Loan permit the Company and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

The Existing First Lien Term Loan and the Existing Second Lien Term Loan (subject to the prior repayment of the Existing First Lien Term Loan) require the Company to prepay outstanding term loans, subject to certain exceptions, with (i) 100% of the Company’s annual excess cash flow (as defined in each of the two facilities), (ii) 100% of the net cash proceeds of certain asset sales (each as defined in each of the two facilities) and casualty and condemnation events, subject to reinvestment rights and certain other exceptions and (iii) 100% of the net cash proceeds (as defined in each of the two facilities) of any incurrence of certain debt, other than debt permitted under the Existing First Lien Term Loan and the Existing Second Lien Term Loan.

The Existing First Lien Term Loan and the Existing Second Lien Term Loan each contain a financial covenant requiring the Company to maintain $50.0 million and $45.0 million, respectively, in trailing four fiscal quarter Consolidated EBITDA. Both facilities also cap the amount of capital expenditures the Company may make on a consolidated basis in a fiscal year at $2.5 million under the Existing First Lien Term Loan and $2.75 million under the Existing Second Lien Term Loan.

The Existing First Lien Term Loan and the Existing Second Lien Term Loan include customary representations and warranties, affirmative covenants and events of default (including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain bankruptcy and insolvency events, material judgments, certain ERISA and ESOP events, change of control, impairment of security interests in collateral, invalidity of guarantees and intercreditor provisions and certain events with respect to material contracts). If an event of default occurs, the lenders under the Existing First Lien Term Loan and the Existing Second Lien Term Loan are entitled to take certain actions, including the acceleration of all amounts due under the Existing First Lien Term Loan and Existing Second Lien Term Loan, respectively, and all actions permitted to be taken by a secured creditor (subject to the terms of the Existing Intercreditor Agreement described below).

Existing Third Lien Notes Indenture

The Company issued $210,986,000 in aggregate principal amount of Existing Third Lien Notes pursuant to an indenture, or Indenture, dated as of August 18, 2014, among the Company, certain subsidiary guarantors of the Company and Wilmington Trust, National Association, as trustee.

Interest on the Existing Third Lien Notes is payable semiannually in arrears on March 1 and September 1 of each year, to holders of record on the immediately preceding February 15 and August 15, respectively. The Existing Third Lien Notes will mature on February 18, 2020. Interest on the Existing Third Lien Notes is payable partially in cash and partially by increasing the principal amount of the outstanding Existing Third Lien Notes or by issuing additional Existing Third Lien Notes, collectively, PIK Interest, and will accrue at the rates set forth in the following table. However, the Company will be required to pay all interest under the Existing Third Lien Notes in PIK Interest for any interest payment date if, prior to such interest payment date, there is an event of default under the Existing First Lien Term Loan or the Existing Second Lien Term Loan, or the Company’s Consolidated EBITDA (as defined in the Indenture) for the most recent four fiscal quarter period ended prior to the determination date is less than $54.0 million. Interest for the six month period ended March 1, 2015 was paid as set forth below.

Dates	Cash Interest	PIK Interest	Total Interest
Issue Date – August 31, 2018	5.5%	9.75%	15.25%
September 1, 2018 – August 31, 2019	5.5%	10.25%	15.75%
September 1, 2019 – February 18, 2020	5.5%	10.75%	16.25%

Upon the occurrence and during the continuance of a payment default or an event of default, the Company will pay interest on demand on the entire outstanding principal amount of the Existing Third Lien Notes in cash at 2% per annum in excess of the above rate and will pay interest on demand on overdue installments of cash interest or PIK Interest at 2% per annum in excess of the above rate to the extent lawful.

The Company is entitled at its option to redeem all or a portion of the Existing Third Lien Notes from time to time upon not less than 30 nor more than 60 days’ notice, at the redemption price equal to the applicable prepayment premium set forth below multiplied by the sum of (x) the then outstanding principal amount of such Existing Third Lien Notes being redeemed on the redemption date and (y) an amount of cash equal to 100% of the accrued and unpaid PIK Interest on the Existing Third Lien Notes being redeemed through but excluding the redemption date (together with an amount of cash equal to all accrued and unpaid Cash Interest (as defined in the Indenture) on the Existing Third Lien Notes being redeemed through but excluding the redemption date) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Period	Redemption Price
August 18, 2014 to August 17, 2016	122.000%
August 18, 2016 to August 17, 2017	120.000%
August 18, 2017 to August 17, 2018	108.250%
Thereafter	104.375%

The Existing Third Lien Notes are guaranteed by certain of Alion’s subsidiaries and are secured by a third priority security interest in certain of Alion’s and its subsidiaries’ assets, which security interest ranks junior in priority with those securing the Existing Credit Agreements. The Indenture contains a financial covenant requiring the Company to maintain Consolidated EBITDA for the trailing four fiscal quarters of at least $40.0 million. The Indenture also includes customary affirmative and negative covenants and events of default. If an event of default occurs, the holders of Existing Third Lien Notes are entitled to take certain actions, including the acceleration of all amounts due under the Existing Third Lien Notes, and all actions permitted to be taken by a secured creditor (subject to the terms of the Existing Intercreditor Agreement as described below).

Existing Intercreditor Agreement

On August 18, 2014, the Company and the subsidiaries entered into an intercreditor agreement (the “Existing Intercreditor Agreement”) with Wilmington Trust, National Association, Wells Fargo Bank, National

Association, as administrative agent under the Existing Revolving Credit Facility, Goldman Sachs Lending Partners LLC, as administrative agent for the Existing First Lien Term Loan, Wilmington Trust, National Association, as administrative agent for the Existing Second Lien Term Loan and Wilmington Trust, National Association, as trustee under the Indenture.

The Existing Intercreditor Agreement governs the relative priorities of the respective security interests in the Company’s and the subsidiaries’ assets securing the Existing Revolving Credit Facility, the Existing First Lien Term Loan, the Existing Second Lien Term Loan and the Existing Third Lien Notes and certain other matters relating to the administration of security interests. The Existing Intercreditor Agreement also contains prohibitions on contesting priority of liens established by the Existing Intercreditor Agreement by lenders, restrictions on granting new liens to any of the Existing Revolving Credit Facility, the Existing First Lien Term Loan, the Existing Second Lien Term Loan and the Existing Third Lien Notes without granting the liens of the requisite priority to the other facilities and agreements among the lenders with respect to actions each may take both before and after an insolvency event including certain rights of the lenders to purchase the loans made by other parties to the Existing Intercreditor Agreement that rank senior to the purchaser’s loan.

DESCRIPTION OF CAPITAL STOCK

Following the consummation of this offering, our authorized capital stock will consist of              shares of common stock, par value $0.0001 per share, and              shares preferred stock, par value $0.01 per share, all of which preferred stock will be undesignated. As of May 31, 2015, we had 13,094,103 shares (or                  shares after giving effect to the Reverse Stock Split) of common stock outstanding, all of which were held by the ESOP Trust, along with 10,773,816 shares (or                  shares after giving effect to the Reverse Stock Split) of our common stock held in reserve to be issued upon the exercise of the Existing Warrants.

Common Stock

The rights, preferences and privileges of holders of our common stock remain subject to the rights, preferences and privileges of any series of preferred stock or a superior series of common stock which we may issue in the future.

Series. We may issue shares of common stock from time to time in one or more series, each series to have voting power or no voting power as determined by our Board of Directors. Except as otherwise described in this “Description of Capital Stock”, each share of voting common stock and non-voting common stock will have the same powers, rights and privileges, and will rank equally, share ratably and be identical in all respects as to all matters.

Voting Rights. Each share of voting common stock entitles the holder to one vote per share of voting common stock on all matters submitted to a vote of our stockholders. The holders of non-voting common stock will not be entitled to any voting rights except as set forth in the certificate of incorporation or as required by law.

Dividends/Distributions. Subject to the rights of holders of preferred stock, the holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors in its discretion out of funds legally available for the payment of dividends. If a dividend is paid in the form of shares of common stock or rights to acquire common stock, or securities convertible into, or exercisable or exchangeable for, common stock, the holders of non-voting common stock will receive non-voting common stock or rights to acquire non-voting common stock or securities convertible into, or exercisable or exchangeable for, non-voting common stock, as applicable. If a dividend or other distribution with respect to the common stock is paid in the form of shares of any class or series of securities of any other corporation or other entity, the holders of non-voting common stock may receive securities that differ solely with respect to their relative voting rights and related differences in conversion provisions so as to preserve the relative voting rights and related difference in conversion provisions of each series of common stock in effect immediately prior to the dividend or other distribution as determined by our Board of Directors. We are currently subject to covenants restricting our ability to pay dividends to holders of our common stock under the terms of the Existing Debt Instruments, and may be subject to similar restrictions in the New Credit Agreements and other future debt agreements. We do not anticipate paying cash dividends on our common stock for the foreseeable period. See “Risk Factors” and “Dividend Policy”.

Put Right Held by the ESOP. Under certain circumstances, ESOP beneficiaries can require the ESOP Trust to distribute the value of their beneficial interests. The ESOP Trustee can distribute cash or shares of our common stock. Unless our shares are readily tradable on an established securities market, the Code and ERISA require us to offer ESOP participants who receive our common stock a liquidity put right which requires us to purchase distributed shares at fair market value. We expect that following this offering, we will no longer redeem ESOP shares because there will be an established securities market for the public sale of our stock.

Other Rights. In the event of our liquidation or dissolution, after payment of all amounts owed to lenders and other creditors, and subject to the rights of holders of preferred stock, the holders of our common stock will be entitled to a pro rata distribution per share of our remaining assets, if any. The holders of our common stock do not have any preemptive or other subscription rights, and the shares of our outstanding common stock are not subject to further calls or assessment by us. There are no conversion rights or sinking fund provisions applicable to the shares of our common stock.

Adjustments. If an adjustment in the then outstanding shares of voting common stock will be made through a subdivision or combination of the outstanding shares of voting common stock into a greater or lesser number of shares of voting common stock, then an identical adjustment will at the same time be made to the then outstanding shares of non-voting common stock. We will not make an adjustment in the then outstanding shares of non-voting common stock, through a subdivision or combination of the outstanding shares of non-voting common stock into a greater or lesser number of shares of non-voting common stock, unless we make an identical adjustment at the same time to the then outstanding shares of voting common stock.

Preferred Stock

Our Board of Directors, without further stockholder approval, may issue shares of preferred stock in one or more series and fix the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including dividend rights, dividend rates, conversion rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, voting rights, and the number of shares constituting any series or designations of the series. The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may have the effect of discouraging, delaying or preventing a change of control of us, may discourage bids for the common stock at a premium over market price of the common stock, and may adversely affect the market price of the common stock.

As of the date of this prospectus, we have 70 shares of Series A Preferred Stock outstanding, which are the only shares of preferred stock outstanding, which were issued to ASOF and Phoenix as part of the 2014 Refinancing. 55 shares of Series A Preferred Stock are held by ASOF and 15 shares are held by Phoenix.

The Series A Preferred Stock is not redeemable by the Company. The holders of the Series A Preferred Stock have the right to elect up to a majority of the members of our Board of Directors. We refer to each Director elected by the holders of the Series A Preferred Stock as “Series A Directors”. As of the date of this prospectus, there are two Series A Directors serving on our Board of Directors. Each Series A Director has 5 votes on all matters that come before the Board of Directors or any committee or subcommittee thereof, as opposed to one vote for each Director that is not a Series A Director. Each Series A Director serves on every committee of the Board of Directors. If the Series A Directors constitute a majority of the Board of Directors, then a majority of each committee must be Series A Directors. If the Series A Directors do not constitute a majority of the Board of Directors, all Series A Directors must be present at a meeting of the Board of Directors in order to constitute a quorum. If the Series A Directors constitute a majority of the Board of Directors, then a quorum requires that a majority of those present be Series A Directors. The vote of a majority of the Series A Directors present at any meeting is required to approve any action of the Board of Directors.

The holders of the Series A Preferred Stock have consent rights over certain actions to be taken by us and our subsidiaries. With respect to any and all matters on which there is a shareholder vote, the affirmative vote of the majority of the shares of Series A Preferred Stock outstanding is both necessary and sufficient to approve all such matters for all or any classes or series of shareholders, including, without limitation, for matters relating to:

•	a sale of all or substantially all of the Company’s assets or business,

•	a liquidation or dissolution of the Company,

•	a merger, consolidation, recapitalization, restructuring or reclassification of the Company,

•	a change to the size or composition of our Board of Directors as then set forth in our certificate of incorporation or by-laws,

•	amendments to our certificate of incorporation, by-laws and other organizational documents, and those of our subsidiaries,

•	amendments to the certificate of designations for the Series A Preferred Stock, or

•	any matter or action that affects in any way the Series A Preferred Stock.

The vote of the majority of the Series A Preferred Stock shall be deemed to be the vote of a majority of all voting stock of the Company. The Series A Preferred Stock is voted as a block, in the manner directed by the holders of a majority of the Series A Preferred Stock outstanding. Written consent of the majority of the Series A Preferred Stock is permitted in lieu of a vote.

Assuming the consummation of the Transactions, we expect the Series A Preferred Stock will be eliminated in its entirety and the two Series A Directors will continue to serve on the Board of Directors through the remainder of their current terms, which expire on the date of Alion’s 2017 annual shareholder meeting.

Following consummation of the Transactions, our board of directors may issue shares of preferred stock in one or more series as set forth above.

2014 Warrants

The Company issued an aggregate of 306,889 warrants, pursuant to a Warrant Agreement, dated August 18, 2014, with Wilmington Trust, National Association, as warrant agent, or 2014 Warrant Agreement, as part of the 2014 Refinancing. Each 2014 Warrant entitles the holder thereof to purchase 17.6773672 shares of the Company’s common stock at an exercise price of $0.0001 per share. The number of shares of our common stock underlying the 2014 Warrants equals 9,419,371 shares. There were an additional 307,668 shares reserved for issuance pursuant to anti-dilution protections upon exercise of the 2014 Warrants as of March 31, 2015. The 2014 Warrants are immediately exercisable and were originally set to expire on August 17, 2024. 2014 Warrant holders have no voting rights.

The 2014 Warrants are subject to certain transfer restrictions. In addition, prior to selling any shares of common stock issuable upon exercise of the 2014 Warrants to a third party, a stockholder must first offer the shares to persons holding 5% or more of common stock, including holders of 2014 Warrants as if all then outstanding 2014 Warrants had been exercised. If these holders decline to purchase all or a portion of the shares, the shares not purchased must be offered to the Company. If the Company declines to purchase all or a portion of the shares, then the selling stockholder may offer the remaining shares for sale to third parties at a price not less than what was offered in connection with this right of first offer.

Subject to certain exceptions, the number of shares of common stock issuable upon exercise of the 2014 Warrants, and the exercise price of the 2014 Warrants, are subject to adjustment, and, subject to certain exceptions, the holders of the 2014 Warrants may receive certain distributions as if they had exercised their 2014 Warrants prior to a transaction record date.

If the Company pays a cash dividend or distribution in respect of shares of its common stock, it is required to pay such dividend or distribution to the holders of any outstanding 2014 Warrants on the same basis as cash dividends or distributions are made to holders of common stock based on the numbers of shares of common stock for which the 2014 Warrants are exercisable as if the 2014 Warrants had been exercised immediately prior to the record date for the dividend or other distribution.

In the event that the Company issues to all holders of its common stock securities as a dividend or distribution, the number of shares which the holder of the 2014 Warrant may subscribe will increase based on the then Current Market Value (as defined in the 2014 Warrant) of the common stock. If the Company reclassifies its common stock or splits its common stock, the holders of any outstanding 2014 Warrants will receive, upon exercise of the 2014 Warrants, shares of common stock based on the number of shares they would have received had they owned shares of common stock prior to the reclassification or split.

If the Company issues shares of common stock, or if the Company issues rights, options or warrants to acquire common stock or securities convertible, exchangeable or exercisable into common stock, the number of shares of common stock that the holder of the 2014 Warrant is entitled to purchase shall increase based on the holder’s pro rata ownership of the Company’s common stock on a fully diluted basis except that if the Company issues any common stock, or rights, options or warrants, in accordance with a Qualified Incentive Plan (as defined in the 2014 Warrant) or upon the exercise of other securities issued in accordance with a Qualified Incentive Plan, then no adjustment will be made.

If before March 15, 2017, a Liquidity Event (as defined in the 2014 Warrant) occurs, which includes any public offering of common stock having gross proceeds of not less than $30 million, the number of shares of common stock a holder of a 2014 Warrant may purchase shall increase based on the holder’s pro rata ownership of the Company’s common stock on a fully diluted basis assuming that all additional shares of the Company’s common stock that would have been issuable upon the exercise of the Company’s 2010 Warrants pursuant to anti-dilution adjustment mechanisms in the 2010 Warrants had been issued.

If the Company issues shares of common stock to the ESOP for Company contributions to the ESOP for matching and profit sharing contributions for any fiscal six-month period, or portion of a fiscal six month period, ended before August 18, 2014, or if the ESOP purchases shares of common stock using rollovers, transfers or deferrals for such periods, then the number of shares of common stock that a holder of a 2014 Warrant may purchase shall increase by 40% of the amount of common stock issued in such an event.

The 2014 Warrant Agreement provides that all holders of the 2014 Warrants will be deemed to be bound by the terms of a stockholders’ agreement upon exercise of the 2014 Warrants.

The 2014 Warrant Agreement provides holders of the 2014 Warrants with certain registration rights. In connection with this offering, we expect to amend the registration rights provisions of the 2014 Warrant Agreement to provide that the Company will, approximately six months after the consummation of this offering, file a shelf registration statement covering the resale of the shares issued to the 2014 Warrant holders upon conversion of the 2014 Warrants, and to use its commercially reasonable best efforts to cause the shelf registration statement to be declared effective, subject to certain exceptions, on or before 60 days after the filing thereof, and to remain effective, subject to certain exceptions, until all such shares are freely tradeable without any volume limitations under Rule 144. There can be no assurance that the Company will be able to file, cause to be declared effective, a registration statement or keep a registration statement continuously effective for the required period. Pursuant to the 2014 Warrant Agreement, holders of 2014 Warrants agree to deliver certain information to be used in connection with the shelf registration statement within the time periods set forth in the 2014 Warrant Agreement in order to have their shares that were issued upon conversion of the 2014 Warrants included in the shelf registration statement.

Prior to the closing of this offering, and assuming the consummation of the Transactions, we expect the holders of at least a majority of the common stock to be received upon exercise of all outstanding 2014 Warrants to consent to an amendment to the 2014 Warrant Agreement to provide that any and all outstanding 2014 Warrants will be deemed automatically exercised prior to the closing of this offering. Upon the automatic exercise of the 2014 Warrants, the holders of the 2014 Warrants will receive an aggregate of             shares of our common stock, in accordance with the terms of the 2014 Warrant Agreement.

2010 Warrants

The Company issued the 2010 Warrants to purchase 602,741 shares of our common stock in connection with the issuance of our Secured Notes, which were repaid in August 2014. The 2010 Warrants have an exercise price of $0.01 per share, are currently exercisable, and expire March 15, 2017. The 2010 Warrants are not redeemable. There were an additional 444,035 shares reserved for issuance upon exercise of the 2014 Warrants as of March 31, 2015. Following consummation of the Transactions, including this offering, and assuming full exercise of the 2014 Warrants, the 2010 Warrants (included those issued in the units described below under “—Units”) would be exercisable for an aggregate of             shares of our common stock.

The number of shares of common stock issuable upon exercise of the 2010 Warrants and the exercise price will be subject to adjustment in certain events including:

•	the payment by us of certain dividends (or other distributions) on our common stock including dividends or distributions payable in shares of such common stock or other shares of our capital stock;

•	subdivisions, combinations and certain reclassifications of the common stock;

•	the issuance to all holders of common stock of rights, options or warrants to subscribe for shares of common stock, or of securities convertible into or exchangeable or exercisable for shares of common stock, for a consideration per share which is less than the current market value per share of the common stock;

•	the issuance of shares of common stock for a consideration per share which is less than the current market value per share of the common stock other than upon the conversion, exchange or exercise of convertible, exchangeable or exercisable securities of ours outstanding on the date we issued the 2010 Warrants (to the extent in accordance with the terms of such securities as in effect on such date); and

•	the distribution to all holders of the common stock of any of our assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in the second preceding bullet point).

No adjustment to the number of shares of common stock issuable upon the exercise of the 2010 Warrants or the exercise price will be required in certain events including:

•	the issuance of shares of common stock in bona fide public offerings that are underwritten or in which a placement agent is retained by us;

•	the issuance of options or shares of common stock, interests in our common stock and securities convertible into our common stock or whose value is derived or calculated with respect to our common stock to our officers, directors or employees; and

•	the issuance of shares of common stock in connection with acquisitions of products and businesses other than to our affiliates.

No adjustment in the exercise price will be required unless such adjustment would require an increase or decrease of at least one percent in the exercise price. However, any adjustment which is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

Units

In connection with the 2014 Refinancing, the Company issued 10 units at a price of $600 per unit, for aggregate proceeds of $6 thousand. The units in the aggregate consisted of $10,000 principal amount of Existing Third Lien Notes and ten 2014 Warrants. In addition, ASOF purchased from the Company in a private placement at a unit price of $600 per unit $2,841,000 principal amount of Existing Third Lien Notes and 2,841 2014 Warrants.

Each Unit consists of the following:

•	$1,000 principal amount of Existing Third Lien Notes; and

•	one immediately exercisable 2014 Warrant to purchase no less than 15.8709660 shares of our common stock at an exercise price of $0.0001 per share.

No Unit certificates were issued. The components of the Units were immediately separable upon issuance, without any action by us or the holder. Participating holders who subscribed for Units received Third Lien Notes and 2014 Warrants, each in book-entry form and represented by one or more global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC. See “Description of Certain Indebtedness—Third Lien Notes” for further information concerning the Third Lien Notes. In addition, see “—Common Stock” for additional information relating to the common stock issuable upon exercise of the 2014 Warrants.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for the issuance of authorized shares. In addition, matching and profit sharing contributions, may be made by issuing additional shares of our common stock to the Plan.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions

Simultaneously with, and contingent upon, the closing of this offering, we intend to amend our certificate of incorporation and bylaws.

Number of Directors; Vacancies; Removal. Our bylaws provide that our board of directors must consist of at least three and not more than 12 members. The authorized number of directors was set in our bylaws and may be changed from time to time by our board of directors. Our board of directors is classified, with respect to the time for which they hold office, into three classes, each with approximately the same number of directors. Each class of directors serves for a term of three years, staggered to ensure that each annual stockholder meeting elects only one of the three classes in any given year. Each class of directors holds office until its respective successors are duly elected and qualified. At each annual meeting of our stockholder(s), the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of our stockholder(s) held in the third year following the year of their election. The board of directors is authorized to fill new directorships or vacancies resulting from the resignation or removal of a director by the vote of a majority of directors then in office, even if less than a quorum. Directors may be removed only for cause, by the vote, either in person or represented by proxy, of a majority of the shares of stock issued and outstanding and entitled to vote at a special meeting held for that purpose. A description of the composition of our board of directors and the committees of the board is described in “Management.”

Actions Taken by the Board. In order for our Board of Directors to approve an action at a board meeting the presence and affirmative vote of a majority of all of the directors then in office are required. Our Board of Directors can take an action without holding a meeting if it does so by unanimous written consent.

Stockholder Action by Written Consent; Special Meetings. Our bylaws provide that our stockholders may not act by written consent. Only our chairman of the board, chief executive officer, or a majority of the members of our Board of Directors may call a special meeting of the stockholders. Stockholders will not be permitted to call a special meeting or to require the Board of Directors to call a special meeting.

Advance Notice Requirements for Stockholder Proposals. Our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting.

Amendments to the Certificate of Incorporation. The Delaware General Corporation Law allows us to amend our certificate of incorporation at any time to add or change a provision that is required or permitted to be included in the certificate of incorporation or to delete a provision that is not required to be included in the certificate of incorporation. The Board of Directors may amend our certificate of incorporation only with the approval of our stockholders.

Amendments to the Bylaws. Our bylaws provide that our Board of Directors has the power to adopt, amend, alter or repeal the bylaws by the vote of at least a majority of the entire Board of Directors then in office, so long as at least ten days advance written notice is given to the Board of Directors, describing the proposed amendment or alteration of the bylaws, or notice is waived.

Indemnification of Directors, Officers and Plan Fiduciaries. Our bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law, we will indemnify our directors and officers and any employee who acts as a fiduciary of the Plan, who was or is a party to any action, suit or proceeding by reason of the fact that the person is or was a director or officer or employee acting as a fiduciary of the Plan, against any (i) expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any action, suit or proceeding (other than an action by or in the right of Alion) if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests or the interests of the Plan participants, as applicable, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; and (ii) expenses actually and reasonably incurred by the person in connection with the defense or settlement of any action, suit or proceeding by or in our right if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our bests interests or in the interests of the Plan participants, as applicable.

In addition, the bylaws permit us to indemnify other employees and agents of our corporation who are made party to an action, suit or proceeding, by reason of the fact that the person is or was one of our employees or agents. Our bylaws also provide that we may purchase insurance on behalf of any director, officer, employee or agent against any expenses, liabilities and losses, whether or not we would have the authority to indemnify these persons against these expenses, liabilities or losses under the Delaware General Corporation Law. We have purchased this insurance and have binders in place. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors, officers and employees and members of the ESOP committee.

Anti-Takeover Provisions of Delaware Law and the Certificate of Incorporation. Section 203 of the Delaware General Corporation Law provides state regulation over the acquisition of a controlling interest in certain Delaware corporations unless our certificate of incorporation or bylaws provide that the provisions of these sections do not apply. Our certificate of incorporation and bylaws do not state that these provisions do not apply. The Delaware General Corporation Law creates a number of restrictions on the ability of a publicly held Delaware corporation to engage in a “business combination” with an “interested stockholder” for a period of three years after a person becomes an interested stockholder unless an exception to this prohibition is available. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder”.

Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock based on the percentage of the votes of the voting stock. The provisions of Section 203 could limit the ability of others to accomplish mergers, change of control transactions and other transactions, which could discourage others from attempting a takeover of us even if our stockholders might consider the takeover to be in their best interest, including discouraging offers at a premium to the market price for our shares.

Our current certificate of incorporation authorizes the issuance of “blank check” preferred stock that could be issued by our Board of Directors to defend against a takeover attempt. See “—Preferred Stock” above.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been a public market for the common stock, and we cannot predict what effect, if any, market sales of our common stock or the availability of our common stock for sale will have on the market price of the Shares prevailing from time to time. Upon the completion of this offering, we will have outstanding shares of common stock (excluding shares of non-vested restricted stock). The shares sold in this offering plus any additional shares sold upon exercise of the underwriters’ option will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. In general, affiliates include executive officers, directors and our largest stockholders. Shares of common stock that affiliates purchase will be subject to the resale limitations of Rule 144.

The remaining shares outstanding following this offering are restricted securities within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration such as under Rule 144 promulgated under the Securities Act, which is summarized below.

Our executive officers and directors and ASOF and Phoenix will enter into lock-up agreements in connection with this offering, generally providing that they will not offer, sell, contract to sell, or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock that they own for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse Securities (USA) LLC and Jefferies LLC. When determining whether or not to grant their consent, Credit Suisse Securities (USA) LLC and Jefferies LLC may consider, among other factors, the reasons given by us or the relevant shareholder, as applicable, for requesting the consent, the number of shares for which the consent is being requested and market conditions at such time.

Despite possible earlier eligibility for sale under the provisions of Rule 144 under the Securities Act, any shares subject to the lock-up agreements will not be saleable until the lock-up agreements expire or Credit Suisse Securities (USA) LLC and Jefferies LLC waive the agreements. Taking into account the lock-up agreements, and assuming that the parties not released from their lock-up agreements, the shares held by our affiliates will be eligible for future sale in accordance with the requirements of Rule 144 upon the expiration of the lock-up agreements.

Rule 144 generally allows a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through                      during the four calendar weeks preceding the filing of the notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

We expect that following this offering, we will maintain an omnibus equity incentive plan under which we may grant options or other equity awards to our employees or directors in the future, an employee stock purchase plan under which employees may purchase shares of our common stock at a discount, and may provide matching contributions under our KSOP in shares of our common stock. To the extent that we do so, the shares of our common stock that we issue through these plans and to holders of these options or other equity awards upon exercise or vesting, will cause further dilution to new investors. In addition, following this offering, investments by Plan participants in the Company Stock Fund may have a dilutive effect on your ownership interest.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that is being issued pursuant to this offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

This summary is based on provisions of the Code, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the Internal Revenue Service, or the IRS, will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an entity or arrangement treated as a partnership for U.S. federal income tax purposes;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

•	financial institutions, insurance companies, tax-exempt organizations, pension plans, brokers, dealers or traders in stocks, securities or currencies, U.S. expatriates, controlled foreign corporations, passive foreign investment companies or shareholders of any such entities;

•	a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder.

Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our common stock.

Distributions on Our Common Stock

If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “Gain on Disposition of Our Common Stock” and the corresponding discussions below regarding backup withholding and FATCA (as defined below).

Distributions on our common stock to a Non-U.S. Holder that are treated as dividends, and that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, generally will be subject to withholding of U.S. federal income tax at a rate of 30%. A Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. In order to claim the benefit of an applicable income tax treaty, a Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock.

Distributions on our common stock to a Non-U.S. Holder that are treated as dividends, and that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and generally in the manner applicable to United States persons (unless the Non-U.S. Holder is eligible for and properly claims the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, in which case the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence). Dividends to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, will not be subject to the withholding of U.S. federal income tax discussed above if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to an additional “branch profits” tax at a 30% rate (or a lower rate if the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, subject to certain adjustments.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

Gain on Sale or Other Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding thereof) on any gain recognized on a sale or other disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and generally in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

•	the Non-U.S. Holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Holder is not considered a resident of the United States under the Code; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on (i) the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation depends on the relative fair market values of our assets, there can be no assurance in this regard. Even if we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Backup withholding will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption. However, the applicable withholding agent generally will be required to report to the IRS and to such Non-U.S. Holder payments of dividends on our common stock and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of a treaty or agreement.

The gross proceeds from the sale or other disposition of our common stock may be subject, in certain circumstances discussed below, to U.S. information reporting and backup withholding (currently at a rate of 28%). If a Non-U.S. Holder sells our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the Non-U.S. Holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) after December 31, 2016, the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including the sale or other disposition of our common stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons, or, in each case, such foreign entity otherwise qualifies for an exemption. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. An intergovernmental agreement between the United States and a foreign country where a holder or intermediary is located may further modify such requirements. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                     2015, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Jefferies LLC and Wells Fargo Securities, LLC are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Jefferies LLC
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Cowen and Company, LLC
Stifel, Nicolaus & Company, Incorporated

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to             additional shares at the initial public offering price less the underwriting discounts and commissions.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Commissions and Discounts

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $         per share. After the initial public offering the representatives may change the public offering price and concession.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

We estimate that our out of pocket expenses for this offering (not including any underwriting discounts and commissions) will be approximately $        . We have also agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering in an amount not to exceed $20,000. The underwriters have agreed to reimburse certain of our expenses in connection with this offering.

No Sales of Similar Securities

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Jefferies LLC for a period of 180 days after the date of this prospectus, except securities issued upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof referred to in this prospectus, securities issued or options to purchase securities granted to existing employee benefit plans or any other plans referred to in this prospectus or securities issued or options to purchase securities granted pursuant to any non-employee director stock plan or dividend reinvestment plan.

Our directors and executive officers and ASOF and Phoenix have agreed, with certain limited exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Jefferies LLC for a period of 180 days after the date of this prospectus.

When determining whether or not to grant their consent, Credit Suisse Securities (USA) LLC and Jefferies LLC may consider, among other factors, the reasons given by us or the relevant shareholder, as applicable, for requesting the consent, the number of shares for which the consent is being requested and market conditions at such time.

Stock Exchange Listing

We have applied to list the shares of common stock on the NYSE.

Prior to this offering, there has been no public market for our common units. The initial public offering price will be determined by negotiation between us and the representatives. Among the factors to be considered in determining the initial public offering price of the common units, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to the current market valuation of companies in related businesses or which are comparable to us. We cannot assure you, however, that the price at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase pursuant to their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares the underwriters may purchase pursuant to their option to purchase additional shares. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares pursuant to their option to purchase additional shares. If the underwriters sell more shares than could be covered by their option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on                      and, if commenced, may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships

Subject to the consummation of this offering and certain other conditions, Jefferies Finance LLC, an affiliate of Jefferies LLC, Credit Suisse AG, an affiliate of Credit Suisse Securities (USA) LLC and UBS AG, Stamford Branch, an affiliate of UBS Securities LLC, have collectively committed to provide 100% of the aggregate principal amount of the New Credit Facilities, pursuant to a commitment letter dated as of July 1, 2015.

Solebury Capital LLC, or Solebury, a FINRA member, is acting as our financial advisor in connection with this offering. Solebury is not acting as an underwriter and will not sell or offer to sell any securities and will not identify, solicit or engage directly with potential investors. In addition, Solebury will not underwrite or purchase any of the offered securities or otherwise participate in any such undertaking.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each such Member State referred to herein as a Relevant Member State, each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity, within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the shares in circumstances in which Section 21 of the FSMA does not apply to us; and

(b) it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Latham  & Watkins LLP, New York, New York is acting as counsel to the underwriters.

EXPERTS

The financial statements as of September 30, 2014 and 2013, and for each of the three years in the period ended September 30, 2014, and the related financial statement schedule included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or other documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or the matter involved.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Our filings with the SEC will be available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public free of charge on our corporate website under the heading “Investor Relations” at www.alionscience.com. The information contained on our corporate website or any other website that we may maintain, as well as future filings with the SEC, are not and will not be part of this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) AS OF MARCH 31, 2015

AND SEPTEMBER 30, 2014

	March 31, 2015	September 30, 2014
	(Dollars in thousands, except share and per share information)
Current assets:
Cash and cash equivalents	$16,391	$10,732
Accounts receivable, net	158,385	171,495
Prepaid expenses and other current assets	6,492	5,341

Total current assets	181,268	187,568
Property, plant and equipment, net	6,291	7,066
Intangible assets, net	593	961
Goodwill	398,921	398,921
Other assets	9,228	9,753

Total assets	$596,301	$604,269

Current liabilities:
First lien term loans, current portion:
Tranche A	$21,119	$16,059
Tranche B	1,619	1,585
Unsecured notes, current portion	—	23,977
Interest payable	1,618	2,976
Trade accounts payable	70,289	55,533
Accrued liabilities	43,673	45,021
Accrued payroll and related liabilities	40,876	38,190
Billings in excess of revenue earned	2,591	2,815

Total current liabilities	181,785	186,156
Revolving credit facility	42,606	39,549
First lien term loans, non-current:
Tranche A	71,571	82,627
Tranche B	159,024	158,413
Second lien term loan	62,567	56,373
Third lien notes	202,485	190,445
Accrued compensation and benefits, excluding current portion	5,861	5,878
Non-current portion of lease obligations	11,053	11,456
Deferred income taxes	68,591	65,104
Commitments and contingencies
Common stock warrants, second lien term loan and third lien notes	11,793	6,518
Redeemable common stock, $0.0001 par value, 24,000,000 shares authorized; 13,095,515 shares issued and outstanding at March 31, 2015; 24,000,000 shares authorized, 13,110,042 issued and outstanding at September 30, 2014 (recorded at redemption value, see Note 5)	32,084	32,120
Series A preferred stock	2,339	2,339
Common stock warrants, secured notes	20,785	20,785
Accumulated other comprehensive loss	(19)	(19)
Accumulated deficit	(276,224)	(253,475)

Total liabilities, redeemable common stock and stockholders’ deficit	$596,301	$604,269

See accompanying notes to unaudited condensed consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

	Six Months Ended March 31,
	2015	2014
	(In thousands, except share and per share information)
Contract revenue	$469,648	$378,346
Direct contract expense	376,419	294,294

Gross profit	93,229	84,052

Operating expenses	38,462	39,585
General and administrative	25,117	37,546

Operating income	29,650	6,921

Other income (expense):
Interest income	30	28
Interest expense	(43,637)	(38,658)
Other	(25)	(47)
Change in warrant value	(5,275)	—

Total other expense	(48,907)	(38,677)
Loss before income taxes	(19,257)	(31,756)
Income tax expense	(3,492)	(3,494)

Net loss	$(22,749)	$(35,250)

Basic and diluted loss per share	$(1.74)	$(4.61)

Basic and weighted average common shares outstanding	13,102,752	7,641,983

Net loss	$(22,749)	$(35,250)
Other comprehensive income:
Post-retirement actuarial gains	—	—

Comprehensive loss	$(22,749)	$(35,250)

See accompanying notes to unaudited condensed consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK,

AND STOCKHOLDERS’ DEFICIT (UNAUDITED)

FOR THE SIX MONTH PERIOD ENDED MARCH 31, 2015

	Redeemable Common Stock See Note 2		Series A Preferred Stock		Common Stock Warrants	Comprehensive Loss	Accumulated Deficit
	Shares	Amount	Shares	Amount
	(In thousands, except share and per share information)
Balance at September 30, 2014	13,110,042	$32,120	70	$2,339	$20,785		$(253,475)

Redeemable common stock retired	(14,527)	(36)	—	—	—		—

Net loss for period ended March 31, 2015	—	—	—	—	—	$(22,749)	(22,749)

Comprehensive loss for period ended March 31, 2015	—	—	—	—	—	$(22,749)	—

Balance at March 31, 2015	13,095,515	$32,084	70	$2,339	$20,785		$(276,224)

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended March 31,
	2015	2014
	(In thousands)
Cash flows from operating activities:
Net loss	$(22,749)	$(35,250)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,081	2,516
Paid-in-kind interest	15,596	3,326
Bad debt expense	—	250
Amortization of debt issuance costs	6,181	5,349
Incentive and stock-based compensation	773	1,696
Change in warrant fair value	5,275	—
Deferred income taxes	3,487	3,487
Other losses	8	90
Changes in assets and liabilities:
Accounts receivable	13,110	7,366
Other assets	(836)	(1,742)
Trade accounts payable	14,757	5,031
Accrued liabilities	571	5,939
Interest payable	(1,358)	487
Other liabilities	(575)	(1,659)

Net cash provided by (used in) operating activities	36,321	(3,114)
Cash flows from investing activities:
Capital expenditures	(578)	(488)

Net cash used in investing activities	(578)	(488)
Cash flows from financing activities:
Payment of debt issue costs	—	(1,500)
Repayment of first lien notes	(8,375)	—
Retirement of unsecured notes	(24,014)	—
Revolver borrowings	7,575	25,000
Revolver repayments	(5,000)	(25,000)
Loan to ESOP Trust	(234)	(855)
ESOP loan repayment	—	855
Redeemable common stock purchased from ESOP Trust	(36)	(1,798)
Redeemable common stock sold to ESOP Trust	—	934

Net cash used in financing activities	(30,084)	(2,364)
Net increase (decrease) in cash and cash equivalents	5,659	(5,966)
Cash and cash equivalents at beginning of period	10,732	25,613

Cash and cash equivalents at end of period	$16,391	$19,647

Supplemental disclosure of cash flow information:
Cash paid for interest	$21,753	$29,102
Cash paid for taxes	5	—
Non-cash investing and financing activities:
Paid in kind notes issued	$16,250	$3,298
Landlord-funded tenant improvements	$75	$—

See accompanying notes to unaudited condensed consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)	Description and Formation of the Business

Alion Science and Technology Corporation and its subsidiaries (collectively, the Company, Alion or we) provide advanced engineering, information technology, naval architecture and operational solutions to strengthen national security and drive business results. For customers in defense, civilian government, foreign governments and commercial industries worldwide, Alion’s engineered solutions support smarter decision-making and enhanced readiness in rapidly-changing environments.

Alion was formed as a for-profit S Corporation in October 2001, to purchase substantially all of the assets and certain liabilities of IIT Research Institute (IITRI), a not-for-profit corporation controlled by the Illinois Institute of Technology. In December 2002, Alion acquired substantially all of IITRI’s assets and liabilities except its Life Sciences Operation, for $127.3 million. Prior to that, the Company’s activities were organizational in nature. In 2010, the Company became a C Corporation when it ceased to qualify as an S corporation.

(2)	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Alion Science and Technology Corporation (a Delaware corporation), and its subsidiaries, each of which is 100% owned by Alion Science and Technology Corporation. The statements are prepared on the accrual basis of accounting and include the accounts of Alion Science and Technology Corporation and its subsidiaries from their date of acquisition or formation. All inter-company accounts have been eliminated in consolidation. There have been no changes to Alion’s subsidiaries in the current fiscal year. The Company operates in a single segment with two reporting units.

In management’s opinion, the accompanying unaudited condensed consolidated financial statements reflect all adjustments consisting of normal recurring adjustments and reclassifications that are necessary for fair presentation of the periods presented. The results for the six months ended March 31, 2015 are not necessarily indicative of the results to be expected for the full fiscal year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in our financial statements for the fiscal year ended September 30, 2014 included elsewhere in this prospectus. The Company’s preparation of these financial statements reflect material subsequent events through June 4, 2015, the date that these financial statements were issued.

Alion depends heavily on Federal Government prime contracts and subcontracts which account for nearly all the Company’s revenue. Interruptions in the government funding process, whether from federal budget delays, debt ceiling limitations, government shutdowns, sequestration or Department of Defense spending cuts could materially adversely affect the Company’s revenue and cash flows for the balance of the current fiscal year and beyond and the Company’s ability to meet its debt obligations.

Fiscal, Quarter and Interim Periods

Alion’s fiscal year ends on September 30. The Company operates based on a three-month quarter, four-quarter fiscal year with quarters ending December 31, March 31, June 30, and September 30.

Use of Estimates

Preparing financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported for assets and liabilities, disclosures of contingent assets and liabilities as of financial statement dates, and amounts reported for operating results for each period presented. Actual results are likely to differ from those estimates. Management does not believe such differences will materially affect Alion’s financial position, results of operations, or cash flows.

Liquidity

Despite having refinanced substantially all of its debt in August 2014, the Company remains highly leveraged. As of March 31, 2015, the Company had approximately $616.4 million outstanding under its Existing Debt Instruments. From April through September 2015, the Company must pay $20.9 million in cash interest and $10.9 million in principal under its various debt agreements. These amounts do not include repayment of borrowings under the Existing Revolving Credit Facility. This is in addition to paying off $24.0 million in Unsecured Note principal and interest which the Company did on January 30, 2015. Available borrowing capacity under the Existing Revolving Credit Facility was $15.3 million at March 31, 2015. After taking into account borrowing base limitations, the Company’s borrowing base was $75.1 million at March 31, 2015.

The Company’s high level of debt requires a substantial portion of its cash flows to service that debt. Alion’s high debt level could adversely affect its business and financial condition and could, among other things:

•	make it more difficult for the Company to qualify as financially capable to receive awards of future Federal Government contracts;

•	make it more difficult for the Company to meet ESOP diversification and repurchase demands;

•	limit the Company’s ability to obtain additional financing to meet working capital or other general corporate requirements;

•	increase the Company’s vulnerability to general adverse economic and industry conditions;

•	limit the Company’s ability to execute its business plan and constrain its ability to plan for and react to changes in the government contracting industry;

•	place the Company at a disadvantage compared to other, less leveraged competitors;

•	increase the Company’s cost of borrowing; and

•	limit the Company’s ability to acquire new business.

The Company’s ability to continue as a going concern and make its scheduled payments depends on and is subject to its financial and operating performance, which in turn is affected by general economic, financial, competitive, business and other factors beyond the Company’s control, including the availability of financing in the international banking and capital markets.

Management has several initiatives to increase revenue and profitability, reduce costs, reduce unbilled receivables, increase cash collections and move the Company into more profitable business sectors. However, there can be no assurance that management’s efforts will be successful. The Company’s ability to continue as a going concern and make scheduled payments depends on its financial and operating performance, which are also affected by general economic, financial, competitive, business and other factors beyond the Company’s control.

Management expects that the current cash balances, liquidity from Alion’s Existing Revolving Credit Facility, deferring or reducing expenditures and collecting approved award fees from prior periods will generate sufficient cash flow from operations to meet working capital, debt service and investment requirements through March 31, 2016. If the Company is unable to generate sufficient funds from operations or raise additional capital, it could materially adversely affect liquidity and limit the Company’s ability to service its debt and meet its financial obligations.

Revenue Recognition

Alion derives its revenue from delivering technology services under three types of contracts. Some contracts provide for reimbursement of costs plus fees; others are fixed-price or time-and-material type contracts. The Company recognizes revenue when a contract has been executed, the contract price is fixed or determinable, delivery of services or products has occurred, and its ability to collect the contract price is considered reasonably assured. Alion applies the percentage-of-completion method in Accounting Standards Codification (ASC) 605 – Revenue Recognition to recognize revenue.

Alion recognizes revenue on cost-reimbursement contracts as it incurs costs and includes estimated fees earned. The Company recognizes time-and-material contract revenue at negotiated, fixed, contractually billable rates as it delivers labor hours and incurs other direct expenses. The Company uses various performance measures under the percentage-of-completion method to recognize revenue for fixed-price contracts. Estimating contract costs at completion and recognizing revenue appropriately involve significant management estimates. Actual costs may differ from estimated costs and affect estimated profitability and revenue recognition timing. From time to time, facts develop that require us to revise estimated total costs or expected revenue. Alion records the cumulative effect of revised estimates in the period when the facts requiring revised estimates become known. The Company recognizes the full amount of anticipated losses on any contract in the period a loss becomes known. For each of the periods presented, the cumulative effects of revised estimates were immaterial to the Company’s financial performance.

U.S. Federal Government contracts are subject to periodic funding by Alion’s contracting agency customers. A customer may fund a contract at inception or incrementally throughout the period of performance as services are provided. If Alion determines contract funding is not probable, it defers revenue recognition until realization is probable. The Federal Government can audit Alion’s contract costs and adjust amounts through negotiation. The Federal Government considers Alion a major contractor and maintains an office on site. The Defense Contract Audit Agency (DCAA) is currently auditing the Company’s 2009 claimed indirect costs. The Company has settled its rates through 2008. The Company timely submitted its indirect cost proposals for all open fiscal years. Alion has recorded revenue on Federal Government contracts in amounts it expects to realize.

Alion recognizes revenue on unpriced change orders as it incurs expenses and only to the extent it is probable it will recover such costs. The Company recognizes revenue in excess of costs on unpriced change orders only when management can also estimate beyond a reasonable doubt the amount of excess and experience provides a sufficient basis for recognition. Alion recognizes revenue on claims as expenses are incurred and only to the extent it is probable it will recover such costs and can reliably estimate the amount it will recover.

Income Taxes

Alion accounts for income taxes by applying the provisions in currently enacted tax laws. The Company determines deferred income taxes based on the estimated future tax effects of differences between the financial statement and tax bases of its assets and liabilities. Deferred income tax provisions and benefits change as assets or liabilities change from period to period. In providing for deferred taxes, Alion considers the tax regulations of the jurisdictions where the Company operates; estimated future taxable income; and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies change, the carrying value of deferred tax assets and liabilities may require adjustment.

Alion has a history of operating losses for both tax and financial statement purposes. The Company has recorded valuation allowances equal to deferred tax assets based on the likelihood that Alion may not be able to realize the value of these assets. Alion recognizes the benefit of a tax position only after determining that the relevant tax authority would “more likely than not” sustain the Company’s position following an audit. For tax positions meeting the “more likely than not” threshold, Alion recognizes the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Cash and Cash Equivalents

The Company considers cash in banks, and deposits with financial institutions with maturities of three months or less at time of purchase which Alion can liquidate without prior notice or penalty, to be cash and cash equivalents.

Accounts Receivable and Billings in Excess of Revenue Earned

Accounts receivable include billed accounts receivable and unbilled receivables. Unbilled receivables consist of costs and fees which are billable upon occurrence of a specific event, amounts billable after the balance sheet date and revenue in excess of billings on uncompleted contracts (accumulated project expenses and fees which were not billed or were not currently billable as of the date of the balance sheet). Unbilled accounts receivable include revenue recognized for customer-requested work Alion performed on new and existing contracts for which the Company had not received contracts or contract modifications. Accounts receivable are stated at estimated realized value. The allowance for doubtful accounts is Alion’s best estimate of the amount of probable losses in the Company’s existing billed and unbilled accounts receivable. The Company determines the allowance using specific identification and historical write-off experience based on receivable age. Billings in excess of revenue and advance collections from customers represent amounts received from or billed to customers in excess of project revenue recognized to date.

Property, Plant and Equipment

Leasehold improvements, software and equipment are recorded at cost. Maintenance and repairs that do not add significant value or significantly lengthen an asset’s useful life are charged to current operations. Software and equipment are depreciated on the straight-line method over their estimated useful lives (typically 3 years for software and 5 years for equipment). Leasehold improvements are amortized on the straight-line method over the shorter of the asset’s estimated useful life or the life of the lease. Upon sale or retirement of an asset, costs and related accumulated depreciation are deducted from the accounts, and any gain or loss is recognized in the unaudited condensed consolidated statements of operations.

Goodwill

Alion assigns the purchase price paid to acquire the stock or assets of a business to the net assets acquired based on the estimated fair value of assets acquired and liabilities assumed. Goodwill is the purchase price in excess of the estimated fair value of the tangible net assets and separately identified intangible assets acquired. There have been no changes to goodwill carrying value in the six months ended March 31, 2015.

The Company accounts for goodwill and other intangible assets in accordance with the provisions of ASC 350 – Intangibles-Goodwill and Other. Alion operates in one segment and tests goodwill at the reporting unit level. There are two reporting units. Alion does not allocate corporate debt to its reporting units. The Company treats its corporate debt as part of its capital structure.

The Company reviews goodwill for impairment in the fourth fiscal quarter each year, and whenever events or circumstances indicate goodwill might be impaired. In the third quarter of fiscal 2014, the Company determined that its declining revenue and the difficulties it had experienced in accessing capital and concluding a refinancing transaction were indicators that goodwill might be impaired. The Company conducted a full Step One impairment test as of June 30, 2014 and determined goodwill was not impaired. In the fourth quarter of fiscal 2014, Alion elected to perform a qualitative Step Zero analysis based on favorable changes in its circumstances including the Company’s post-refinancing capital structure and its improved financial performance.

The Company is required to recognize an impairment loss to the extent our goodwill carrying value at the reporting unit level exceeds fair value. Evaluating goodwill involves significant management estimates. None of the Company’s reviews has resulted in a goodwill impairment adjustment. See Note 9 for a detailed discussion of the Company’s goodwill impairment testing process.

Intangible Assets

Alion amortizes intangible assets as it consumes economic benefits over estimated useful lives. As of March 31, 2015, the Company had approximately $593 thousand in net intangible assets for contracts it acquired when it purchased its JMA subsidiary in 2005. This intangible asset has a remaining useful life of approximately 1.1 years.

Redeemable Common Stock

There is no public market for Alion’s redeemable common stock and therefore no observable price for its equity, individually or in the aggregate. As of March 31, 2015, the Employee Stock Ownership Plan (ESOP) Trust (ESOP Trust) held all the Company’s outstanding common stock. Under certain circumstances, ESOP beneficiaries can require the ESOP Trust to distribute the value of their beneficial interests. The Internal Revenue Code (IRC) and the Employee Retirement Income Security Act (ERISA) require the Company to offer ESOP participants who receive Alion common stock a liquidity put right. The put right requires the Company to purchase distributed shares at a price per share determined by the ESOP Trustee (ESOP Trustee) on the most recent valuation date at any time during two put option periods. Common stock distributed by the ESOP Trust is subject to a right of first refusal. Prior to any subsequent transfer, shares must first be offered to the Company and then to the ESOP Trust. Eventual redemption of shares of Alion common stock as a result of distributions is outside the Company’s control. Therefore, Alion has determined the outstanding shares of common stock held by the ESOP Trust are redeemable and classifies them as other than permanent equity. Should the Company’s common stock become publicly traded, the liquidity put right associated with the common stock held by the ESOP would terminate.

At each financial statement reporting date, Alion is required to increase or decrease the reported value of its outstanding common stock to reflect its estimated redemption value. Management estimates the value of Alion’s obligation to repurchase its outstanding shares of redeemable common stock by considering, in part, the most recent price at which the Company was able to sell shares to the ESOP Trust. The reported value of outstanding redeemable common stock equals the current share price multiplied by shares issued and outstanding.

In its fiduciary capacity, the ESOP Trustee is independent of the Company and its management. Consistent with its fiduciary responsibilities, the ESOP Trustee retains an independent third party valuation firm to assist it in determining the value (share price) at which the ESOP Trustee may acquire or dispose of investments in Alion common stock. The Audit and Finance Committee of Alion’s Board of Directors reviews the reasonableness of the amount management has determined Alion should recognize for the Company’s obligation to repurchase shares of its outstanding redeemable common stock. The Audit and Finance Committee considers various factors in its review, including, in part, the most recent valuation report prepared for, and the share price selected by the ESOP Trustee.

Alion records changes in the reported value of its outstanding redeemable common stock through an offsetting charge or credit to accumulated deficit. The Company recognized a change in the value of its redeemable common stock obligation in connection with the September 30, 2014 ESOP valuation and Company contribution.

At March 31, 2015, Alion’s accumulated deficit includes a $110.1 million cumulative benefit for declines in its share price through September 2014 which reduced the Company’s aggregate ESOP share redemption obligation. Outstanding redeemable common stock had an aggregate redemption value of approximately $32.1 million as of March 31, 2015.

Concentration of Credit Risk

Alion is subject to credit risk for its cash equivalents and accounts receivable. The Company believes the high credit quality of its cash equivalent investments limits its credit risk with respect to such investments. Alion believes its concentration of credit risk with respect to accounts receivable is limited as the receivables are principally due from the Federal Government. Approximately 18% of the Company’s receivables are due from commercial customers including other prime contractors.

Fair Value of Financial Instruments

Alion is required to disclose the fair value of its financial instruments but is not required to record its senior debt at fair value. See Note 11 for a discussion of Alion’s current debt and Note 12 for the related fair value disclosures. The fair value of cash, cash equivalents, accounts payable and accounts receivable does not differ materially from carrying value because of the short maturity of those instruments.

Off-Balance Sheet Financing Arrangements

Alion accounts for operating leases entered into in the routine course of business in accordance with ASC 840 – Leases. The Company has no off-balance sheet financing arrangements other than operating leases and letters of credit under Alion’s Existing Revolving Credit Facility. Alion has no relationship with any unconsolidated or special purpose entity and has not issued any associated guarantees.

Recently Issued Accounting Pronouncements

In May 2014, FASB issued ASU 2014-9, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605 Revenue Recognition and some cost guidance in Subtopic 605-35, Revenue Recognition – Construction-Type and Production-Type Contracts. ASU 2014-9 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. It specifies a five-step process to analyze contracts with customers to determine when and in what amounts an entity should recognize revenue.

ASU 2014-9 requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-9 is effective for the Company beginning in the first quarter of fiscal 2018, using one of two retrospective methods of adoption. Early adoption is not permitted. The Company has not selected a method for adoption nor has it determined the potential effects on Alion’s financial position, cash flows or results of operations.

(3)	Employee Stock Ownership Plan and ESOP Trust

In December 2001, the Company adopted the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the Plan, the KSOP) and established the ESOP Trust. The Plan, a tax-qualified retirement plan, includes an ESOP and a 401(k) component. In September 2013, the Internal Revenue Service (IRS) issued a determination letter that the ESOP Trust and the Plan, as amended and restated effective as of October 1, 2011, qualify under IRC Sections 401(a) and 501(a).

In fiscal years 2013 and 2014 the Company adopted three Plan amendments related to timing of contributions and valuations. In March 2014, Alion adopted Amendment No. 3 to close the Plan to employees covered by the Service Contract Act hired or re-hired after September 30, 2014. Existing Service Contract Act employees covered by the Plan remain in the Plan as grandfathered participants.

In September 2014, Alion adopted Amendment No. 5 to the Plan effective as of October 1, 2014. Amendment No. 5 established September 30th of each year as the Plan’s sole valuation and contribution date. Also in September 2014, the Plan Administrator eliminated the option for employees to invest salary deferrals, rollovers or transfers in the ESOP component of the Plan. The Company believes the Plan and the ESOP Trust have been designed and are being operated in compliance with all applicable IRC requirements.

(4)	Loss Per Share

On August 18, 2014 in connection with its Existing Second Lien Term Loan and Existing Third Lien Notes, the Company issued one new class of in-the-money warrants deemed to be participating securities. As a result, the Company is required to use the two-class method to compute earnings per share. The penny warrants Alion issued in March 2010 are not participating securities. Because Alion has had losses for each of the periods presented, both the new class of warrants issued in fiscal year 2014 and the penny warrants issued in March 2010 are anti-dilutive for all periods presented. The warrants are anti-dilutive even after including required adjustments to the earnings per share numerator.

Alion computes basic and diluted loss per share by dividing net loss by the weighted average number of common shares outstanding. If Alion were to become profitable and warrant holders were to exercise their rights to acquire shares of Alion common stock, any such shares issued to warrant holders would dilute future earnings per share. At March 31, 2015, if all warrant holders were to exercise their rights, Alion would have to issue 10,773,816 additional shares.

On August 18, 2014, Alion issued the Second Lien Term Loan lenders a warrant (Second Lien Warrants) with the right to purchase in the aggregate shares equal to 12.5% of Alion’s total common stock at a penny-per-share strike price (revised to $0.0001 per share to be consistent with the new par value per share of Alion common stock). At the same time, Alion also issued similar warrants to Third Lien Note holders (Third Lien Warrants) with the right to purchase in the aggregate 27.5% of the Company’s total common stock. Both sets of warrants have the same rights and privileges, constitute a single class of warrant, are currently exercisable and expire August 17, 2024. The Second and Third Lien Warrants (collectively, the 2014 Warrants) have anti-dilution protections. At March 31, 2015, the Company had reserved 9,727,040 shares to satisfy potential warrant exercise demands of the Existing Second Lien Term Loan lenders and Existing Third Lien Note holders.

In March 2010, Alion issued its now-extinguished Secured Notes and accompanying penny warrants (2010 Warrants) to purchase 602,614 shares of Alion common stock. Anti-dilution protections in the 2010 Warrants could entitle holders to purchase up to 1,046,776 shares of Alion common stock if Second and Third Lien Warrants holders were to exercise their purchase rights. The 2010 Warrants are currently exercisable and expire March 15, 2017.

None of the Company’s warrants is redeemable or puttable. The 2010 Warrants are classified as permanent equity. The Second and Third Lien Warrants are classified as a liability, as they can be settled for a variable number of shares and are not considered indexed to the Company’s stock. The Second and Third Lien Warrants were initially measured at fair value. Subsequent changes in fair value have been recorded in earnings.

(5)	Redeemable Common Stock

The ESOP Trust owns all of Alion’s issued and outstanding common stock for the benefit of current and former employee participants in the Alion KSOP. The issued and outstanding common stock held by the ESOP represents less than 60% of Alion’s total authorized shares. The Company has reserved over 40% of its authorized shares to satisfy the three classes of outstanding common stock warrants the Company has issued.

ESOP participants and beneficiaries are entitled to a distribution of the value as determined by the ESOP Trustee of their vested account balance upon death, disability, retirement or termination of employment. The Plan permits distributions to be paid over a five-year period commencing the year after a participant’s retirement at age 65, death or disability. Alion can delay distributions to other terminating participants for six years before commencing payment over a subsequent five-year period. The Company intends to continue its practice of paying distribution requests in annual installments and deferring initial payments as permitted.

Terminating ESOP participants can hold or immediately sell their distributed shares to the Company. If a participant elects to hold distributed shares, the IRC and ERISA require Alion to offer a put option to allow the recipient to sell stock to Alion at the price per share determined by the ESOP Trustee on the most recent valuation date. The price at which the Company was able to contribute shares to the ESOP Trust was $2.45 on August 20, 2014 and $2.45 on September 30, 2014. The put right requires Alion to purchase distributed shares during two put option periods at the most recent price determined by the ESOP Trustee.

In its fiduciary capacity, the ESOP Trustee is independent of the Company and its management. Consistent with its fiduciary responsibilities, the ESOP Trustee retains an independent third party valuation firm to assist it in determining the fair market value (share price) at which the ESOP Trustee may acquire or dispose of investments in Alion common stock. The Audit and Finance Committee of Alion’s Board of Directors reviews the reasonableness of the amount management has determined Alion should recognize for the Company’s obligation to repurchase shares of its outstanding redeemable common stock. The Audit and Finance Committee considers various factors in its review, including, in part, the most recent valuation report prepared for, and the share price selected by the ESOP Trustee.

The Company and the ESOP retain the right to delay distributions consistent with the terms of the Plan, and to control the circumstances of future distributions. However, eventual redemption of outstanding shares of Alion common stock held by the ESOP Trust is deemed to be outside the Company’s control. Accordingly, the Company treats shares of its common stock held by the ESOP Trust as redeemable common stock.

(6)	Preferred Stock

On August 18, 2014, Alion issued 70 shares of Series A Preferred Stock to the Existing Second Lien Term Loan lenders. The Company issued 55 of the 70 shares to ASOF II Investments, LLC (ASOF) and the balance to Phoenix Investment Adviser, LLC (Phoenix), the other Existing Second Lien Term Loan lender. The 70 shares of Series A Preferred Stock are the only preferred stock of the Company. The 70 shares of Series A Preferred Stock have the following terms: a penny per share par value; a $10.00 liquidation preference; no dividend rights; no conversion rights; rank superior to the common stock of the Company; and are not redeemable by the Company.

Upon the issuance of the Series A Preferred Stock, Alion executed a Series A Preferred Stock Certificate of Designation that set out the rights of holders of Alion’s Series A Preferred Stock. The holders of a majority of the Series A Preferred Stock have the right, but are not required, to elect a majority of Alion’s directors. The majority of each committee of the Board of Directors must be comprised of directors elected by the holders of the Series A Preferred Stock. Directors elected by the holders of Series A Preferred Stock have super voting rights as compared to directors elected by Alion’s stockholders generally. The vote of the majority of the directors elected by the Series A Preferred Stock at a meeting of the Board of Directors or any committee thereof is required for any action to be approved by the Board of Directors or any committee thereof.

A majority vote by holders of the Series A Preferred Stock is deemed to be a majority vote of all of Alion’s voting stock and is necessary and sufficient to approve any and all matters that require a shareholder vote. The Series A Preferred Stock is voted as a block as determined by the holders of a majority of the Series A Preferred Stock, currently ASOF. The consent of the holders of a majority of the Series A Preferred Stock is required for Alion or any of its subsidiaries to do, among other things, the following:

•	change the nature of its business;

•	amend its charter, by-laws or other organizational documents;

•	approve its annual budget;

•	incur liens;

•	change auditors, fiscal year or accounting methods unless by law or GAAP;

•	transfer or sell assets outside the ordinary course of business;

•	make any acquisitions and investments other than in the ordinary course of its business;

•	enter into or amend any transaction with affiliates;

•	merge or consolidate with another company;

•	sell, issue or redeem equity securities or securities convertible into equity;

•	make or pay any dividends or other distributions on account of its common stock (other than ESOP distributions and those permitted under its new Stockholders’ Agreement);

•	authorize certain capital expenditures;

•	make optional prepayments on certain of its debt;

•	incur additional debt other than certain permitted debt;

•	effect a recapitalization, or enter into a liquidation, dissolution, merger or reorganization; and

•	amend its ESOP.

(7)	Accounts Receivable

Accounts receivable at March 31, 2015 and September 30, 2014 consisted of the following:

	March 31, 2015	September 30, 2014
	(In thousands)
Billed receivables	$98,791	$105,229
Unbilled receivables:
Amounts billable after the balance sheet date	37,963	36,691
Revenues recorded in excess of milestone billings on fixed price contracts	2,591	2,813
Revenues recorded in excess of estimated contract value or funding	9,547	14,652
Retainages and other amounts billable upon contract completion	13,323	16,034
Allowance for doubtful accounts	(3,830)	(3,924)

Total Accounts Receivable	$158,385	$171,495

Billed accounts receivable include invoices issued to customers for services performed as of the balance sheet date. Unbilled accounts receivable represent revenue recognized as of the balance sheet date for which Alion has yet to issue invoices to customers. Amounts that are currently billable are expected to be invoiced to customers within the next twelve months. Fixed-price contract revenue in excess of milestone billings is not yet contractually billable. Revenue in excess of contract value or funding is billable when Alion receives contract amendments or modifications. Approximately $132.3 million (82%) and $138.4 million (79%) of contract receivables at March 31, 2015 and September 30, 2014, were from Federal Government prime contracts.

At March 31, 2015, Alion had recognized $63.4 million in revenue in excess of billings on uncompleted contracts including approximately $9.5 million for customer-requested work for which the Company had not received contracts or contract modifications. At September 30, 2014, Alion had recognized $70.2 million in revenue in excess of billings on uncompleted contracts, including approximately $14.7 million for customer-requested work for which the Company had not received contracts or contract modifications.

Retainages and other unbilled amounts are billable upon contract completion or completion of DCAA audits. In keeping with industry practice, Alion classifies all contract-related accounts receivable as current assets based on contractual operating cycles which frequently exceed one year. Except for $13.3 million at March 31, 2015, the Company expects to invoice and collect unbilled receivables within the next twelve months.

(8)	Property, Plant and Equipment

	March 31, 2015	September 30, 2014
	(In thousands)
Leasehold improvements	$12,572	$12,628
Equipment and software	34,355	34,343

Total cost	46,927	46,971
Less: accumulated depreciation and amortization	(40,636)	(39,905)

Net Property, Plant and Equipment	$6,291	$7,066

Depreciation for fixed assets and leasehold amortization expense was approximately $1.3 million and $1.5 million for the six months ended March 31, 2015 and 2014, which is recorded within operating expenses in the consolidated statement of operations and comprehensive loss.

(9)	Goodwill

The Company accounts for goodwill and other intangible assets according to ASC 350 Intangibles—Goodwill and Other (ASC 350) which requires that Alion review goodwill at least annually for impairment or more frequently if events or circumstances indicate goodwill might be impaired. The Company performs this review at the end of each fiscal year. Management applies the guidance in ASC Topic 280 Segment Reporting to analyze Alion’s reporting units to determine the appropriate level at which to test goodwill for potential impairment.

Alion operates in one segment and tests goodwill at the reporting unit level. Each of Alion’s two reporting units delivers a similar set of professional engineering, scientific and technical services to a wide array of federal government customers, principally within the Department of Defense. Each Alion reporting unit offers the same type of engineering and program management services to the same customers. The reporting units differ principally on the basis of managerial reporting responsibilities, focus on subsets of customers and their operating performance.

Alion’s management has organized reporting units based on administrative structure, contract portfolios, and the availability of financial information. Management evaluates reporting unit financial performance based on contract revenue and non-GAAP operating income. Alion does not maintain reporting unit balance sheets and does not track cash flows by reporting unit.

As part of the purchase accounting process for each acquisition, management determines which reporting unit was to integrate “acquired” staff into its operations to perform “acquired” contracts. With one exception, each acquisition resulted in contracts and related goodwill being assigned to a single, separately identifiable reporting unit. In only one instance did management determine that an acquired contract portfolio was to be assigned to more than one reporting unit.

In accounting for the sole acquisition in which more than one reporting unit was to participate, management assigned one large, stand-alone contract representing approximately 25% of the total acquired contract portfolio value to a particular reporting unit and assigned all other acquired contracts to a second reporting unit. In its purchase accounting, management assigned the goodwill from that acquisition on a pro-rata basis. Management assigned approximately 25% of goodwill from that acquisition to the reporting unit that acquired the large, stand-alone contract and the balance of goodwill to the reporting unit that acquired the balance of the contract portfolio.

Management has not made changes to its reporting units that would necessitate a redetermination of the goodwill originally allocated to each reporting unit. There were no changes to the goodwill carrying amount in the six months ended March 31, 2015 or in fiscal 2014.

As of March 31, 2015 and September 30, 2014, Alion had approximately $398.9 million in goodwill. Alion’s reporting units are the Engineering and Integration Solutions Sector (EISS) and the Technology, Engineering and Operational Solutions Sector (TEOSS). Management assigned $197.0 million in goodwill to EISS and $201.9 million in goodwill to TEOSS.

Alion has assigned specific contracts and task orders to each reporting unit which, with goodwill, represent each reporting unit’s principal assets. Although the Company does not maintain complete financial information for its reporting units and therefore is unable to prepare reporting unit balance sheets or statements of cash flows, the Company is able to prepare a discounted cash flow analysis in order to test reporting unit goodwill for potential impairment.

Alion bases its discounted cash flow analysis on each reporting unit’s contract portfolio, anticipated contract revenue stream and historical contract operating margins. Historically, Alion has had minimal interest expense related to operations and low working capital levels which make net contract margins a reliable means of estimating and forecasting reporting unit cash flows.

Management determined that, on an enterprise value basis, Alion’s reporting units have positive carrying value because they do not include any allocation of the corporate debt that is an integral component of the Company’s capital structure. If Alion were to allocate its corporate debt to its reporting units, carrying values would be negative rather than positive.

In fiscal 2014, the Company experienced difficulties in accessing the capital markets, delays in its refinancing efforts and declining revenue, all of which indicated to management that as of June 30, 2014 goodwill might be impaired. As a result, management tested goodwill for potential impairment as of June 30, 2014. Management’s June 2014 Step One test indicated that Alion’s goodwill was not impaired as of June 30, 2014.

In its June 2014 interim goodwill impairment test, management based its valuation on discounted cash flows. Management adjusted Alion’s results through June 30, 2014 excluding certain fiscal 2014 refinancing costs, and annualized the adjusted results for its cash flow baseline. Management discounted median market multiples by approximately 20% to reflect Alion’s fiscal 2014 revenue declines, the Company’s financial performance compared to its peers and the significant uncertainties in the professional services government contracting marketplace likely to adversely affect future financial performance. Management used a weighted average cost of capital rate of 13.0% derived from market-based inputs, the tax-effected interest cost of Alion’s outstanding debt and a hypothetical market participant capital structure. Management estimated future years’ EBITDA based on Alion’s reporting units’ historical adjusted EBITDA as a percentage of revenue. To the extent that management’s analysis included forecasts of future growth, management based its estimates on existing contract backlog, recent contract wins, year to date fiscal 2014 performance and new business opportunities. Management analyzed goodwill for impairment using a range of near-term and long-term growth values of -2.3% to 2.5%.

Management’s cash flow analysis depends on several significant assumptions. Management uses observable inputs, rates and assumptions generally consistent with those used by the independent third party to prepare the valuation report for the ESOP Trustee.

However, management’s sensitivity analyses also incorporate a more conservative range of growth assumptions in addition to assumptions generally consistent with those used by the independent third party to prepare the valuation report for the ESOP Trustee. These sensitivity analyses are designed to stress management’s best estimate of the Company’s financial forecast for purposes of understanding whether a reasonable decline in growth would cause the associated expected discounted cash flows to fall below the reporting units’ carrying value.

Management’s cash flow analysis includes the following significant inputs and assumptions: estimated future revenue and revenue growth; estimated future operating margins and EBITDA; observable market multiples for comparable companies; and a discount rate management believes is consistent with a market-based weighted average cost of capital. Management includes EBITDA in its analysis in order to use publicly available valuation data.

Changes in one or more inputs could materially alter the calculation of Alion’s enterprise fair value and thus the Company’s determination of whether its goodwill is potentially impaired. A hypothetical 10% increase or decrease in the weighted average cost of capital rate at June 30, 2014, would have produced a corresponding 8.6% decrease and 10.5% increase in estimated enterprise value.

The table below shows goodwill, carrying value, estimated fair value, and excess of estimated fair value over carrying value for Alion’s reporting units as of June 30, 2014.

	Goodwill	Carrying Value	Estimated Fair Value	Excess of Estimated Fair Value over Carrying Value
	at June 30, 2014

	(In millions, except percentages)
Sector
TEOSS	$201.9	$173.6	$227.0	$53.4	31%
EISS	197.0	173.3	190.1	16.8	10%

Total	$398.9	$346.9	$417.1	$70.2	19%

In September 2014, management elected to perform a qualitative Step Zero analysis of Alion’s goodwill to evaluate goodwill for potential impairment. After its June 2014 goodwill impairment evaluation, Alion experienced several favorable financial changes. In August 2014 Alion refinanced over 96% of its debt, increased its borrowing capacity and experienced favorable changes in its credit ratings. Fiscal 2014 revenue increased 3.1% over annualized third quarter year-to-date revenue. Revenue increased for the Company and each reporting unit. Fiscal 2014 EBITDA increased 15.6% from June 2014 annualized levels for the Company. Each reporting unit also saw increased EBITDA. At September 2014, executed funded contract backlog reached an all-time high of more than $630 million, a 56% increase over the $404 million in funded backlog as of June 2014. Based on stock market performance of publicly-traded government contractors, valuation market multiples from June to September 2014 appeared stable, while some increased.

In its September 2014 Step Zero analysis, TEOSS and EISS had revenue of $456 million and $350 million for fiscal 2014, with approximately $1.1 million in inter-company eliminations, discounts and GSA industrial funding fees the Company did not track by reporting unit.

No events or circumstances have occurred through March 31, 2015, that would indicate goodwill might be impaired. Absent events or circumstances prior to June 30, 2015 that indicate goodwill might be impaired as of June 30, 2015, the Company’s next goodwill impairment testing date will be September 30, 2015.

(10)	Intangible Assets

Intangible assets consist of contracts acquired in 2005. The table below shows intangible assets as of March 31, 2015 and September 30, 2014.

	March 31, 2015			September 30, 2014
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
	(In thousands)
Purchased contracts	$111,635	$(111,042)	$593	$111,635	$(110,674)	$961

Total	$111,635	$(111,042)	$593	$111,635	$(110,674)	$961

The weighted-average remaining amortization period of intangible assets was approximately 13 months at March 31, 2015 and 16 months at September 30, 2014. Amortization expense was approximately $369 thousand and $611 thousand for the six months ended March 31, 2015 and 2014, which is recorded within operating expenses in the consolidated statement of operations and comprehensive loss. Estimated aggregate amortization expense for the next four years and thereafter is as follows.

Fiscal year ending September 30,	(In thousands)
2015 – remainder of fiscal year	$368
2016	141
2017	51
2018	33
Thereafter	$—

$593

(11)	Long-term Debt

On August 18, 2014, Alion completed a series of transactions in the 2014 Refinancing which included:

•	a $65 million amended and restated Credit Agreement with Wells Fargo Bank, National Association (Existing Revolving Credit Facility);

•	a $285 million First Lien Term Loan (Existing First Lien Term Loan); Tranche A for $110 million; and Tranche B for $175 million;

•	a $70 million Second Lien Term Loan (Existing Second Lien Term Loan) with 70 shares of preferred stock issued to the lenders thereunder;

•	$208.1 million in Third Lien Notes exchanged for approximately 90% of Alion’s Unsecured Notes maturing February 2015 (Unsecured Notes) plus $2.9 million in Third Lien Notes issued for cash at a discount (Existing Third Lien Notes);

•	warrants entitling Existing Second Lien Term Loan Lenders and Existing Third Lien Note holders to purchase in the aggregate up to 40.0% of Alion’s total common stock;

•	extinguishment of $336.4 million in Secured Notes (including PIK Notes issued as interest thereon) maturing in November 2014; and

•	eliminating all substantial covenants contained in the indenture governing $24.0 million in remaining Unsecured Notes due February 2015.

On January 30, 2015, the Company paid all of the outstanding principal ($24.0 million) and interest ($1.2 million) on the Unsecured Notes.

The indentures governing the Third Lien Notes and the Unsecured Notes and the agreements governing the Existing First Lien Term Loan, the Existing Second Lien Term Loan and the Existing Revolving Credit Agreement are referred to collectively as the “Existing Debt Instruments”. The tables below present face value and elements of carrying value for Alion’s Existing Debt Instruments as of March 31, 2015 and September 30, 2014.

	At March 31, 2015
	Principal		Unamortized Debt Issue Costs
Description of Debt Instrument	Face value	PIK Notes Issued and Accrued	Original Issue Discount	Preferred Stock and Warrants	Third Party Costs	Net Carrying Value
	(In thousands)
Revolving Credit Facility	$45,575	$—	$—	$—	$(2,968)	$42,607
First Lien Term Loan
Tranche A – current	22,500	—	(383)	—	(998)	21,119
Tranche A – noncurrent	76,250	—	(1,296)	—	(3,383)	71,571

Sub-total Tranche A	$98,750	$—	$(1,679)	$—	$(4,381)	$92,690
Tranche B – current	1,750	—	(51)	—	(80)	1,619
Tranche B – noncurrent	171,938	—	(5,018)	—	(7,896)	159,024

Sub-total Tranche B	$173,688	$—	$(5,069)	$—	$(7,976)	$160,643
Sub-total First Lien Term Loan	272,438	—	(6,748)	—	(12,357)	253,333
Second Lien Term Loan – noncurrent	70,000	6,413	(3,551)	(6,888)	(3,407)	62,567
Third Lien Notes – noncurrent	210,986	12,832	(1,040)	(10,286)	(10,007)	202,485

Totals at March 31, 2015	$598,999	$19,245	$(11,339)	$(17,174)	$(28,739)	$560,992

	At September 30, 2014
	Principal		Unamortized Debt Issue Costs
Description of Debt Instrument	Face value	PIK Notes Issued and Accrued	Original Issue Discount	Preferred Stock and Warrants	Third Party Costs	Net Carrying Value
	(In thousands)
Revolving Credit Facility	$43,000	$—	$—	$—	$(3,451)	$39,549
Unsecured Notes – current	24,014	—	—	—	(37)	23,977
First Lien Term Loan
Tranche A – current	17,500	—	(345)	—	(1,096)	16,059
Tranche A – noncurrent	88,750	—	(1,751)	—	(4,372)	82,627

Sub-total Tranche A	$106,250	$—	$(2,096)	$—	$(5,468)	$98,686
Tranche B – current	1,750	—	(57)	—	(108)	1,585
Tranche B – noncurrent	172,813	—	(5,603)	—	(8,796)	158,414

Sub-total Tranche B	$174,563	$—	$(5,660)	$—	$(8,904)	$159,999
Sub-total First Lien Term Loan	280,813	—	(7,756)	—	(14,372)	258,685
Second Lien Term Loan – noncurrent	70,000	1,191	(3,794)	(7,383)	(3,640)	56,374
Third Lien Notes – noncurrent	210,986	2,457	(1,122)	(11,073)	(10,803)	190,445

Totals at September 30, 2014	$628,813	$3,648	$(12,672)	$(18,456)	$(32,303)	$569,030

Debt Instruments

All of Alion’s 100%-owned, domestic subsidiaries jointly, severally, fully and unconditionally guaranteed each Alion debt instrument including: the Existing Revolving Credit Agreement; the Existing First Lien Term Loan; the Existing Second Lien Term Loan; the Existing Third Lien Notes; and the Unsecured Notes retired January 30, 2015. Each Debt Instrument, except for the recently retired Unsecured Notes, is secured by all assets of Alion and its guarantor subsidiaries.

Except for the recently retired Unsecured Notes, each debt instrument includes customary representations and warranties, affirmative covenants and events of default (including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain bankruptcy and insolvency events, material judgments, certain ERISA and ESOP events, change of control, impairment of security interests in collateral, invalidity of guarantees and intercreditor provisions and certain events with respect to material contracts). If an event of default occurs, lenders are entitled to take certain actions, including, in certain instances, accelerating amounts due.

Intercreditor Agreement

The Company, its subsidiary guarantors and lenders under each of the Existing Debt Instruments also entered into an Intercreditor Agreement to grant Existing Revolving Credit Facility lenders first priority payment rights and to permit lenders under the Existing First Lien Term Loan to acquire revolving loans from Existing Revolving Credit Facility lenders. The Intercreditor Agreement governs priority of interests among lenders and limits the Company’s ability to further encumber its assets and incur debt.

Existing Revolving Credit Facility

In connection with its 2014 Refinancing, Alion paid $4.3 million in third-party costs to enter into the Existing Credit Agreements. The Existing Revolving Credit Facility expires April 30, 2018. Wells Fargo Bank is the administrative agent and sole Existing Credit Agreement lender.

The Existing Credit Agreements permit Alion to borrow, repay and re-borrow up to a maximum of $65 million subject to certain covenants and borrowing base limitations. Under limited circumstances, Wells Fargo Bank may issue up $6.5 million in extraordinary loans in excess of the $65 million Existing Revolving Credit Facility ceiling. The Existing Credit Agreements contain a $10 million sub-limit for letters of credit.

Alion’s borrowing base must exceed the revolving loan balance by $15 million to borrow funds under the Existing Credit Agreements and at all other times. Wells Fargo, as Administrative Agent, could exercise control over Alion’s principal bank account during a Default or Event of Default, as such terms are defined in the Existing Credit Agreements, or when Alion’s availability under the Existing Revolving Credit Facility, less certain aged payables, fails to exceed $13 million and for two months after it again exceeds $13 million. Taking control would permit the Agent to treat deposits as payments on the revolving loans. Dropping below this minimum availability would not, in and of itself, restrict Alion’s ability to borrow revolving loans.

The Existing Credit Agreements limit Alion’s total borrowing capacity to the lesser of $65 million or a borrowing base. The borrowing base consists of 85% of eligible, outstanding customer receivables plus the lesser of $30 million, or 70%, of eligible, unbilled receivables, net of certain other adjustments. Wells Fargo, as Administrative Agent, at its discretion can establish reserves against the borrowing base that could reduce the Company’s borrowing base capacity. The Existing Credit Agreements’ loans and outstanding letters of credit reduce Alion’s available borrowing capacity.

At March 31, 2015, under the Existing Revolving Credit Facility, Alion had borrowed $45.6 million including accrued interest, had $3.9 million in letters of credit outstanding and had approximately $15.3 million in remaining borrowing capacity subject to borrowing base limitations. After taking into account borrowing base limitations, the Company’s March 31, 2015 borrowing base was $75.1million.

Interest Rates and Fees

The Existing Credit Agreements’ interest is payable in cash. The interest rate for Existing Credit Agreements borrowings is daily one-month LIBOR (London Inter-bank Offered Rate) plus 475 basis points (4.93% at March 31, 2015). The Company must also pay a 25 basis point unused line fee and a 175 basis point letter of credit fee for any letter of credit that is not cash collateralized. The Existing Credit Agreements impose a $75 thousand monthly minimum interest charge to the extent that actual interest expense and unused line fees do not exceed that amount. The interest rate on outstanding balances increases by 200 basis points in the event of default.

Events of Default

In addition to the customary events of default described above, the Existing Credit Agreements include covenants regarding monetary judgments greater than $500 thousand; failure to pay other obligations exceeding $1 million; breaches of loan documents including the Intercreditor Agreement; suspension or debarment, or receipt of notice of suspension or debarment; and termination for default under a material government contract.

Financial Covenants

The Existing Revolving Credit Facility defines several keys terms including Consolidated Net Income, Consolidated earnings before interest, income taxes, depreciation and amortization (Consolidated EBITDA), Net Cash Flow, Fixed Charges and Fixed Charge Coverage Ratio. The Existing Revolving Credit Facility requires the Company to achieve at least $50 million in trailing four-quarter Consolidated EBITDA measured at the end of each quarter. The Existing Revolving Credit Facility also requires the Company to maintain a minimum one-to-one Fixed Charge Coverage Ratio which is also measured on a trailing four-quarter basis at the end of each quarter.

The Existing Revolving Credit Facility defines Consolidated Net Income as net income excluding gains or losses from debt extinguishments and asset sales. Consolidated EBITDA includes adjustments to Consolidated Net Income for certain items included in Consolidated Net Income. Principal additions include: interest expense; income tax expense; depreciation and amortization expense; non-recurring expenses accepted by the third-party ESOP valuation company; and non-cash contributions to the ESOP. The principal deductions are cash payments made in respect of amounts previously added back in determining Consolidated EBITDA.

Each of Alion’s debt instruments contains a similar definition of Consolidated Net Income and Consolidated EBITDA as used to determine compliance with each instrument’s financial covenants.

Fixed Charges are defined as cash interest and principal payments plus all fees paid to equity sponsors plus dividends. The numerator for the Fixed Charge Coverage Ratio is Consolidated EBITDA minus: cash contributions to the ESOP, extraordinary cash losses, non-financed capital expenditures; cash paid for income taxes; and non-recurring charges treated as such by the third party valuation firm included in Consolidated EBITDA (Net Cash Flow before Fixed Charges). The Existing Revolving Credit Facility excludes certain transaction costs associated with the 2014 Refinancing in computing the Fixed Charge Coverage Ratio.

For the four fiscal quarters ended March 31,2015, Consolidated EBITDA was $75.7 million and the Fixed Charge Coverage Ratio was 1.13 to 1.0 ($74.0 million in Net Cash Flow before Fixed Charges compared to $65.8 million in Fixed Charges).

First Lien Term Loan

As part of its 2014 Refinancing, Alion executed a $285.0 million First Lien Term Loan Credit Agreement. The Existing First Lien Term Loan includes two tranches: Tranche A ($110 million) and Tranche B ($175 million). Tranche A matures on August 18, 2018; Tranche B matures August 18, 2019. Tranche A was issued at a $2.2 million discount. Tranche B was issued at $5.8 million discount. Alion also paid $26.1 million in third party costs and loan origination fees for the Existing First Lien Term Loan.

Alion must repay $15 million of the Tranche A loan in year one; $25 million in year two, $25 million in year three and $45 million in year four. For the first five years through June 2019, Alion must repay Tranche B principal at 1% per year in quarterly installments. On August 18, 2019, Alion must repay the remaining $166.3 million in Tranche B principal.

First lien interest is payable quarterly in arrears in cash. Unless otherwise elected, the interest rate is one-month LIBOR with a floor of 1.00% plus 700 basis points for the Tranche A loan. The Tranche B interest rate is 300 basis points higher than the Tranche A interest rate. In the event of default, interest rates each increase by 200 basis points. Alion has the option to use an alternate rate based on the Federal funds rate plus several adjustments. The LIBOR rate is lower than the alternate rate.

The Existing First Lien credit agreement limits Alion’s capital expenditures to $2.5 million per year. Beginning at the end of fiscal year 2015, the Existing First Lien credit agreement requires Alion to use its excess cash flow (as defined in the First Lien Credit Agreement) to pay down either the outstanding Existing Revolving Credit Facility balance or the Existing First Lien Term Loan. The Existing First Lien credit agreement requires the Company to achieve at least $50 million in trailing four-quarter Consolidated EBITDA measured at the end of each quarter.

Second Lien Term Loan

On August 18, 2014 Alion executed a $70 million Second Lien Term Loan credit agreement with ASOF and JLP Credit Opportunity Master Fund Ltd., an affiliate of Phoenix. The Second Lien Term Loan was issued at a $3.9 million discount and matures on February 18, 2020. The Company paid $4.5 million in third-party costs and fees for the Second Lien Term Loan. Alion also issued warrants to the Second Lien Term Loan lenders to acquire Alion common stock at a penny-per-share strike price along with 70 shares of Series A Preferred Stock which gave the lenders as holders of the Series A Preferred Stock the right to elect the majority of the Board of Directors of the Company. At issuance, the Series A Preferred Stock and the portion of the warrants exercisable by Second Lien Term Loan lenders had an estimated fair value of $5.9 million.

Each quarter, Second Lien Term Loan interest is payable entirely by increasing the outstanding principal of the Second Lien Term Loan. The interest rate is 14.25%. In the event of default, the interest rate is 16.25%.

The Second Lien Term Loan credit agreement requires the Company to achieve at least $45 million in trailing four-quarter Consolidated EBITDA measured at the end of each quarter.

Third Lien Notes Indenture and Third Lien Notes

On August 18, 2014, the Company entered into the Existing Third Lien Note indenture and issued approximately $208.1 million of Third Lien Notes in exchange for the same face amount of Unsecured Notes due February 2015. Concurrently with the closing of the exchange offer in connection with the 2014 Refinancing, the Company also issued an aggregate of $2.9 million in Third Lien Notes at a $1.1 million discount to face value for cash received from Unsecured Note holders who participated in the unit offering and from ASOF; who purchased Third Lien Notes and warrants in a private placement. The Existing Third Lien Notes mature on February 18, 2020. Interest is payable semi-annually in arrears on March 1 and September 1 of each year to holders of record as of the preceding February 15 and August 15.

The Company paid $13.3 million in third-party costs and fees related to the Third Lien Notes and the exchange offer in connection with the 2014 Refinancing. The warrants Alion issued in connection with the Existing Third Lien Notes initially gave the Existing Third Lien Note holders the right to acquire common stock at a penny per share. At issuance, the portion of the warrants exercisable by Third Lien Note holders had an estimated fair value of $12.9 million. The current strike price is $0.0001 per share.

One component of Third Lien Note interest is payable in cash at 5.5% from date of issuance through maturity so long as trailing four-quarter Consolidated EBITDA exceeds $54 million measured as of June 30 and December 31 each year. Otherwise all interest is payable only in PIK Notes.

In addition to the 5.5% interest potentially payable in cash, Third Lien Note holders are entitled to non-cash interest in the form of compounding PIK Notes at 9.75% from issuance through August 2018. The PIK Note interest rate increases to 10.25% for year five and to 10.75% thereafter. In the event of default, the interest rate increases by 200 basis points and Third Lien Note holders can demand Alion pay default interest in cash on the entire principal outstanding and on any overdue PIK or cash interest payments.

The Third Lien Note indenture requires the Company to achieve at least $40 million in trailing four-quarter Consolidated EBITDA measured at the end of each quarter.

Unsecured Notes

In February 2007, Alion issued $250 million in 10.25% Unsecured Notes maturing February 2015. Unsecured Notes interest was payable semi-annually in cash in arrears on February 1 and August 1 to holders of record as of the preceding January 15 and July 15.

In fiscal 2011 and fiscal 2013, Alion was able to repurchase from time to time at a discount Unsecured Notes with an aggregate face value of $15 million, recognizing a gain with each transaction. Holders of a majority of outstanding Unsecured Notes agreed to eliminate nearly all the covenants in the Unsecured Notes indenture in the exchange offer in connection with the 2014 Refinancing.

As part of Alion’s 2014 Refinancing holders of approximately $211 million in Unsecured Notes exchanged their notes for Third Lien Notes or cash in the exchange offer in connection with the 2014 Refinancing. The approximately $24.0 million in Unsecured Notes remaining outstanding were retired on January 30, 2015.

Secured Notes

In March 2010, Alion issued $310 million in 12% Secured Notes maturing November 1, 2014. Secured Note interest was payable semi-annually in arrears at 10% in cash and 2.0% in compounding PIK Notes. The Company also issued penny warrants to Secured Note holders conveying the right to purchase 602,614 shares of Alion common stock. The Secured Note warrants, which expire March 15, 2017, have anti-dilution protection. As a result of the 2014 Refinancing, Secured Note warrant holders became entitled to purchase a total of 1,041,314 shares of Alion common stock.

On September 16, 2014, Alion used proceeds from its 2014 Refinancing to redeem the $310 million in Secured Notes and $26.4 million in outstanding PIK Notes. The Company paid $15.3 million in cash interest and accrued PIK interest through the redemption date and recognized a $2.4 million debt extinguishment loss.

As of March 31, 2015, Alion must make the following principal repayments (face value) for its outstanding debt.

Schedule of Principal Payments at face for existing debt instruments as of March 31, 2015

Instrument	FY 2015	FY 2016	FY 2017	FY 2018	FY 2019	FY 2020	Total
	(In thousands)
Revolving Credit Facility	$—	$—	$—	$45,575	$—	$—	$45,575
First Lien Term Loan-Tranche A	10,000	25,000	25,000	38,750	—	—	98,750
First Lien Term Loan-Tranche B	875	1,750	1,750	1,750	167,563	—	173,688
Second Lien Term Loan	—	—	—	—	—	70,000	70,000
Second Lien PIK Interest	—	—	—	—	—	82,603	82,603
Third Lien Notes	—	—	—	—	—	210,986	210,986
Third Lien PIK Notes	—	—	—	—	—	148,458	148,458

Total	$10,875	$26,750	$26,750	$86,075	$167,563	$512,047	$830,060

(12)	Fair Value Measurement

Alion applies ASC 820 – Fair Value Measurements and Disclosures in determining the fair value to be disclosed for financial and non-financial assets and liabilities. The Company has no assets or liabilities, other than its redeemable common stock and certain common stock warrants, which it is required to remeasure at fair value. Valuation techniques utilized in the fair value measurement of assets and liabilities for each period presented were unchanged from prior practice.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. It establishes a fair value hierarchy and a framework which requires categorizing assets and liabilities into one of three levels based on the assumptions (inputs) used in valuing the asset or liability. Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. Level 1inputs are unadjusted, quoted market prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets. Level 3 inputs include unobservable inputs that are supported by little, infrequent, or no market activity and reflect management’s own assumptions about inputs used in pricing the asset or liability. The Company uses the following valuation techniques to measure fair value.

Level 1 primarily consists of financial instruments, such as overnight bank re-purchase agreements or money market mutual funds whose value is based on quoted market prices published by financial institutions, exchange funds, exchange-traded instruments and listed equities.

Level 2 assets include U.S. government and agency securities whose valuations are based on market prices from a variety of industry-standard data providers or pricing that considers various assumptions, including time value, yield curve, volatility factors, credit spreads, default rates, loss severity, current market and contractual prices for the underlying instruments, and broker and dealer quotes. All are observable in the market or can be derived principally from or corroborated by observable market data for which the Company can obtain independent external valuation information.

Level 3 consists of unobservable inputs. Assets and liabilities are considered Level 3 when their fair value inputs are unobservable or not available, including situations involving limited market activity, where determination of fair value requires significant judgment or estimation.

See Note 5 above for Alion’s redeemable common stock fair value disclosures and Note 13 below for its common stock warrant fair value disclosures. As disclosed in Note 11 above, the Company issued its Existing First Lien Term Loan and Existing Second Term Loan at a discount to face value. Management believes that as of September 30, 2014 these discounted values represented fair value for debt instruments issued by an entity with leverage ratios and credit ratings similar to Alion’s.

The table below sets out the face value, net carrying value and fair value of Alion’s Existing First Lien Term Loan, Existing Second Lien Term Loan and Existing Third Lien Notes as of March 31, 2015 and the fair value of the Unsecured Notes and Existing Third Lien Notes as of September 30, 2014. This is a Level 2 measurement.

The fair values for Alion’s Unsecured Notes and Existing Third Lien Notes disclosed below are based on quoted market prices for Alion’s outstanding notes. The fair values for Alion’s Existing First Lien Term Loan and Existing Second Lien Term Loan are based on credit spreads for instruments with a credit rating similar to Alion’s Existing First Lien Term Loan and Existing Second Lien Term Loan. These credit spreads have not changed materially since August 2014. This is a Level 2 measurement.

	March 31, 2015			September 30, 2014
	(In thousands)
	First Lien Term Loan	Second Lien Term Loan	Third Lien Notes	Unsecured Notes	Third Lien Notes
Face value of principal outstanding	$272,438	$70,000	$210,986	$24,014	$210,986
PIK interest notes issued	—	6,413	11,028	—	—

Face value of outstanding notes	$272,438	$76,413	$222,014	$24,014	$210,986
PIK interest notes to be issued	—	—	1,804	—	2,457

Face value of notes outstanding and notes to be issued	$272,438	$76,413	$223,818	$24,014	$213,443
Less: unamortized debt issue costs	(19,105)	(13,846)	(21,333)	(37)	(22,998)

Carrying value	$253,333	$62,567	$202,485	$23,977	$190,445

Fair value of outstanding notes	$272,051	$76,261	$184,847	$23,180	$163,258

(13)	Common Stock Warrants

Secured Note Warrants (2010 Warrants)

In March 2010, when Alion issued its now-extinguished Secured Notes, the Company also issued Secured Note Warrants (2010 Warrants) that entitled holders to purchase 602,614 shares of Alion common stock. The 2010 Warrants expire March 15, 2017. They have no dividend rights and are not participating securities.

The 2010 Warrants have anti-dilution protection to offset the effect of shares issued below fair value on the date of issuance. On March 31, 2011, Alion issued shares to the ESOP Trust at the September 2010 ESOP valuation share price ($26.65) which was less than the March 2011 ESOP valuation share price ($27.15). As a result, 2010 Warrant holders became entitled to purchase an additional 127 shares of Alion common stock or a total of 602,741 shares of Alion common stock.

On August 18, 2014, Alion issued the Second and Third Lien Warrants as part of the 2014 Refinancing the exercise of which can trigger 2010 Warrant anti-dilution protections. As of March 31, 2015 and September 30, 2014, the Company had set aside a total of 1,046,776 shares of Alion common stock to meet potential 2010 Warrant exercise demands.

Second and Third Lien Warrants (2014 Warrants)

The Company issued an aggregate of 306,889 Second and Third Lien Warrants (2014 Warrants) in connection with the 2014 Refinancing. The 2014 Warrants were issued pursuant to a warrant agreement, dated August 18, 2014, with Wilmington Trust, National Association, as warrant agent. The Second Lien Warrants grant Existing Second Lien Term Loan Lenders the right to purchase in the aggregate shares equal to 12.5% of the Company’s then-issued and outstanding common stock at a penny-per-share strike price. The Third Lien Warrants granted the Existing Third Lien Note holders the right to purchase in the aggregate shares equal to 27.5% of the Company’s then-issued and outstanding common stock at a penny-per-share strike price. The Second and Third Lien warrants expire on August 17, 2024 and contain significant anti-dilution protection. The Second and Third Lien Warrants were amended in November 2014. The par value strike price for the Second and Third Lien Warrants is now $0.0001.

Each time the Company contributes shares to the ESOP, its total shares issued and outstanding increase and the Second and Third Lien Warrants become entitled to purchase a proportionately greater number of shares of Alion common stock. Second Lien Warrant holders were initially entitled to purchase 1,695,310 shares of Alion common stock and Third Lien Warrant holders were entitled to purchase 3,729,680 shares of Alion common stock.

As a result of Alion’s March and September 2014 ESOP contributions and an adjustment on account of anti-dilution protection with respect to the 2010 Warrants upon exercise of the 2014 Warrants, the Company has reserved 3,039,700 shares of common stock to meet Second Lien Warrant potential exercise demands and 6,687,340 shares to meet Third Lien Warrant potential exercise demands. The Second and Third Lien Warrants have dividend rights and therefore are participating securities when determining earnings per share.

2010 Warrants – Initial fair value and accounting treatment

None of Alion’s 2010 Warrants is redeemable for cash. Alion accounts for the 2010 Warrants as permanent equity and reassesses this classification each reporting period. The Company identified no required changes in accounting treatment for the 2010 Warrants as of March 31, 2015. Management used a Black-Scholes-Merton option pricing model to determine that the 2010 Warrants had an initial fair value of approximately $20.8 million based on Alion’s former share price of $34.50 per share. Alion recognized the value of the 2010 Warrants as part of the debt issue costs for the Secured Notes and recorded a corresponding credit to equity. The Company has expensed all its Secured Note debt issue costs, including warrant-related costs.

2014 Warrants – Initial fair value and accounting treatment

Management used a Black-Scholes-Merton option pricing model and Alion’s $2.45 August 2014 share price as determined by the ESOP Trustee to determine the Second Lien Warrants’ $5.2 million initial fair value and the Third Lien Warrants’ $11.3 million initial fair value. Alion recognized the value of the Second and Third Lien Warrants as part of the debt issue costs for the corresponding debt instruments and recorded an offsetting credit to equity.

The anti-dilution protections in the Second and Third Lien Warrants differ materially from the provisions in the 2010 Warrants. As a result, management determined that the Second and Third Lien Warrants are derivative instruments that are not permanent equity. They are not considered indexed to the Company’s stock and can be settled for a variable number of shares. The Second and Third Lien Warrants were classified as a liability on the balance sheet and initially measured at fair value. Subsequent changes in fair value have been recorded in earnings.

Because the Second and Third Lien Warrants are liabilities, at each reporting date management is required to fair value these obligations and adjust their carrying value via a corresponding charge or credit to expense. Management uses a Black-Scholes-Merton option pricing model to determine the fair value of the Second and Third Lien Warrants at each reporting date. For the purpose of its fair value liability accounting, management’s estimate of the fair value of a share of Alion common stock can differ from the share price as most recently determined by the ESOP Trustee.

Management’s estimate of the fair value of a share of Alion common stock may include different methodologies and variables than those used by the ESOP Trustee and the third-party ESOP valuation firm. Management estimates may differ for future cash flows, growth rates, market multiples, control premiums, and discount rates, which can produce a wide range of estimated fair values for the inputs used to for fair value the Company’s warrant liability. Input differences in determining the Company’s warrant liability fair value do not affect the Company’s outstanding redeemable common stock liability.

Management estimated the fair value of a share of Alion common stock at $0.68 per share at September 30, 2014 and $1.21 per share at March 31, 2015. Management used those estimates to determine the Company’s warrant-related liability as of September 30, 2014 and March 31, 2015. Management determined that from September 30 to March 31, 2015, the Second and Third Lien Warrants had increased in value principally as a result of the Company reducing its debt and a general improvement in the financial condition of the Company. In the six months ended March 31, 2015, the Company recorded $5.3 million in expense for the change in fair value of the Second and Third Lien Warrants. Management estimated the fair value of the Second Lien Warrant liability at $2.0 million at September 30, 2014 and $3.8 million at March 31, 2015. Management estimated the Third Lien Warrant liability at $4.5 million at September 30, 2014 and $8.0 million at March 31, 2015.

A higher estimated share price would have increased the estimated fair value of the Company’s warrant-related fair value liability and resulted in a corresponding increase in expense. A ten-percent increase or decrease in the estimated share price management used to determine Alion’s warrant-related liability would have resulted in a $1.2 million increase or decrease in the Company’s fair value warrant-related liability at March 31, 2015 with a corresponding offsetting effect on expense.

(14)	Leases

Future minimum lease payments under non-cancellable operating leases for buildings, equipment and automobiles at March 31, 2015 are set out below. Alion subleases some excess capacity to subtenants under non-cancellable operating leases.

Lease Payments for Fiscal Years Ending	(In thousands)
2015 for the remainder of the year	$13,034
2016	22,309
2017	19,278
2018	16,550
2019	7,120
2020	3,824
And thereafter	9,268

Gross lease payments	$91,383
Less: non-cancellable subtenant receipts	(1,666)

Net lease payments	$89,717

Composition of Total Rent Expense

	Six Months Ended March 31,
	2015	2014
	(In thousands)
Minimum rentals	$12,852	$11,568
Less: Sublease rental income	(316)	(282)

Total rent expense, net	$12,536	$11,286

(15)	ESOP Expense

Alion formerly made 401(k) matching and profit sharing contributions in shares of its redeemable common stock. The Company used to match the first 3% and one-half of the next 2% of eligible employee salary deferrals by contributing shares of Alion common stock to the ESOP Trust on September 30 each year. The Company used to make profit sharing contributions of 2.5% of eligible employee compensation by contributing shares of Alion common stock to the ESOP Trust on the same date. The Company recognized $6.1 million in Plan expense for the six months ended March 31, 2015 and $7.0 million for the six months ended March 31, 2014.

Effective January 31, 2015, the Company eliminated the 2.5% discretionary profit sharing contribution for the balance of fiscal 2015. The Company also changed the 401(k) match to 3% in cash and 1% in common stock. The changes in the 401(k) match are retroactive to the beginning of fiscal 2015. The cash component of expense for the six months ended March 31, 2015 was $3.3 million. The Company does not plan to make its cash contribution to the Plan until fiscal 2016. Both the cash and non-cash components of ESOP expense are included in operating cash flows from changes in accrued liabilities. When the Company issues common stock to the ESOP Trust as a Plan contribution, the amount appears in the statement of cash flows as a supplemental disclosure – “common stock issued in satisfaction of employer contribution liability.”

(16)	Long Term Incentive Plan

Alion adopted a long-term cash incentive compensation plan for certain executives in December 2008. The Company amended its incentive compensation plan in January 2010 and amended and restated it in June 2013. The most recent amendment created new change in control provisions that apply to future grants. Individual incentive compensation grants contain specific financial and performance goals and vest over varying periods. Some grants are for a fixed amount; others provide a range of values from a minimum of 50% to a maximum of 150% of initial grant value. The Company periodically evaluates the probability that individuals will achieve stated financial and performance goals.

Alion recognizes long term incentive compensation expense based on outstanding grants’ stated values, estimated probability of achieving stated goals and estimated probable future grant values. The Company recognized $772 thousand in incentive compensation expense for the six months ended March 31, 2015 and $1.6 million in incentive compensation expense for the six months ended March 31, 2014.

Long term incentive grants issued in November 2011 to named executive officers had a $1.8 million aggregate target value and vested in fiscal 2014 and were paid in the third quarter of fiscal 2015 at target.

Non-executive officer long term incentive grants scheduled to vest in November 2014 and November 2015 accelerated and vested at target value on August 18, 2014. In the third quarter of fiscal 2015, the Company paid $515 thousand for non-executive officer long term incentive grants that had vested in fiscal 2014. Executive officers with grants subject to acceleration that were originally scheduled to vest in November 2015, agreed to defer immediate vesting in exchange for a 10% increase in target value vesting on the normal schedule.

(17)	Income Taxes

Deferred Taxes

Alion is subject to income taxes in the U.S., various states, India and Canada. Tax statutes and regulations within each jurisdiction are subject to interpretation requiring management to apply significant judgment. Alion recorded $3.5 million in goodwill-related deferred tax expense and liabilities for the six months ended March 31, 2015. The Company recognized approximately $5 thousand in current tax expense for its Indian subsidiary for the six months ended March 31, 2015 and $7 thousand for the six months ended March 31, 2014.

The Company expects to be able to use existing and anticipated NOL’s to offset taxes that may become due in the future if Alion has future taxable income. Even though Alion has recorded a full valuation allowance for all deferred tax assets and is carrying a $68.6 million deferred tax liability, the Company does not expect to pay any domestic income taxes for the foreseeable future and minimal foreign income taxes for its operations India. Alion’s ability to utilize NOL tax benefits will depend upon how much future taxable income it has and may be limited under certain circumstances. Alion does not have any NOL tax benefits it can carry back to prior years.

The Company’s effective tax rate for the six months ended March 31, 2015 was (18)% and (11.0)% for the six months ended March 31, 2014. As of March 31, 2015 and September 30, 2014 the net deferred tax liability was:

	March 31, 2015	September 30, 2014
	(In thousands)
Current deferred tax asset	$8,918	$9,365
Noncurrent deferred tax asset	122,481	113,012
Valuation allowance	(131,399)	(122,377)
Noncurrent deferred tax liability	(68,591)	(65,104)

Net deferred tax liability	$(68,591)	$(65,104)

Tax Uncertainties

Alion uses the latest available information to periodically assess its liabilities and contingencies for all periods open to examination by tax authorities. Where management believes there is more than a 50 percent chance the Company’s tax position will not be sustained, Alion records its best estimate of the resulting tax liability, including interest. Interest or penalties related to income taxes are reported separately from income tax expense. The Company has analyzed its tax positions and has not recorded any liabilities for tax uncertainties.

Alion may become subject to federal or state income tax examination for tax years ended September 30, 2011 and after. The Company does not expect resolution of tax matters for any open years to materially affect its operating results, financial condition, cash flows or effective tax rate.

(18)	Segment Information

Alion operates as a single segment, providing advanced engineering, information technology and operational solutions and services to strengthen national security and drive business results under contracts with the U.S. government, state and local governments, and commercial customers.

U.S. government customers typically exercise independent contracting authority. U.S. government agencies, department offices or divisions may use Alion’s services as a separate customer directly, or through a prime contractor, if they have independent decision-making and contracting authority within their organization. U.S. government prime contracts accounted for approximately 90% and 87% of total contract revenue for the six months ended March 31, 2015 and 2014.

(19)	Commitments and Contingencies

Government Audits

Federal Government cost-reimbursement contract revenues and expenses in the unaudited condensed consolidated financial statements are subject to DCAA audit and possible adjustment. Alion is a major U.S. defense contractor and as such, DCAA maintains an office on site to perform various audits throughout the year. Based on the Company’s completed DCAA audits, Alion has settled indirect rates through 2008. All subsequent years are open. We are disputing the government’s claim for penalties and interest for 2005. The Company believes the statute of limitations has expired on any government contractual claims, including any claims for penalties and interest, on its 2005 indirect rate proposal. Alion has recorded Federal Government contract revenue based on amounts it expects to realize upon final settlement.

Legal Proceedings

Alion is involved in routine legal proceedings occurring in the ordinary course of business that the Company believes are not material to its financial condition, operating results, or cash flows. As a government contractor, from time to time the Company may be subject to DCAA audits and Federal Government inquiries. The Federal Government can suspend or debar for a period of time any federal contractor it finds has violated the False Claims Act, and any contractor indicted or convicted of violations of other federal laws. The Federal Government can also impose fines or penalties.

Alion depends on Federal Government contracts; suspension or debarment could have a material, adverse effect on its business, financial condition, operating results, cash flows and its ability to meet our financial obligations. The Company is not aware of any such pending Federal Government claims or investigations.

(20)	Guarantor/Non-guarantor Unaudited Condensed Consolidated Financial Information

All of Alion’s 100% owned domestic subsidiaries have jointly, severally, fully and unconditionally guaranteed all of the Company’s debt agreements including, the Existing Revolving Credit Facility, the Existing First Lien Term Loan, the Existing Second Lien Term Loan, the Existing Third Lien Notes and the recently-retired Unsecured Notes. All the Company’s debt instruments are general obligations of the Company.

The following information presents unaudited condensed consolidating balance sheets as of March 31, 2015 and September 30, 2014; unaudited condensed consolidating statements of operations and comprehensive loss for the six month period ended March 31, 2015 and 2014; and unaudited condensed consolidating statements of cash flows for the six months ended March 31, 2015 and 2014 of Alion, its guarantor subsidiaries and its non-guarantor subsidiaries. Investments include Alion’s investments in its subsidiaries presented using the equity method of accounting.

Condensed Consolidating Balance Sheet as of March 31, 2015 (unaudited)

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Current assets:
Cash and cash equivalents	$16,382	$(23)	$32	—	$16,391
Accounts receivable, net	155,648	880	1,857	—	158,385
Prepaid expenses and other current assets	6,409	41	42	—	6,492

Total current assets	178,439	898	1,931	—	181,268
Property, plant and equipment, net	5,962	329	—	—	6,291
Intangible assets, net	593	—	—	—	593
Goodwill	398,921	—	—	—	398,921
Investment in subsidiaries	29,996	—	—	(29,996)	—
Intercompany receivables	2,889	30,636	36	(33,561)	—
Other assets	9,224	—	4	—	9,228

Total assets	$626,024	$31,863	$1,971	$(63,557)	$596,301

Current liabilities:
First lien term loan, current portion:
Tranche A	$21,119	—	—	—	$21,119
Tranche B	1,619	—	—	—	1,619
Interest payable	1,618	—	—	—	1,618
Trade accounts payable	70,176	35	78	—	70,289
Accrued liabilities	43,519	72	82	—	43,673
Accrued payroll and related liabilities	40,633	148	95	—	40,876
Billings in excess of revenue earned	2,494	66	31	—	2,591

Total current liabilities	181,178	321	286	—	181,785
Intercompany payables	30,673	—	2,888	(33,561)	—
Revolving credit facility	42,606	—	—	—	42,606
First lien term loan, non-current:
Tranche A	71,571	—	—	—	71,571
Tranche B	159,024	—	—	—	159,024
Second lien term loan	62,567	—	—	—	62,567
Third lien notes	202,485	—	—	—	202,485
Accrued compensation and benefits, excluding current portion	5,861	—	—	—	5,861
Non-current portion of lease obligations	10,710	343	—	—	11,053
Deferred income taxes	68,591	—	—	—	68,591
Common stock warrants, second lien term loan and third lien notes	11,793	—	—	—	11,793
Commitments and contingencies
Redeemable common stock	32,084	—	—	—	32,084
Series A preferred stock	2,339	—	—	—	2,339
Common stock warrants, secured notes	20,785	—	—	—	20,785
Common stock of subsidiaries	1	4,084	8	(4,093)	—
Accumulated other comprehensive loss	(19)	—	—	—	(19)
Accumulated deficit	(276,225)	27,115	(1,211)	(25,903)	(276,224)

Total liabilities, redeemable common stock and stockholders’ deficit	$626,024	$31,863	$1,971	$(63,557)	$596,301

Condensed Consolidating Balance Sheet as of September 30, 2014 (unaudited)

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Current assets:
Cash and cash equivalents	$10,757	$(33)	$8	$—	$10,732
Accounts receivable, net	168,719	1,426	1,350		171,495
Receivable due from ESOP Trust	—	—	—	—	—
Prepaid expenses and other current assets	5,265	47	29	—	5,341

Total current assets	184,741	1,440	1,387	—	187,568
Property, plant and equipment, net	6,697	369	—	—	7,066
Intangible assets, net	961	—	—	—	961
Goodwill	398,921	—	—	—	398,921
Investment in subsidiaries	29,637	—	—	(29,637)	—
Intercompany receivables	2,501	30,027	33	(32,561)	—
Other assets	9,748	—	5	—	9,753

Total assets	$633,206	$31,836	$1,425	$(62,198)	$604,269

Current liabilities:
First lien term loan, current portion:
Tranche A	$16,059	$—	$—	$—	$16,059
Tranche B	1,585	—	—	—	1,585
Unsecured notes, current portion	23,977	—	—	—	23,977
Interest payable	2, 976	—	—	—	2,976
Trade accounts payable	55,476	35	22	—	55,533
Accrued liabilities	44,789	96	136	—	45,021
Accrued payroll and related liabilities	37,866	282	42	—	38,190
Billings in excess of revenue earned	2,685	112	18	—	2,815

Total current liabilities	185,413	525	218	—	186,156
Intercompany payables	30,061	—	2,501	(32,562)	—
Revolving credit facility	39,549	—	—	—	39,549
First lien term loan, non-current:
Tranche A	82,627	—	—	—	82,627
Tranche B	158,413	—	—	—	158,413
Second lien term loan	56,373	—	—	—	56,373
Third lien notes	190,445	—	—	—	190,445
Accrued compensation and benefits, excluding current portion	5,878	—	—	—	5,878
Non-current portion of lease obligations	11,075	381	—	—	11,456
Deferred income taxes	65,104	—	—	—	65,104
Common stock warrants, second lien term loans and third lien notes	6,518	—	—	—	6,518
Commitments and contingencies
Redeemable common stock	32,120	—	—	—	32,120
Series A preferred stock	2,339	—	—	—	2,339
Common stock warrants, secured notes	20,785	—	—	—	20,785
Common stock of subsidiaries	—	4,084	8	(4,092)	—
Accumulated other comprehensive loss	(19)	—	—	—	(19)
Accumulated deficit	(253,475)	26,846	(1,302)	(25,544)	(253,475)

Total liabilities, redeemable common stock and stockholders’ deficit	$633,206	$31,836	$1,425	$(62,198)	$604,269

Condensed Consolidating Statement of Operations and Comprehensive Loss for the Six Months Ended March 31, 2015 (unaudited)

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Contract revenue	$466,760	$1,784	$1,104	$—	$469,648
Direct contract expense	374,788	1,027	604	—	376,419

Gross profit	91,972	757	500	—	93,229

Operating expenses	37,851	405	206	—	38,462
General and administrative	24,834	83	200	—	25,117

Operating income	29,287	269	94	—	29,650

Other income (expense):	—
Interest income	30	—	—	—	30
Interest expense	(43,636)	—	(1)	—	(43,637)
Other	(25)	—	—	—	(25)
Change in warrant value	(5,275)	—	—	—	(5,275)
Equity in net income of subsidiaries	357	—	—	(357)	—

Total other expense	(48,549)	—	(1)	(357)	(48,907)
Loss before income taxes	(19,262)	269	93	(357)	(19,257)
Income tax expense	(3,487)	—	(5)	—	(3,492)

Net loss	$(22,749)	$269	$88	$(357)	$(22,749)

Other comprehensive income:
Post-retirement actuarial gains	—	—	—	—	—

Comprehensive loss	$(22,749)	$269	$88	$(357)	$(22,749)

Condensed Consolidating Statement of Operations and Comprehensive Loss for the Six Months Ended March 31, 2014 (unaudited)

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Contract revenue	$374,249	$3,622	$475	$—	$378,346
Direct contract expense	291,883	2,158	253	—	294,294

Gross profit	82,366	1,464	222	—	84,052

Operating expenses	38,671	712	202	—	39,585
General and administrative	37,479	48	19	—	37,546

Operating income	6,216	704	1	—	6,921

Other income (expense):	—
Interest income	28	—	—	—	28
Interest expense	(38,658)	—	—	—	(38,658)
Other	(47)	—	—	—	(47)
Equity in net income (loss) of subsidiaries	694	—	—	(694)	—

Total other expense	(37,983)	—	—	(694)	(38,677)
Loss before income taxes	(31,767)	704	1	(694)	(31,756)
Income tax expense	(3,483)	—	(11)	—	(3,494)

Net loss	$(35,250)	$704	$(10)	$(694)	$(35,250)

Other comprehensive income:
Post-retirement actuarial gains	—	—	—	—	—

Comprehensive loss	$(35,250)	$704	$(10)	$(694)	$(35,250)

Condensed Consolidating Statement of Cash Flows for the Six Months Ended March 31, 2015

(unaudited)

	Parent	Guarantor Companies	Non-Guarantor Companies	Consolidated
	(In thousands)
Net cash provided by (used in) operating activities	$36,287	$10	$24	$36,321
Cash flows from investing activities:
Capital expenditures	(578)	—	—	(578)

Net cash used in investing activities	(578)	—	—	(578)
Cash flows from financing activities:
Repayment of first lien notes	(8,375)	—	—	(8,375)
Retirement of unsecured notes	(24,014)	—	—	(24,014)
Revolving credit facility borrowings	7,575	—	—	7,575
Revolving credit facility repayments	(5,000)	—	—	(5,000)
Loan to ESOP Trust	(234)	—	—	(234)
Redeemable common stock purchased from ESOP Trust	(36)	—	—	(36)

Net cash used in financing activities	(30,084)	—	—	(30,084)
Net increase (decrease) in cash and cash equivalents	5,625	10	24	5,659
Cash and cash equivalents at beginning of period	10,757	(33)	8	10,732

Cash and cash equivalents at end of period	$16,382	$(23)	$32	$16,391

Condensed Consolidating Statement of Cash Flows for the Six Months Ended March 31, 2014

(unaudited)

	Parent	Guarantor Companies	Non-Guarantor Companies	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$(3,139)	$24	$1	$(3,114)
Cash flows from investing activities:
Capital expenditures	(463)	(25)	—	(488)

Net cash used in investing activities	(463)	(25)	—	(488)
Cash flows from financing activities:
Payment of debt issue costs	(1,500)	—	—	(1,500)
Revolving credit facility borrowings	25,000	—	—	25,000
Revolving credit facility payments	(25,000)	—	—	(25,000)
Loan to ESOP Trust	(855)	—	—	(855)
ESOP loan repayment	855	—	—	855
Redeemable common stock purchased from ESOP Trust	(1,798)	—	—	(1,798)
Redeemable common stock sold to ESOP Trust	934	—	—	934

Net cash used in financing activities	(2,364)	—	—	(2,364)
Net (decrease) increase in cash and cash equivalents	(5,966)	(1)	1	(5,966)
Cash and cash equivalents at beginning of period	25,617	(24)	20	25,613

Cash and cash equivalents at end of period	$19,651	$(25)	$21	$19,647

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Alion Science and Technology Corporation

McLean, Virginia

We have audited the accompanying consolidated balance sheets of Alion Science and Technology Corporation and subsidiaries (the “Company”) as of September 30, 2014 and 2013, and the related consolidated statements of comprehensive loss, redeemable common stock and stockholders’ deficit, and cash flows for each of the three years in the period ended September 30, 2014. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects the financial position of Alion Science and Technology Corporation and subsidiaries as of September 30, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

December 29, 2014

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30,
	2014	2013
	(In thousands, except share and per share information)
Current assets:
Cash and cash equivalents	$10,732	$25,613
Accounts receivable, net	171,495	172,604
Receivable due from ESOP Trust	—	930
Prepaid expenses and other current assets	5,341	4,483

Total current assets	187,568	203,630
Property, plant and equipment, net	7,066	9,668
Intangible assets, net	961	2,040
Goodwill	398,921	398,921
Other assets	9,753	10,367

Total assets	$604,269	$624,626

Current liabilities:
First lien term loans, current portion:
Tranche A	$16,059	$—
Tranche B	1,585	—
Unsecured notes, current portion	23,977	—
Interest payable	2,976	17,758
Trade accounts payable	55,533	61,622
Accrued liabilities	45,021	39,393
Accrued payroll and related liabilities	38,190	37,954
Billings in excess of revenue earned	2,815	4,334

Total current liabilities	186,156	161,061
Revolving credit facility	39,549	—
First lien term loans, non-current:
Tranche A	82,627	—
Tranche B	158,413	—
Second lien term loan	56,373	—
Third lien notes	190,445	—
Secured notes	—	322,286
Unsecured notes	—	233,832
Accrued compensation and benefits, excluding current portion	5,878	5,736
Non-current portion of lease obligations	11,456	12,821
Deferred income taxes	65,104	58,130
Commitments and contingencies
Common stock warrants, second lien term loans and third lien notes	6,518	—

Redeemable common stock, $0.01 par value, 24,000,000 shares authorized, 13,110,042 issued and outstanding at September 30, 2014; 20,000,000 shares authorized and 7,641,391 shares issued and outstanding at September 30, 2013 (recorded at redemption value, see Note 5)	32,120	61,895
Series A preferred stock	2,339	—
Common stock warrants, secured notes	20,785	20,785
Accumulated other comprehensive loss (gain)	(19)	130
Accumulated deficit	(253,475)	(252,050)

Total liabilities, redeemable common stock and stockholders’ deficit	$604,269	$624,626

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended September 30,
	2014	2013	2012
	(In thousands, except share and per share information)
Contract revenue	$804,809	$848,972	$817,204
Direct contract expense	629,311	669,504	632,831

Gross profit	175,498	179,468	184,373

Operating expenses	78,061	84,128	91,494
General and administrative	51,159	53,139	52,441

Operating income	46,278	42,201	40,438

Other income (expense):
Interest income	55	55	78
Interest expense	(81,662)	(75,700)	(74,934)
Other	(123)	(84)	(55)
Change in warrant value	9,894	—	—
Gain (loss) on debt extinguishment	(11,458)	3,913	—

Total other expenses	(83,294)	(71,816)	(74,911)
Loss before income taxes	(37,016)	(29,615)	(34,473)
Income tax expense	(6,980)	(6,977)	(6,974)

Net loss	$(43,996)	$(36,592)	$(41,447)

Basic and diluted loss per share	$(5.53)	$(5.39)	$(6.74)

Basic and diluted weighted average common shares outstanding	7,952,248	6,787,660	6,148,438

Net loss	$(43,996)	$(36,592)	$(41,447)
Other comprehensive income:
Post-retirement actuarial gains (loss)	(149)	279	26

Comprehensive loss	$(44,145)	$(36,313)	$(41,421)

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK,

AND STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED SEPTEMBER 30, 2014, 2013, AND 2012

	Redeemable Common Stock		Series A Preferred Stock		Common Stock Warrants	Comprehensive Loss	Accumulated Deficit
	Shares	Amount	Shares	Amount
	(In thousands, except share and per share information)
Balance at September 30, 2011	6,041,029	$126,560			$20,785		$(258,125)

Redeemable common stock issued	938,492	16,162	—	—	—		—
Redeemable common stock retired	(247,632)	(4,843)	—	—	—		—
Change in common stock redemption value	—	(27,139)	—	—	—		27,139
Post-retirement medical plan actuarial benefit	—	—	—	—	—	$26	—
Net loss for year ended September 30, 2012	—	—	—	—	—	(41,447)	(41,447)

Comprehensive loss for year ended September 30, 2012	—	—	—	—	—	(41,421)	—

Balance at September 30, 2012	6,731,889	110,740	—	—	20,785		(272,433)

Redeemable common stock issued	1,316,594	14,794	—	—	—		—
Redeemable common stock retired	(407,092)	(6,664)	—	—	—		—
Change in common stock redemption value	—	(56,975)	—	—	—		56,975
Post-retirement medical plan actuarial benefit	—	—	—	—	—	279	—
Net loss for year ended September 30, 2013	—	—	—	—	—	(36,592)	(36,592)

Comprehensive loss for year ended September 30, 2013	—	—	—	—	—	(36,313)	—

Balance at September 30, 2013	7,641,391	61,895	—	—	20,785		(252,050)

Redeemable common stock issued	5,888,653	15,080	—	—	—		—
Redeemable common stock retired	(420,002)	(2,284)	—	—	—		—
Series A preferred stock issued	—	—	70	2,339	—		—
Change in common stock redemption value	—	(42,571)	—	—	—		42,571
Post-retirement medical plan actuarial expense	—	—	—	—	—	(149)	—
Net loss for year ended September 30, 2014	—	—	—	—	—	(43,996)	(43,996)

Comprehensive loss for year ended September 30, 2014	—	—	—	—	—	$(44,145)	—

Balance at September 30, 2014	13,110,042	$32,120	70	$2,339	$20,785		$(253,475)

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2014	2013	2012
	(In thousands)
Cash flows from operating activities:
Net loss	$(43,996)	$(36,592)	$(41,447)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,794	7,363	11,741
Paid-in-kind interest	10,072	6,551	6,423
Bad debt expense	250	367	802
Amortization of debt issuance costs	11,449	10,571	10,421
Incentive and stock-based compensation	1,901	2,065	1,310
Loss (gain) on debt extinguishment	1,244	(3,913)	—
Change in warrant fair value	(9,894)	—	—
Deferred income taxes	6,974	6,974	6,974
Other gains	(700)	(151)	(95)
Changes in assets and liabilities:
Accounts receivable	859	2,323	4,269
Other assets	(1,568)	733	4,122
Trade accounts payable	(6,089)	16,829	(7,562)
Accrued liabilities	19,086	(4,122)	16,513
Interest payable	(14,782)	100	266
Other liabilities	(2,877)	1,685	(1,056)

Net cash (used in) provided by operating activities	(23,277)	10,783	12,681
Cash flows from investing activities:
Capital expenditures	(1,182)	(1,869)	(2,731)

Asset sales proceeds	1,596	—	—

Net cash provided by (used in) investing activities	414	(1,869)	(2,731)
Cash flows from financing activities:
Proceeds from sale of first lien term loans:
Tranche A	107,800	—	—
Tranche B	169,200	—	—
Proceeds from second lien term loan, sale of preferred shares and common stock warrants	66,150	—	—
Proceeds from third lien notes	1,711	—	—
Payment of debt issue costs	(30,505)	—	—
Repurchase of secured notes	(338,959)	—	—
Repayment of first lien notes	(4,188)	—	—
Retirement of unsecured notes	(4,876)	—	—
Repurchase of unsecured notes	—	(6,030)	—
Revolver borrowings	78,000	16,461	26,000
Revolver repayments	(35,000)	(16,461)	(26,000)
Loan to ESOP Trust	(855)	(1,907)	(477)
ESOP loan repayment	855	1,907	477
Redeemable common stock purchased from ESOP Trust	(2,285)	(6,664)	(4,843)
Redeemable common stock sold to ESOP Trust	934	2,166	1,302

Net cash used in financing activities	7,982	(10,528)	(3,541)
Net increase (decrease) in cash and cash equivalents	(14,881)	(1,614)	6,409
Cash and cash equivalents at beginning of period	25,613	27,227	20,818

Cash and cash equivalents at end of period	$10,732	$25,613	$27,227

Supplemental disclosure of cash flow information:
Cash paid for interest	$75,000	$58,460	$57,755
Cash paid (received) for taxes	11	2	—
Non-cash investing and financing activities:
Common stock issued to ESOP Trust in satisfaction of employer contribution liability	$14,145	$13,757	$13,732
Landlord funded leasehold improvements	$60	$493	$1,841
Unsecured Notes exchanged for Third Lien Notes	$208,135	$—	$—
Preferred Stock issued in Refinancing Transaction	$2,339	$—	$—
Common stock warrant issued in Refinancing Transaction	$16,412	$—	$—

See accompanying notes to consolidated financial statements.

ALION SCIENCE AND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Description and Formation of the Business

Alion Science and Technology Corporation and its subsidiaries (collectively, the Company, Alion or we) provide advanced engineering, information technology, naval architecture and operational solutions to strengthen national security and drive business results. For customers in defense, civilian government, foreign governments and commercial industries worldwide, Alion’s engineered solutions support smarter decision-making and enhanced readiness in rapidly-changing environments.

Alion was formed as a for-profit S-Corporation in October 2001, to purchase substantially all of the assets and certain liabilities of IIT Research Institute (IITRI), a not-for-profit corporation controlled by the Illinois Institute of Technology (IIT). In December 2002, Alion acquired substantially all of IITRI’s assets and liabilities except its Life Sciences Operation, for $127.3 million. Prior to that, the Company’s activities were organizational in nature. In 2010, the Company became a C corporation when it ceased to qualify as an S corporation.

(2)	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying audited consolidated financial statements include the accounts of Alion Science and Technology Corporation (a Delaware corporation) and its wholly-owned subsidiaries and have been prepared in accordance with U.S. generally accepted accounting principles on the accrual basis of accounting. The statements include the accounts of Alion and its wholly-owned subsidiaries from date of formation or acquisition. All inter-company accounts have been eliminated in consolidation. The wholly-owned subsidiaries are:

•	Innovative Technology Solutions Corporation (ITSC) – acquired October 2003

•	Alion – IPS Corporation (IPS) – acquired February 2004

•	Alion – METI Corporation (METI) – acquired February 2005

•	Alion – CATI Corporation (CATI) – acquired February 2005

•	Alion International Corporation (Alion International) – established February 2005

•	Alion Science and Technology (Canada) Corporation – established February 2005

•	Alion – JJMA Corporation (JJMA) – acquired April 2005

•	Alion – BMH Corporation (BMH) – acquired February 2006

•	Washington Consulting, Inc. (WCI) – acquired February 2006

•	Alion – MA&D Corporation (MA&D) – acquired May 2006

•	Alion Offshore Services, Inc. (Alion Offshore) – established May 2006

•	Washington Consulting Government Services, Inc. (WCGS) – established July 2007

•	Alion Asia Corporation (Alion Asia) – established May 2012

•	Alion Maritime India Private Limited (Alion India) – established May 2013

The accompanying financial statements are prepared on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Although our liabilities exceed our assets, we were able to refinance our prior debt and increase our revolving credit borrowing capacity. Management’s current cash flow forecasts indicate that Alion’s operating cash flows and sources of liquidity, including the deferment of certain liabilities, will be sufficient to meet debt service payments including cash payable interest and required principal payments for at least the next fifteen months. In each of the past three fiscal years, Alion generated sufficient cash flow from operations and financing activities to fulfill its financial commitments, including debt service.

Management’s current forecasts of future results could differ materially due to general economic and Congressional budget uncertainties, sequestration’s effect on future government spending levels, procurement and contract funding delays and other risks associated with future federal government procurement and contracting actions. Alion depends heavily on federal government prime contracts and subcontracts which account for nearly all the Company’s revenue. Interruptions in the government funding process, whether from federal budget delays, debt ceiling limitations, government shutdowns, sequestration or Department of Defense spending cuts could materially adversely affect the Company’s future revenue and cash flows.

The Company’s preparation of these financial statements reflect material subsequent events through December 29, 2014, the date that these financial statements were issued.

Fiscal, Quarter and Interim Periods

Alion’s fiscal year ends on September 30. The Company operates based on a three-month quarter, four-quarter fiscal year with quarters ending December 31, March 31, June 30, and September 30.

Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported for assets and liabilities, disclosures of contingent assets and liabilities as of financial statement dates and amounts reported for operating results for each period presented. Actual results are likely to differ from those estimates, but management does not believe such differences will materially affect Alion’s financial position, results of operations, or cash flows.

Liquidity

The Company is highly leveraged, before and after the refinancing completed in August 2014. As of September 30, 2014, the Company had approximately $629 million of long-term debt outstanding. Over the next year, the interest and principal payments due under our various debt agreements are approximately $43.5 million and $43.2 million, respectively. As of September 30, 2014, the Company has $17.3 million available on its revolving credit facility and has the ability to borrow an additional $6.5 million under that facility.

The Company’s high level of debt could have adverse effects on its business and financial condition. Specifically, the Company’s high level of debt could have important consequences, including the following:

•	making it more difficult for the Company to satisfy obligations including our repurchase obligations to ESOP participants;

•	limiting the Company’s ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•	requiring a substantial portion of the Company’s cash flows to be dedicated to debt service payments instead of other purposes;

•	increasing the Company’s vulnerability to general adverse economic and industry conditions;

•	limiting the Company’s ability to execute on its business plans and flexibility in planning for and reacting to changes in the industry in which the Company competes;

•	placing the Company at a disadvantage compared to other, less leveraged competitors; and

•	increasing the Company’s cost of borrowing.

The Company’s ability to continue as a going concern and make our scheduled payments depends on and is subject to its financial and operating performance, which in turn is affected by general economic, financial, competitive, business and other factors beyond the Company’s control, including the availability of financing in the international banking and capital markets.

The Company has several initiatives designed to increase revenue and profitability through improvement in program execution, cost reductions and avoidance initiatives, improvements that will reduce the Company’s DSO, reductions in our unbilled receivables, and moving in to more profitable business sectors. There can be no assurance, however, that these actions will be successful. If we are unable to generate sufficient funds from operations or raise additional capital, there could be material adverse effects on our liquidity.

Although the Company is significantly leveraged, it expects that the current cash balances, liquidity from its revolver, deferring expenditures, reducing overhead, securing rent abatements, collecting approved award fees related to past periods and cash generated from operations will be sufficient to meet working capital, capital expenditure, debt service, and other cash needs for the next year; however, there can be no assurances that the Company will be able to generate sufficient cash flows to fund its operations and service its debt for the next year.

Summary of Critical Accounting Policies

Revenue Recognition

Alion derives its revenue from delivering technology services under three types of contracts. Some contracts provide for reimbursement of costs plus fees; others are fixed-price or time-and-material type contracts. We recognize revenue when a contract has been executed, the contract price is fixed or determinable, delivery of services or products has occurred, and our ability to collect the contract price is considered reasonably assured. Alion applies the percentage-of-completion method in Accounting Standards Codification (ASC) 605 – Revenue Recognition to recognize revenue.

Alion recognizes revenue on cost-reimbursement contracts as it incurs costs and includes estimated fees earned. The Company recognizes time-and-material contract revenue at negotiated, fixed, contractually billable rates as it delivers labor hours and incurs other direct expenses. We use various performance measures under the percentage-of-completion method to recognize revenue for fixed-price contracts. Estimating contract costs at completion and recognizing revenue appropriately involve significant management estimates. Actual costs may differ from estimated costs and affect estimated profitability and revenue recognition timing. From time to time, facts develop that require us to revise estimated total costs or expected revenue. We record the cumulative effect of revised estimates in the period when the facts requiring revised estimates become known. We recognize the full amount of anticipated losses on any contract in the period a loss becomes known. For each of the periods presented, the cumulative effects of revised estimates were immaterial to the Company’s financial performance.

U.S. federal government contracts are subject to periodic funding by our contracting agency customers. A customer may fund a contract at inception or incrementally throughout the period of performance as services are provided. If we determine contract funding is not probable, we defer revenue recognition until realization is probable. The federal government can audit Alion’s contract costs and adjust amounts through negotiation. The federal government considers Alion a major contractor and maintains an office on site. The Defense Contract Audit Agency (DCAA), is currently auditing our 2008 claimed indirect costs. We have settled our rates through 2007. We timely submitted our indirect cost proposals for all open fiscal years. We have recorded revenue on federal government contracts in amounts we expect to realize.

We recognize revenue on unpriced change orders as we incur expenses and only to the extent it is probable we will recover such costs. The Company recognizes revenue in excess of costs on unpriced change orders only when management can also estimate beyond a reasonable doubt the amount of excess and experience provides a sufficient basis for recognition. Alion recognizes revenue on claims as expenses are incurred and only to the extent it is probable we will recover such costs and can reliably estimate the amount we will recover.

Income Taxes

Alion accounts for income taxes by applying the provisions in currently enacted tax laws. We determine deferred income taxes based on the estimated future tax effects of differences between the financial statement and tax bases of our assets and liabilities. Deferred income tax provisions and benefits change as assets or liabilities change from year to year. In providing for deferred taxes, Alion considers the tax regulations of the jurisdictions where we operate; estimated future taxable income; and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies change, the carrying value of deferred tax assets and liabilities may require adjustment.

Alion has a history of operating losses for both tax and financial statement purposes. The Company has recorded valuation allowances equal to deferred tax assets based on the likelihood that we may not be able to realize the value of these assets. Alion recognizes the benefit of a tax position only after determining that the relevant tax authority would “more likely than not” sustain our position following an audit. For tax positions meeting the “more likely than not” threshold, we recognize the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Cash and Cash Equivalents

The Company considers cash in banks, and deposits with financial institutions with maturities of three months or less at time of purchase which it can liquidate without prior notice or penalty, to be cash and cash equivalents.

Accounts Receivable and Billings in Excess of Revenue Earned

Accounts receivable include billed accounts receivable and unbilled receivables. Unbilled receivables consist of costs and fees which are billable upon occurrence of a specific event, amounts billable after the balance sheet date and revenue in excess of billings on uncompleted contracts (accumulated project expenses and fees which were not billed or were not currently billable as of the date of the consolidated balance sheet). Unbilled accounts receivable include revenue recognized for customer-requested work Alion performed on new and existing contracts for which the Company had not received contracts or contract modifications. Accounts receivable are stated as estimated realized value. The allowance for doubtful accounts is Alion’s best estimate of the amount of probable losses in the Company’s existing billed and unbilled accounts receivable. The Company determines the allowance using specific identification and historical write-off experience based on receivable age.

Billings in excess of revenue and advance collections from customers represent amounts received from or billed to customers in excess of project revenue recognized to date.

Property, Plant and Equipment

Leasehold improvements, software and equipment are recorded at cost. Maintenance and repairs that do not add significant value or significantly lengthen an asset’s useful life are charged to current operations. Software and equipment are depreciated on the straight-line method over their estimated useful lives (typically 3 years for software and 5 years for equipment). Leasehold improvements are amortized on the straight-line method over the shorter of the asset’s estimated useful life or the life of the lease. Upon sale or retirement of an asset, costs and related accumulated depreciation are deducted from the accounts, and any gain or loss is recognized in the audited consolidated statements of operations.

Goodwill

Alion assigns the purchase price paid to acquire the stock or assets of a business to the net assets acquired based on the estimated fair value of assets acquired and liabilities assumed. Goodwill is the purchase price in excess of the estimated fair value of the tangible net assets and separately identified intangible assets acquired. There have been no changes to goodwill carrying value in fiscal 2014.

The Company accounts for goodwill and other intangible assets in accordance with the provisions of ASC 350 – Intangibles-Goodwill and Other. Alion operates in one segment and tests goodwill at the reporting unit level. There are two reporting units. We do not allocate corporate debt to our reporting units. We treat our corporate debt as part of our capital structure.

We review goodwill for impairment in the fourth quarter each year, and whenever events or circumstances indicate goodwill might be impaired. In the third quarter of fiscal 2014, we determined that our declining revenue and the difficulties Alion had experienced in accessing capital and concluding a refinancing transaction were indicators that goodwill might be impaired. We conducted a full Step One impairment test as of June 30, 2014 and determined goodwill was not impaired. As, discussed in the Goodwill Note, in September 2014, we elected to perform a Step Zero analysis based on favorable changes in Alion’s circumstances such as improved fourth quarter financial performance and Alion having successfully concluded its August 2014 Refinancing Transactions.

We are required to recognize an impairment loss to the extent our goodwill carrying value at the reporting unit level exceeds fair value. Evaluating goodwill involves significant management estimates. To date, none of our reviews resulted in a goodwill impairment adjustment. See Note 9 for a detailed discussion of the Company’s goodwill impairment testing process.

Intangible Assets

Alion amortizes intangible assets as it consumes economic benefits over estimated useful lives. As of September 30, 2014, the Company had approximately $1.0 million in net intangible assets, including contracts purchased in the JJMA acquisition and purchased software licenses. The JJMA contract portfolio has a remaining useful life of approximately 1.4 years.

Redeemable Common Stock

There is no public market for Alion’s redeemable common stock and therefore no observable price for its equity, individually or in the aggregate. The Employee Stock Ownership Plan (ESOP) Trust holds all the Company’s outstanding common stock. Under certain circumstances, ESOP beneficiaries can require the ESOP Trust to distribute the value of their beneficial interests. The Internal Revenue Code (IRC) and the Employee Retirement Income Security Act (ERISA) require the Company to offer ESOP participants who receive Alion common stock a liquidity put right. The put right requires the Company to purchase distributed shares at a price per share determined by the ESOP trustee on the most recent valuation date at any time during two put option periods. Common stock distributed by the ESOP Trust is subject to a right of first refusal. Prior to any subsequent transfer, shares must first be offered to the Company and then to the ESOP Trust. Eventual redemption of shares of Alion common stock as a result of distributions is outside the Company’s control. Therefore, Alion classifies its outstanding shares of redeemable common stock as other than permanent equity.

At each reporting date, Alion is required to increase or decrease the reported value of its outstanding common stock to reflect its estimated redemption value. Management estimates the value of Alion’s obligation to repurchase its outstanding shares of redeemable common stock by considering, in part, the most recent price at which the Company was able to sell shares to the ESOP Trust. The reported value of outstanding redeemable common stock equals the current share price multiplied by total shares issued and outstanding.

In its fiduciary capacity, the ESOP Trustee is independent of the Company and its management. Consistent with its fiduciary responsibilities, the ESOP Trustee retains an independent third party valuation firm to assist it in determining the value (share price) at which the ESOP Trustee may acquire or dispose of investments in Alion common stock. The Audit and Finance Committee of Alion’s Board of Directors reviews the reasonableness of the amount management has determined Alion should recognize for the Company’s obligation to repurchase shares of its outstanding redeemable common stock. The Audit and Finance Committee considers various factors in its review, including, in part, the most recent valuation report prepared for, and the share price selected by the ESOP Trustee.

Alion records changes in the reported value of its outstanding redeemable common stock through an offsetting charge or credit to accumulated deficit. The Company recognized a change in the value as determined by the ESOP trustee of its redeemable common stock in connection with the September 30, 2014 ESOP valuation.

Alion’s accumulated deficit at September 30, 2014, includes a $110.1 million cumulative benefit for declines in its share price through September 2014 which reduced the Company’s aggregate ESOP share redemption obligation. Outstanding redeemable common stock had an aggregate redemption value of approximately $32.1 million as of September 30, 2014.

Concentration of Credit Risk

Alion is subject to credit risk for its cash equivalents and accounts receivable. The Company believes the high credit quality of its cash equivalent investments limits its credit risk with respect to such investments. Alion believes its concentration of credit risk with respect to accounts receivable is limited as the receivables are principally due from the federal government. Approximately 21% of the Company’s receivables are due from commercial customers including other prime contractors.

Fair Value of Financial Instruments

Alion is required to disclose the fair value of its financial instruments, but is not required to record its senior long term debt at fair value. See Note 11 for a discussion of Alion’s long term debt and Note 12 for the related fair value disclosures. The fair value of cash, cash equivalents, accounts payable and accounts receivable is not materially different from carrying value because of the short maturity of those instruments.

Off-Balance Sheet Financing Arrangements

Alion accounts for operating leases entered into in the routine course of business in accordance with ASC 840 Leases. We have no off-balance sheet financing arrangements other than operating leases and letters of credit under our revolving credit facility. Alion has no relationship with any unconsolidated or special purpose entity and has not issued any guarantees.

Recently Issued Accounting Pronouncements

In May 2014 the FASB issued Accounting Standards Update 2014-09 (“ASU 2014-09”), “Revenue from Contracts with Customers” which requires an entity to recognize revenue when a customer obtains control rather than when an entity has transferred substantially all risks and rewards of a good or service. This update is effective for annual reporting periods beginning on or after December 15, 2016 and interim periods therein and requires expanded disclosures. We are currently assessing the impact adopting ASU 2014-09 will have on our operating results, financial position and cash flows.

In August 2014, the FASB issued Accounting Standards Update 2014-15 (“ASU 2014-15”) “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. ASU 2014-15 defines management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. GAAP-basis financial statements are prepared under the presumption a reporting organization will continue to operate as a going concern. The presumption, commonly called the going concern basis of accounting, establishes the basis for measuring and classifying assets and liabilities.

ASU 2014-15 provides the guidance GAAP currently lacks regarding management’s responsibilities related to going concern analysis and disclosures. It establishes principles and definitions intended to reduce diversity in both timing and content for financial statement disclosures. ASU 2014 -15 is effective for annual periods ending after December 15, 2016, including interim periods within that reporting period. Early application is permitted for annual or interim reporting periods for which financial statements have not been issued. The Company does not believe that adopting ASU 2014-15 will materially affect its operating results, financial position or cash flows.

(3)	Employee Stock Ownership Plan (ESOP) and ESOP Trust

In December 2001, the Company adopted the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the Plan, the KSOP) and established the ESOP Trust. The Plan, a tax qualified retirement plan, includes an ESOP and a 401(k) component. In September 2013, the Internal Revenue Service (IRS) issued a determination letter that the ESOP Trust and the Plan, as amended and restated effective as of October 1, 2011, qualify under IRC Sections 401(a) and 501(a).

In September 2013, Alion adopted Amendment No. 1 to the Plan to eliminate the one-year service requirement for eligibility to receive profit sharing contributions under the Plan. Amendment No.1 was effective October 1, 2013. Also in September 2013, Alion adopted Amendment No. 2 to the Plan to delay transfer to the Company of employee salary deferrals, rollovers and transfers to be invested in the Plan’s ESOP component and to permit Alion to delay its employer contribution to the Plan for the six months ended September 30, 2013. Although Amendment No. 2 permitted delaying Alion’s common stock valuation, the ESOP Trustee and its independent third-party valuation firm completed the September 2013 ESOP valuation in November 2013, a time frame comparable to prior years. Alion did not delay its fiscal 2013 year end employer contribution to the Plan. In December 2013, the ESOP Trustee used employee salary deferrals, rollovers, and transfers from the second half of fiscal 2013 to purchase shares of Alion common stock at $8.10 per share based on the September 2013 ESOP valuation.

In March 2014, Alion adopted Amendments Nos. 3 and 4 to the Plan. Amendment No. 3 closed the Plan to employees covered by the Service Contract Act hired or re-hired after September 30, 2014. Existing Service Contract Act employees covered by the Plan remain in the Plan as grandfathered participants.

Amendment No. 4 permitted delaying the fiscal 2014 mid-year ESOP valuation. In August 2014, after the Company concluded its Refinancing Transaction, the ESOP Trustee and its independent third-party valuation firm completed the fiscal 2014 mid-year Alion common stock valuation. The delayed mid-year valuation established the fair market value of a share of Alion common stock at $2.45. In August 2014, Alion made its mid-year employer contribution based on the $2.45 share price. Also, in August 2014, the ESOP Trustee decided not to invest October 2013 to March 2014 employee salary deferrals, rollovers, and transfers in the Plan’s ESOP component and re-directed employee salary deferrals to their 401(k) investment accounts. The fiscal 2014 year-end ESOP valuation as of September 30, 2014 determined Alion’s share price was unchanged at $2.45 per share.

In September 2014, Alion adopted Amendment No. 5 to the Plan effective as of October 1, 2014. Amendment No. 5 eliminated future mid-year valuations and contributions. Beginning October 1, 2014, the Plan’s valuation and contribution date will be September 30th of each year. Also in September 2014, the Plan Administrator eliminated the option for employees to invest salary deferrals, rollovers or transfers in the ESOP component of the Plan. The Company believes the Plan and the ESOP Trust have been designed and are being operated in compliance with all applicable IRC requirements.

(4)	Loss Per Share

In connection with Alion’s August 2014 Refinancing Transactions, the Company issued one new class of in-the-money penny warrants deemed to be participating securities. As a result, the Company is required to use the two-class method to compute earnings per share. The penny warrants Alion issued in March 2010 are not participating securities. Because Alion has had losses each of the past three years, both the new class of warrants issued in fiscal 2014 and the penny warrants issued in March 2010 are anti-dilutive for all periods presented. The warrants are anti-dilutive even after including required adjustments to the earnings per share numerator.

Alion computes basic and diluted loss per share by dividing net loss by the weighted average number of common shares outstanding. If Alion were to become profitable and warrant holders were to exercise their rights to acquire shares of Alion common stock, any such shares issued to warrant holders would dilute future earnings per share. At September 30, 2014, if all warrant holders were to exercise their rights, Alion would have to issue 10,773,816 additional shares.

On August 18, 2014, Alion issued Second Lien lenders a warrant (Second Lien Warrants) with the right to purchase shares equal to 12.5% of Alion’s total common stock at a penny-per-share strike price. At the same time, Alion also issued Third Lien penny warrants (Third Lien Warrants) with the right to purchase 27.5% of the Company’s total common stock. Both sets of warrants have the same rights and privileges, constitute a single class of warrant, are currently exercisable and expire August 17, 2024. The Second and Third Lien Warrants have anti-dilution protections. At September 30, 2014, the Company had reserved 9,727,040 shares to satisfy potential warrant exercise demands of the Second Lien lenders and Third Lien Note holders.

In March 2010, Alion issued its now-extinguished Secured Notes and accompanying penny warrants (Secured Note Warrants) to purchase 602,614 shares of Alion common stock. As a result of issuing the Second and Third Lien Warrants, anti-dilution protections in the Secured Note Warrants could entitle holders to purchase up to 1,046,776 shares of Alion common stock if Second and Third Lien Warrant holders were to exercise their purchase rights. The Secured Note Warrants are currently exercisable and expire March 15, 2017.

None of the Company’s warrants is redeemable or puttable. The 2010 warrants are classified as permanent equity. The Second and Third Lien Warrants are classified as a liability, as they are not considered indexed to the Company’s stock. As such, the Second and Third Lien Warrants were initially measured at fair value and classified as liabilities on the balance sheet. Subsequent changes in fair value have been recorded in earnings.

(5)	Redeemable Common Stock

The ESOP Trust owns substantially all of Alion’s issued and outstanding common stock, for the benefit of current and former employee participants in the Alion KSOP. The issued and outstanding common stock held by the ESOP represents less than 60% of Alion’s total authorized shares. The Company has reserved over 40% of its authorized shares to satisfy the three classes of outstanding penny warrants the Company has issued.

ESOP participants and beneficiaries are entitled to a distribution of the value as determined by the ESOP trustee of their vested account balance upon death, disability, retirement or termination of employment. The Plan permits distributions to be paid over a five-year period commencing the year after a participant’s retirement at age 65, death or disability. Alion can delay distributions to other terminating participants for six years before commencing payment over a subsequent five-year period. The Company intends to pay distribution requests in annual installments and defer initial payments as permitted.

Terminating ESOP participants can hold or immediately sell their distributed shares to the Company. If a participant elects to hold distributed shares, the IRC and ERISA require Alion to offer a put option to allow the recipient to sell stock to Alion at the price per share determined by the ESOP trustee on the most recent valuation date. The Company was able to sell shares to the ESOP Trust was $2.45 at August 20, 2014 and $2.45 at September 30, 2014. The put right requires Alion to purchase distributed shares during two put option periods at the most recent price determined by the ESOP Trustee.

Consistent with its duty of independence from Alion management and its fiduciary responsibilities, the ESOP Trustee retains an independent third party valuation firm to assist it in determining the value (share price) at which the Trustee may acquire or dispose of investments in Alion common stock.

Alion management determines, and the Board of Directors’ Audit and Finance Committee reviews, the reasonableness of Alion’s recorded redeemable common stock liability. The Audit and Finance Committee considers various factors in its review, including in part, the ESOP valuation report and the share price selected by the ESOP Trustee. Management also considers the share price selected by the ESOP Trustee along with other factors in estimating Alion’s aggregate liability for outstanding redeemable common stock.

The Company and the ESOP retain the right to delay distributions consistent with the terms of the Plan, and to control the circumstances of future distributions. However, eventual redemption of shares of Alion common stock is deemed to be outside the Company’s control.

(6)	Preferred Stock

On August 18, 2014, Alion issued 70 shares of Series A Preferred Stock to the Second Lien lenders. The Company issued 55 of the 70 shares to ASOF and the balance to Phoenix, the other Second Lien lender. The 70 shares of Series A Preferred Stock are the only preferred stock of the Company. The 70 shares of Series A Preferred Stock have: a penny per share par value; a $10.00 per share liquidation preference; no dividend rights; no conversion rights; rank superior to the common stock of the Company; and are not redeemable by the Company.

Alion executed a Preferred Stock Certificate of Designation that set out the rights of holders of Alion’s Series A Preferred Stock. The holders of a majority of the Series A Preferred Stock have the right, but are not required, to elect a majority of Alion’s directors. The majority of each committee of the Board of Directors must be comprised of directors elected by the holders of the Series A Preferred Stock. Directors elected by the holders of Series A Preferred Stock have supervoting rights as compared to directors elected by Alion’s stockholders generally, and the vote of the majority of the directors elected by the Series A Preferred Stock at a meeting of the Board of Directors or any committee thereof is required for any action to be approved by the Board of Directors or any committee thereof.

A majority vote by holders of the Series A Preferred Stock is deemed to be a majority vote of all of Alion’s voting stock and is necessary and sufficient to approve any and all matters that require a shareholder vote. The Series A Preferred Stock is voted as a block as determined by the holders of a majority of the Series A Preferred Stock, currently ASOF. The consent of the holders of a majority of the Series A Preferred Stock is required for Alion to do, among other things, the following:

•	change the nature of our business;

•	amend our charter, by laws or other organizational documents or those of our Subsidiaries;

•	approve our annual budget;

•	create liens on our assets;

•	transfer or sell assets outside the ordinary course of our business;

•	make any acquisitions and investments other than in the ordinary course of our business;

•	enter into or amend any transaction with affiliates;

•	merge or consolidate with another company;

•	make or pay any dividends or other distributions on account of our common stock (other than ESOP distributions and those permitted under our new Stockholders’ Agreement);

•	authorize certain capital expenditures;

•	make optional prepayments on certain of our debt;

•	incur additional debt other than certain permitted debt; and

•	amend our ESOP.

(7)	Accounts Receivable

Accounts receivable at September 30 consisted of the following:

	September 30,
	2014	2013
	(In thousands)
Billed receivables and amounts billable as of the balance sheet date	$105,229	$102,211
Unbilled receivables:
Amounts billable after the balance sheet date	36,691	36,693
Revenues recorded in excess of milestone billings on fixed price contracts	2,813	3,289
Revenues recorded in excess of estimated contract value or funding	14,652	14,605
Retainages and other amounts billable upon contract completion	16,034	19,557
Allowance for doubtful accounts	(3,924)	(3,751)

Total Accounts Receivable	$171,495	$172,604

Billed accounts receivable include invoices issued to customers for services performed as of the balance sheet date. Unbilled accounts receivable represent revenue recognized as of the balance sheet date for which Alion has yet to issue invoices to customers. Amounts that are currently billable are expected to be invoiced to customers within the next twelve months. Fixed-price contract revenue in excess of milestone billings is not yet contractually billable. Revenue in excess of contract value or funding is billable when Alion receives contract amendments or modifications. Approximately $138.4 million (79)% and $137.5 million (78)% of contract receivables at September 30, 2014 and September 30, 2013 were from federal government prime contracts.

At September 30, 2014, Alion recognized $70.2 million in revenue in excess of billings on uncompleted contracts including approximately $14.7 million for customer-requested work for which the Company had not received contracts or contract modifications. At September 30, 2013, Alion had recognized $74.1 million in revenue in excess of billings on uncompleted contracts including approximately $14.6 million for customer-requested work for which the Company had not received contracts or contract modifications.

Retainages and other unbilled amounts are billable upon contract completion or completion of DCAA audits. In keeping with industry practice, Alion classifies all contract-related accounts receivable as current assets based on contractual operating cycles which frequently exceed one year. Except for $16.0 million at September 30, 2014, the Company expects to invoice and collect unbilled receivables within the next twelve months.

(8)	Property, Plant and Equipment

	September 30,
	2014	2013
	(In thousands)
Leasehold improvements	$12,628	$12,984
Equipment and software	34,343	35,203

Total cost	46,971	48,187
Less: accumulated depreciation and amortization	(39,905)	(38,519)

Net Property, Plant and Equipment	$7,066	$9,668

Depreciation and leasehold amortization expense for fixed assets was approximately $2.8 million, $3.3 million, and $4.3 million for the years ended September 30, 2014, 2013, and 2012, which is recorded within operating expenses in the consolidated statement of operations and comprehensive loss.

(9)	Goodwill

The Company accounts for goodwill and other intangible assets according to ASC 350 Intangibles – Goodwill and Other (ASC 350) which requires that Alion review goodwill at least annually for impairment or more frequently if events or circumstances indicate goodwill might be impaired. The Company performs this review at the end of each fiscal year.

In fiscal 2014, the Company experienced difficulties in accessing the capital markets, delays in its refinancing efforts and declining revenue, all of which indicated to management that as of June 30, 2014 goodwill might be impaired. As a result, management tested goodwill for potential impairment as of June 30, 2014. Management’s June 2014 Step One test indicated that Alion’s goodwill was not impaired as of June 30, 2014. In September 2014, management elected to perform a qualitative Step Zero analysis of Alion’s goodwill to evaluate goodwill for potential impairment.

Since its June 2014 goodwill impairment evaluation, Alion experienced several favorable financial changes. In August 2014 Alion refinanced over 96% of its debt; increased its borrowing capacity and experienced favorable changes in its credit ratings. Fiscal 2014 revenue increased 3.1% over annualized third quarter year-to-date revenue. Revenue increased for the Company and each reporting unit. Fiscal 2014 EBITDA increased 15.6% from June 2014 annualized levels for the Company. Each reporting unit also saw increased EBITDA. At September 2014, executed funded contract backlog reached an all-time high of more than $630 million a 56% increase over last June’s $404 million in funded backlog. Based on stock market performance of publicly-traded government contractors, valuation market multiples appear to have remained stable, if not increased.

As part of its current analysis, management determined that Alion has the cash flow and borrowing capacity to pay its operating expenses, including subcontractors, while managing its debt load and timely paying interest and principal when and as due. Management’s cash flow forecast indicates that Alion is expected to have sufficient cash flow to handle loan amortization demands and also repay $24.0 million in remaining Unsecured Notes due February 1, 2015.

As of September 30, 2013 and 2014, Alion had approximately $398.9 million in goodwill. There were no changes to the goodwill carrying amount for the years ended September 30, 2014 and 2013.

Alion operates in one segment and tests goodwill at the reporting unit level. Each of Alion’s two reporting units delivers a similar set of professional engineering, scientific and technical services to a wide array of federal government customers, principally within the Department of Defense. Each reporting unit provides the full range of services Alion offers to customers overall.

Alion’s management has organized reporting units based on managerial responsibility and administrative structure, contract portfolios, and the availability of discrete financial information. Management evaluates reporting unit financial performance based on contract revenue and non-GAAP operating income. Alion does not maintain reporting unit balance sheets and does not track cash flows by reporting unit.

Management identifies reporting units as “sectors” which in turn include lower level business units identified as “groups” consisting of still lower level “operations.” For each business combination, management assigned the goodwill arising from acquisitions to the reporting unit or units expected to benefit from the synergies of that business combination. Coincident with its goodwill determination and purchase price allocation, management assigned assets acquired to reporting units based on the unit or units anticipated to utilize such assets. Management did not allocate to reporting units the liabilities arising from business combinations. Alion’s reporting units are the Engineering and Integration Solutions Sector (EISS) and the Technology, Engineering and Operational Solutions Sector (TEOSS). Management assigned $197.0 million in goodwill to EISS and $201.9 million in goodwill to TEOSS.

In 2013, TEOSS had $477 million in contract revenue and EISS had $371 million in contract revenue. Alion’s reported revenue differs from total reporting unit contract revenue because reporting unit contract revenue did not include $292 thousand in inter-company eliminations, discounts, and GSA industrial funding fees which the Company does not track by reporting unit. In its September 2014 Step Zero analysis, TEOSS and EISS had revenue of $456 million and $350 million for fiscal 2014, with approximately $1.1 million in inter-company eliminations, discounts and GSA industrial funding fees the Company does not track by reporting unit.

Management applied the guidance in ASC 350 and the related guidance in ASC Topic 280 Segment Reporting to analyze Alion’s reporting units to determine the appropriate level at which to test goodwill for potential impairment. The Company employs a reasonable, supportable and consistent method to assign goodwill to reporting units expected to benefit from the synergies arising from acquisitions. Alion determines reporting unit goodwill in a manner similar to the way it determines goodwill in a purchase allocation by using fair value to determine reporting unit purchase price, assets, liabilities and goodwill. Reporting unit residual fair value after this allocation is the implied fair value of reporting unit goodwill. The Company allocates the goodwill related to acquisitions on a specific identification basis consistent with reporting unit structure.

Alion negotiated and executed each of its acquisitions on a cash-free, debt-free basis and therefore did not allocate to its reporting units any of the corporate debt the Company issued to fund its acquisitions. Alion’s debt is part of its capital structure, and therefore this debt has always resided at the corporate level. The Company has consistently applied its accounting policy with regard to assigning assets and liabilities to reporting units and retaining debt at the corporate level. The Company has not allocated its debt to its reporting units either to determine their carrying value or to test reporting unit goodwill for potential impairment.

The Company performs its own independent analysis to determine whether goodwill is potentially impaired. Management performs a discounted cash flow analysis to determine the fair value of each reporting unit. The Company compares the aggregated fair value per the discounted cash flow model to the fair value indicated by the market multiples used in the most recent stock valuation. Management independently determines the rates and assumptions it uses to: perform its goodwill impairment analysis; assess the probability of future contracts and revenue; and evaluate the recoverability of goodwill.

Alion has assigned specific contracts and task orders to each reporting unit which, with goodwill, represent each reporting unit’s principal assets. Although the Company does not maintain complete financial information for its reporting units and therefore is unable to prepare reporting unit balance sheets or statements of cash flows, the Company is able to prepare a discounted cash flow analysis in order to test reporting unit goodwill for potential impairment.

Alion bases its discounted cash flow analysis on each reporting unit’s contract portfolio, anticipated contract revenue stream and historical contract operating margins. Historically, Alion has had minimal interest expense related to operations and low working capital levels which make net contract margins a reliable means of estimating and forecasting reporting unit cash flows.

Cash flow concerns associated with Alion’s current liquidity issues do not materially affect the Company’s goodwill impairment analyses. The Company’s significant interest expense and liquidity demands arise from its various debt instruments, which are part of Alion’s capital structure and thus not allocated to its reporting units. Alion’s operating activities and its reporting units do not face any material interest expense or demands on liquidity that materially affect the Company’s discounted cash flow analysis based on contract portfolios and operating margins.

Alion’s cash flow analysis depends on several significant management inputs and assumptions. Management uses observable inputs, rates and assumptions generally consistent with those used by the independent third party to prepare the valuation report for the ESOP Trustee. However, management’s sensitivity analyses also incorporate a more conservative range of growth assumptions in addition to assumptions generally consistent with those used by the independent third party to prepare the valuation report for the ESOP Trust. These sensitivity analyses are designed to stress management’s best estimate of the Company’s financial forecast for purposes of understanding whether a reasonable decline in growth would cause the associated expected discounted cash flows to fall below the reporting units’ carrying value. Management’s cash flow analysis includes the following significant inputs and assumptions: estimated future revenue and revenue growth; estimated future operating margins and EBITDA; observable market multiples for comparable companies; and a discount rate management believes is consistent with a market-based weighted average cost of capital. Management includes EBITDA in its analysis in order to use publicly available valuation data.

In Alion’s fiscal 2013 impairment testing, market multiples for trailing twelve month EBITDA for comparable companies (publicly traded professional services government contractors) ranged from a low of 7.6 to a high of 18.2, with a median value of 13.4. Market multiples for trailing twelve month revenue ranged from a low of 0.30 to a high of 3.01, with a median value of 1.36. Management based its goodwill impairment testing valuation on discounted cash flows, and revenue and EBITDA multiples. Management discounted median market multiples by approximately 30% to reflect Alion’s recent financial performance compared to its peers and the significant uncertainties in the professional services government contracting marketplace likely to adversely affect future financial performance. Management used a weighted average cost of capital rate of 13.0% derived from market-based inputs, the tax-effected interest cost of Alion’s outstanding debt and a hypothetical market participant capital structure. Management estimates future years’ EBITDA based on Alion’s reporting units’ historical adjusted EBITDA as a percentage of revenue. To the extent that management’s analysis included forecasts of future revenue growth, management based such estimates on existing contract backlog, recent contract wins, current year performance and new business opportunities. Management analyzed goodwill for impairment using a range of near-term growth values of 0-4% and a range of 0-4% for longer-term out year forecasts.

There were no changes in fiscal 2014 or fiscal 2013 to the methods used in Step One testing to evaluate goodwill in prior periods. Changes in one or more inputs could materially alter the calculation of Alion’s enterprise fair value and thus the Company’s determination of whether its goodwill is potentially impaired. A hypothetical 10% increase or decrease in the weighted average cost of capital rate at June 30, 2014, would have produced a corresponding 8.6% decrease and 10.5% increase in estimated enterprise value. A similar change in the weighted average cost of capital rate at September 30, 2013, would have produced a corresponding 5.7% decrease and 6.9% increase in estimated enterprise value. Alion’s enterprise value based on discounted cash flows was approximately 26% lower at September 30, 2013 than EBITDA multiples from mergers and acquisitions in the government services market place.

Management reviews the Company’s internally-computed enterprise fair value to confirm the reasonableness of the internal analysis and compares the results of its independent analysis with the results of the independent third party valuation report prepared for the ESOP Trustee when such reports are available. Management compares each reporting unit’s carrying amount to its estimated fair value. If a reporting unit’s carrying value exceeds its estimated fair value, the Company compares the reporting unit’s goodwill carrying amount with the corresponding implied fair value of its goodwill. If the carrying amount of reporting unit goodwill exceeds its fair value, the Company recognizes an impairment loss to the extent that the carrying amount of goodwill exceeds implied fair value. Alion performs impairment testing on an enterprise value basis as there is no public market for the Company’s common stock.

Management determined that, on an enterprise value basis, Alion’s reporting units have positive carrying value. Reporting unit carrying values are positive because they do not include any allocation of the corporate debt that is an integral component of the Company’s capital structure. If Alion were to allocate to corporate debt to its reporting units, carrying values would be negative rather than positive.

Alion completed an interim goodwill impairment analysis in the third quarter of fiscal 2014 and concluded no goodwill impairment existed as of June 30, 2014. As of June 30, 2014, the estimated fair value of each reporting unit exceeded its positive carrying value. Consistent with prior disclosures, the decline in estimated discounted cash flows from September 2013 to June 2014 did not result in a goodwill impairment.

The tables below show reporting unit goodwill and carrying value as of September 30, 2014, and goodwill carrying value, estimated fair value, and excess of estimated fair value over carrying value as of September 30, 2013.

	Goodwill	Carrying Value
	at September 30, 2014
Sector	(In millions)
TEOSS	$201.9	$184.0
EISS	197.0	185.4

Total	$398.9	$369.4

	Goodwill	Carrying Value	Estimated Fair Value	Excess of Estimated Fair Value over Carrying Value
Sector	at September 30, 2013 (In millions, except percentages)
TEOSS	$201.9	$187.3	$259.2	$71.9	38%
EISS	197.0	184.1	222.1	38.0	21%

Total	$398.9	$371.4	$481.3	$109.9	30%

(10)	Intangible Assets

The Company accounts for intangible assets according to ASC 350 Intangibles – Goodwill and Other. Intangible assets consist primarily of contracts acquired in the JJMA transaction. The table below shows the intangible assets as of September 30, 2014 and 2013.

	September 30, 2014			September 30, 2013
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
	(In thousands)
Purchased contracts	$111,635	$(110,674)	$961	$111,635	$(109,795)	$1,840
Internal use software and engineering designs	3,182	(3,182)	—	3,182	(2,982)	200

Total	$114,817	$(113,856)	$961	$114,817	$(112,777)	$2,040

The weighted-average remaining amortization period of intangible assets was approximately 16 months at September 30, 2014. Amortization expense was approximately $1.1 million, $3.2 million, and $6.5 million, for the years ended September 30, 2014, 2013 and 2012, which is recorded within operating expenses in the consolidated statement of operations and comprehensive loss. Estimated aggregate amortization expense for the next four years and thereafter is as follows.

Fiscal year ending September 30,	(In thousands)
2015	736
2016	141
2017	51
2018	33
Thereafter	$—

$961

(11)	Long-Term Debt

On August 18, 2014, Alion completed a series of Refinancing Transactions which included:

•	A $65 million amended and restated Credit Agreement with Wells Fargo Bank;

•	$285 million in a new First Lien Term Loan; Tranche A for $110 million; and Tranche B for $175 million;

•	A new $70 million Second Lien Term Loan with preferred stock;

•	$208.1 million in new Third Lien Notes exchanged for approximately 90% of Alion’s Unsecured Notes maturing February 2015 plus $2.9 million in Third Lien Notes issued for cash at a discount;

•	A warrant entitling Second Lien Lenders and Third Lien Note holders to purchase 40.0% of Alion’s total common stock;

•	Extinguishment of $336.4 million in Secured Notes and PIK Notes maturing November 2014; and

•	Eliminating all substantial covenants for $24.0 million in remaining Unsecured Notes due February 2015.

The indentures governing the Third Lien Notes and the Unsecured Notes and the agreements governing the First Lien Term Loans, the Second Lien Term Loan and the Revolving Credit Facility are referred to collectively as the “Debt Instruments”. The tables below present face value and elements of carrying value for Alion’s Debt Instruments as of September 30, 2014 and September 30, 2013.

	At September 30, 2014
	Principal		Unamortized Debt Issue Costs			Net Carrying Value
Description of Debt Instrument	Face value	PIK Notes Issued and Accrued	Original Issue Discount	Preferred Stock and Warrants	Third Party Costs
	(In thousands)
Credit Agreement	$43,000	—	—	—	$(3,451)	$39,549
Unsecured Notes – current	$24,014	—	—	—	$(37)	$23,977
First Lien Term Loan
Tranche A – current	17,500	—	(345)	—	(1,096)	16,059
Tranche A – noncurrent	88,750	—	(1,751)	—	(4,372)	82,627

Sub-total Tranche A	$106,250	—	$(2,096)	—	$(5,468)	$98,686
Tranche B – current	1,750	—	(57)	—	(108)	1,585
Tranche B – noncurrent	172,813	—	(5,603)	—	(8,796)	158,414

Sub-total Tranche B	174,563	—	(5,660)	—	(8,904)	159,999
Sub-total First Lien Loans	$280,813	$—	$(7,756)	$—	$(14,372)	$258,685
Second Lien Term Loans – noncurrent	$70,000	$1,191	$(3,794)	$(7,383)	$(3,640)	$56,374
Third Lien Notes – noncurrent	$210,986	$2,457	$(1,122)	$(11,073)	$(10,803)	$190,445

Totals at September 30, 2014	$628,813	$3,648	$(12,672)	$(18,456)	$(32,303)	$569,030

	At September 30, 2013
	Principal		Unamortized Debt Issue Costs			Net Carrying Value
Description of Debt Instrument	Face value	PIK Notes Issued and Accrued	OID	Preferred Stock and Warrants	Third Party Costs
	(In thousands)
Credit Agreement – current	$—	$—	$—	$—	$—	$—
Secured Notes – noncurrent	$310,000	$22,536	$—	$(5,068)	$(5,182)	$322,286
Unsecured Notes – noncurrent	$235,000	$—	$—	$—	$(1,168)	$233,832

Totals at September 30, 2013	$545,000	$22,536	$—	$(5,068)	$(6,350)	$556,118

Debt Instruments

All of Alion’s 100%-owned, domestic subsidiaries jointly, severally, fully and unconditionally guaranteed each Alion debt instrument including: the Credit Agreement; the First Lien Term Loans; the Second Lien Term Loan; the Third Lien Notes; the Unsecured Notes; and the now-extinguished Secured Notes. Each debt instrument is secured by all current and future tangible and intangible property of Alion and its guarantor subsidiaries.

Except for the remaining outstanding Unsecured Notes, each debt instrument includes customary representations and warranties, affirmative covenants and events of default (including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain bankruptcy and insolvency events, material judgments, certain ERISA and ESOP events, change of control, impairment of security interests in collateral, invalidity of guarantees and intercreditor provisions and certain events with respect to material contracts). If an event of default occurs, lenders are entitled to take certain actions, including, in certain instances, accelerating amounts due.

Intercreditor Agreement

The Company, its subsidiary guarantors and lenders under each of the debt instruments also entered into an Intercreditor Agreement to grant Credit Agreement lenders first priority payment rights and to permit First Lien lenders to acquire revolving credit agreement loans from Credit Agreement lenders. The Intercreditor Agreement governs priority of interests among lenders and restricts the Company’s ability to further encumber its assets.

Credit Agreement

Alion’s Credit Agreement, which includes a revolving credit facility, has repeatedly been amended and restated to extend terms, waive certain covenants, substitute lenders and increase capacity. The Company has frequently incurred fees to obtain waivers and extensions. In connection with its August 2014 Refinancing Transactions, Alion paid $4.3 million in third-party costs to amend, extend and increase the capacity of the current Credit Agreement. The Credit Agreement expires April 30, 2018. Wells Fargo Bank is the administrative agent and sole Credit Agreement lender.

The Credit Agreement permits Alion to borrow, repay and re-borrow up to a maximum of $65 million subject to certain covenants and limitations. Under limited circumstances, Wells Fargo Bank may issue up $6.5 million in extraordinary loans in excess of the $65 million Credit Agreement ceiling. The Credit Agreement contains a $10 million sub-limit for letters of credit.

If Alion’s Credit Agreement borrowing capacity were to fall below $15 million, the Company could lose its ability to borrow funds under the Credit Agreement. The administrative agent could also block Alion’s access to funds in a designated account, and even seize those funds.

The Credit Agreement limits Alion’s total borrowing capacity to the lesser of $65 million or a borrowing base. The borrowing base consists of 85% of eligible, outstanding customer receivables plus the lesser of $30 million or 70% of eligible, unbilled receivables, net of certain other adjustments. Existing Credit Agreement loans and outstanding letters of credit reduce Alion’s available borrowing capacity.

At September 30, 2014, Alion had borrowed $43 million; had $3.9 million in letters of credit outstanding under the Credit Agreement; and had approximately $18.1 million in remaining maximum borrowing capacity subject to borrowing base limitations. The Company’s borrowing base was $79.7 million. After taking into account borrowing base limitations the available borrowing capacity was $17.4 million at September 30, 2014.

As of September 30, 2013, Alion had approximately $4 million in outstanding letters of credit, no Credit Agreement balance actually drawn, and $31 million in remaining borrowing capacity. At September 30, 2013, the Credit Agreement contained no borrowing base limitation.

Interest Rates and Fees

Credit Agreement interest is payable in cash. The interest rate for Credit Agreement borrowings is daily one-month LIBOR (London Inter-bank Offered Rate) plus 475 basis points. The Company must also pay a 25 basis point unused line fee and a 175 basis point letter of credit fee for any letter of credit that is not cash collateralized. The Credit Agreement imposes a $75 thousand monthly minimum interest charge to the extent that actual interest expense and unused line fees do not exceed that amount. The interest rate on outstanding balances increases by 200 basis points in the event of default.

Events of Default

In addition to the customary events of default described above, the Credit Agreement includes covenants regarding monetary judgments greater than $500 thousand; failure to pay other obligations exceeding $1 million; breaches of loan documents including the Intercreditor Agreement; suspension or debarment, or receipt of notice of suspension or debarment; and termination for default under a material government contract.

Financial Covenants

The Credit Agreement defines several keys terms, including Consolidated Net Income, Consolidated EBITDA, Fixed Charges and Fixed Charge Coverage Ratio. The Credit Agreement requires the Company to achieve at least $50 million in trailing four-quarter Consolidated EBITDA measured at the end of each quarter. The Credit Agreement also requires the Company to maintain a minimum one-to-one fixed charge coverage ratio which is also measured on a trailing four-quarter basis at the end of each quarter.

The Credit Agreement defines Consolidated Net income as net income excluding gains or losses from debt extinguishments and asset sales. Consolidated EBITDA includes adjustments to Consolidated Net Income for certain items included in Consolidated Net Income. Principal additions include: interest expense; income tax expense; depreciation and amortization expense; non-recurring expenses accepted by the third-party ESOP valuation company; and non-cash contributions to the ESOP. The principal deductions are cash payments made in respect of amounts previously added back in determining Consolidated EBITDA.

Each of Alion’s debt instruments contains a similar definition of Consolidated Net Income and Consolidated EBITDA as used to determine compliance with each instrument’s financial covenants.

Fixed Charges are defined as cash interest and principal payments plus all fees paid to equity sponsors . The numerator for the Fixed Charge Coverage ratio is Consolidated EBITDA minus: capital expenditures; cash paid for income taxes; and non-recurring charges included in Consolidated EBITDA (Net Cash Flow before Fixed Charges). The Credit Agreement permits certain adjustments related to refinancing transactions.

As of September 30, 2014, Alion had $68.0 million in Consolidated EBITDA and the Fixed Charge Coverage Ratio was 1.01 to 1.0 ($65.2 million in Net Cash Flow before Fixed Charges compared to $64.8 million in Fixed Charges).

First Lien Term Loans

As part of its August 2014 refinancing, Alion executed a $285.0 million First Lien Credit Agreement. The First Lien Credit Agreement includes two terms loans: Tranche A ($110 million) and Tranche B ($175 million). Tranche A matures on August 18, 2018; Tranche B matures August 18, 2019. Tranche A was issued at a $2.2 million discount. Tranche B was issued at $5.8 million discount. Alion also paid $26.1 million in third party costs and loan origination fees for the First Lien Credit Agreement.

Alion must repay $15 million of the Tranche A loan in year one; $25 million in year two, $25 million in year three and $45 million in year four. For the first five years through June 2019, Alion must repay Tranche B principal at 1% per year in quarterly installments. On August 18, 2019, Alion must repay the remaining $166.3 million in Tranche B principal.

First lien interest is payable quarterly in arrears in cash. Unless otherwise elected, the interest rate is one-month LIBOR with a floor of 1.00% plus 700 basis points for the Tranche A loan. The Tranche B interest rate is 300 basis points higher than the Tranche A interest rate. In the event of default, interest rates increase by 200 basis points. Alion has the option to use an alternate rate based on the Federal funds rate plus several adjustments. The LIBOR rate is lower than the alternate rate.

The First Lien Credit Agreement limits Alion’s capital expenditures to $2.5 million per year. Beginning at the end of fiscal 2015, the First Lien Credit Agreement requires Alion to use its excess cash flow (as defined in the agreement) to pay down either the outstanding Credit Agreement balance or the First Lien term loans. The First Lien Credit Agreement requires the Company to achieve at least $50 million in trailing four-quarter Consolidated EBITDA measured at the end of each quarter.

Second Lien Term Loan

On August 18, 2014 Alion executed a $70 million Second Lien Credit Agreement with ASOF and JLP Credit Opportunity Master Fund Ltd., an affiliate of Phoenix. The Second Lien term loan was issued at a $3.9 million discount and matures on February 18, 2020. The Company paid $4.5 million third-party costs and fees for the Second Lien Credit Agreement. Alion issued warrants to the Second Lien lenders to acquire Alion common stock at a penny-per-share strike price along with Series A Preferred Stock which gave the lenders as holders of the Series A Preferred Stock the right to elect the majority of the board of directors of the Company. At issuance, the Series A Preferred Stock and the portion of the warrants exercisable by Second Lien lenders had an estimated fair value of $5.9 million.

Second Lien interest is payable entirely in compounding PIK notes. The interest rate is 14.25%. In the event of default, the interest rate is 16.25% and lenders can demand Alion pay default interest in cash rather than by issuing PIK notes.

The Second Lien Credit Agreement requires the Company to achieve at least $45 million in trailing four-quarter Consolidated EBITDA measured at the end of each quarter.

Third Lien Indenture and Third Lien Notes

On August 18, 2014, the Company entered into a Third Lien Indenture and issued approximately $208.1 million new Third Lien Notes in exchange for the same face amount of Unsecured Notes due February 2015. Concurrently with the closing of the exchange offer, the Company also issued an aggregate of $2.9 million in Third Lien Notes at a $1.1 million discount to face value for cash received from Unsecured Note holders who participated in the unit offering and from ASOF who purchased Third Lien Notes and warrants in a private placement. The Third Lien notes mature on February 18, 2020. Interest is payable semi-annually in arrears on March 1 and September 1 of each year to holders of record as of the preceding February 15 and August 15.

The Company paid $13.3 million in third-party costs and fees related to the Third Lien Notes and exchange offer. The warrants Alion issued allow Third Lien Note holders right to acquire common stock at a penny per share. At issuance, the portion of the warrant exercisable by Third Lien Note holders had an estimated fair value of $12.9 million.

One component of Third Lien Note interest is payable in cash at 5.0% from date of issuance through maturity so long as trailing four-quarter Consolidated EBITDA exceeds $54 million measured as of June 30 and December 31 each year. Otherwise all interest is payable only in PIK notes.

In addition to the 5.0% interest potentially payable in cash, Third Lien Note holders are entitled non-cash interest in the form of compounding PIK notes at 9.75% from issuance through August 2018. The PIK note interest rate increases to 10.25% for year five and to 10.75% thereafter. In the event of default, the interest rate increases by 200 basis points and Third Lien Note holders can demand Alion pay default interest in cash on the entire principal outstanding and on any overdue PIK or cash interest payments.

The Third Lien Indenture requires the Company to achieve at least $40 million in trailing four-quarter Consolidated EBITDA measured at the end of each quarter.

Unsecured Notes

In February 2007, Alion issued $250 million in 10.25% Unsecured Notes maturing February 2015. Unsecured Note interest is payable semi-annually in cash in arrears on February 1 and August 1 to holders of record as of the preceding January 15 and July 15.

In fiscal 2011 and fiscal 2013, Alion was able to repurchase at a discount, Unsecured Notes with an aggregate face value of $15 million, recognizing a gain with each transaction. Holders of a majority of outstanding Unsecured Notes agreed to eliminate nearly all the covenants in the Unsecured Note indenture in connection with the exchange offer concluded in August 2014.

As part of Alion’s August 2014 Refinancing Transactions, holders of approximately $211 million in Unsecured Notes exchanged their notes for new Third Lien Notes or cash in the Exchange Offer. The approximately $24.0 million in Unsecured Notes remaining outstanding come due February 1, 2015.

Secured Notes

In March 2010, Alion issued $310 million in 12% Secured Notes maturing November 1, 2014. Secured Note interest was payable semi-annually in arrears at 10% in cash and 2.0% in compounding PIK notes. The Company also issued penny warrants to Secured Note holders conveying the right to purchase 602,614 shares of Alion common stock. The Secured Note warrants, which expire March 15, 2017, have anti-dilution protection. As a result of the August 18, 2014, Refinancing Transactions, Secured Note warrant holders became entitled to purchase 1,041,314 shares of Alion common stock.

On September 16, 2014, Alion used proceeds from its August 18, 2014, Refinancing Transactions to redeem the $310 million in Secured Notes and $26.4 million in outstanding PIK notes. The Company paid $15.3 million in cash interest and accrued PIK interest through the redemption date and recognized a $2.4 million debt extinguishment loss.

As of September 30, 2014, Alion must make the following principal repayments (face value) for its outstanding debt.

Schedule of Principal Payments at face for existing debt instruments

Instrument	FY 2015	FY 2016	FY 2017	FY 2018	FY 2019	FY 2020	Total
	(In thousands)
Unsecured Notes	$24,014	$—	$—	$—	$—	$—	$24,014
First Lien – Tranche A	$17,500	$25,000	$25,000	$38,750	$—	$—	$106,250
First Lien – Tranche B	$1,750	$1,750	$1,750	$1,750	$167,563	$—	$174,563
Second Lien Loan	$—	$—	$—	$—	$—	$70,000	$70,000
Second Lien PIK Notes	$—	$—	$—	$—	$—	$82,603	$82,603
Third Lien Notes	$—	$—	$—	$—	$—	$210,986	$210,986
Third Lien PIK Notes	$—	$—	$—	$—	$—	$159,223	$159,223

Total	$43,264	$26,750	$26,750	$40,500	$167,563	$522,812	$827,639

(12)	Fair Value Measurement

Alion applies ASC 820 – Fair Value Measurements and Disclosures in determining the fair value to be disclosed for financial and nonfinancial assets and liabilities. The Company has no assets or liabilities, other than its redeemable common stock and certain common stock warrants, which it is required to remeasure at fair value. Valuation techniques utilized in the fair value measurement of assets and liabilities for each period presented were unchanged from prior practice.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. It establishes a fair value hierarchy and a framework which requires categorizing assets and liabilities into one of three levels based on the assumptions (inputs) used in valuing the asset or liability. Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. Level 1inputs are unadjusted, quoted market prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets. Level 3 inputs include unobservable inputs that are supported by little, infrequent, or no market activity and reflect management’s own assumptions about inputs used in pricing the asset or liability. The Company uses the following valuation techniques to measure fair value.

Level 1 primarily consists of financial instruments, such as overnight bank re-purchase agreements or money market mutual funds whose value is based on quoted market prices published by financial institutions, exchange funds, exchange-traded instruments and listed equities.

Level 2 assets include U.S. government and agency securities whose valuations are based on market prices from a variety of industry-standard data providers or pricing that considers various assumptions, including time value, yield curve, volatility factors, credit spreads, default rates, loss severity, current market and contractual prices for the underlying instruments, and broker and dealer quotes. All are observable in the market or can be derived principally from or corroborated by observable market data for which the Company can obtain independent external valuation information.

Level 3 consists of unobservable inputs. Assets and liabilities are considered Level 3 when their fair value inputs are unobservable or not available, including situations involving limited market activity, where determination of fair value requires significant judgment or estimation.

As disclosed in Note 11 above, the Company issued its First and Second Term Loans at a discount to face value. Management believes these discounted values represent fair value for debt instruments issued by an entity with leverage ratios and credit ratings similar to Alion’s. See Note 5 above for Alion’s redeemable common stock fair value disclosures and Note 13 below for its common stock warrant fair value disclosures. The table below sets out the face value, net carrying value and fair value of Alion’s Third Lien Notes, Unsecured Notes and Secured Notes. The fair values disclosed below are based on quoted market prices for Alion’s outstanding notes. This is a Level 2 measurement.

	September 30, 2014		September 30, 2013
	(In thousands)
	Third Lien Notes	Unsecured Notes	Secured Notes	Unsecured Notes
Face value of original notes outstanding	$210,986	$24,014	$310,000	$235,000
PIK interest notes issued	—	—	19,788	—

Face value of outstanding notes	$210,986	$24,014	$329,788	$235,000
PIK interest notes to be issued	2,457	—	2,748	—

Face value of notes outstanding and notes to be issued	$213,443	$24,014	$332,536	$235,000
Less: unamortized debt issue costs	(22,998)	(37)	(10,250)	(1,168)

Carrying value	$190,445	$23,977	$322,286	$233,832

Fair value of outstanding notes	$163,258	$23,180	$335,295	$151,928

(13)	Common Stock Warrants

Secured Note Warrants

In March 2010, when Alion issued its now-extinguished Secured Notes, the Company also issued Secured Note penny warrants that entitled holders to purchase 602,614 shares of Alion common stock. The Secured Note Warrants expire March 15, 2017. They have no dividend rights and are not participating securities.

Secured Note Warrants have anti-dilution protection to offset the effect of shares issued below fair value on the date of issuance. On March 31, 2011, Alion issued shares to the ESOP Trust at the September 2010 ESOP valuation share price ($26.65) which was less than the March 2011 ESOP valuation share price ($27.15). As a result, Secured Note warrant holders became entitled to purchase a total of 602,741 shares of Alion common stock.

On August 18, 2014 Alion issued warrants as part of its Refinancing Transactions exercise of which can trigger Secured Note Warrant anti-dilution protections. As of September 30, 2014 the Company has set aside a total of 1,046,776 shares of Alion common stock to meet potential Secured Note Warrant exercise demands.

Second and Third Lien Warrants

The Company issued an aggregate of 306,889 warrants in connection with the Refinancing Transactions pursuant to a warrant agreement, dated August 18, 2014, with Wilmington Trust, National Association, as warrant agent. The warrants issued to the Second Lien lenders grant the Second Lien Lenders the right to purchase shares equal to 12.5% of the Company’s then-issued and outstanding common stock at a penny-per-share strike price (Second Lien Warrants). The warrants issued to the Third Lien Note holders grant the Third Lien Note holders the right to purchase shares equal to 27.5% of the Company’s then-issued and outstanding common stock at a penny-per-share strike price (Third Lien Warrants). The Second and Third Lien warrants expire on August 17, 2024 and contain significant anti-dilution protection. Each time the Company contributes shares to the ESOP, its total shares issued and outstanding increase and the Second and Third Lien Warrants become entitled to purchase a proportionately greater number of shares of Alion common stock. Second Lien Warrant holders were initially entitled to purchase 2,313,019 shares of Alion common stock and Third Lien Warrant holders were entitled to purchase 5,088,643 shares of Alion common stock.

As a result of Alion’s September 2014 ESOP contribution, the Company has reserved 3,039,700 shares of common stock to meet Second Lien Warrant potential exercise demands and 6,687,340 shares to meet Third Lien Warrant potential exercise demands. The Second and Third Lien Warrants have dividend rights and therefore are participating securities when determining earnings per share.

Secured Note Warrants – Initial fair value and accounting treatment

None of Alion’s warrants is redeemable for cash. Alion accounts for warrants as permanent equity and reassesses this classification each reporting period. The Company identified no required changes in accounting treatment as of September 30, 2014.

Management used a Black-Scholes-Merton option pricing model to determine that the Secured Note Warrants had an initial fair value of approximately $20.8 million based on Alion’s former share price of $34.50. Alion recognized the value of the Secured Note Warrants as part of the debt issue costs for the Secured Notes and recorded a corresponding credit to equity. The Company has expensed all its Secured Note debt issue costs, including warrant-related costs.

Second Lien and Third Lien Warrants – Initial fair value and accounting treatment

Management used a Black-Scholes-Merton option pricing model and Alion’s $2.45 August 2014 share price as determined by the ESOP Trustee to determine that the Second Lien Warrants had an initial fair value of $5.2 million and the Third Lien Warrants had an initial fair value of $11.3 million. Alion recognized the value of the Second and Third Lien Warrants as part of the debt issue costs for the corresponding debt instruments and recorded an offsetting credit to equity. The anti-dilution protections in the Second and Third Lien Warrants differ materially from the provisions in the Secured Note Warrants. As a result, management determined that the Second and Third Lien Warrants are derivative instruments that qualify for liability treatment and are not permanent equity.

The Second and Third Lien Warrants are classified as a liability, as they are not considered indexed to the Company’s stock. As such, the Second and Third Lien Warrants were initially measured at fair value and classified as liabilities on the balance sheet. Subsequent changes in fair value have been recorded in earnings.

Because the Second and Third Lien Warrants are liabilities, at each reporting date management is required to fair value these obligations and adjust their carrying value by recognizing a corresponding charge or credit to interest expense.

Management uses a Black-Scholes-Merton option pricing model to determine the fair value of the Second and Third Lien Warrants with reference to the estimated fair value of an underlying share of Alion common stock as of each reporting date. For the purpose of its fair value liability accounting, management’s estimate of the fair value of a share of Alion common stock can differ from the share price as determined by the ESOP Trustee based, in part, on a valuation provided to the Trustee by an independent third-party firm.

Management may base its estimate of the fair value of a share of Alion common stock on different variables than those used by the ESOP Trustee and the third-party ESOP valuation firm. Such differences can include estimates of future cash flows, growth rates, market multiples, control premiums, and discount rates, which can produce a wide range of estimated fair values for Alion’s common stock. Depending on marketplace variables, management may (or may not) include in its warrant liability estimate, a share price estimated using the Black-Scholes-Merton option pricing model. Including or excluding this option pricing calculation for the estimated fair value of the shares underlying the Second and Third Lien Warrants could materially affect management’s estimate of the share price and the resulting fair value liability the Company is required to recognize. Any difference between management’s estimated share price for determining the Company’s warrant-related fair value liability does not affect the liability the Company recognizes for its outstanding redeemable common stock.

In determining the Company’s warrant-related liability as of September 30, 2014, management estimated the market value of a share of underlying Alion common stock to be $0.68 based on a standard three-factor valuation methodology. Management did not utilize an option pricing model at September 30, 2014 to estimate the price of a share of Alion common stock as an input in its warrant liability calculation. Management determined that the Second and Third Lien Warrants had declined in value from August 18, 2014 to September 30, 2014 as a result, in part, of the Company’s increasing debt load, due to the pay in kind interest embodied in the Second and Third Lien Notes and higher share counts attributable to the anti-dilution provisions of the Second and Third Lien Warrants. The Company recorded a $9.9 million credit to expense for the change in fair value of the Second and Third Lien Warrants from August 18, 2014 through September 30, 2014. Management estimated the fair value of the Second Lien Warrant liability at $2 million and the Third Lien Warrant liability at $4.5 million.

Management’s estimated September 30, 2014 fair value share price reduced the Company’s estimated fair value warrant liability from the amount originally recognized. An estimated share price higher than $2.45 would have increased the estimated fair value of the Company’s warrant-related fair value liability and resulted in a corresponding increase in expense. A ten-percent increase or decrease in the estimated share price management used to determine Alion’s warrant-related liability would have resulted in an $0.7 million increase or decrease in the Company’s fair value warrant-related liability at September 30, 2014 with a corresponding offsetting effect on expense.

(14)	Leases

Future minimum lease payments under non-cancelable operating leases for buildings, equipment and automobiles at September 30, 2014 are set out below. Alion subleases some excess capacity to subtenants under non-cancelable operating leases.

Lease Payments for Fiscal Years Ending	(In thousands)
2015	$25,800
2016	21,569
2017	18,413
2018	15,888
2019	6,537
And thereafter	12,982

Gross lease payments	$101,189
Less: non-cancelable subtenant receipts	(1,650)

Net lease payments	$99,539

Composition of Total Rent Expense

	September 30,
	2014	2013	2012
	(In thousands)
Minimum rentals	$22,966	$21,530	$20,639
Less: Sublease rental income	(601)	(600)	(156)

Total rent expense, net	$22,365	$20,930	$20,483

(15)	Post-retirement Benefits

Alion sponsors a post-retirement plan providing medical, dental, and vision coverage to eligible former employees. The Company is self-insured with a stop-loss limit under an insurance agreement. The plan was closed to new participants in fiscal 2008. It provides benefits until age 65 for employees who met certain age and service requirements. Alion requires most participants to pay the full expected cost of benefits. A limited number of participants, eligible for coverage after age 65, contribute a lesser amount. As of September 30, 2014, the Company had recognized a $491 thousand unfunded plan liability. Alion paid $46 thousand, $39 thousand and $59 thousand in plan benefits for the years ended September 30, 2014, 2013, and 2012. Participants contributed $15 thousand, $14 thousand and $12 thousand for the years ended September 30, 2014, 2013, and 2012.

(16)	ESOP Expense

Alion makes 401(k) matching and profit sharing contributions in shares of its redeemable common stock. The Company matches the first 3% and one-half of the next 2% of eligible employee salary deferrals by contributing shares of Alion common stock to the ESOP Trust on March 31 and September 30 each year. The Company also makes profit sharing contributions of 2.5% of eligible employee compensation by contributing shares of Alion common stock to the ESOP Trust on the same dates.

Formerly, through June 2011, Alion profit sharing contributions consisted of 1% of eligible employee compensation in common stock issued to the ESOP Trust and 1.5% of eligible employee compensation in cash to the 401(k) component. Alion recognized $14.2 million, $13.8 million and $13.8 million in Plan expense for the years ended September 30, 2014, 2013 and 2012. In 2012, Plan expense included approximately $1.2 million in cash and approximately $11.0 million in common stock.

In September 2013, Alion amended the ESOP to delay transfer to the Company of employee contributions for investment in the ESOP component of the Plan. In December 2013, the ESOP Trust used employee funds to purchase approximately $930 thousand of Alion common stock at the September 30, 2013 price of $8.10 per share.

The non-cash component of ESOP expense appears in the statement of cash flows supplemental disclosures as “common stock issued in satisfaction of employer contribution liability”. It is included in operating cash flows from changes in accrued liabilities. The Company issued $14.1 million in redeemable common stock for the year ended September 30, 2014.

(17)	Long Term Incentive Plan

Alion adopted a long-term cash incentive compensation plan for certain executives in December 2008. The Company amended its incentive compensation plan in January 2010 and amended and restated it in June 2013. The most recent amendment created new change in control provisions that apply to future grants. Individual incentive compensation grants contain specific financial and performance goals and vest over varying periods. Some grants are for a fixed amount; others provide a range of values from a minimum of 50% to a maximum of 150% of initial grant value. The Company periodically evaluates the probability that individuals will achieve stated financial and performance goals.

The August 2014 Refinancing Transactions may have triggered the change in control provisions of the LTI Plan and outstanding grants, including the 2011 LTIPs. While for accounting purposes, the 2011 LTIPs have been treated as if a change in control has occurred and vested at 100% of target value with vested amounts becoming currently payable. The determination of whether the change in control provisions of the LTI Plan and outstanding award apply in connection with the August 2014 Refinancing Transactions and other aspects of the award payments are pending before the Compensation Committee and will be determined at a future time. Non-executive officer LTI grants for November 2014 and November 2015 accelerated and vested at face value on August 18, 2014. Executive officers with grants subject to acceleration that were originally scheduled to vest in November 2015, agreed to defer immediate vesting in exchange for a 10% increase in target value vesting on the normal schedule.

Alion recognizes long term incentive compensation expense based on outstanding grants’ stated values, estimated probability of achieving stated goals and estimated probable future grant values. The Company recognized $1.9 million, $2.3 million and $1.4 million and in incentive compensation expense for the years ended September 30, 2014, 2013 and 2012. Fiscal 2014, the Company recognized $173 thousand in additional compensation expense (included in the amount above) related to accelerated vesting and LTI grant agreement modifications.

(18)	Stock-based Compensation

Alion initially adopted its Stock Appreciation Rights (SAR) Plan in 2004. The Company amended and restated the SAR Plan in January 2007; amended it in January 2010; and amended and restated the SAR Plan in June 2013. The SAR Plan expires in November 2016. The most recent SAR Plan amendment revised certain change in control provisions.

The chief executive officer may award SARs as he deems appropriate. Awards vest ratably over four years with payment following the grant date fifth anniversary. Grants with no intrinsic value expire on their year-five payment date. The SAR Plan provides for accelerated vesting in the event of death or disability and provides for accelerated vesting of existing grants on a change in control. The August 2014 refinancing constituted a change in control for SARs granted prior to fiscal 2014. All the pre-2014 grants vested with zero value and expired.

The approximately 180 thousand SARs outstanding at September 30, 2014, were issued in fiscal 2014 at a grant date fair value of $8.10 per share. No outstanding grant has any intrinsic value. For the years ended

September 30, 2014, 2013 and 2012, the Company recognized credits to compensation expense of $21 thousand, $219 thousand and $90 thousand for the SAR Plan. The Company uses a Black-Scholes-Merton option pricing model based on the fair market value of a share of its common stock to recognize stock-based compensation expense. Alion’s aggregate SAR Plan liability was $5 thousand at September 30, 2014.

Phantom Stock Plans

Alion formerly maintained Executive and Director Phantom Stock Plans. In June 2013, the Company amended and restated its Phantom Stock Plan and its Performance Shares and Retention Phantom Stock Plan. No grants are outstanding under either of these plans.

There is no established public trading market for Alion’s common stock. The ESOP Trust owns all outstanding common stock. Alion does not expect to pay any dividends on its common stock and intends to retain future earnings, if any, for operating its business.

(19)	Income Taxes

Current Taxes

Alion is subject to income taxes in the U.S., various states, Canada and India. Tax statutes and regulations within each jurisdiction are subject to interpretation requiring management to apply significant judgment. In 2014 and 2013, the Company recognized approximately $6 thousand and $3 thousand in current income tax expense for business operations in India.

Deferred Taxes

Alion recorded approximately $7.0 million in deferred tax expense and liabilities related to tax-basis goodwill amortization in 2014, 2013 and 2012.

Alion was formerly an S corporation and has been a C corporation since March 2010. The Company’s history of losses gives rise to a presumption that it might not be able to realize the full benefit of any deferred tax assets it is required to recognize. Therefore, Alion maintains a valuation allowance equal to the deferred tax assets it is required to recognize each reporting period and in total.

The Company does not expect to pay any income taxes for the foreseeable future. Even though Alion has recorded a full valuation allowance for all deferred tax assets, management believes that if the Company were to become profitable, it should be able to use existing and anticipated net operating loss (NOL) carryforwards to offset taxes that might become due in the future. Alion’s ability to utilize NOL tax benefits will depend upon how much future taxable income it has and may be limited under certain circumstances. Alion does not have any NOL tax benefits it can carry back to years prior to becoming a C corporation.

The Company offers post-retirement prescription drug coverage to a limited number of retirees and beneficiaries. Alion has not claimed any federal tax credit in prior years. The Affordable Care Act has reduced the value of the federal subsidy for retiree drug coverage. Alion’s tax provision is unaffected by this legislative change. Management will decide whether to seek a subsidy in the future based on its anticipated value and the cost associated with seeking the subsidy.

Tax Uncertainties

ASC Topic 740 Income Taxes prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company may recognize a benefit for that amount which it has a more than 50% chance of realizing. If the Company’s position involves uncertainty, then in order to recognize a benefit, a given tax position must be “more-likely-than-not” to be sustained upon examination by taxing authorities.

Alion periodically assesses its liabilities and contingencies for all periods open to examination by tax authorities, based on the latest available information. Where management believes there is more than a 50 percent chance the Company’s tax position will not be sustained, Alion records its best estimate of the resulting tax liability, including interest. Interest or penalties related to income taxes are reported separately from income tax expense. The Company has analyzed its tax positions and has not recorded any liabilities for tax uncertainties.

The Company has unrecorded tax benefits related to goodwill deductions. If Alion is able to utilize these benefits to reduce taxes payable in the future, it will recognize a reduction in its income tax liability and a corresponding reduction in goodwill carrying value.

Alion may become subject to federal or state income tax examination for tax years ended September 2011 and after. Each of the Company’s open return year returns has given rise to an NOL carryforward. The Company does not expect resolution of tax matters for any open years to materially affect operating results, financial condition, cash flows or its effective tax rate.

As of September 30, 2014 and 2013 deferred tax assets and related valuation allowances were $122.4 million and $97.0 million and deferred tax liabilities were $65.1 million and $58.1 million. Alion’s effective tax rate for fiscal years 2014, 2013 and 2012 was (18.9)%, and (23.6)% and (20.2)%.

The provision for income taxes for the years ended September 30, 2014, 2013 and 2012 was:

	Fiscal Years Ended September 30,
	2014	2013	2012
	(In thousands)
Current:
Foreign	$6	$3	$—

Total current provision	$6	$3	$—

Deferred:
Federal	$5,740	$5,740	$5,740
State	1,234	1,234	1,234

Total deferred provision	$6,974	$6,974	$6,974

Total provision for income taxes	$6,980	$6,977	$6,974

Alion’s income tax provisions at September 30, 2014, 2013 and 2012 include the effects of state income taxes, debt extinguishment and changes in valuation allowances. The provision for income taxes for the years ended September 30, 2014, 2013 and 2012 differ from the amounts computed by applying the statutory U.S. federal income tax rate to income before taxes as a result of the following:

	Fiscal Years Ended September 30,
	2014		2013		2012
	(Dollars in thousands)
Expected federal income tax (benefit)	35.0%	$(12,956)	35.0%	$(10,365)	35.0%	$(12,066)
State income taxes (net of federal benefit)	5.7%	(2,121)	4.5%	(1,325)	4.5%	(1,539)
Nondeductible expenses	9.0%	(3,348)	(0.4)%	105	(0.5)%	146
Provision to return true-ups	(0.2)%	68	(0.1)%	15	(0.8)%	286
Tax credits	—%	—	0.3%	(79)	—%	—
Changes in valuation allowance	(68.4)%	25,337	(62.9)%	18,626	(58.4)%	20,147

Income tax expense (benefit)	(18.9)%	$6,980	(23.6)%	$6,977	(20.2)%	$6,974

At September 30, 2014 and 2013, the Company had $225 million and $156 million in NOL carryforwards that begin to expire in 2025 if not used before then.

At September 30, 2014 and 2013, the components of deferred tax assets and deferred tax liabilities were:

	September 30,
	2014	2013
	(In thousands)
Deferred tax assets:
Accrued expenses and reserves	$9,365	$9,228
Intangible amortization	11,283	13,185
Deferred rent	3,374	3,680
Deferred wages	4,141	4,060
Depreciation and leases	4,485	4,375
Carryforwards and tax credits	89,728	62,487
Other	—	25

Gross deferred tax assets	$122,376	$97,040

Less Valuation	(122,376)	(97,040)

Deferred tax liabilities:
Goodwill	(65,104)	(58,130)

Net deferred tax asset/(liability)	$(65,104)	$(58,130)

(20)	Segment Information and Customer Concentration

Alion operates as a single segment, providing advanced engineering, information technology and operational solutions to strengthen national security and drive business results under contracts with the U.S. government, state and local governments, and commercial customers.

U.S. government customers typically exercise independent contracting authority. U.S. government agencies, department offices or divisions may use Alion’s services as a separate customer directly, or through a prime contractor, if they have independent decision-making and contracting authority within their organization. U.S. government prime contracts accounted for approximately 87%, 89%, and 86% of total contract revenue for the years ended September 30, 2014, 2013 and 2012. The following five prime contracts represented over 50% of our revenue for the past three years.

		Fiscal Years Ended September 30,
Government Agency	Contract	2014	2013	2012
DoD – Defense Information Analysis Center	Weapons System Information Analysis Center for the Defense Technical and Information Center (IDIQ contract vehicle)	25.7%	27.6%	17.1%
DoD – U.S. Navy	Seaport-E Multiple Award Contract for the Naval Sea Systems Command (IDIQ contract vehicle)	21.4%	20.7%	20.1%
DoD – U.S. Air Force	Technical and Analytical Support for the U.S. Air Force	8.5%	8.4%	9.9%
DoD – U.S. Navy	Naval Sea Systems Command Surface Ships Life Cycle Program Management and Engineering Support	6.7%	7.2%	5.8%
DoD – Defense Information Analysis Center	Software, Networks, Information, Modeling and Simulation – Defense Technical and Information Center (IDIQ contract vehicle)	6.1%	1.8%	0.2%

(21)	Guarantor/Non-guarantor Condensed Consolidated Financial Information

All of Alion’s 100% owned domestic subsidiaries have jointly, severally, fully and unconditionally guaranteed all of the Company’s debt agreements including, the Credit Agreement, the First Lien Term Loans, the Second Lien Term Loan, the Third Lien Notes, the Unsecured Notes and the now-extinguished Secured Notes. All of these instruments are general obligations of the Company.

The following information presents condensed consolidating balance sheets as of September 30, 2014 and September 30, 2013; condensed consolidating statements of operations and comprehensive loss and cash flows for the years ended September 30, 2014, 2013 and 2012 of Alion, its guarantor subsidiaries and its non-guarantor subsidiaries. Investments include Alion’s investments in its subsidiaries presented using the equity method of accounting.

Condensed Consolidating Balance Sheet Information at September 30, 2014

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Current assets:
Cash and cash equivalents	$10,757	$(33)	$8	$—	$10,732
Accounts receivable, net	168,719	1,426	1,350		171,495
Receivable due from ESOP Trust	—	—	—	—	—
Prepaid expenses and other current assets	5,265	47	29		5,341

Total current assets	184,741	1,440	1,387	—	187,568
Property, plant and equipment, net	6,697	369	—	—	7,066
Intangible assets, net	961	—	—	—	961
Goodwill	398,921	—	—	—	398,921
Investment in subsidiaries	29,637	—	—	(29,637)	—
Intercompany receivables	2,501	30,027	33	(32,561)	—
Other assets	9,748	—	5	—	9,753

Total assets	$633,206	$31,836	$1,425	$(62,198)	$604,269

Current liabilities:
First lien term loans, current portion:
Tranche A	$16,059	$—	$—	$—	$16,059
Tranche B	1,585	—	—	—	1,585
Unsecured notes, current portion	23,977	—	—	—	23,977
Interest payable	2,976	—	—	—	2,976
Trade accounts payable	55,476	35	22	—	55,533
Accrued liabilities	44,789	96	136	—	45,021
Accrued payroll and related liabilities	37,866	282	42	—	38,190
Billings in excess of revenue earned	2,685	112	18	—	2,815

Total current liabilities	185,413	525	218	—	186,156
Intercompany payables	30,061	—	2,501	(32,562)	—
Revolving credit facility	39,549	—	—	—	39,549
First lien term loans, non-current:
Tranche A	82,627	—	—	—	82,627
Tranche B	158,413	—	—	—	158,413
Second lien term loan	56,373	—	—	—	56,373
Third lien notes	190,445	—	—	—	190,445
Secured notes	—	—	—	—	—
Unsecured notes	—	—	—	—	—
Accrued compensation and benefits, excluding current portion	5,878	—	—	—	5,878
Non-current portion of lease obligations	11,075	381	—	—	11,456
Deferred income taxes	65,104	—	—	—	65,104
Commitments and contingencies
Common stock warrants, second lien term loans and third lien notes	6,518	—	—	—	6,518
Redeemable common stock	32,120	—	—	—	32,120
Series A preferred stock	2,339	—	—	—	2,339
Common stock warrants, secured notes	20,785	—	—	—	20,785
Common stock of subsidiaries	—	4,084	8	(4,092)	—
Accumulated other comprehensive loss	(19)	—	—	—	(19)
Accumulated deficit	(253,475)	26,846	(1,302)	(25,544)	(253,475)

Total liabilities, redeemable common stock and stockholders’ deficit	$633,206	$31,836	$1,425	$(62,198)	$604,269

Condensed Consolidating Balance Sheet Information at September 30, 2013

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Current assets:
Cash and cash equivalents	$25,617	$(24)	$20	$—	$25,613
Accounts receivable, net	169,304	2,735	565	—	172,604
Receivable due from ESOP Trust	930	—	—	—	930
Prepaid expenses and other current assets	4,449	188	(154)	—	4,483

Total current assets	200,300	2,899	431	—	203,630
Property, plant and equipment, net	9,139	525	4	—	9,668
Intangible assets, net	2,040	—	—	—	2,040
Goodwill	398,921	—	—	—	398,921
Investment in subsidiaries	28,420	—	—	(28,420)	—
Intercompany receivables	1,906	27,828	—	(29,734)	—
Other assets	10,363	—	4	—	10,367

Total assets	$651,089	$31,252	$439	$(58,154)	$624,626

Current liabilities:
Interest payable	$17,758	$—	$—	$—	$17,758
Trade accounts payable	61,563	58	1	—	61,622
Accrued liabilities	39,169	144	80	—	39,393
Accrued payroll and related liabilities	37,404	517	33	—	37,954
Billings in excess of costs revenue earned	4,250	84	—	—	4,334

Total current liabilities	160,144	803	114	—	161,061
Intercompany payables	27,826	153	1,754	(29,733)	—
Secured Notes	322,286	—	—	—	322,286
Unsecured Notes	233,832	—	—	—	233,832
Accrued compensation and benefits, excluding current portion	5,736	—	—	—	5,736
Non-current portion of lease obligations	12,374	447	—	—	12,821
Deferred income taxes	58,130	—	—	—	58,130
Commitments and contingencies
Redeemable common stock	61,895	—	—	—	61,895
Common stock warrants	20,785	—	—	—	20,785
Common stock of subsidiaries	—	4,084	9	(4,093)	—
Accumulated other comprehensive loss	130	—	—	—	130
Accumulated surplus (deficit)	(252,049)	25,765	(1,438)	(24,328)	(252,050)

Total liabilities, redeemable common stock and accumulated deficit	$651,089	$31,252	$439	$(58,154)	$624,626

Condensed Consolidating Statement of Comprehensive Loss

	Year Ended September 30, 2014
	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Contract revenue	$797,104	$6,547	$1,158	—	$804,809
Direct contract expense	624,940	3,823	548	—	629,311

Gross profit	172,164	2,724	610	—	175,498

Operating expenses	76,266	1,398	397	—	78,061
General and administrative	50,847	246	66		51,159

Operating income	45,051	1,080	147	—	46,278
Other income (expense):	—
Interest income	55	—	—	—	55
Interest expense	(81,662)	—	—	—	(81,662)
Other	(123)	—	—	—	(123)
Change in warrant value	9,894	—	—	—	9,894
Gain on debt extinguishment	(11,458)	—	—	—	(11,458)
Equity in net income of subsidiaries	1,219	—	—	(1,219)	—

Total other expenses	(82,075)	—	—	(1,219)	(83,294)
Loss before income taxes	(37,024)	1,080	147	(1,219)	(37,016)
Income tax expense	(6,972)	—	(8)	—	(6,980)

Net (loss) income	$(43,996)	$1,080	$139	$(1,219)	$(43,996)
Other comprehensive income (expense):
Post-retirement actuarial gains (loss)	(149)	—	—	—	(149)

Comprehensive loss	$(44,145)	$1,080	$139	$(1,219)	$(44,145)

Condensed Consolidating Statement of Comprehensive Loss

	Year Ended September 30, 2013
	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Contract revenue	839,608	8,627	737	—	848,972
Direct contract expenses	663,380	5,638	486	—	669,504

Gross profit	176,228	2,989	251	—	179,468

Operating expenses	81,838	1,972	318	—	84,128
General and administrative	52,491	604	44	—	53,139

Operating income (loss)	41,899	413	(111)	—	42,201
Other income (expense):	—
Interest income	55	—	—	—	55
Interest expense	(75,700)	—	—	—	(75,700)
Other	(200)	116	—	—	(84)
Gain on debt extinguishment	3,913	—	—	—	3,913
Equity in net income (loss) of subsidiaries	418	—	—	(418)	—

Total other income (expense)	(71,514)	116	—	(418)	(71,816)
Income (loss) before taxes	(29,615)	529	(111)	(418)	(29,615)
Income tax expense	(6,977)	—	—	—	(6,977)

Net income (loss)	(36,592)	529	(111)	(418)	(36,592)

Other comprehensive income:	—
Postretirement actuarial gains	279	—	—	—	279

Comprehensive income (loss)	(36,313)	529	(111)	(418)	(36,313)

Condensed Consolidating Statement of Comprehensive Loss

	Year Ended September 30, 2012
	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
	(In thousands)
Contract revenue	$802,664	$14,015	$525	$—	$817,204
Direct contract expenses	624,788	7,743	300	—	632,831

Gross profit	177,876	6,272	225	—	184,373

Operating expenses	88,736	2,531	227	—	91,494
General and administrative	52,123	156	162	—	52,441

Operating income (loss)	37,017	3,585	(164)	—	40,438
Other income (expense):
Interest income	78	—	—	—	78
Interest expense	(74,934)	—	—	—	(74,934)
Other	(63)	9	(1)	—	(55)
Gain on debt extinguishment	—	—	—	—	—
Equity in net income of subsidiaries	3,429	—	—	(3,429)	—

Total other income (expense)	(71,490)	9	(1)	(3,429)	(74,911)
Income (loss) before income taxes	(34,473)	3,594	(165)	(3,429)	(34,473)
Income tax (expense) benefit	(6,974)	—	—	—	(6,974)

Net (loss) income	$(41,447)	$3,594	$(165)	$(3,429)	$(41,447)

Other comprehensive income:
Post retirement actuarial gain	26	—	—	—	26

Comprehensive loss	$(41,421)	$3,594	$(165)	$(3,429)	$(41,421)

Condensed Consolidating Statement of Cash Flows

	Year Ended September 30, 2014
	Parent	Guarantors	Non-Guarantors	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$(23,281)	16	(12)	$(23,277)
Cash flows from investing activities:
Capital expenditures	(1,157)	(25)	—	(1,182)

Asset sales proceeds	1,596	—	—	1,596
Net cash provided by (used in) investing activities	439	(25)	—	414
Cash flows from financing activities:
Proceeds from sale of first lien term loans:
Tranche A	107,800	—	—	107,800
Tranche B	169,200	—	—	169,200
Proceeds from second lien term loan, sale of preferred shares and common stock warrants	66,150	—	—	66,150
Proceeds from third lien notes	1,711	—	—	1,711
Payment of debt issue costs	(30,505)	—	—	(30,505)
Repurchase of secured notes	(338,959)	—	—	(338,959)
Repayment of first lien notes	(4,188)	—	—	(4,188)
Retirement of unsecured notes	(4,876)	—	—	(4,876)
Repurchase of unsecured notes	—	—	—	—
Revolver borrowings	78,000	—	—	78,000
Revolver repayments	(35,000)	—	—	(35,000)
Loan to ESOP Trust	(855)	—	—	(855)
ESOP loan repayment	855	—	—	855
Redeemable common stock purchased from ESOP Trust	(2,285)	—	—	(2,285)
Redeemable common stock sold to ESOP Trust	934	—	—	934

Net cash used in financing activities	7,982	—	—	7,982
Net increase (decrease) in cash and cash equivalents	(14,860)	(9)	(12)	(14,881)
Cash and cash equivalents at beginning of period	25,617	(24)	20	25,613

Cash and cash equivalents at end of period	$10,757	$(33)	$8	$10,732

Condensed Consolidating Statement of Cash Flows

	Year Ended September 30, 2013
	Parent	Guarantors	Non-Guarantors	Consolidated
	(In thousands)
Net cash provided by operating activities	$10,666	$97	$20	$10,783
Cash flows from investing activities:
Capital expenditures	(1,792)	(77)	—	(1,869)

Net cash provided by (used in) investing activities	(1,792)	(77)	—	(1,869)
Cash flows from financing activities:
Repurchase of unsecured notes	(6,030)	—	—	(6,030)
Revolver borrowings	16,461	—	—	16,461
Revolver repayments	(16,461)	—	—	(16,461)
Loan to ESOP trust	(1,907)	—	—	(1,907)
ESOP loan repayment	1,907	—	—	1,907
Redeemable common stock purchased from ESOP trust	(6,664)	—	—	(6,664)
Redeemable common stock sold to ESOP Trust	2,166	—	—	2,166

Net cash used in financing activities	(10,528)	—	—	(10,528)

Net increase (decrease) in cash and cash equivalents	(1,654)	20	20	(1,614)
Cash and cash equivalents at beginning of period	27,271	(44)	—	27,227

Cash and cash equivalents at end of period	$25,617	$(24)	$20	$25,613

Condensed Consolidating Statement of Cash Flows

	Year Ended September 30, 2012
	Parent	Guarantors	Non-Guarantors	Consolidated
	(In thousands)
Net cash provided by (used in) operating activities	$12,700	$(19)	$—	$12,681
Cash flows from investing activities:
Capital expenditures	(2,733)	2	—	(2,731)
Proceeds from sale of fixed assets	—	—	—	—

Net cash provided by (used in) investing activities	(2,733)	2	—	(2,731)

Cash flows from financing activities:
Revolver borrowings	26,000	—	—	26,000
Revolver repayments	(26,000)	—	—	(26,000)
Loan to ESOP trust	(477)	—	—	(477)
ESOP loan repayment	477	—	—	477
Redeemable common stock purchased from ESOP trust	(4,843)	—	—	(4,843)
Redeemable common stock sold to ESOP Trust	1,302	—	—	1,302

Net cash provided by (used in) financing activities	(3,541)	—	—	(3,541)

Net increase (decrease) in cash and cash equivalents	6,426	(17)	—	6,409
Cash and cash equivalents at beginning of period	20,845	(27)	—	20,818

Cash and cash equivalents at end of period	$27,271	$(44)	$—	$27,227

(22)	Commitments and Contingencies

Government Audits

Federal government cost-reimbursement contract revenues and expenses in the audited consolidated financial statements are subject to DCAA audit and possible adjustment. Alion is a major contractor and DCAA maintains an office on site to perform various audits throughout the year. The Company has settled indirect rates through 2007 based on completed DCAA audits. All subsequent years are open. We are disputing the government’s claim for penalties and interest for 2005, which in the aggregate are not material. We believe the statute of limitations has expired on any government contractual claims, including any claims for penalties and interest, on our 2005 indirect rate proposal. Alion has recorded federal government contract revenue based on amounts it expects to realize upon final settlement.

Legal Proceedings

We are involved in routine legal proceedings occurring in the ordinary course of business that we believe are not material to our financial condition, operating results, or cash flows. As a government contractor, from time to time we may be subject to DCAA audits and federal government inquiries. The federal government may suspend or debar for a period of time any federal contractor it finds has violated the False Claims Act, and any contractor indicted or convicted of violations of other federal laws. The federal government could also impose fines or penalties.

Alion depends on federal government contracts; suspension or debarment could have a material, adverse effect on our business, financial condition, operating results, cash flows and our ability to meet our financial obligations. We are not aware of any such pending federal government claims or investigations.

(23)	Interim Period (Unaudited, in thousands except per share information)

	2014 Quarters
	1st	2nd	3rd	4th
Revenue	$185,380	$192,966	$207,377	$219,086
Gross profit	$40,105	$43,947	$45,047	$46,399
Net (loss) income	$(18,462)	$(16,788)	$(13,266)	$4,520
Net loss per share (excluding warrants)	$(2.41)	$(2.20)	$(1.76)	$0.50
Current assets	$179,298	$191,759	$189,003	$187,568
Current liabilities	$474,643	$736,335	$743,602	$186,156

	2013 Quarters
	1st	2nd	3rd	4th
Revenue	$204,329	$221,281	$220,947	$202,415
Gross profit	$43,694	$46,319	$46,633	$42,822
Net loss	$(11,021)	$(9,131)	$(7,087)	$(9,353)
Net loss per share	$(1.64)	$(1.39)	$(1.01)	$(1.37)
Current assets	$203,722	$223,550	$211,464	$203,630
Current liabilities	$157,168	$171,700	$167,253	$161,061

(24)	Related Parties

As a result of the Refinancing Transactions, we issued the Series A Preferred Stock, which confers voting control of Alion’s equity, consent rights over certain actions and the right to appoint a majority of Alion’s directors to the holders of the Series A Preferred Stock. ASOF owns 78.6% of the Series A Preferred Stock and Alion’s Second Lien Term Loan and Third Lien Notes, and the balance of the Series A Preferred Stock is owned by Phoenix. In addition, Lawrence A. First and Daniel H. Clare were elected to serve on Alion’s Board of Directors by ASOF as the holder of a majority of the Series A Preferred Stock. As a result, ASOF and Phoenix may be considered parties related to Alion.

ASOF owns $55.0 million of Second Lien Term Loans and $116.0 million of Third Lien Notes, plus $2.3 million in accrued PIK notes. Phoenix owns $15.0 million of Second Lien Term Loans and $58.9 million of Third Lien Notes, plus $0.9 million in accrued PIK notes. ASOF and Phoenix also own warrants to purchase 6,066,575 and 2,524,241 shares of Alion’s common stock, respectively. ASOF and Phoenix were paid fees in connection with the Refinancing Transactions of $6.8 million and $0.3 million, respectively, plus reimbursement of their professional fees.

SCHEDULE II – VALUATION

AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts Receivable	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions(1)	Balance at End of Year
	(In thousands)
Fiscal year ended 2014	$3,751	$250	$(77)	$3,924
Fiscal year ended 2013	$4,145	$(217)	$(177)	$3,751
Fiscal year ended 2012	$3,411	$802	$(68)	$4,145

(1)	Accounts receivable written off against the allowance for doubtful accounts.

Deferred Tax Asset Valuation	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions	Balance at End of Year
	(In thousands)
Fiscal year ended 2014	$97,040	$25,336	$—	$122,376
Fiscal year ended 2013	$78,414	$18,626	$—	$97,040
Fiscal year ended 2012	$58,264	$20,150	$—	$78,414

            Shares

Alion Science and Technology Corporation

Common Stock

PROSPECTUS

Credit Suisse	Jefferies

Wells Fargo Securities

BofA Merrill Lynch	UBS Investment Bank	Cowen and Company	Stifel

Through and including                     , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of securities being registered. All of the amounts shown are estimates, except the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

SEC registration fee		$11,620
FINRA filing fee		15,500
NYSE listing fee		*
Accounting fee and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Blue Sky qualification fees and expenses		5,000
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

* To be filed by amendment

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation (to include any service as a director, officer, or employee or agent of the corporation which imposes duties on, or involves services by such individual with respect to an employee benefit plan, its participants or beneficiaries) as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (which includes employee benefit plans) (an agent), against expenses (including attorneys’ fees), judgments, fines (to include any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (which includes if such person acted in good faith and in a manner he/she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan) and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted as an agent of the corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

Indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 of the DGCL also empowers the corporation to purchase and maintain insurance on behalf of an agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

Our Articles of Incorporation and Bylaws will entitle our officers and directors to indemnification to the full extent permitted by Section 145 of the DGCL. Our Bylaws will allow us to purchase insurance for the benefit of our officers and directors. Indemnification provided for by our Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

We currently provide insurance from a commercial carrier against certain liabilities incurred by our directors and officers. Our director and officer insurance also covers the directors and officers of our subsidiaries, including Alion – METI Corporation, Washington Consulting, Inc., Alion – BMH Corporation, Alion – JJMA Corporation, Alion – CATI Corporation, Alion – IPS Corporation, Washington Consulting Government Services, Inc. and Alion International Corporation. We have entered, or will enter, into indemnification agreements with our directors and with our executive officers. The form of indemnification agreement provides that we generally will indemnify our directors and officers for expenses incurred by them in connection with their service to Alion to the fullest extent permitted by applicable law when:

•	the director or officer is, or is threatened to be made, a party to or a participant in any threatened, pending or completed action, suit, arbitration, administrative hearing, or other similar proceeding; and

•	the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company.

Only in certain limited circumstances would a director or officer not be entitled to indemnification.

The above is a general summary of certain indemnity provisions of the DGCL and is subject, in all cases, to the specific and detailed provisions of the DGCL.

In addition to the above, the Underwriting Agreement, filed as Exhibit 1.1 to this registration statement, includes customary indemnification of executive officers and directors of the Company.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding securities sold by the registrant during the last three years. All shares of common stock were offered and sold pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Concurrently with the closing of the August 2014 exchange offer, the registrant issued in a private placement 95,903 2014 Warrants and 70 shares of Series A Preferred Stock to ASOF and Phoenix in connection with the incurrence of the Second Lien Term Loan. The registrant also sold to ASOF $2.8 million of Third Lien Notes and 2,841 2014 Warrants, for aggregate proceeds of $1.7 million in a private placement.

On September 30, 2014, the registrant issued 2,808,283 shares of its common stock to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust, or ESOP Trust, at an average price of $2.45 per share as a contribution to the Plan’s ESOP component.

On August 20, 2014, the registrant issued 2,965,016 shares of its common stock to the ESOP Trust at an average price of $2.45 per share as a contribution to the ESOP component of the Plan.

On December 5, 2013, the registrant sold approximately 115,354 shares of its common stock to the ESOP Trust at an average price of $8.10 per share. On September 30, 2013, the registrant issued approximately 809,818 additional shares to the ESOP Trust effective as of September 30, 2013, at an average price per share of $8.10, as a contribution to the Plan’s ESOP component.

On March 31, 2013, the registrant sold approximately $1.0 million worth of its common stock to the ESOP Trust. The registrant sold approximately 63,814 shares to the ESOP Trust at an average price of $16.25 per share. The registrant issued approximately 442,963 additional shares to the ESOP Trust, at an average price per share of $16.25, as a contribution to the Plan’s ESOP component.

On September 30, 2012, the registrant sold approximately $1.1 million worth of its common stock to the ESOP Trust. The registrant sold approximately 68,647 shares to the ESOP Trust at an average price of $16.45 per share. The registrant issued approximately 402,294 additional shares to the ESOP Trust, at an average price per share of $16.45, as a contribution to the Plan’s ESOP component.

On March 31, 2012, the registrant sold approximately $1.3 million worth of its common stock to the ESOP Trust. The registrant sold approximately 72,337 shares to the ESOP Trust at an average price of $18.00 per share for aggregate proceeds of approximately $1.3 million. The registrant issued approximately 395,214 additional shares to the ESOP Trust, at an average price per share of $18.00, as a contribution to the Plan’s ESOP component.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed herewith or incorporated by reference herein:

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

3.1*	Fifth Amended and Restated Certificate of Incorporation of Alion Science and Technology Corporation.

3.2*	Amended and Restated By-laws of Alion Science and Technology Corporation.

3.3	Amended and Restated Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock of Alion Science and Technology Corporation (incorporated by reference from the Company’s Form 10-K filed with the SEC on December 30, 2014).

3.4*	Amendment to Amended and Restated Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock of Alion Science and Technology Corporation.

3.5*	Certificate of Elimination of Series A Preferred Stock of Alion Science and Technology Corporation.

4.1	Indenture dated as of August 18, 2014, among Alion Science and Technology Corporation, certain subsidiary guarantors and Wilmington Trust Company, as trustee (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

4.2	First Supplemental Indenture, dated as of August 25, 2014, among Alion Science and Technology Corporation, Alion MA&D Corporation, Alion Asia Corporation, Innovative Technology Solutions Corporation, Alion Offshore Services, Inc. and Wilmington Trust, National Association.

4.3	Second Supplemental Indenture dated as of November 5, 2014, among Alion Science and Technology Corporation, the subsidiary guarantors and Wilmington Trust, National Association, as trustee and Wilmington Trust, National Association, as collateral agent (incorporated by reference from the Company’s Form 10-K filed with the SEC on December 30, 2014).

4.4	Form of Third-Lien Senior Secured Note due 2020 (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

4.5	Form of 2014 Warrant (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

4.6	Form of 2010 Warrant (incorporated by reference from the Company’s Form 8-K/A filed with the SEC on March 25, 2010) (SEC File Number 333-89756).

4.7	Form of Unit (incorporated by reference from the Company’s Form 8-K/A filed with the SEC on March 25, 2010) (SEC File Number 333-89756).

4.8*	Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

10.1*	Form of Employment Agreement, dated as of by and between Alion Science and Technology Corporation and Dr. Bahman Atefi.

10.2*	Form of Employment Agreement, dated as of by and between Alion Science and Technology Corporation and Stacy Mendler.

10.3*	Form of Employment Agreement, dated as of by and between Alion Science and Technology Corporation and Robert Hirt.

Exhibit No.	Description

10.4*	Form of Employment Agreement, dated as of by and between Alion Science and Technology Corporation and Barry Broadus.

10.5*	Form of Employment Agreement, dated as of , by and between Alion Science and Technology Corporation and Kevin Boyle.

10.6	Alion Science and Technology Corporation Long-Term Incentive Plan (amended and restated as of June, 25, 2013) (incorporated by reference to the Company’s Form 10-Q filed with the SEC on August 8, 2013).

10.7*	Form of Amendment No. 1 dated , 2015, to Alion Science and Technology Corporation Long-Term Incentive Plan (amended and restated as of June 25, 2013).

10.8	Form of Alion Science and Technology Corporation Ongoing Long Term Incentive Plan Award Agreement (incorporated by reference from the Company’s Form 10-K filed with the SEC on December 23, 2008) (SEC File Number 333-89756).

10.9	Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan (amended and restated as of June, 25, 2013) (incorporated by reference from the Company’s Form 10-Q filed with the SEC on August 8, 2013).

10.10*	Form of Amendment No. 1, dated as of , 2015, to Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan (amended and restated as of June 25, 2013).

10.11	Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan (amended and restated as of June, 25, 2013) (incorporated by reference from the Company’s Form 10-Q filed with the SEC on August 8, 2013).

10.12	Alion Science and Technology Corporation Phantom Stock Plan (amended and restated as of June 25, 2013) (incorporated by reference from the Company’s Form 10-Q filed with the SEC on August 8, 2013).

10.13	Alion Science and Technology Director Phantom Stock Plan, as amended and restated effective January 1, 2007 (incorporated by reference from the Company’s Form 10-Q filed with the SEC on May 14, 2010) (SEC File Number 333-89756).

10.14	First Amendment to Alion Science and Technology Corporation Director Phantom Stock Plan (as amended and restated), dated as of January 22, 2010 (incorporated by reference from the Company’s Form 10-Q filed with the SEC on May 14, 2010) (SEC File Number 333-89756).

10.15	Alion Executive Deferred Compensation Plan, as amended and restated effective January 1, 2008 (incorporated by reference from the Company’s Form 10-Q filed with the SEC on May 14, 2010).

10.16	Alion Director Deferred Compensation Plan, as amended and restated effective January 1, 2008 (incorporated by reference from the Company’s Form 10-Q filed with the SEC on May 14, 2010) (SEC File Number 333-89756).

10.17*	Omnibus Equity Incentive Plan of the Company, dated as of , 2015.

10.18*	Annual Bonus Plan of the Company, dated as of , 2015.

10.19	Warrant Agreement, dated as of March 22, 2010, by and between the Company and Wilmington Trust Company, as warrant agent (incorporated by reference from the Company’s Form 8-K/A filed with the SEC on March 25, 2010) (SEC File Number 333-89756).

10.20	Amended and Restated Warrant Agreement, dated as of August 18, 2014, and amended as of November 5, 2014, by and between the Company and Wilmington Trust Company, as warrant agent (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

Exhibit No.	Description

10.21*	Amendment No. 1, dated as of , 2015, to Amended and Restated Warrant Agreement, dated as of August 18, 2014, as amended as of November 5, 2014, by and between the Company and Wilmington Trust Company, as warrant agent.

10.22	Stockholders’ Agreement, dated as of August 18, 2014 by and between Alion Science and Technology Corporation and the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.23	Credit Agreement, dated as of August 18, 2014, by and among Alion Science and Technology Corporation, Wells Fargo, National Association and the lenders party thereto (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.24	First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 by and among Alion Science and Technology Corporation, Goldman Sachs Lending Partners LLC as administrative agent and the lenders party thereto (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.25	Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 by and among Alion Science and Technology Corporation, Wilmington Trust, National Association as administrative agent and the lenders party thereto (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.26*	Amendment No. 1, dated as of , 2015, to Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 by and among Alion Science and Technology Corporation, Wilmington Trust, National Association as administrative agent and the lenders party thereto.

10.27	Intercreditor Agreement, dated as of August 18, 2014 by and among the Company, the other grantors party thereto, and Wilmington Trust, National Association, as collateral agent (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.28	First Lien Pledge and Security Agreement dated as of August 18, 2014, by and among Alion Science and Technology Corporation, certain subsidiaries of the Company and Wilmington Trust, National Association, as collateral agent (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.29	Second Lien Pledge and Security Agreement, dated as of August 18, 2014, by and among Alion Science and Technology Corporation, certain subsidiaries of the Company and Wilmington Trust, National Association, as collateral agent (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.30	Third Lien Pledge and Security Agreement dated as of August 18, 2014, by and among Alion Science and Technology Corporation, certain subsidiaries of the Company and Wilmington Trust, National Association, as collateral agent (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.31	Guaranty Agreement, dated as of August 18, 2014, by and among Alion Science and Technology Corporation, certain subsidiaries of Alion Science and Technology Corporation and Wells Fargo Bank, National Association, as agent (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.32	Amended and Restated Refinancing Support Agreement, dated May 2, 2014, by and among Alion and the Supporting Noteholders (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.33	Term Sheet, dated as of July 22, 2014, by and among Alion and the Supporting Noteholders (incorporated by reference from the Company’s Form 8-K filed with the SEC on July 24, 2014).

Exhibit No.	Description

10.34	Amended and Restated Refinancing Support Letter Agreement, dated October 28, 2014 (incorporated by reference from the Company’s Form 10-K filed with the SEC on December 30, 2014).

10.35*	Form of First Lien Credit Agreement between Alion Science and Technology Corporation, as borrower, and , as first lien administrative agent and the lenders party thereto, dated , 2015.

10.36*	Form of Second Lien Credit Agreement between Alion Science and Technology Corporation, as borrower, and , as second lien administrative agent and the lenders party thereto, dated , 2015.

10.37*	Form of First Lien Pledge and Security Agreement between Alion Science and Technology Corporation, as borrower, and , as first lien collateral agent and the lenders party thereto, dated , 2015.

10.38*	Form of Second Lien Pledge and Security Agreement between Alion Science and Technology Corporation, as borrower, and , as second lien collateral agent and the lenders party thereto, dated , 2015.

10.39*	Form of Intercreditor Agreement between Alion Science and Technology Corporation, as borrower, and , as collateral agent and the lenders party thereto, dated , 2015.

10.40	Stock Purchase Agreement, dated as of December 20, 2002 between Alion Science and Technology Corporation and Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (incorporated by reference from the Company’s Form 10-Q filed with the SEC on February 3, 2003) (SEC File Number 333-89756).

10.41	Amendment, dated as of March 22, 2010, to the Stock Purchase Agreement, dated as of December 20, 2002, between the Company and the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (incorporated by reference from the Company’s Form 8-K filed with the SEC on March 25, 2010).

10.42	Amendment No. 2, dated as of August 18, 2014, to the Stock Purchase Agreement, dated as of December 20, 2002, between the Company and the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust.

10.43*	Consent and Termination Agreement, dated as of , 2015, to the Stock Purchase Agreement dated as of December 20, 2002, as amended, between the Company and the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust.

21.1*	Subsidiaries of Alion Science and Technology.

23.1	Consent of Deloitte & Touche LLP.

23.2*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24†	Powers of Attorney (included on signature pages).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	To be filed by amendment.
†	Previously filed.

(b) Financial Statements Schedule: All financial statements schedules are omitted because the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, State of Virginia, on this 2nd day of July, 2015.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ Bahman Atefi
	Name:	Bahman Atefi
	Title:	President, Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bahman Atefi Bahman Atefi	President, Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	July 2, 2015

/s/ Barry Broadus Barry Broadus	Chief Financial Officer, Senior Vice President and Treasurer (principal financial officer)	July 2, 2015

/s/ Jeffrey L. Boyers Jeffrey L. Boyers	Senior Vice President for Administration and Principal Accounting Officer (principal accounting officer)	July 2, 2015

* Lawrence A. First	Director	July 2, 2015

* Daniel H. Clare	Director	July 2, 2015

* Leslie L. Armitage	Director	July 2, 2015

* Lewis Collens	Director	July 2, 2015

* Admiral Harold W. Gehman, Jr., USN (Ret.)	Director	July 2, 2015

* General Michael V. Hayden, USAF (Ret.)	Director	July 2, 2015

* General George A. Joulwan, USA (Ret.)	Director	July 2, 2015

* General Michael E. Ryan, USAF (Ret.)	Director	July 2, 2015

*By:	/s/ Bahman Atefi
Bahman Atefi
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

3.1*	Fifth Amended and Restated Certificate of Incorporation of Alion Science and Technology Corporation.

3.2*	Amended and Restated By-laws of Alion Science and Technology Corporation.

3.3	Amended and Restated Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock of Alion Science and Technology Corporation (incorporated by reference from the Company’s Form 10-K filed with the SEC on December 30, 2014).

3.4*	Amendment to Amended and Restated Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock of Alion Science and Technology Corporation.

3.5*	Certificate of Elimination of Series A Preferred Stock of Alion Science and Technology Corporation.

4.1	Indenture dated as of August 18, 2014, among Alion Science and Technology Corporation, certain subsidiary guarantors and Wilmington Trust Company, as trustee (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

4.2	First Supplemental Indenture, dated as of August 25, 2014, among Alion Science and Technology Corporation, Alion MA&D Corporation, Alion Asia Corporation, Innovative Technology Solutions Corporation, Alion Offshore Services, Inc. and Wilmington Trust, National Association.

4.3	Second Supplemental Indenture dated as of November 5, 2014, among Alion Science and Technology Corporation, the subsidiary guarantors and Wilmington Trust, National Association, as trustee and Wilmington Trust, National Association, as collateral agent (incorporated by reference from the Company’s Form 10-K filed with the SEC on December 30, 2014).

4.4	Form of Third-Lien Senior Secured Note due 2020 (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

4.5	Form of 2014 Warrant (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

4.6	Form of 2010 Warrant (incorporated by reference from the Company’s Form 8-K/A filed with the SEC on March 25, 2010) (SEC File Number 333-89756).

4.7	Form of Unit (incorporated by reference from the Company’s Form 8-K/A filed with the SEC on March 25, 2010) (SEC File Number 333-89756).

4.8*	Amended and Restated Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

10.1*	Form of Employment Agreement, dated as of by and between Alion Science and Technology Corporation and Dr. Bahman Atefi.

10.2*	Form of Employment Agreement, dated as of , by and between Alion Science and Technology Corporation and Stacy Mendler.

10.3*	Form of Employment Agreement, dated as of by and between Alion Science and Technology Corporation and Robert Hirt.

10.4*	Form of Employment Agreement, dated as of by and between Alion Science and Technology Corporation and Barry Broadus.

10.5*	Form of Employment Agreement, dated as of , by and between Alion Science and Technology Corporation and Kevin Boyle.

Exhibit No.	Description

10.6	Alion Science and Technology Corporation Long-Term Incentive Plan (amended and restated as of June, 25, 2013) (incorporated by reference from the Company’s Form 10-Q filed with the SEC on August 8, 2013).

10.7*	Form of Amendment No. 1 dated , 2015, to Alion Science and Technology Corporation Long-Term Incentive Plan (amended and restated as of June 25, 2013).

10.8	Form of Alion Science and Technology Corporation Ongoing Long Term Incentive Plan Award Agreement (incorporated by reference from the Company’s Form 10-K filed with the SEC on December 23, 2008) (SEC File Number 333-89756).

10.9	Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan (amended and restated as of June, 25, 2013) (incorporated by reference from the Company’s Form 10-Q filed with the SEC on August 8, 2013).

10.10*	Form of Amendment No. 1, dated as of , 2015, to Alion Science and Technology Corporation 2004 Stock Appreciation Rights Plan (amended and restated as of June 25, 2013).

10.11	Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan (amended and restated as of June, 25, 2013) (incorporated by reference from the Company’s Form 10-Q filed with the SEC on August 8, 2013).

10.12	Alion Science and Technology Corporation Phantom Stock Plan (amended and restated as of June 25, 2013) (incorporated by reference from the Company’s Form 10-Q filed with the SEC on August 8, 2013).

10.13	Alion Science and Technology Director Phantom Stock Plan, as amended and restated effective January 1, 2007 (incorporated by reference from the Company’s Form 10-Q filed with the SEC on May 14, 2010) (SEC File Number 333-89756).

10.14	First Amendment to Alion Science and Technology Corporation Director Phantom Stock Plan (as amended and restated), dated as of January 22, 2010 (incorporated by reference from the Company’s Form 10-Q filed with the SEC on May 14, 2010) (SEC File Number 333-89756).

10.15	Alion Executive Deferred Compensation Plan, as amended and restated effective January 1, 2008 (incorporated by reference from the Company’s Form 10-Q filed with the SEC on May 14, 2010).

10.16	Alion Director Deferred Compensation Plan, as amended and restated effective January 1, 2008 (incorporated by reference from the Company’s Form 10-Q filed with the SEC on May 14, 2010) (SEC File Number 333-89756).

10.17*	Omnibus Equity Incentive Plan of the Company, dated as of , 2015.

10.18*	Annual Bonus Plan of the Company, dated as of , 2015.

10.19	Warrant Agreement, dated as of March 22, 2010, by and between the Company and Wilmington Trust Company, as warrant agent (incorporated by reference from the Company’s Form 8-K/A filed with the SEC on March 25, 2010) (SEC File Number 333-89756).

10.20	Amended and Restated Warrant Agreement, dated as of August 18, 2014, and amended as of November 5, 2014, by and between the Company and Wilmington Trust Company, as warrant agent (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.21*	Amendment No. 1, dated as of , 2015, to Amended and Restated Warrant Agreement, dated as of August 18, 2014, as amended as of November 5, 2014, by and between the Company and Wilmington Trust Company, as warrant agent.

Exhibit No.	Description

10.22	Stockholders’ Agreement, dated as of August 18, 2014 by and between Alion Science and Technology Corporation and the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.23	Credit Agreement, dated as of August 18, 2014, by and among Alion Science and Technology Corporation, Wells Fargo, National Association and the lenders party thereto (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.24	First Lien Credit and Guaranty Agreement, dated as of August 18, 2014 by and among Alion Science and Technology Corporation, Goldman Sachs Lending Partners LLC as administrative agent and the lenders party thereto (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.25	Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 by and among Alion Science and Technology Corporation, Wilmington Trust, National Association as administrative agent and the lenders party thereto (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.26*	Amendment No. 1, dated as of , 2015, to Second Lien Credit and Guaranty Agreement, dated as of August 18, 2014 by and among Alion Science and Technology Corporation, Wilmington Trust, National Association as administrative agent and the lenders party thereto.

10.27	Intercreditor Agreement, dated as of August 18, 2014 by and among the Company, the other grantors party thereto, and Wilmington Trust, National Association, as collateral agent (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.28	First Lien Pledge and Security Agreement dated as of August 18, 2014, by and among Alion Science and Technology Corporation, certain subsidiaries of the Company and Wilmington Trust, National Association, as collateral agent (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.29	Second Lien Pledge and Security Agreement, dated as of August 18, 2014, by and among Alion Science and Technology Corporation, certain subsidiaries of the Company and Wilmington Trust, National Association, as collateral agent (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.30	Third Lien Pledge and Security Agreement dated as of August 18, 2014, by and among Alion Science and Technology Corporation, certain subsidiaries of the Company and Wilmington Trust, National Association, as collateral agent (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.31	Guaranty Agreement, dated as of August 18, 2014, by and among Alion Science and Technology Corporation, certain subsidiaries of Alion Science and Technology Corporation and Wells Fargo Bank, National Association, as agent (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.32	Amended and Restated Refinancing Support Agreement, dated May 2, 2014, by and among Alion and the Supporting Noteholders (incorporated by reference from the Company’s Form 8-K filed with the SEC on August 22, 2014).

10.33	Term Sheet, dated as of July 22, 2014, by and among Alion and the Supporting Noteholders (incorporated by reference from the Company’s Form 8-K filed with the SEC on July 24, 2014).

Exhibit No.	Description

10.34	Amended and Restated Refinancing Support Letter Agreement, dated October 28, 2014 (incorporated by reference from the Company’s Form 10-K filed with the SEC on December 30, 2014).

10.35*	Form of First Lien Credit Agreement between Alion Science and Technology Corporation, as borrower, and , as first lien administrative agent and the lenders party thereto, dated , 2015.

10.36*	Form of Second Lien Credit Agreement between Alion Science and Technology Corporation, as borrower, and , as second lien administrative agent and the lenders party thereto, dated , 2015.

10.37*	Form of First Lien Pledge and Security Agreement between Alion Science and Technology Corporation, as borrower, and , as first lien collateral agent and the lenders party thereto, dated , 2015.

10.38*	Form of Second Lien Pledge and Security Agreement between Alion Science and Technology Corporation, as borrower, and , as second lien collateral agent and the lenders party thereto, dated , 2015.

10.39*	Form of Intercreditor Agreement between Alion Science and Technology Corporation, as borrower, and , as collateral agent and the lenders party thereto, dated , 2015.

10.40	Stock Purchase Agreement, dated as of December 20, 2002 between Alion Science and Technology Corporation and Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (incorporated by reference from the Company’s Form 10-Q filed with the SEC on February 3, 2003) (SEC File Number 333-89756).

10.41	Amendment, dated as of March 22, 2010, to the Stock Purchase Agreement, dated as of December 20, 2002, between the Company and the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (incorporated by reference from the Company’s Form 8-K filed with the SEC on March 25, 2010).

10.42	Amendment No. 2, dated as of August 18, 2014, to the Stock Purchase Agreement, dated as of December 20, 2002, between the Company and the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust.

10.43*	Consent and Termination Agreement, dated as of , 2015, to the Stock Purchase Agreement dated as of December 20, 2002, as amended, between the Company and the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust.

21.1*	Subsidiaries of Alion Science and Technology.

23.1	Consent of Deloitte & Touche LLP.

23.2*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24†	Powers of Attorney (included on signature pages).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	To be filed by amendment.
†	Previously filed.